Exhibit 99.1

NexPoint Credit Strategies Fund

            , 2015

Dear NHF Shareholder:

We are pleased to inform you that the board of trustees of NexPoint Credit Strategies Fund (“NHF”) has approved a plan to separate its business into two separate and independent publicly traded companies:

•	NHF, which will continue to operate as a non-diversified, closed-end investment company; and

•	NexPoint Residential Trust, Inc., a Maryland corporation (“NXRT”), which will directly or indirectly acquire, own, operate and selectively develop multifamily real property.

NHF will accomplish the separation by first effecting a series of restructuring transactions followed by a distribution of all of the outstanding shares of NXRT common stock to NHF shareholders on a pro rata basis (the “Spin-Off”). At the time of the Spin-Off, NXRT, which is currently a subsidiary of NHF, will directly or indirectly hold all or a majority interest in all but one of the multifamily properties that NHF, through its subsidiary Freedom REIT, LLC, holds interests in prior to the Spin-Off. NXRT intends to elect to be taxed, and qualify, as a real estate investment trust for U.S. federal income tax purposes commencing with its first taxable year of operations as a separate public company.

You will receive              share of NXRT common stock for every              shares of beneficial interest in NHF (“common shares”) that you held at the close of business on             , 2015. You will receive cash in lieu of any fractional shares of NXRT common stock which you would have received after application of the above ratio. Following the Spin-Off, you will own shares in both NHF and NXRT. The number of NHF common shares you own will not change as a result of the Spin-Off. NXRT will apply to list its common stock on the New York Stock Exchange (“NYSE”) under the symbol “NXRT.” NHF common shares will continue to be listed and traded on NYSE under the symbol “NHF.”

Your vote is not required to effect the Spin-Off. You do not need to make any payment, surrender or exchange your common shares of NHF or take any other action to receive your shares of NXRT common stock. Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of an Advisory Agreement to be entered into between NXRT and NexPoint Real Estate Advisors, L.P. Upon completion of the Spin-Off and approval of the Advisory Agreement, NXRT will be externally managed by NexPoint Real Estate Advisors, L.P., which will conduct substantially all of NXRT’s operations and provide asset management for NXRT’s real estate investments.

The enclosed information statement, which is being made available to all NHF shareholders, describes the Spin-Off in detail and contains important information about NXRT and its business. We urge you to read the information statement carefully and in its entirety.

We want to thank you for your continued support for NHF, and we look forward to your support for NXRT in the future.

Sincerely,

Ethan Powell
Chairman and Executive Vice President and Secretary

NexPoint Residential Trust, Inc.

            , 2015

Dear Future Stockholder of NexPoint Residential Trust, Inc.:

It is our pleasure to welcome you as a stockholder of our company, NexPoint Residential Trust, Inc., a Maryland corporation (“NXRT”). Following the distribution of all of the outstanding shares of NXRT common stock by NexPoint Credit Strategies Fund (“NHF”) to its shareholders on a pro rata basis and the application by NXRT to list its shares on the NYSE, NXRT will be a newly listed, publicly traded company that will directly or indirectly acquire, own, operate and selectively develop multifamily real property.

Our initial portfolio of multifamily properties will consist of all or a majority interest in all but one of the multifamily properties that NHF, through its subsidiary Freedom REIT, LLC, holds interests in prior to the Spin-Off. We plan to grow our multifamily portfolio after the Spin-Off by continuing to acquire multifamily properties with a value-add component primarily in the Southeastern United States and Texas.

We invite you to learn more about NXRT and its business by reviewing the enclosed information statement. We urge you to read the information statement carefully and in its entirety. We are excited by our future prospects, and look forward to your support as a holder of our common stock.

Sincerely,

James Dondero,
President

Information contained herein is subject to amendment or completion. A registration statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Preliminary and Subject to Completion, dated January 9, 2015

INFORMATION STATEMENT

NexPoint Residential Trust, Inc.

Common Stock

(Par Value $0.01 Per Share)

This information statement is being furnished to you as a shareholder of NexPoint Credit Strategies Fund (“NHF”) in connection with the pro rata distribution (the “Spin-Off”) to NHF shareholders of all of the outstanding shares of common stock of NexPoint Residential Trust, Inc. (“we,” the “Company,” “NexPoint Residential Trust” or “NXRT”), a Maryland corporation, which is currently a subsidiary of NHF and, at the time of the Spin-Off, will directly or indirectly hold all or a majority interest in all but one of the multifamily properties that NHF, through its subsidiary Freedom REIT, LLC, holds interests in prior to the Spin-Off.

To implement the Spin-Off, NHF (and its affiliates) and the Company will effect a series of restructuring transactions following which NHF will distribute all outstanding shares of NXRT common stock to the holders of shares of beneficial interest in NHF (“common shares”). Each of you, as a holder of NHF common shares, will receive              share of common stock of NXRT for every              common shares of NHF that you held at the close of business on             , 2015 (the “record date”). You will receive cash in lieu of any fractional shares of NXRT common stock which you would have received after application of the above ratio. Following the Spin-Off, you will own shares in both NHF and NXRT. Following the Spin-Off and the application by NXRT to list its shares on the New York Stock Exchange (the “NYSE”), NXRT will be a separate public company listed on the NYSE under the symbol “NXRT.” The number of NHF common shares you own will not change as a result of the Spin-Off.

All of the outstanding shares of the common stock of NXRT are currently owned by NHF. Accordingly, there currently is no public trading market for the common stock of NXRT. We will apply to list NexPoint Residential Trust common stock on the NYSE. Although there is no current trading market for NXRT common stock, we expect that “when issued” trading of such shares will commence on the NYSE two business days prior to the record date set by the board of trustees of NHF (the “NHF Board”) for the distribution of the shares of common stock of NXRT and “regular way” trading of such shares will commence on the NYSE on the first trading day following the completion of the Spin-Off.

We are Not Asking You for a Proxy and You are Requested Not to Send Us a Proxy. Your vote is not required to effect the Spin-Off. You do not need to make any payment, surrender or exchange your common shares of NHF or take any other action to receive your shares of NXRT common stock. See “The Spin-Off—Conditions to the Spin-Off” for the conditions to the Spin-Off.

Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of an Advisory Agreement to be entered into between NXRT and NexPoint Real Estate Advisors, L.P. Upon the completion of the Spin-Off and the approval of the Advisory Agreement, we will be externally managed and advised by NexPoint Real Estate Advisors, L.P., our Adviser, which will conduct substantially all of our operations and provide asset management for our real estate investments. Our Adviser is an affiliate of NexPoint Advisors, L.P. and Highland Capital Management, L.P.

NHF will pay for the organizational expenses and other costs related to the Spin-Off. NHF will reimburse Highland Capital Management, L.P. for up to $100,000 in expenses incurred in connection with the Spin-Off at cost, with no mark-up. See “The Spin-Off—Spin-Off Expenses.”

NXRT intends to operate in a manner that will allow it to qualify, and to elect to be taxed, as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its first taxable year of operations as a separate public company. To assist NXRT in complying with certain U.S. federal income tax requirements applicable to REITs, among other purposes, NXRT’s charter contains certain restrictions relating to the ownership and transfer of its stock, including an ownership limit of 6.2% of NXRT’s outstanding common stock. See “Description of Capital Stock—Restrictions on Ownership and Transfer” for a detailed description of the ownership and transfer restrictions applicable to NXRT’s common stock.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 22 of this information statement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

NHF first mailed this information statement to its shareholders on or about                     , 2015.

The date of this information statement is                     , 2015.

Summary

The following is a summary of material information included in this information statement. This summary may not contain all of the details concerning the Spin-Off or other information that may be important to you. To better understand the Spin-Off and NXRT’s business, you should carefully review this entire information statement.

•	“We,” “us,” “our,” the “Company,” “NexPoint Residential Trust” and “NXRT” each refer to NexPoint Residential Trust, Inc., a Maryland corporation;

•	“NHF” refers to NexPoint Credit Strategies Fund, a closed-end investment company;

•	“NexPoint Real Estate Advisors” or the “Adviser” refers to NexPoint Real Estate Advisors, L.P., a Delaware limited partnership;

•	“BH” or “BH Management” each refer to BH Management Services, LLC, and/or its affiliates, who will be our property manager and will be responsible for operating and leasing our multifamily properties and supervising the implementation of our value-add programs and will be the managing member of the joint ventures that will own substantially all of our multifamily properties;

•	“Highland Capital Management,” “Highland,” or the “Sponsor” refers, collectively, to Highland Capital Management, L.P., a Delaware limited partnership, and its affiliates; and

•	“Spin-Off” refers to the separation of NXRT from NHF through a series of restructuring transactions followed by a distribution of all of the outstanding shares of NXRT common stock to NHF shareholders on a pro rata basis.

This information statement has been prepared on a prospective basis on the assumption that, among other things, the Spin-Off and the related transactions contemplated to occur prior to or contemporaneously with the Spin-Off will be consummated as contemplated by this information statement. There can be no assurance, however, that any or all of such transactions will occur or will occur as so contemplated.

You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

Our Company

NXRT was formed on September 19, 2014 as a Maryland corporation, and intends to be taxed as a REIT commencing with its first taxable year of operations as a separate public company. Prior to the Spin-Off, NHF will transfer or contribute to NXRT and its subsidiaries all but one of the multifamily properties that NHF, through its subsidiary Freedom REIT, LLC (“Freedom REIT”), a Delaware limited liability company that has elected to be taxed as a REIT beginning with its taxable year ending December 31, 2013, holds interests in prior to the Spin-Off. NHF is a publicly-listed closed-end fund that was incorporated on June 29, 2006 and is managed by NexPoint Advisors, L.P., an SEC-registered investment adviser. Upon the completion of the Spin-Off and the approval of the Advisory Agreement, we will be externally managed by NexPoint Real Estate Advisors, L.P., or our Adviser, an affiliate of Highland, a leading global alternative asset manager and an SEC-registered investment adviser which, together with its affiliates, had approximately $19 billion in assets under management as of September 30, 2014.

Following the distribution of NXRT shares by NHF to NHF’s shareholders and the application by NXRT to list its shares on the NYSE, NXRT will be a separate, publicly-traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on directly or indirectly acquiring, owning, operating and selectively developing well-located Class A and B multifamily properties with “value-add” potential (our “Target Assets”) in large cities and suburban submarkets of large cities, primarily in the Southeastern United States and Texas. NXRT intends to employ a value-add component at a majority of its acquisitions in an attempt to improve rental rates and the net operating income at its properties. Our value-add program will be implemented by BH, our property manager, at the direction and supervision of our Adviser.

We seek to own and operate multifamily properties in areas that have:

•	major employment centers, parks and schools nearby;

•	a stable work force, combined with positive net population growth;

•	well-paying jobs provided by a diverse mix of employers;

•	a favorable cost of living;

•	reduced competition from larger multifamily REITs and large institutional real estate investors who tend to focus on select coastal and gateway markets; and

•	a limited supply of new affordable housing.

We may also allocate up to approximately 30% of our portfolio to investments in real estate-related debt, mezzanine and preferred equity and other securities in situations where the risk-return profile is more attractive than investments in common equity. This strategy would be designed to minimize potential losses during market downturns and maximize risk adjusted total returns to our stockholders in all market cycles.

The offices of our Adviser are located at 300 Crescent Court, Suite 700, Dallas, Texas 75201. Our Adviser’s telephone number is 972-628-4100 and our Adviser’s fax number is 972-628-4147. Additional information about us and our affiliates may be obtained at www.nexpointliving.com, but the contents of that site are not incorporated by reference in or otherwise a part of this information statement.

Our Portfolio

At the time of the Spin-Off, NXRT expects to own all or a majority interest in a portfolio of multifamily properties, or the Portfolio, primarily located in the Southeastern United States and Texas consisting of 38 multifamily properties (including 6 probable acquisitions, which have not yet closed) encompassing 11,816 units of apartment space, which at the time of the Spin-Off, we expect to be approximately 94% leased. At the time of the Spin-Off, we believe the occupancy rate for the Portfolio will be approximately 92% and the weighted average monthly effective rent per occupied apartment unit at those properties will be approximately $760. For more information on the properties that we will own all or a majority interest in, see “Business and Properties.”

Our Adviser

Upon the completion of the Spin-Off and the approval of the Advisory Agreement, we will be externally managed by our Adviser, which will conduct substantially all of our operations and provide asset management for our real estate investments. We will not have any employees while the Advisory Agreement is in effect.

All investment decisions will be made by NexPoint Real Estate Advisors, subject to general oversight by the Adviser’s investment committee and the Board of Directors of NXRT (the “NXRT Board”). The members of NexPoint Real Estate Advisors’ management team are James Dondero, Brian Mitts, Matt McGraner, Matthew Goetz and Scott Ellington. The management team has significant experience across real estate investing, private lending and private equity. See “Our Adviser, the Advisory Agreement and Our Property Manager” for more information on the members of the management team and their backgrounds. The NXRT Board, which is comprised of a majority of independent directors, will oversee and monitor the investment performance of NXRT.

Our Adviser will be responsible for sourcing potential investments, conducting research and diligence on prospective investments, analyzing investment opportunities, structuring our investments and monitoring our investments on an ongoing basis. Our Adviser will also provide us with various services such as human resources, accounting, tax, valuation, information technology services, compliance and legal and will provide our office space. Pursuant to the Advisory Agreement, the reimbursement of Adviser Operating Expenses (as defined below), stock based compensation granted under any NXRT equity compensation plan, administrative fees and the management fees paid to our Adviser will not exceed 1.5% of Average Real Estate Assets (as defined below) per calendar year (or part thereof that the Advisory Agreement is in effect). The cap does not limit the reimbursement of expenses related to securities offerings. The cap also does not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with mergers and acquisitions, extraordinary litigation or other events outside the Company’s ordinary course of business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of real estate assets. The Advisory Agreement will have an initial term of two years. After the initial two-year period, the Advisory Agreement will continue so long as it is approved at least annually as described under “Our Advisor, The Advisory Agreement and Our Property Manager—Term of the Advisory Agreement.” NexPoint Real Estate Advisors was organized on September 5, 2014 and is an affiliate of Highland Capital Management, which is an SEC registered investment adviser under the Investment Advisers Act. Collectively, our Adviser’s affiliates manage approximately $19 billion in assets as of September 30, 2014. See “Our Adviser, the Advisory Agreement and Our Property Manager—Our Advisory Agreement,” “Adviser and Property Manager Compensation” and “Executive and Director Compensation” for a discussion of the fees that will be payable by us to our Adviser.

Our Adviser will enter into a Shared Services Agreement with Highland, pursuant to which Highland will provide research and operational support to our Adviser, including services in connection with the due diligence of actual or potential investments, the execution of investment transactions approved by our Adviser and certain back office and administrative services.

Our Property Manager

The entities through which we will own the properties in the Portfolio have entered into and we expect we will continue to enter into management agreements with BH. Pursuant to these agreements, BH will operate and lease the underlying properties in the Portfolio. BH has significant experience operating and leasing multifamily properties, having begun business in 1993 and currently operating and leasing approximately 60,000 multifamily units across the country. In addition to property management and leasing services, BH may also provide us with market research, acquisition advice, a pipeline of investment opportunities and construction management services. NXRT will utilize BH for property and construction management services and leasing, paying BH a management fee of approximately 3% of the monthly gross income from each property managed, in addition to certain other fees described under “Our Adviser, the Advisory Agreement and Our Property Manager—Management Agreements.” Affiliates of BH also have equity interests in or rights to receive a share of distributions from substantially all of the properties in the Portfolio. See “Business—Joint Venture Investments” for additional information.

Our Sponsor

Highland Capital Management is an SEC-registered investment adviser which, together with its affiliates, had approximately $19 billion in assets under management as of September 30, 2014. Highland Capital Management is one of the largest and most experienced global alternative credit managers. The firm specializes in credit strategies, such as credit hedge funds, long-only funds and separate accounts, distressed-for-control private equity, collateralized loan obligations, mutual funds, closed-end funds, ETFs and non-traded products.

Highland also offers alternative investments, including emerging markets, long/short equities, real estate and natural resources. Highland’s real estate team at Highland and in their previous roles before joining Highland, as well as their external partner, BH Management, have a long history of investing in real estate and debt related to real estate properties.

Our Business Objectives and Strategy

Our primary business objectives are to:

•	deliver stable, attractive yields and long-term capital appreciation to our stockholders;

•	acquire multifamily properties in markets with attractive job growth and household formation fundamentals primarily in the Southeastern United States and Texas;

•	acquire assets significantly below replacement costs;

•	implement a value-add program to increase returns to our stockholders; and

•	own assets that provide lifestyle amenities and upgraded living spaces to low and moderate income renters.

We intend to accomplish these objectives by:

•	Continuing to Pursue Our Investment Model during the Current Economic Environment. We believe the current macroeconomic environment, demographic trends, and current market conditions will continue to create attractive opportunities to acquire Class A and B multifamily properties at prices that represent significant discounts to replacement cost, provide potential for significant long-term value appreciation and generate attractive yields for our stockholders. Given the conditions of the current economic environment in the markets where we are focused and the experience of our Adviser and BH, we expect to be well-positioned to capitalize on these opportunities to create an attractive investment portfolio, maximizing stockholder yields and total returns.

•	Focusing On Multifamily Properties with a Value-Add Component. We believe that multifamily properties can provide investors with an attractive blend of current cash flow and opportunity for capital appreciation. Because of more difficult single family mortgage underwriting standards, rising interest rates and the echo-boomer population’s propensity to rent, many Americans are either unable to afford or simply choose not to purchase homes, creating a large and growing renter class. As the United States economy continues to strengthen (particularly in the markets where we operate), we anticipate rent growth, along with the related growth in property operating income and valuations, to culminate in an overall improvement of multifamily industry fundamentals. A vast majority of value-add Class A and B properties can be purchased at prices that we believe will generate attractive cash flow returns. However, due to a lack of reinvestment by many prior owners during the past six years, there are opportunities to make relatively modest capital expenditures that result in a significant increase in rents, thereby generating Net Operating Income (“NOI”) growth, and thus higher yields to our stockholders. Our value-add strategy is to target such properties and thus create price appreciation as well as stable cash flow.

•	Using Leverage to Increase Stockholder Value. We will finance the Portfolio conservatively at a target leverage level of not more than 75% loan-to-value. Given that we intend for the majority of our acquisitions to have a value-add component in the first two years of ownership, we will generally seek leverage with optionality for refinance (such as floating rate debt). In the management team’s experience, this leverage strategy allows for the opportunity to maximize returns for our stockholders. Following the Spin-Off, we will aim to reduce our leverage ratio by at least 20-30% over the next 12-36 months by paying down certain properties’ principal balances, by reducing the leverage level of future acquisitions and/or funding new acquisitions with a larger portion of equity.

•	Distributing a Substantial Portion of Earnings to Stockholders. We intend to pay distributions quarterly, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Dividends.”

Our Adviser’s investment approach combines its management team’s experience with a structure that emphasizes thorough market research, local market knowledge, underwriting discipline, and risk management in evaluating potential investments.

The Spin-Off

The NHF Board has announced a plan to spin-off NexPoint Residential Trust. NHF will accomplish the Spin-Off by transferring or contributing all but one of the multifamily properties that NHF, through its subsidiary Freedom REIT, holds interests in prior to the Spin-Off to NXRT through a series of internal corporate restructurings. NHF will then distribute all of the outstanding shares of NXRT common stock held by NHF immediately prior to the Spin-Off to holders of NHF common shares. Prior to the Spin-Off, NXRT and NHF will enter into a separation and distribution agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of NHF and NXRT (the “Separation and Distribution Agreement”). NHF and NXRT or their respective subsidiaries, as applicable, may also enter into other agreements prior to the Spin-Off to provide a framework for the restructuring and for the relationships between NXRT and NHF that will exist following the Spin-Off.

Upon satisfaction or waiver of the conditions to the Spin-Off, which are described in more detail in “The Spin-Off—Conditions to the Spin-Off,” NHF will effect the Spin-Off by distributing              share of common stock of NXRT for every              shares of NHF held by the holders of NHF common shares at the close of business on             , 2015, the record date for the Spin-Off. You will receive cash in lieu of any fractional shares of NXRT common stock which you would have received after application of the above ratio. Following the Spin-Off, you will own shares in both NHF and NXRT. The number of NHF common shares you own will not change as a result of the Spin-Off.

The NHF Board has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off and related transactions at any time prior to the distribution date. In addition, the Spin-Off is subject to the satisfaction or waiver of a number of conditions. Your vote is not required to effect the Spin-Off. You do not need to make any payment, surrender or exchange your common shares of NHF or take any other action to receive your shares of NXRT common stock. See “The Spin-Off–Conditions to the Spin-Off” for the conditions to the Spin-Off. NHF will pay for the organizational expenses and other costs related to the Spin-Off. NHF will reimburse Highland for up to $100,000 in expenses incurred in connection with the Spin-Off at cost, with no mark-up. See “The Spin-Off–Spin-Off Expenses.”

Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of an Advisory Agreement to be entered into between NXRT and NexPoint Real Estate Advisors. See “The Spin-Off–Conditions to the Spin-Off.” Upon the completion of the Spin-Off and the approval of the Advisory Agreement, NXRT will be externally managed by NexPoint Real Estate Advisors, which will conduct substantially all of NXRT’s operations and provide asset management for NXRT’s real estate investments.

To govern their ongoing relationship, in connection with the Spin-Off, NHF and NXRT or their respective subsidiaries, as applicable, will enter into a Separation and Distribution Agreement. This agreement will have been negotiated in the context of the Spin-Off while we are still a subsidiary of NHF. Accordingly, during the period in which the terms of this agreement have been negotiated, we will not have had an independent board of directors or a management team independent of NHF. As a result, although this agreement is generally intended to reflect arm’s-length terms, the terms of this agreement may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Accordingly, there can be no assurance that the terms of this agreement will be as favorable for NXRT as would have resulted from negotiations with one or more unrelated third parties. In addition to the Separation and Distribution Agreement, we will enter into an Advisory Agreement with our Adviser. Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of the Advisory Agreement. See “The Spin–Off–Conditions to the Spin–Off.”

Structure and Formation of NexPoint Residential Trust

The following chart shows our ownership structure after giving effect to the Spin-Off.

We expect to hold all or a majority interest in the properties in the Portfolio through NexPoint Residential Trust Operating Partnership, L.P. (“NXRT OP”), our operating partnership. We will own substantially all of the Portfolio’s properties through joint ventures with affiliates of BH and other third parties. See “Business—Joint Venture Investments” for additional information. We will be the sole member of NexPoint Residential Trust Operating Partnership GP, LLC (“NXRT OP GP”). NXRT OP GP will be the sole general partner of NXRT OP. We will initially own 100% of the limited partnership units in NXRT OP. We expect to present our financial statements, our operating partnership income, expenses, and depreciation on a consolidated basis with NXRT OP GP and NXRT OP. Initially, for income tax purposes, all items of income, gain, deduction (including depreciation), loss and credit will flow through NXRT OP and NXRT OP GP to us as NXRT OP and NXRT OP GP will be disregarded for federal tax purposes. Initially, NXRT OP and NXRT OP GP are not expected to file a federal income tax return. The tax items of NXRT OP and NXRT OP GP will not generally flow through to our investors. Rather, our net income and net capital gain will effectively flow through to our stockholders as and when dividends are paid to our stockholders. Because we plan to conduct all of our operations through NXRT OP, we are considered an “UPREIT” (defined below).

Reasons for the Spin-Off

NHF has acquired real estate assets through its capital contributions to its subsidiary Freedom REIT. Due to the amount of opportunities NHF believes are currently available in the multifamily property asset class, the NHF Board believes it is in the best interests of the NHF shareholders to spin off into a separate public REIT all but one of the multifamily properties that NHF, through its subsidiary Freedom REIT, holds interests in prior to the Spin-Off in order to better allow for the opportunity for growth in real estate-related assets in the multifamily asset class.

In addition, the NHF Board believes that the Spin-Off should result in the following benefits to the NHF common shareholders:

1. The NHF common shareholders will receive shares of NXRT that will have a different risk-return and asset profile from NHF, thereby providing common shareholders with the following alternatives: (a) retaining their shares in both NHF and NXRT, (b) selling their NXRT shares and retaining the NHF common shares; or (c) selling their NHF common shares and retaining their NXRT shares. As a consequence, NHF’s common shareholders may more closely align their investment portfolio with their desired exposure to different asset classes. If a shareholder sells his or her shares of either NHF or NXRT, the shareholder can be expected to incur brokerage commissions and such sale may constitute a taxable event for the shareholder.

2. NXRT common stock will be issued at a much lower transaction cost to investors than is typically the case for a newly organized REIT since there will be no underwriting fees or commission costs for current NHF shareholders, which is not typical for a newly organized REIT. The Spin-Off will not result in an increase in the aggregate net assets of NHF and NXRT.

3. We believe NXRT, as a REIT, is a more efficient vehicle to raise debt and equity capital at lower cost than NHF, as a closed-end investment company.

4. Common shares of NHF, like shares of many registered closed-end funds, have historically traded at a discount to net asset value (“NAV”). Although no assurance can be given as to the trading level of NXRT common stock, based upon historical and current relative trading values in the secondary market for REITs and closed-end funds, we anticipate that NXRT common stock will trade at or near its implied NAV after the Spin-Off. If the common stock of NXRT trades at its implied NAV following the Spin-Off, NHF shareholders would, in effect, have eliminated the discount on a portion of their NHF shares. In addition, the discount at which many closed-end fund shares trade limits a closed-end fund’s ability to raise incremental capital for investment, including investments necessary to fund capital expenditures in multifamily properties. NXRT may be better able to realize the value of the Portfolio than would NHF absent the Spin-Off. The Spin-Off is believed to be the most effective and efficient way to maximize value to NHF shareholders from the multifamily real estate portfolio.

Our Post-Spin-Off Relationship with NexPoint Credit Strategies Fund

NHF will continue to operate as a non-diversified, closed-end investment company. NHF’s investment objectives are to provide both current income and capital appreciation by investing primarily in (1) secured and unsecured floating and fixed rate loans; (2) bonds and other debt obligations; (3) debt obligation of stressed, distressed and bankrupt issuers; (4) structured products, including but not limited to, mortgage-backed and other asset-backed securities and collateralized debt obligations; and (5) equities. Under normal market conditions, at least 80% of NHF’s assets are invested in one or more of principal investment categories (1) through (4). NHF’s investment adviser has broad discretion to allocate NHF’s assets among certain investment categories, including real estate, and to change allocations as conditions warrant.

In connection with the Spin-Off, NHF and NXRT will enter into a Separation and Distribution Agreement. In addition to the Separation and Distribution Agreement, we will enter into an Advisory Agreement with NexPoint Real Estate Advisors. Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of an Advisory Agreement to be entered into between NXRT and NexPoint Real Estate Advisors, L.P.

Upon the completion of the Spin-Off, the management team will face these conflicts of interest because of their affiliation with our Adviser. See the “Policies with Respect to Certain Activities—Conflicts of Interests” section of this information statement for a detailed discussion of the various conflicts of interest relating to your investment, as well as the procedures that we have established to mitigate a number of these potential conflicts. For information on the risks these conflicts of interest may pose, see “Risk Factors.”

Compensation of our Adviser

Upon the completion of the Spin-Off and the approval of the Advisory Agreement, we will compensate our Adviser for the management of our assets. For a calculation of the fees that would have been payable by NHF to its adviser for the management of our multifamily properties, as well as the fees that would have been payable by us under the Advisory Agreement in 2014 had we been a separate company, see “Adviser and Property Manager Compensation—Advisory Fees Before and After the Spin-Off.” The most significant items of compensation, fees and, expense reimbursements that we expect to pay to our Adviser are included in the table below.

Type of Compensation	Determination of Amount	Payment
Management Fee

An annual fee of 1.00% of the Average Real Estate Assets.

In calculating the Management Fee, we will categorize the Average Real Estate Assets into either “Contributed Assets” or “New Assets.” The Management Fee on Contributed Assets may not exceed $             in any calendar year. This cap is intended to limit the fees paid to our Adviser on the Contributed Assets following the Spin-Off to the fees that would have been paid by NHF to its adviser had the Spin-Off not occurred. The Management Fee on New Assets will not be subject to any maximum amount in any calendar year.

“Average Real Estate Assets” means the average of the aggregate book value of real estate assets before reserves for depreciation or other non-cash reserves, computed by taking the average of the book value of real estate assets at the end of each month (or partial month) (i) for which any fee under the Advisory Agreement is calculated or

(ii) during the year for which any expense reimbursement under the Advisory Agreement is calculated. Real estate assets is defined broadly in the Advisory Agreement to include, among other things, investments in real estate-related securities and mortgages and reserves for capital expenditures.

“Contributed Assets” means all of the real estate assets described in this information statement as properties to be owned or subject to probable

Monthly in arrears in cash, shares of our common stock(1) (valued at fee VWAP) or any combination thereof at the election of our Adviser. “Fee VWAP” means the volume-weighted average closing price of shares of our common stock for the ten trading days prior to the end of the month for which a fee is due.

Type of Compensation	Determination of Amount	Payment
acquisition by the Company or NXRT OP upon completion of the Spin-Off. “New Assets” means all of the Average Real Estate Assets other than Contributed Assets.
Administrative Fee

An annual fee of 0.20% of the Average Real Estate Assets.

In calculating the Administrative Fee, we will categorize the Average Real Estate Assets into either Contributed Assets or New Assets. The Administrative Fee on Contributed Assets may not

Monthly in arrears in cash, shares of our common stock(1) (valued at fee VWAP) or any combination thereof at the election of our Adviser.
exceed $ in any calendar year. This cap is intended to limit the fees paid to our Adviser on the Contributed Assets following the Spin-Off to the fees that would have been paid by NHF to its adviser had the Spin-Off not occurred. The Administrative Fee on New Assets will not be subject to any maximum amount in any calendar year.

Reimbursement of Operating Expenses	We will reimburse our Adviser for all of its out-of-pocket expenses in performing its services, including legal, accounting, financial, due diligence and other services performed by the Adviser that outside professionals or outside consultants would otherwise perform and will also pay our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Adviser required for our operations (“Adviser Operating Expenses”). Adviser Operating Expenses do not include expenses for the administrative services provided under the Advisory Agreement. We will also reimburse our Adviser for any and all expenses (other than underwriters’ discounts) in connection with an offering, including, without limitation, legal, accounting, printing, mailing and filing fees and other documented offering expenses. Reimbursement of Adviser Operating Expenses under the Advisory Agreement, stock based compensation granted under any NXRT equity compensation plan, the administrative fee and the management fee paid to our Adviser will not exceed 1.5% of Average Real Estate Assets per calendar year (or part thereof that the Advisory Agreement is in effect). This limitation will not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with mergers and acquisitions, extraordinary litigation	Monthly in cash based on documented expenses incurred.

Type of Compensation	Determination of Amount	Payment

or other events outside the Company’s ordinary course of business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of real estate assets.

(1)	The Adviser’s ability to receive shares of our common stock as payment for all or a portion of any fee payable under the Advisory Agreement is subject to certain limitations. See “Our Adviser, the Advisory Agreement and Our Property Manager—Limitations on Receiving Shares.” We will enter into a registration rights agreement with our Adviser with respect to any shares of our common stock that our Adviser receives as payment for any fees owed under our Advisory Agreement. These registration rights will require us to file a registration statement with respect to such shares. We will agree to pay all of the expenses relating to registering these securities. The costs associated with registering these securities will not be deducted from the compensation owed to our Adviser.

For additional information on the terms of the Advisory Agreement and the compensation we will pay to our Adviser, see “Our Adviser, the Advisory Agreement and our Property Manager” and “Adviser and Property Manager Compensation.”

Future Financing

NXRT may enter into senior credit facilities provided by banks and/or other financial institutions or may issue debt or equity securities. The proceeds of such future financings may be used to make distributions to our stockholders, to finance additional acquisitions, for working capital and general corporate purposes or for any other purpose not prohibited by the documentation relating to the future financings.

Restrictions on Ownership and Transfer of Our Common Stock

To assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as Amended (the “Code”), among other purposes, our charter will provide for restrictions on ownership and transfer of shares of our common stock, including, subject to certain exceptions, prohibitions on any person actually or constructively owning more than 6.2% in value or in number, whichever is more restrictive, of the outstanding shares of our common stock or 6.2% in value of the outstanding shares of all classes and series of our stock. A person that did not acquire more than 6.2% of our outstanding stock may become subject to our charter restrictions if repurchases by us cause such person’s holdings to exceed 6.2% of our outstanding stock. The NXRT Board intends to grant waivers from the ownership limits for certain existing stockholders, including First Trust Portfolios L.P. and Advisors Asset Management and may grant additional waivers in the future. These waivers will be subject to certain initial and ongoing conditions designed to protect our status as a REIT. Our charter will provide that shares of our common or capital stock acquired or held in excess of the ownership limits will be transferred to a trust for the benefit of a designated charitable beneficiary, and that any person who acquires shares of our common or capital stock in violation of the ownership limits will not be entitled to any dividends on the shares or be entitled to vote the shares or receive any proceeds from the subsequent sale of the shares in excess of the lesser of the price paid for the shares or the amount realized from the sale. A transfer of shares of our common or capital stock in violation of the limits may be void under certain circumstances. See “Risk Factors—Risks Related to the Ownership of Our Common Stock” and “Description of Capital Stock—Restrictions on Ownership and Transfer.”

Our Tax Status

NXRT intends to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with its first taxable year of operations as a separate public company. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of our gross income, the composition and value of our assets, our distribution levels and the diversity of ownership of our shares. We believe that, at the time of the Spin-Off, we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code and that our intended manner of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify to be taxed as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our stockholders. If we fail to qualify to be taxed as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we would be subject to U.S. federal income tax at regular corporate rates and would be precluded from re-electing to be taxed as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Even if we qualify to be taxed as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property. See “U.S. Federal Income Tax Considerations.”

Emerging Growth Company Status

Following the Spin-Off, we will be an “emerging growth company,” as defined in the JOBS Act. For as long as we remain an emerging growth company, we may take advantage of certain limited exemptions from various reporting requirements that are applicable to other public companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act for up to five years;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earliest of (1) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (2) the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act or any successor statute, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period, and (4) the end of the fiscal year following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”).

Corporate Information

Our Adviser’s offices are located at 300 Crescent Court, Suite 700, Dallas, TX 75201 and our Adviser’s telephone number is (972) 628-4100. We will hold all or a majority interest in the properties in the Portfolio, and conduct all of our operations, through NXRT OP. We will maintain a website at www.nexpointliving.com.

Reasons for Furnishing this Information Statement

This information statement is being furnished solely to provide information to NHF shareholders who will receive shares of NXRT common stock in the Spin-Off. Your vote is not required to effect the Spin-Off. You do not need to make any payment, surrender or exchange your common shares of NHF or take any other action to receive your shares of NXRT common stock. Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of an Advisory Agreement to be entered into between NXRT and NexPoint Real Estate Advisors. See “The Spin-Off–Conditions to the Spin-Off.”

We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither we nor NHF undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.

Questions and Answers About NexPoint Residential Trust and the Spin-Off

What is NXRT and why is NHF separating NXRT’s business and distributing NXRT’s shares?	NXRT, which is currently a subsidiary of NHF, was formed to hold multifamily real estate properties and interests in multifamily real estate properties that NHF acquired interests in through its subsidiary Freedom REIT. NXRT and NHF expect that the separation should result in enhanced long-term performance of each business for the reasons discussed in the section entitled “The Spin-Off—Reasons for the Spin-Off.”

What is a REIT?	In general, a REIT is a company that:

•	combines the capital of many investors to acquire or provide financing for real estate properties;

•	allows individual investors to invest in a large-scale diversified real estate portfolio through the purchase of interests, typically shares, in the REIT;

•	is required to pay distributions to investors of at least 90% of its annual REIT taxable income (computed without regard to the dividends-paid deduction and excluding net capital gain); and

•	is able to qualify as a REIT for federal income tax purposes and therefore avoids the “double taxation” treatment of income that would normally result from investments in a corporation because a REIT does not generally pay federal corporate income taxes on its net income, provided certain income tax requirements are satisfied.

In this information statement, we refer to an entity that qualifies and has elected to be taxed as a REIT for U.S. federal income tax purposes as a REIT. NXRT intends to elect to be taxed as a REIT commencing with its first taxable year of operations as a separate public company.

Why am I receiving this document?	You are receiving this document because you are a NHF common shareholder. If you are a NHF common shareholder as of the close of business on , 2015, you are entitled to receive share of

NXRT common stock for every common shares of NHF that you held at the close of business on such date.

How will the separation of NXRT from NHF work?	To accomplish the separation, NHF will distribute all of its NXRT common stock to NHF common shareholders on a pro rata basis.

How many shares of NXRT will I receive?	Unless otherwise determined by the NHF Board prior to the distribution date, for every common shares of NHF held by you as of the record date, you will receive share of common stock of NXRT. You will receive cash in lieu of any fractional shares of NXRT common stock which you would have received after application of the above ratio. Following the Spin-Off, you will own shares in both NHF and NXRT. The number of NHF common shares you own will not change as a result of the Spin-Off.

Can NHF decide not to complete the Spin-Off or modify its terms?	Yes. The NHF Board has reserved the right, in its sole discretion, to abandon the Spin-Off and the related transactions at any time prior to the distribution date. This means NHF has the right not to complete the Spin-Off if, at any time, the NHF Board determines, in its sole discretion, that the Spin-Off is not in the best interest of NHF. If the NHF Board abandons the Spin-Off, NHF will bear all the expenses relating to the abandoned Spin-Off.

What is the record date for the Spin-Off?	The record date for determining shareholders entitled to receive the shares of NXRT in the Spin-Off is the close of business on , 2015.

What is the distribution date for the Spin-Off?	The distribution date for distributing the shares of common stock of NXRT under the Spin-Off is , 2015. However, the NHF Board may determine to delay or abandon the Spin-Off.

What do shareholders need to do to participate in the distribution?	NHF common shareholders will not be required to take any action to receive NXRT common stock in the distribution, but you are urged to read this entire information statement carefully. No shareholder approval of the distribution by NHF is required. You are not being asked for a proxy to effect the Spin-Off. You do not need to pay any consideration, exchange or surrender your existing NHF common shares or take any other action to receive your NXRT common stock. Please do not send in your NHF share certificates. The distribution will not affect the number of outstanding NHF common shares or any rights of NHF common shareholders, although it will affect the market value of each outstanding NHF common share.

Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of the Advisory Agreement to be entered into between NXRT and NexPoint Real Estate Advisors. See “The Spin-Off—Conditions to the Spin-Off.”

Will NXRT issue fractional shares of NXRT common stock in the distribution?	No. You will receive cash in lieu of any fractional shares of NXRT common stock which you would have received after application of the ratio. For additional information, see “The Spin-Off—Treatment of Fractional Shares.”

What are the conditions to the distribution?	•	the Separation and Distribution Agreement shall have been duly executed and delivered by the parties thereto and the Spin-Off and the related transactions in accordance with the plan of reorganization set forth in the Separation and Distribution Agreement shall have been completed;

•	the Form 10 containing this information statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and this information statement shall have been mailed to NHF’s shareholders as of the Record Date;

•	all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

•	NHF and NXRT shall have received a reasonably satisfactory tax opinion from Freedom REIT’s counsel and NXRT shall have received a reasonably satisfactory tax opinion from its counsel;

•	NXRT shall not be required to register as an investment company under the Investment Company Act;

•	the NXRT common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•	the approval by NHF’s shareholders of the Advisory Agreement;

•	NHF, NXRT, Freedom REIT, the Advisor and NHF’s advisor shall have received an exemptive order of the SEC under the Investment Company Act 1940 permitting the Spin-Off and related transactions;

•	no order, injunction or other legal restraint or prohibition preventing the consummation of the Spin-Off or related transactions shall be threatened, pending or in effect;

•	any material consents and governmental authorizations necessary to complete the Spin-Off (including all required regulatory approvals) shall have been obtained and be in full force and effect;

•	prior to the Spin-Off, the current NXRT Board shall have duly elected all individuals specified in this information statement as members of the NXRT Board who have not yet been elected as members of the NXRT Board; and

•	no event or development shall have occurred that, in the judgment of the NHF Board, prevents the consummation of the transactions contemplated by the Separation and Distribution Agreement.

What are the U.S. federal income tax consequences of the Spin-Off to NHF’s shareholders?	The distribution of NXRT’s common stock and cash in lieu of fractional shares, if any, will not qualify for tax-free treatment, and an amount equal to the fair market value of the common stock and the amount of any cash received by you on the distribution date will be treated as a taxable dividend up to the amount of your share of any current and accumulated earnings and profits of NHF for the year of the distribution, including any capital gains and dividends income taken into account by NHF with respect to the distribution by Freedom REIT of interests in the multifamily properties to NHF and the distribution by NHF of the NXRT common stock to you. Accordingly, such distribution will be taxable to you as a distribution of ordinary income, long-term capital gain or a combination of both, without a distribution of any corresponding amount of cash (other than cash in lieu of fractional shares) to you to pay the tax on such gain, if any. If the fair market value of the NXRT common stock and the cash exceeds the amount of earnings and profits allocated to the distribution, the excess will first be treated as a non-taxable return of capital, reducing your tax basis in your NHF common shares. To the extent that the fair market value of the NXRT common stock and cash then remaining exceeds your basis in your NHF common shares, such excess will be taxable as a gain realized from a deemed sale of NHF common shares. You will take a fair market value tax basis in the NXRT common stock received and will have a holding period for the NXRT common stock for U.S. federal tax purposes that begins on the day following the distribution date. In addition to other information necessary to file tax returns, NHF will provide you with information on the amount of the distribution to be treated as a taxable dividend and whether it is a distribution of ordinary income, long-term capital gain or a combination of both. You should consult your own tax advisor as to the particular tax consequences of the Spin-Off to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

How will the Spin-Off affect my tax basis in shares of NHF?	Your tax basis in shares of NHF held at the time of the Spin-Off will be reduced (but not below zero) to the extent the fair market value of NXRT shares and cash distributed in the Spin-Off to you exceed the portion of such distribution treated as a taxable dividend, which portion will be equal to your allocable portion of NHF’s current and accumulated earnings and profits. You should consult your own tax advisor as to the particular tax consequences of the Spin-Off to you, including the applicability of any U.S. federal, state, local and non-U.S tax laws.

Will I receive physical certificates representing shares of common stock of NXRT following the Spin-Off?

No. Following the Spin-Off, neither NHF nor NXRT will be issuing physical certificates representing shares of the common stock of NXRT. Instead, NHF, with the assistance of American Stock Transfer & Trust Company, LLC, the distribution agent, will electronically issue shares of NXRT common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. American Stock Transfer & Trust Company will mail you a book-entry account statement that reflects your shares of NXRT common stock, or your bank or brokerage firm will credit your account for the shares.

What if I want to sell my common shares of NHF or NXRT?	You should consult with your financial advisors, such as your stockbroker, investment advisor, or bank. Neither NHF nor NXRT makes any recommendations on the purchase, retention or sale of common shares of NHF or the common stock of NXRT to be distributed in the Spin-Off.

If you decide to sell any shares before the Spin-Off, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your NHF common shares, the NXRT shares you will receive in the Spin-Off, or both.

Where will I be able to trade shares of the common stock of NXRT?	We expect that shares of NXRT common stock will trade on the NYSE.

Will the number of NHF common shares I own change as a result of the Spin-Off?	The number of common shares of NHF you own will not change as a result of the Spin-Off.

What will happen to the listing of NHF common shares?	NHF common shares will continue to be traded on NYSE under the symbol “NHF.”

Will the Spin-Off affect the trading price of my NHF common shares?	The trading price of NHF common shares immediately following the Spin-Off is expected to be lower than immediately prior to the Spin-Off because the trading price will no longer reflect the value of the NXRT common stock that is being distributed in the Spin-Off. Furthermore, until the market has fully analyzed the value of NXRT and of NHF without NXRT, the price of NXRT common stock and NHF common shares may fluctuate significantly.

What is an “UPREIT”?	UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” The UPREIT structure utilized by NXRT is used because a sale or contribution of property directly to a REIT, such as NXRT, is generally a taxable transaction to the selling property owner. In an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his or its property may transfer the property to the UPREIT in exchange for limited partnership units in the UPREIT and thereby defer taxation of gain until the seller later sells or exchanges his limited partnership units in the UPREIT. Having the flexibility to use an UPREIT structure may give us an advantage in acquiring desired properties from persons who may not otherwise be willing to sell their properties because of unfavorable tax results. At present, we have no plans to acquire any specific properties in exchange for units of NXRT OP.

Are there any special restrictions on the ownership or transfer of shares?

Yes. Our charter contains restrictions on the ownership and transfer of our shares that prevent any stockholder from owning beneficially or constructively more than 6.2% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 6.2% in value of the aggregate of the outstanding shares of all classes or series of our stock. The Board intends to grant waivers from the ownership limits for certain existing stockholders, including First Trust Portfolios L.P. and Advisors Asset Management and may grant additional waivers in the future. These waivers will be subject to certain initial and ongoing conditions designed to protect our status as a REIT. These restrictions are designed to enable us to comply with the ownership restrictions imposed on REITs by the Code, among other purposes. See “Description of Capital Stock—Restriction on Ownership and Transfer.” Any sale of your shares must also comply with applicable securities laws.

What is the expected date of completion of the separation?	The completion and timing of the separation are dependent upon a number of conditions. It is expected that NHF will distribute its NXRT common stock on , 2015 to the holders of record of NHF common shares at the close of business on , 2015, the record date. However, no assurance can be provided as to the timing of the separation or that all conditions to the separation will be met.

What is “regular-way” and “ex-distribution” trading of NHF common shares?	Beginning on or shortly before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in NHF common shares: a “regular-way” market and an “ex-distribution” market. Shares of NHF that trade in the “regular-way” market will trade with an entitlement to NXRT common stock distributed pursuant to the distribution by NHF. Shares that trade in the “ex-distribution” market will trade without an entitlement to NXRT common stock distributed pursuant to the distribution by NHF.

If you decide to sell any NHF common shares before the distribution date, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your NHF common shares with or without your entitlement to NXRT common stock pursuant to the distribution by NHF.

What will NXRT’s relationship be with NHF following the separation?	Following the Spin-Off, NXRT will be a publicly-traded company independent from NHF. NXRT and NHF or their respective subsidiaries, as applicable, will enter into the various agreements that will govern our relationship with NHF following the Spin-Off. For additional information regarding these agreements, see “Our Relationship with NHF Following the Spin-Off.”

Does NXRT plan to pay dividends?	Yes. We intend to pay distributions quarterly, as described under “Management Discussion and Analysis of Financial Condition and Results of Operations—Dividends.”

Who will be the distribution agent, transfer agent and registrar for the NXRT common stock?	American Stock Transfer & Trust Company, LLC

What is the role of the NXRT Board?	We will be managed by our Adviser under the direction of the NXRT Board. The NXRT Board will also set our policies and make major decisions as required under Maryland law. Upon completion of the Spin-Off, we will have a member board of directors, a majority of whom will be independent under the rules of the NYSE. Our directors are elected annually by our stockholders.

When will the Separation and Distribution Agreement and the Advisory Agreement be entered into?	The Separation and Distribution Agreement will be entered into immediately prior to the Spin-Off and the Advisory Agreement will be entered into immediately after the Spin-Off. Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of the Advisory Agreement to be entered into between NXRT and NexPoint Real Estate Advisors.

What is the experience of your expected management?	Our Adviser’s expected management team, who will serve as our executive officers, has extensive experience investing in and managing commercial real estate. Below is a short description of the background of each of the members of the management team of our Adviser.

•	James Dondero, age 52, will serve as our President. Mr. Dondero is also the co-founder and president of Highland Capital Management, L.P., founder and president of NexPoint Advisors, L.P. and chairman of NexBank, an affiliated bank that is majority owned by Mr. Dondero.

•	Brian Mitts, age 44, will serve as our Chief Financial Officer, Executive VP-Finance and Treasurer. Mr. Mitts joined Highland in February 2007 and currently also serves as the Chief Operations Officer for Highland Capital Fund Advisors and NexPoint Advisors, L.P.

•	Matt McGraner, age 31, will serve as our Executive VP and Chief Investment Officer. Mr. McGraner is also a Managing Director at Highland Capital Management, L.P.

•	Matthew Goetz, age 28, will serve as our Senior VP-Investments and Asset Management. Mr. Goetz is a also Senior Financial Analyst at Highland Capital Management, L.P.

•	Scott Ellington, age 44, will serve as our General Counsel and Secretary. Mr. Ellington is also Chief Legal Officer and General Counsel at Highland Capital Management, L.P.

For additional information on our management team, see “Our Adviser, the Advisory Agreement and our Property Manager.”

Our Adviser will also have an investment committee, which will initially be comprised of James Dondero, the chairman of the committee, Brian Mitts and Matt McGraner. Our Adviser’s investment committee will meet periodically, at least every quarter, to discuss investment opportunities. The investment committee will periodically review our investment portfolio and its compliance with our investment policies, business and growth strategies and financing strategy at least on a quarterly basis or more frequently as necessary.

Our property manager, BH, has significant experience operating and leasing multifamily properties, having begun business in 1993 and currently operating and leasing approximately 60,000 multifamily units across the country. In addition to property management services, BH may also provide us with market research, acquisition advice, a pipeline of investment opportunities and construction management services.

When will I be provided with tax information?	Your Form 1099-DIV tax information, if required, will be mailed by January 31 of each year. NHF will notify its shareholders of the tax attributes of the Spin-Off (including the Spin-Off distribution amount) on the applicable IRS forms.

Who may I call regarding my questions?	Before the Spin-Off, if you have any questions relating to the Spin-Off, you should contact:

NexPoint Credit Strategies Fund

300 Crescent Court, Suite 700

Dallas, Texas 75201

866-351-4440

After the Spin-Off, if you have any questions relating to the Spin-Off, you should contact:

NexPoint Residential Trust

300 Crescent Court, Suite 700

Dallas, Texas 75201

972-628-4100

Summary Historical and Pro Forma Financial and Operating Data

The following table sets forth the summary historical financial and operating data for the Freedom REIT Contribution Group (as described below) and the summary pro forma financial and operating data of NXRT. Prior to the Spin-Off, we will not have operated our business separate from NHF. We use the term “Freedom REIT Contribution Group” to mean the carve out business of the entities that own all or a majority interest in the multifamily properties that we will hold interests in following the Spin-Off.

The summary historical and pro forma financial data has been derived from the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements and NXRT’s Unaudited Pro Forma Combined Consolidated Financial Statements included elsewhere in this information statement. Our management believes the assumptions underlying the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements and accompanying notes and NXRT’s Unaudited Pro Forma Combined Consolidated Financial Statements and accompanying notes are reasonable. However, the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements and NXRT’s Unaudited Pro Forma Combined Consolidated Financial Statements may not necessarily reflect the financial condition and results of operations in the future or what they would have been had we been a separate, stand-alone company during the periods presented. The results of operations presented are not necessarily representative of operations for the entire year.

The following should be read in conjunction with the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements and accompanying notes, NXRT’s Unaudited Pro Forma Combined Consolidated Financial Statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which are included elsewhere in this information statement.

	Freedom REIT Contribution Group		Pro Forma NXRT
	Year ended December 31, 2013	Nine months ended September 30, 2014	Year ended December 31, 2013	Nine months ended September 30, 2014
		(unaudited)	(unaudited)	(unaudited)
Operating Data:
Total revenues	$316,187	$22,731,982	$102,125,227	$79,837,142
Total expenses	486,205	30,015,537	111,854,521	66,764,547
Operating income (loss)	(170,018)	(7,283,555)	(9,729,294)	13,072,595
Total other expense	—	(4,116,164)	(16,346,006)	(12,879,609)
Net income (loss)	(170,018)	(11,399,719)	(26,075,300)	192,986
Net income (loss) attributable to noncontrolling interests	—	(1,370,052)	(1,962,201)	716,087
Net loss attributable to invested equity	(170,018)	(10,029,667)	—	—
Net loss attributable to common stockholders	—	—	(24,113,099)	(523,101)
Loss per share (1)
Basic
Diluted

	Freedom REIT Contribution Group		Pro Forma NXRT
	As of December 31, 2013	As of September 30, 2014	As of September 30, 2014
		(unaudited)	(unaudited)
Balance Sheet Data:
Total net operating real estate	$8,972,855	$478,976,153	$792,260,153
Total assets	11,231,763	532,761,989	874,302,027
Mortgages payable	—	372,134,456	608,191,170
Total liabilities	68,487	381,686,840	618,166,453
Invested equity	11,163,276	134,629,009	229,183,592
Noncontrolling interests	—	16,446,140	26,951,983

	Freedom REIT Contribution Group		Pro Forma NXRT
	Year ended December 31, 2013	Nine months ended September 30, 2014	Year ended December 31, 2013	Nine months ended September 30, 2014
		(unaudited)	(unaudited)	(unaudited)
Other Data:
FFO (2)	$(28,272)	$25,888	$19,679,491	$17,868,730
AFFO (2)	108,277	6,566,966	20,661,494	18,432,357
Weighted average number of shares of common stock outstanding—basic
Weighted average number of shares of common stock outstanding—diluted

	Freedom REIT Contribution Group
	Year ended December 31, 2013	Nine months ended September 30, 2014
		(unaudited)
Cash Flow Data:
Cash flows provided by (used in) operations	$27,207	$(3,064,649)
Cash flows used in investing activities	(11,151,659)	(484,201,462)
Cash flows provided by financing activities	11,314,320	494,684,533

(1)	Per share amounts will be included in future filing.
(2)	FFO and AFFO are Non-GAAP measures. For additional information on these Non-GAAP measures, why we use these measures and for a reconciliation of these Non-GAAP measures to the nearest GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measurements.”

Risk Factors

You should carefully consider the following risks and other information in this information statement in evaluating us and our common stock. Any of the following risks, as well as additional risks and uncertainties not currently known to us or that we currently deem immaterial, could materially and adversely affect our business, financial condition or results of operations, and could, in turn, impact the trading price of our common stock.

Risks Related to Our Business and Industry

Unfavorable market and economic conditions in the United States and globally and in the specific markets or submarkets where our properties are located could adversely affect occupancy levels, rental rates, rent collections, operating expenses, and the overall market value of our assets, including our joint ventures, and impair our ability to sell, recapitalize or refinance our assets.

Unfavorable market conditions in the areas in which we operate and unfavorable economic conditions in the United States and globally may significantly affect our occupancy levels, our rental rates, rent collections, operating expenses, the market value of our properties and our ability to strategically acquire, dispose, recapitalize or refinance our multifamily properties on economically favorable terms or at all. Our ability to lease our properties at favorable rates is adversely affected by increases in supply of multifamily communities in our markets and is dependent upon overall economic conditions, which are adversely affected by, among other things, job losses and unemployment levels, recession, personal debt levels, a downturn in the housing market, stock market volatility and uncertainty about the future. Some of our major expenses, including mortgage payments and real estate taxes, generally do not decline when related rents decline. We expect that any declines in our occupancy levels, rental revenues and/or the values of our multifamily properties would cause us to have less cash available to pay our indebtedness, fund necessary capital expenditures and to make distributions to our stockholders, which could negatively affect our financial condition and the market value of our securities. Factors that may affect our occupancy levels, our rental revenues, our NOI and/or the value of our properties include the following, among others:

•	downturns in global, national, regional and local economic conditions, particularly the current high level of unemployment in our core markets;

•	declines in the financial condition of our residents, which may make it more difficult for us to collect rents from these residents;

•	the inability or unwillingness of our residents to pay rent increases;

•	a decline in household formation;

•	a decline in employment or lack of employment growth;

•	an oversupply of, or a reduced demand for, apartment homes;

•	changes in market rental rates in our core markets;

•	declines in mortgage interest rates, making home and condominium ownership more affordable;

•	changes in home loan lending practices, including the easing of credit underwriting standards, increasing the availability of home loans and thereby reducing demand for apartment homes;

•	government or builder incentives which enable first-time homebuyers to put little or no money down, making alternative housing options more attractive;

•	rent control or rent stabilization laws, or other laws regulating housing, that could prevent us from raising rents to offset increases in operating costs; and

•	economic conditions that could cause an increase in our operating expenses, such as increases in property taxes (particularly as a result of increased local, state and national government budget deficits and debt and potentially reduced federal aid to state and local governments), utilities, insurance, compensation of on-site associates and routine maintenance.

We are subject to risks inherent in ownership of real estate.

Real estate cash flows and values are affected by a number of factors, including competition from other available properties and the ability to provide adequate property maintenance and insurance and to control operating costs. Real estate cash flows and values are also affected by such factors as government regulations (including zoning, usage and tax laws) limitations on rent and rent increases, interest rate levels, the availability of financing, property tax rates, utility expenses, potential liability under environmental and other laws and changes in environmental and other laws.

Real estate investments are relatively illiquid and may limit our flexibility.

Equity real estate investments are relatively illiquid, which may tend to limit our ability to react promptly to changes in economic or other market conditions. Our ability to dispose of assets in the future will depend on prevailing economic and market conditions. Our inability to sell our properties on favorable terms or at all could have a material adverse effect on our sources of working capital and our ability to satisfy our debt obligations. In addition, real estate can at times be difficult to sell quickly at prices we find acceptable. These potential difficulties in selling real estate in our markets may limit our ability to change or reduce the number of multifamily properties in the Portfolio promptly in response to changes in economic or other conditions.

We may fail to consummate our pending property acquisitions, and we may not be able to find suitable alternative investment opportunities.

Several of the properties included in the Portfolio are probable acquisitions that have not been completed. These acquisitions are subject to the satisfaction of various closing conditions, and there can be no assurance that these conditions will be satisfied or that the acquisitions will close on the terms described herein, or at all. If we fail to consummate these acquisitions, there can be no assurance that we will be able to find suitable alternative investment opportunities.

Competition could limit our ability to acquire attractive investment opportunities, which could adversely affect our profitability and impede our growth.

We compete with numerous real estate companies and other owners of real estate in seeking multifamily properties for acquisition and pursuing buyers for dispositions. We expect that other real estate investors, including insurance companies, private equity funds, sovereign wealth funds, pension funds, other REITs and other well-capitalized investors, will compete with us to acquire existing properties and to develop new properties, and many of these investors will have greater sources of capital to acquire properties. This competition could increase prices for properties of the type we would likely pursue and adversely affect our profitability and impede our growth.

Competition and any increased affordability of residential homes could limit our ability to lease our apartments or increase or maintain rents.

Our multifamily properties compete with other housing alternatives to attract residents, including other rental apartments, condominiums and single-family homes that are available for rent, as well as new and existing condominiums and single-family homes for sale. All of our multifamily properties are located in developed areas that include other multifamily properties and/or condominiums. The number of competitive multifamily properties and/or condominiums in a particular area, and any increased affordability of owner occupied single and multifamily homes caused by declining housing prices, mortgage interest rates and government programs to promote home ownership, could have a material adverse effect on our ability to lease our apartments and the rents we are able to obtain. In addition, single-family homes and other residential properties provide housing alternatives to residents and potential residents of our multifamily properties.

The low residential mortgage rates may result in potential renters purchasing residences rather than leasing them, and as a result, cause a decline in occupancy rates.

The low residential mortgage interest rates currently available and government sponsored programs to promote home ownership, has resulted in a record high level on the National Association of Realtor’s Housing Affordability Index, an index used to measure whether or not a typical family could qualify for a mortgage loan on a typical home. The foregoing factors may encourage potential renters to purchase residences rather than lease them, thereby causing a decline in the occupancy rates of our properties.

Acquisitions may not yield anticipated results, which could negatively affect our financial condition and results of operations.

We intend to actively acquire multifamily properties for rental operations as market conditions, including access to the debt and equity markets, dictate. We may also acquire multifamily properties that are unoccupied or in the early stages of lease-up. We may be unable to lease-up these multifamily properties on schedule, resulting in decreases in expected rental revenues and/or lower yields as the result of lower occupancy and rental rates as well as higher than expected concessions. We may underestimate the costs necessary to bring an acquired property up to standards established for its intended market position or to complete a development project. We may be unable to integrate the existing operations of newly acquired multifamily properties and over time such communities may not perform as well as existing communities or as we initially anticipated in terms of occupancy and/or rental rates. Additionally, we expect that other major real estate investors with significant capital will compete with us for attractive investment opportunities or may also develop properties in markets where we focus our development efforts. This competition may increase acquisition costs for multifamily properties. We may not be in a position or have the opportunity in the future to make suitable property acquisitions on favorable terms.

Our strategy for acquiring value-enhancement multifamily properties involves greater risks than more conservative investment strategies.

Our primary strategy is a value-add strategy. Therefore, for a majority of the Portfolio, we intend to execute a “value-enhancement” strategy whereby we will acquire under-managed assets in high-demand neighborhoods, invest additional capital, and reposition the properties to increase both average rental rates and resale value. Our strategy for acquiring value-enhancement multifamily properties involves greater risks than more conservative investment strategies. The risks related to these value-enhancement investments include risks related to delays in the repositioning or improvement process, higher than expected capital improvement costs, the additional capital needed to execute our value-add program, including possible borrowings or raising additional equity necessary to fund such costs, and ultimately that the repositioning process may not result in the higher rents and occupancy rates anticipated. In addition, our value-enhancement properties may not produce revenue while undergoing capital improvements. Furthermore, we may also be unable to complete the improvements of these properties and may be forced to hold or sell these properties at a loss. For these and other reasons, we cannot assure you that we will realize growth in the value of our value-enhancement multifamily properties, and as a result, our ability to make distributions to our stockholders could be adversely affected.

The lack of experience of our Adviser and property manager in operating under the constraints imposed on us as a REIT may hinder the achievement of our investment objectives.

Our ability to achieve our investment objective will depend on our ability to manage our business and to grow our business. This will depend, in turn, on our Adviser’s ability to identify, invest in and monitor properties that meet our investment criteria. The achievement of our investment objectives on a cost-effective basis will depend upon our Adviser’s execution of our investment process, its ability to provide competent, attentive and efficient services to us and our access to debt and/or equity financing on acceptable terms. Our Adviser will have substantial responsibilities under the Advisory Agreement. The personnel of our Adviser are engaged in other business activities; which could distract them and divert their time and attention such that they can no longer dedicate a significant portion of their time to our businesses or otherwise slow our rate of investment. Any failure to manage our business and our future growth effectively could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The Code imposes numerous constraints on the operations of REITs that do not apply to other investment vehicles managed by Highland Capital Management and its affiliates. Our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Code. Any failure to so comply could cause us to fail to satisfy the requirements associated with REIT status. Our Adviser and property manager have only limited experience operating under these constraints, which may hinder our ability to take advantage of attractive investment opportunities and to achieve our investment objective. As a result, we cannot assure you that our Adviser or property manager will be able to operate our business under these constraints. If we fail to qualify as a REIT for any taxable year after electing REIT status, we will be subject to federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT status. Losing our REIT status would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends-paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax. For a discussion of the REIT qualification tests and other considerations relating to our election to be taxed as REIT, see “U.S. Federal Income Tax Considerations.”

We depend upon key personnel of Highland Capital Management, our Adviser and its affiliates and our property manager.

Upon the completion of the Spin-Off and the approval of the Advisory Agreement, we will be an externally managed REIT and therefore we do not have any internal management capacity or employees. We will also depend on BH for our property management and construction services. We will depend to a significant degree on the diligence, skill and network of business contacts of the management team and other key personnel of our Adviser and of our property manager to achieve our investment objectives including Messrs. Dondero, Mitts, McGraner, Goetz and Ellington, all of whom may be difficult to replace. We expect that our Adviser will evaluate, negotiate, structure, close and monitor our investments in accordance with the terms of the Advisory Agreement.

We will also depend upon the senior professionals of our Adviser and our property manager to maintain relationships with sources of potential investments, and we intend to rely upon these relationships to provide us with potential investment opportunities. We cannot assure you that these individuals will continue to provide indirect investment advice to us. If these individuals, including the members of the management team of our Adviser, do not maintain their existing relationships with our Adviser, maintain existing relationships or develop new relationships with other sources of investment opportunities, we may not be able to grow our investment portfolio. In addition, individuals with whom the senior professionals of our Adviser and our property manager have relationships are not obligated to provide us with investment opportunities. Therefore, we can offer no assurance that such relationships will generate investment opportunities for us.

The Adviser will rely on Highland, a registered investment adviser under common control with the Adviser to provide investment research and operational support to the Adviser, including services in connection with research, due diligence of actual or potential investments, the execution of investment transactions approved by the Adviser and certain back office services and administrative services. If Highland does not provide such services to the Adviser, there can be no assurances that the Adviser would be able to find a substitute service provider with the same experience or on the same terms as Highland.

We may not replicate the historical results achieved by other entities managed or sponsored by affiliates of our Adviser, members of our Adviser’s management team or by Highland Capital Management or its affiliates.

Our primary focus in making investments generally differs from that of existing investment funds, accounts or other investment vehicles that are or have been managed by affiliates of our Adviser, members of our

Adviser’s management team or sponsored by Highland Capital Management or its affiliates. In addition, the previously sponsored investment programs by Highland Capital Management were significantly different from us in terms of targeted assets, regulatory structure and limitations, investment strategy and objectives and investment personnel. Past performance is not a guarantee of future results, and there can be no assurance that we will achieve comparable results of those Highland Capital Management affiliates. In addition, investors in our common stock are not acquiring an interest in any such investment funds, accounts or other investment vehicles that are or have been managed by members of our Adviser’s management team or sponsored by Highland Capital Management or its affiliates. We also cannot assure you that we will replicate the historical results achieved by members of the management team, and we caution you that our investment returns could be substantially lower than the returns achieved by them in prior periods. Additionally, all or a portion of the prior results may have been achieved in particular market conditions which may never be repeated.

Our Adviser can resign on 30 days’ notice from its role as adviser, and we may not be able to find a suitable replacement within that time, resulting in a disruption in our operations that could adversely affect our financial condition, business, and results of operations and cash flows.

The Advisory Agreement gives our Adviser the right to resign after giving not more than 60 nor less than 30 days’ written notice, whether we have found a replacement or not. If our Adviser resigns as our Adviser we may not be able to find a new adviser or hire internal management with similar expertise and ability to provide the same or equivalent services on acceptable terms within 30 to 60 days, or at all. If we are unable to do so quickly, our operations are likely to experience a disruption, our financial condition, business and results of operations as well as our ability to pay distributions are likely to be adversely affected. In addition, the coordination of our internal management and investment activities is likely to suffer if we are unable to identify and reach an agreement with a single institution or group of executives having the expertise possessed by our Adviser and its affiliates. Even if we are able to retain comparable management, the integration of such management and its lack of familiarity with our investment objective may result in additional costs and time delays that may adversely affect our business, financial condition, results of operations and cash flows.

We may change our targeted investments without stockholder consent.

We expect our portfolio of investments in commercial real estate to consist primarily of multifamily properties. Though this is our current target portfolio, we may make adjustments to our target portfolio based on real estate market conditions and investment opportunities, and we may change our targeted investments and investment guidelines at any time without the consent of our stockholders. Any such change could result in our making investments that are different from, and possibly riskier than, the investments described in this information statement. These policies may change over time. A change in our targeted investments or investment guidelines, which may occur without notice to you or without your consent, may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could adversely affect the value of our common stock and our ability to make distributions to you. We intend to disclose any changes in our investment policies in our next required periodic report.

We will pay substantial fees and expenses to our Adviser and its affiliates and to our property manager, which payments increase the risk that you will not earn a profit on your investment.

Pursuant to the Advisory Agreement, we will pay significant fees to our Adviser and its affiliates during our operational stage. Those fees include administrative and management fees and obligations to reimburse our Adviser and its affiliates for expenses they incur in connection with their providing services to us, including certain personnel services.

Additionally, NXRT expects to adopt a long term incentive plan that NXRT may use to grant awards to employees of the Adviser. NXRT plans to get stockholder approval of the long term incentive plan at its first annual meeting.

Additionally, pursuant to the agreements we have entered into with BH, including management agreements and joint venture agreements, we will pay significant fees to BH. These fees include property management fees, construction management and other customary property manager fees and a share of the distributions from substantially all of our joint ventures. For additional information on these fees and the fees paid to our Adviser, see “Adviser and Property Manager Compensation.”

If we internalize our management functions, the percentage of our outstanding common stock owned by our other stockholders could be reduced, and we could incur other significant costs associated with being self-managed.

In the future, the NXRT Board may consider internalizing the functions performed for us by our Adviser by, among other methods, acquiring our Adviser’s assets. The method by which we could internalize these functions could take many forms. There is no assurance that internalizing our management functions will be beneficial to us and our stockholders. An acquisition of our Adviser could result in dilution of your interests as a stockholder and could reduce earnings per share and funds from operation per share. Additionally, we may not realize the perceived benefits or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by our Adviser, property manager or their affiliates. Internalization transactions, including without limitation, transactions involving the acquisition of affiliated advisers or property managers have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in properties or other investments and to pay distributions. All of these factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

There are significant potential conflicts of interest that could affect our investment returns.

As a result of our arrangements with Highland Capital Management and our Adviser, there may be times when Highland Capital Management, our Adviser or such persons have interests that differ from those of our stockholders, giving rise to a conflict of interest.

Our Directors and management team serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as we do, or of investment funds managed by our Adviser or its affiliates. Similarly, our Adviser or its affiliates may have other clients with similar, different or competing investment objectives. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of us or our stockholders. For example, the management team of our Adviser have, and will continue to have, management responsibilities for other investment funds, accounts or other investment vehicles managed or sponsored by our Adviser and its affiliates. Our investment objective may overlap with the investment objectives of such affiliated investment funds, accounts or other investment vehicles. As a result, those individuals may face conflicts in the allocation of investment opportunities among us and other investment funds or accounts advised by or affiliated with our Adviser. Our Adviser will seek to allocate investment opportunities among eligible accounts in a manner consistent with its allocation policy. However, we can offer no assurance that such opportunities will be allocated to us fairly or equitably in the short-term or over time. See “Policies With Respect to Certain Activities—Conflicts of Interest.”

Our Adviser, Sponsor and their officers and employees face competing demands relating to their time, and this may cause our operating results to suffer.

Our Adviser, our Sponsor and their officers and employees and their respective affiliates are key personnel, general partners, sponsors, managers, owners and advisers of other real estate investment programs, including Highland Capital Management-sponsored investment products, some of which have investment objectives and legal and financial obligations similar to ours and may have other business interests as well. Because these persons have competing demands on their time and resources, they may have conflicts of interest in allocating their time between our business and these other activities. If this occurs, the returns on our investments may suffer.

Our Adviser faces conflicts of interest relating to the fee structure under our Advisory Agreement, which could result in actions that are not necessarily in the long-term best interests of our stockholders.

Under our Advisory Agreement, our Adviser or its affiliates will be entitled to fees that are structured in a manner intended to provide incentives to our Adviser to perform in our best interests and in the best interests of our stockholders. However, because our Adviser is entitled to receive substantial compensation regardless of performance, our Adviser’s interests are not wholly aligned with those of our stockholders. In that regard, our Adviser could be motivated to recommend riskier or more speculative investments that would entitle our Adviser to the highest fees. For example, because management fees payable to our Adviser are based on the total assets of the Company, including any form of investment leverage, our Adviser may have an incentive to incur a high level of leverage or to acquire properties on less than favorable terms in order to increase the total amount of assets under management. In addition, our Adviser’s ability to receive higher fees and reimbursements depends on our continued investment in real properties. Therefore, the interest of our Adviser and its affiliates in receiving fees may conflict with the interest of our stockholders in earning income on their investment in our common stock.

You will have limited control over changes in our policies and operations and will not have all the protections afforded to stockholders by the Investment Company Act of 1940, which increases the uncertainty and risks you face as a stockholder.

The NXRT Board determines our major policies, including our policies regarding financing, growth, debt capitalization, REIT qualification and distributions. The NXRT Board may amend or revise these and other policies without your vote. The NXRT Board’s broad discretion in setting policies and your inability to exert control over those policies increases the uncertainty and risks you face as a stockholder. Further, NXRT will not be subject to the Investment Company Act of 1940 and will not have all the protections afforded to stockholders by the Investment Company Act of 1940.

We depend on information systems, and systems failures could significantly disrupt our business, which may, in turn, negatively affect our ability to pay dividends to our stockholders.

Our business depends on the communications and information systems of Highland Capital Management, to which we have access through our Adviser. In addition, certain of these systems are provided to Highland Capital Management by third-party service providers. Any failure or interruption of such systems, including as a result of the termination of an agreement with any such third-party service provider, could cause delays or other problems in our activities. This, in turn, could have a material adverse effect on our operating results and negatively affect our ability to pay dividends to our stockholders.

We are subject to losses that are either uninsurable, not economically insurable or that are in excess of our insurance coverage.

There are certain types of losses (including, but not limited to, losses arising from environmental conditions, earthquakes and hurricanes, acts of war or certain kinds of terrorist attacks) that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it, in our belief, economically impractical to maintain such coverage. We carry commercial general liability insurance, property insurance and terrorism insurance with respect to our communities with limits and on terms we consider commercially reasonable. If an uninsured loss or liability were to occur, whether because of a lack of insurance coverage or a loss in excess of insured limits, we could lose our capital invested in a community, as well as the anticipated future revenues from such community. We would also continue to be obligated to repay any mortgage indebtedness or other obligations related to the community. If an uninsured liability to a third party were to occur, we would incur the cost of defense and settlement with, or court ordered damages to, that third party. A significant uninsured property or liability loss could materially and adversely affect our business and our financial condition and results of operations.

We may be subject to contingent or unknown liabilities related to properties or business that we have acquired or may acquire for which we may have limited or no recourse against the sellers.

The properties or businesses that we have acquired or may acquire, may be subject to unknown or contingent liabilities for which we have limited or no recourse against the sellers. Unknown liabilities might include liabilities for, among other things, cleanup or remediation of undisclosed environmental conditions, liabilities under the Employee Retirement Income Security Act of 1974, as amended, or ERISA, claims of residents, vendors or other persons dealing with the entities prior to the acquisition of such property, tax liabilities, and accrued but unpaid liabilities whether incurred in the ordinary course of business or otherwise. Because many liabilities, including tax liabilities, may not be identified within the applicable contractual indemnification period, we may have no recourse against any of the owners from whom we acquire such properties for these liabilities. The existence of such liabilities could significantly adversely affect the value of the property subject to such liability. As a result, if a liability were asserted against us based on ownership of any of such properties, then we might have to pay substantial sums to settle it, which could adversely affect our cash flows.

We may face high costs associated with the investigation or remediation of environmental contamination, including asbestos, lead-based paint, chemical vapor, subsurface contamination and mold growth.

We are subject to various federal, state and local environmental and public health laws, regulations and ordinances.

Under various federal, state and local environmental and public health laws, regulations and ordinances, we may be required, regardless of knowledge or responsibility, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases at our properties (including in some cases natural substances such as methane and radon gas) and may be held liable under these laws or common law to a governmental entity or to third parties for property, personal injury or natural resources damages and for investigation and remediation costs incurred as a result of the contamination. These damages and costs may be substantial and may exceed any insurance coverage we have for such events. The presence of such substances, or the failure to properly remediate the contamination, may adversely affect our ability to borrow against, sell or rent the affected property. In addition, some environmental laws create or allow a government agency to impose a lien on the contaminated site in favor of the government for damages and costs it incurs as a result of the contamination.

The development, construction and operation of our communities are subject to regulations and permitting under various federal, state and local laws, regulations and ordinances, which regulate matters including wetlands protection, storm water runoff and wastewater discharge. Noncompliance with such laws and regulations may subject us to fines and penalties. We can provide no assurance that we will not incur any material liabilities as a result of noncompliance with these laws.

We face risks relating to asbestos.

Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos containing materials, or ACMs, when such materials are in poor condition or in the event of renovation or demolition of a building. These laws and the common law may impose liability for release of ACMs and may allow third parties to seek recovery from owners or operators of real properties for personal injury associated with exposure to ACMs. ACMs may have been used in the construction of a number of the communities that we acquired and may have been used in the construction of communities we acquire in the future. We will implement an operations and maintenance program at each of the communities at which we discover ACMs. We can provide no assurance that we will not incur any material liabilities as a result of the presence of ACMs at our communities.

We face risks relating to lead-based paint.

Some of our communities may have lead-based paint and we may have to implement an operations and maintenance program at some of our communities. Communities that we acquire in the future may also have lead-based paint. We can provide no assurance that we will not incur any material liabilities as a result of the presence of lead-based paint at our communities.

We face risks relating to chemical vapors and subsurface contamination.

We are also aware that environmental agencies and third parties have, in the case of certain communities with on-site or nearby contamination, asserted claims for remediation, property damage or personal injury based on the alleged actual or potential intrusion into buildings of chemical vapors (e.g., radon) or volatile organic compounds from soils or groundwater underlying or in the vicinity of those buildings or on nearby properties. We can provide no assurance that we will not incur any material liabilities as a result of vapor intrusion at our communities.

We face risks relating to mold growth.

Mold growth may occur when excessive moisture accumulates in buildings or on building materials, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Although the occurrence of mold at multifamily and other structures, and the need to remediate such mold, is not a new phenomenon, there has been increased awareness in recent years that certain molds may in some instances lead to adverse health effects, including allergic or other reactions. To help limit mold growth, we educate residents about the importance of adequate ventilation and include a lease requirement that they notify us when they see mold or excessive moisture. We have established procedures for promptly addressing and remediating mold or excessive moisture when we become aware of its presence regardless of whether we or the resident believe a health risk is present. However, we can provide no assurance that mold or excessive moisture will be detected and remediated in a timely manner. If a significant mold problem arises at one of our communities, we could be required to undertake a costly remediation program to contain or remove the mold from the affected community and could be exposed to other liabilities that may exceed any applicable insurance coverage.

Our environmental assessments may not identify all potential environmental liabilities and our remediation actions may be insufficient.

Properties being considered for potential acquisition by us are subjected to at least a Phase I or similar environmental assessment prior to closing, which generally does not involve invasive techniques such as soil or ground water sampling. A Phase II assessment is conducted if recommended in the Phase I report. These assessments, together with subsurface assessments conducted on some properties, have not revealed, and we are not otherwise aware of, any environmental conditions that we believe would have a material adverse effect on our business, assets, financial condition or results of operations. However, such environmental assessments may not identify all potential environmental liabilities. Moreover, we may in the future discover adverse environmental conditions at our communities, including at communities we acquire in the future, which may have a material adverse effect on our business, assets, financial condition or results of operations. In connection with our ownership, operation and selective development of communities, from time to time we undertake substantial remedial action in response to the presence of subsurface or other contaminants, including contaminants in soil, groundwater and soil vapor beneath or affecting our buildings. In some cases, an indemnity exists upon which we may be able to rely if environmental liability arises from the contamination, or if remediation costs exceed estimates. We can provide no assurance, however, that all necessary remediation actions have been or will be undertaken at our communities or that we will be indemnified, in full or at all, in the event that environmental liability arises.

Compliance with various laws and regulations, including accessibility, building and health and safety laws and regulations, may be costly, may adversely affect our operations or expose us to liability.

In addition to compliance with environmental regulations, we must comply with various laws and regulations such as accessibility, building, zoning, landlord/tenant and health and safety laws and regulations, including but not limited to the Americans with Disabilities Act of 1990, or the ADA, and the Federal Housing Administration, or the FHA. Some of those laws and regulations may conflict with one another or be subject to limited judicial or regulatory interpretations. Under those laws and regulations, we may be liable for, among other things, the costs of bringing our properties into compliance with the statutory and regulatory requirements. Noncompliance with certain of these laws and regulations may result in liability without regard to fault and the imposition of fines and could give rise to actions brought against us by governmental entities and/or third parties who claim to be or have been damaged as a consequence of an apartment not being in compliance with the subject laws and regulations. As part of our due diligence procedures in connection with the acquisition of a property, we typically conduct an investigation of the property’s compliance with known laws and regulatory requirements with which we must comply once we acquire a property, including a review of compliance with the ADA and local zoning regulations. Our investigations and these assessments may not have revealed, and may not with respect to future acquisitions reveal, all potential noncompliance issues or related liabilities and we can provide no assurance that our development properties have been, or that our future development projects will be, designed and built in accordance with all applicable legal requirements.

Our multifamily properties are concentrated in certain geographic markets, which makes us more susceptible to adverse developments in those markets.

Our most significant geographic investment concentrations are primarily in the Southeastern United States and Texas. We are, therefore, subject to increased exposure from economic and other competitive factors specific to markets within these geographic areas. To the extent general economic conditions worsen in one or more of these markets, or if any of these areas experience a natural disaster, the value of the Portfolio and our market rental rates could be adversely affected. As a result, our results of operations, cash flow, cash available for distribution, including cash available to pay distributions to our stockholders, and our ability to satisfy our debt obligations could be materially adversely affected.

We may obtain only limited warranties when we acquire property and may only have limited recourse if our due diligence did not identify any issues that may subject us to unknown liabilities or lower the value of our property, which could adversely affect our financial condition and ability to make distributions to you.

The seller of a property often sells the property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited warranties, representations and indemnifications that will survive for only a limited period after the closing. Additionally, we will be acquiring all or a majority interest in the properties in the Portfolio on an “as is” condition on a “where is” basis and with “all faults” from Freedom REIT. The acquisition of, or purchase of, properties with limited warranties increases the risk that we may lose some or all of our invested capital in the property, lose rental income from that property or may be subject to unknown liabilities with respect to such properties.

Short-term apartment leases expose us to the effects of declining market rent, which could adversely impact our ability to make cash distributions to our stockholders.

We expect that substantially all of our apartment leases will be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term without penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.

We are subject to risks involved in real estate activity through joint ventures.

With the exception of The Miramar Apartments, all of the properties in the Portfolio are owned through joint ventures with BH. We may continue to acquire properties in joint ventures with BH or other persons or entities when we believe circumstances warrant the use of such structures. In all of our joint ventures with BH, BH serves as the managing member subject to certain control and approval rights over major decisions including, but not limited to, sales and refinancings of the properties. We do have the ability to sell our joint venture interest without BH’s consent and can drag along BH in any sale. For additional information on our joint ventures, see “Business and Properties—Joint Venture Investments.”

Joint venture investments involve risks, including: the possibility that our partners might refuse to make capital contributions when due; that we may be responsible to our partner for indemnifiable losses; that our partner might at any time have business or economic goals which are inconsistent with ours; and that our partner may be in a position to take action or withhold consent contrary to our recommendations, instructions or requests. In some instances, joint venture partners may have competing interests in our markets that could create conflicts of interest. Further, our joint venture partners may fail to meet their obligations to the joint venture as a result of financial distress or otherwise, and we may be forced to make contributions to maintain the value of the property. To the extent our partners do not meet their obligations to us or our joint ventures or they take action inconsistent with the interests of the joint venture, we may be adversely affected.

We may be required to make decisions jointly with the other investors who have interests in the relevant. We might not have the same interests as the other investors in relation to these decisions or transactions. Accordingly, we might not be able to favorably resolve any of these issues, or we might have to provide financial or other inducements to the other investors to obtain a favorable resolution.

In addition, various restrictive provisions and third-party rights, including consent rights to certain transactions, apply to sales or transfers of interests in our properties owned in joint ventures. Consequently, decisions to buy or sell interests in a property or properties relating to our joint ventures may be subject to the prior consent of other investors. These restrictive provisions and third-party rights may preclude us from achieving full value of these properties because of our inability to obtain the necessary consents to sell or transfer these interests.

We may compete with other entities affiliated with our Sponsor and Property Manager for tenants.

Neither our Sponsor and its affiliates nor BH and its affiliates are prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business ventures, including ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate, including properties in the vicinity of the properties in the Portfolio. Our Sponsor and/or its affiliates and BH and its affiliates may own and/or manage properties in the same geographical areas in which we currently own and expect to acquire real estate assets. Therefore, our properties may compete for tenants with other properties owned and/or managed by our Sponsor and its affiliates and BH and its affiliates. Our Sponsor and BH may face conflicts of interest when evaluating tenant opportunities for our properties and other properties owned and/or managed by our Sponsor and its affiliates and BH and its affiliates, and these conflicts of interest may have a negative impact on our ability to attract and retain tenants.

Potential reforms or changes to Fannie Mae and Freddie Mac could adversely affect our business.

At the time of the Spin-Off, we expect to have approximately $154.2 million and $442.8 million of outstanding consolidated indebtedness under our Fannie Mae and Freddie Mac mortgages, respectively. We rely on national and regional institutions, including Fannie Mae and Freddie Mac, to provide financing for our acquisitions and permanent financing on properties we may develop in the future. Currently, there is significant uncertainty regarding the futures of Fannie Mae and Freddie Mac. Should Fannie Mae and Freddie Mac have their mandates changed or reduced, be disbanded or reorganized by the government, privatized or otherwise discontinue providing liquidity to our sector, it could significantly reduce our access to debt capital and/or increase borrowing costs and could significantly reduce our sales of assets and/or the values realized upon sale.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and are eligible to take advantage of certain exemptions from, or reduced disclosure obligations relating to, various reporting requirements that are normally applicable to public companies.

We could remain an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which we have total annual gross revenue of $1,000,000,000 or more, (2) December 31 of the fiscal year that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act (which would occur if the market value of our common stock held by non-affiliates exceeds $700 million, measured as of the last business day of our most recently completed second fiscal quarter, and we have been publicly reporting for at least 12 months) or (3) the date on which we have issued more than $1,000,000,000 in non-convertible debt during the preceding three-year period. Under the JOBS Act, emerging growth companies are not required to (1) provide an auditor’s attestation report on management’s assessment of the effectiveness of internal control over financial reporting, pursuant to Section 404 of the Sarbanes-Oxley Act, (2) comply with new audit rules adopted by the PCAOB after April 5, 2012 (unless the SEC determines otherwise), (3) provide certain disclosures relating to executive compensation generally required for larger public companies or (4) hold stockholder advisory votes on executive compensation. We have not yet made a decision as to whether to take advantage of any or all of the JOBS Act exemptions that are applicable to us. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result.

Additionally, the JOBS Act provides that an “emerging growth company” may take advantage of an extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies. This means an “emerging growth company” can delay adopting certain accounting standards until such standards are otherwise applicable to private companies. However, we are electing to “opt out” of such extended transition period and will therefore comply with new or revised accounting standards on the applicable dates on which the adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of such extended transition period for compliance with new or revised accounting standards is irrevocable.

Although we are an Emerging Growth Company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended, and the requirements of the Sarbanes-Oxley Act of 2002, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we are required to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act, related regulations of the SEC, including compliance with the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the requirements of the NYSE, with which we were not required to comply as a private company. Complying with these statutes, regulations and requirements is expected to occupy a significant amount of time of the NXRT Board and management and is expected to significantly increase our costs and expenses. As a result of becoming a public company upon completion of the Spin-Off, we are required, or will be required in the future, to:

•	Institute a more comprehensive compliance function;

•	Design, establish, evaluate and maintain a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board, or the PCAOB;

•	Comply with rules promulgated by the NYSE;

•	Prepare and distribute periodic public reports in compliance with our obligations under federal securities laws;

•	Establish new internal policies, such as those relating to disclosure controls and procedures and insider trading;

•	Involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	Establish an investor relations function.

If our profitability is adversely affected because of these additional costs, it could have a negative effect on the trading price of our common stock.

Breaches of our data security could materially harm our business and reputation.

We collect and retain certain personal information provided by our tenants. While security measures to protect the confidentiality of this information are in place, we can provide no assurance that we will be able to prevent unauthorized access to this information. Any breach of our data security measures and/or loss of this information may result in legal liability and costs (including damages and penalties), as well as damage to our reputation, that could materially and adversely affect our business and financial performance.

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

We may incur mortgage indebtedness and other borrowings, which we have broad authority to incur, that may increase our business risks and decrease the value of your investment.

We expect that in most instances, we will acquire real properties by using either existing financing or borrowing new funds. In addition, we may incur mortgage debt and pledge all or some of our real properties as security for that debt to obtain funds to acquire additional real properties. We may borrow if we need funds to satisfy the REIT tax qualification requirement that we generally distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. We also may borrow if we otherwise deem it necessary or advisable to assure that we maintain our qualification as a REIT.

If there is a shortfall between the cash flow from a property and the cash flow needed to service mortgage debt on a property, then the amount available for distributions to stockholders may be reduced. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by a property may result in lenders initiating foreclosure actions. In that case, we could lose the property securing the loan that is in default, thus reducing the value of your investment. For U.S. federal income tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. In such event, we may be unable to pay the amount of distributions required in order to maintain our REIT status. We may give full or partial guarantees to lenders of mortgage debt to the entities that own our properties. When we provide a guaranty on behalf of an entity that owns one of our properties, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, a default on a single property could affect multiple properties. If any of our properties are foreclosed upon due to a default, our ability to pay cash distributions to our stockholders will be adversely affected which could result in our losing our REIT status and would result in a decrease in the value of your investment.

We may obtain a credit facility that may include a cross-default provision that provides that a payment default under any recourse obligation above a negotiated dollar amount or any non-recourse obligation above another negotiated dollar amount by us, NXRT OP, or any of our subsidiaries will constitute a default under the credit facility.

We have a substantial amount of indebtedness which may limit our financial and operating activities and may adversely affect our ability to incur additional debt to fund future needs.

At December 31, 2014, there was $486.6 million of indebtedness outstanding related to the Portfolio.

Payments of principal and interest on borrowings may leave us with insufficient cash resources to operate our properties, fully implement our capital expenditure, acquisition and development activities, or pay the dividends necessary to maintain our REIT qualification. Our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

•	require us to dedicate a substantial portion of cash flow from operations to the payment of principal, and interest on, indebtedness, thereby reducing the funds available for other purposes;

•	make it more difficult for us to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to meet operational needs;

•	force us to dispose of one or more of our properties, possibly on unfavorable terms (including the possible application of the 100% tax on income from prohibited transactions, discussed below in “—Risks Related to Our Corporate Structure”) or in violation of certain covenants to which we may be subject;

•	subject us to increased sensitivity to interest rate increases;

•	make us more vulnerable to economic downturns, adverse industry conditions or catastrophic external events;

•	limit our ability to withstand competitive pressures;

•	limit our ability to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

•	reduce our flexibility in planning for or responding to changing business, industry and economic conditions; and/or

•	place us at a competitive disadvantage to competitors that have relatively less debt than we have.

If any one of these events were to occur, our financial condition, results of operations, cash flow and trading price of our common stock could be adversely affected. Furthermore, foreclosures could create taxable income without accompanying cash proceeds, which could hinder our ability to meet the REIT distribution requirements imposed by the Code.

We may be unable to refinance current or future indebtedness on favorable terms, if at all.

We may not be able to refinance existing debt on terms as favorable as the terms of existing indebtedness, or at all, including as a result of increases in interest rates or a decline in the value of the Portfolio or portions thereof. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, such as new equity capital, our operating cash flow will not be sufficient in all years to repay all maturing debt. As a result, certain of our other debt may cross default, we may be forced to postpone capital expenditures necessary for the maintenance of our properties, we may have to dispose of one or more properties on terms that would otherwise be unacceptable to us or we may be forced to allow the mortgage holder to foreclose on a property. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on our financial condition and results of operations and could adversely affect our ability to make distributions to our stockholders.

Our debt agreements include restrictive covenants which could limit our flexibility and our ability to make distributions.

The mortgages on our properties contain customary negative covenants that, among other things, limit our ability, without the prior consent of the lender, to further mortgage the property, to reduce or change insurance coverage or to engage in material asset sales, mergers, consolidations and acquisitions. In addition, any future revolving credit facility or other future debt may require us to maintain various financial ratios. Our property mortgages may require certain mandatory prepayments upon disposition of underlying collateral. Early repayment of certain mortgages are subject to prepayment penalties. Failure to comply with these covenants could cause a default under the agreements and result in a requirement to repay the indebtedness prior to its maturity, which could have an adverse effect on our cash flow and ability to make distributions to our stockholders. In addition, loan documents may limit our ability to replace a property’s property manager or terminate certain operating or lease agreements related to a property. These or other limitations would decrease our operating flexibility and our ability to achieve our operating objectives.

Variable rate debt is subject to interest rate risk which could increase our interest expense, increase the cost to refinance and increase the cost of issuing new debt.

At December 31, 2014, approximately $451.3 million of the indebtedness outstanding related to the Portfolio is subject to instruments which bear interest at variable rates, and we may also borrow additional money at variable interest rates in the future. At December 31, 2014, interest rate hedge agreements cover approximately $445.3 million of the Portfolio’s indebtedness for the term of those agreements. Except to the extent we have arrangements in place that hedge against the risk of rising interest rates, increases in interest rates would increase our interest expense under these instruments and would increase the cost of refinancing these instruments and issuing new debt and would adversely affect cash flow and our ability to service our indebtedness and to make distributions to our stockholders, which could adversely affect the market price of our common stock.

Derivatives and hedging activity could adversely affect cash flow.

In the normal course of business, we use derivatives to manage our exposure to interest rate volatility on debt instruments, including hedging for future debt issuances. At other times we may utilize derivatives to increase our exposure to floating interest rates. However, these hedging arrangements may not have the desired beneficial impact. Hedging arrangements, which can include a number of counterparties, may expose us to additional risks, including failure of any of our counterparties to perform under these contracts, and may involve extensive costs, such as transaction fees or, if we terminate them, breakage costs. No strategy can completely insulate us from the risks associated with interest rate fluctuations.

If we are required to make payments under any “bad boy” carve out guarantees that we may provide in connection with certain mortgages and related loans, our business and financial results could be materially adversely affected.

With respect to the Existing Portfolio, BH has provided our lenders with standard carve out guarantees. In obtaining certain nonrecourse loans in the future, we may provide standard carve out guarantees. These guarantees are only applicable if and when the borrower directly, or indirectly through agreement with an affiliate, joint venture partner or other third party, voluntarily files a bankruptcy or similar liquidation or reorganization action or takes other actions that are fraudulent or improper (commonly referred to as “bad boy” guarantees). Although we believe that “bad boy” carve out guarantees are not guarantees of payment in the event of foreclosure or other actions of the foreclosing lender that are beyond the borrower’s control, some lenders in the real estate industry have recently sought to make claims for payment under such guarantees. In the event such a claim were made against us under a “bad boy” carve out guarantee, following foreclosure on mortgages or related loan, and such claim were successful, our business and financial results could be materially adversely affected.

Risks Related to Our Spin-Off

We may be unable to achieve some or all the benefits that we expect to achieve from the Spin-Off.

We believe that, as a public company independent from NHF, NXRT will have the ability to pursue transactions that NHF would otherwise be precluded from pursuing due to fundamental investment or regulatory constraints. However, we may not be able to achieve some or all of the benefits that we expect to achieve as a company independent from NHF in the time we expect, if at all.

The Separation and Distribution Agreement will not be the result of negotiations between unrelated third parties.

In connection with the Spin-Off, NHF and NXRT or their respective subsidiaries, as applicable, will enter into the Separation and Distribution Agreement. This agreement will have been negotiated in the context of the Spin-Off while we are still a subsidiary of NHF. Accordingly, during the period in which the terms of this agreement have been negotiated, we will not have had an independent board of directors or a management team independent of NHF. As a result, although this agreement is generally intended to reflect arm’s-length terms, the terms of this agreement may not reflect terms that would have resulted from arm’s-length negotiations between unaffiliated third parties. Accordingly, there can be no assurance that the terms of this agreement will be as favorable for NXRT as would have resulted from negotiations with one or more unrelated third parties. In addition to the Separation and Distribution Agreement, we will enter into an Advisory Agreement with our Sponsor. Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of the Advisory Agreement. See “The Spin-Off–Conditions to the Spin-Off” and “Our Relationship With NHF Following the Spin-Off–Conditions to the Separation and Distribution.”

The historical and pro forma financial information included in this information statement may not be a reliable indicator of future results.

The financial statements included herein are (1) the historical balance sheet of NXRT, (2) the historical combined consolidated financial statements of the Freedom REIT Contribution Group, (3) the historical statements of revenue and certain expenses of each of (a) The Miramar Apartments, (b) the C1 (Texas) portfolio, (c) the Willowdale Crossing Apartments, (d) Edgewater at Sandy Springs, (e) the Nashville portfolio, (f) the Jacksonville/Tampa portfolio, (g) the Atlanta portfolio, (h) Sabal Palm at Lake Buena Vista, (i) Barrington Mill and (j) the North Dallas 3 portfolio and (4) the pro forma combined consolidated financial information of NXRT.

The historical financial statements and the pro forma financial information included herein may not reflect what the business, financial position or result of operations of NXRT will be in the future when it is a separate, publicly traded company. The pro forma financial information included in this information statement was prepared on the basis of assumptions derived from available information that we believed to be reasonable. However, these assumptions may change or may be incorrect, and actual results may differ, perhaps significantly. For additional information about the basis of presentation of the financial information included in this information statement, see “Capitalization,” “Selected Historical and Pro Forma Financial and Operating Data” and the financial statements.

The NHF Board has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off and the related transactions at any time prior to the distribution date. In addition, the Spin-Off, the Advisory Agreement, and related transactions are subject to the satisfaction or waiver (by NHF’s Board in its sole discretion) of a number of conditions. NXRT and NHF cannot assure that any or all of these conditions will be met.

The NHF Board has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off and the related transactions at any time prior to the distribution date. This means NHF may cancel or delay the planned distribution of common stock of NXRT if at any time the NHF Board determines that the distribution of such common stock is not in the best interests of NHF. If NHF’s Board determines to cancel the Spin-Off, shareholders of NHF will not receive any distribution of NXRT common stock and NHF will be under no obligation whatsoever to its shareholders to distribute such shares. In addition, the Spin-Off and related transactions are subject to the satisfaction or waiver (by NHF’s Board in its sole discretion) of a number of conditions, including shareholder approval of an advisory arrangement. See “The Spin-Off—Conditions to the Spin-Off.” NXRT and NHF cannot assure that any or all of these conditions will be met. The fulfillment of the conditions to the Spin-Off will not create any obligation on NHF’s part to effect the Spin-Off (as defined in section “The Spin-Off—General”).

The Spin-Off could give rise to disputes or other unfavorable effects, which could have a material adverse effect on the business, financial position or results of operations of NXRT.

Disputes with third parties could arise out of the Spin-Off, and NXRT could experience unfavorable reactions to the Spin-Off from its lenders, ratings agencies, regulators or other interested parties. These disputes and reactions of third parties could have a material adverse effect on the business, financial position or results of operations of NXRT. In addition, following the Spin-Off, disputes between NHF and NXRT (and their subsidiaries) could arise in connection with the Separation and Distribution Agreement or other agreements.

No vote of the NHF common shareholders is required to effect the Spin-Off.

Your vote is not required to effect the Spin-Off. Accordingly, if this transaction occurs and you do not want to receive shares of our common stock in the distribution, your only recourse will be to divest yourself of your NHF common shares prior to the record date for the distribution.

Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of an Advisory Agreement to be entered into between NXRT and NexPoint Real Estate Advisors. See “The Spin-Off-Conditions to the Spin-Off.”

Potential indemnification liabilities of NXRT pursuant to the Separation and Distribution Agreement could materially adversely affect NXRT.

The Separation and Distribution Agreement between NXRT and NHF will provide for, among other things, the principal corporate transactions required to effect the separation, certain conditions to the Spin-Off and provisions governing the relationship between NXRT and NHF with respect to and resulting from the Spin-Off. For a description of the Separation and Distribution Agreement, see “Our Relationship With NHF Following the Spin-Off—The Separation and Distribution Agreement.”

Among other things, the Separation and Distribution Agreement will provide for indemnification obligations designed to make NXRT financially responsible for substantially all liabilities that may exist relating to or arising out of its business. If NXRT is required to indemnify NHF under the circumstances set forth in the Separation and Distribution Agreement, NXRT may be subject to substantial liabilities.

Additionally, under the Advisory Agreement, our Adviser will not assume any responsibility to us other than to render the services called for under that agreement, and it will not be responsible for any action of the NXRT Board in following or declining to follow our Adviser’s advice or recommendations. In addition, we have agreed to indemnify our Adviser and each of its officers, directors, members, managers and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Advisory Agreement, except where attributable to gross negligence, willful misconduct, bad faith or reckless disregard of such person’s duties under the Advisory Agreement. These protections may lead our Adviser to act in a riskier manner when acting on our behalf than it would when acting for its own account.

In connection with our separation from NHF, NHF will indemnify us for certain liabilities. However, there can be no assurance that these indemnities will be sufficient to insure us against the full amount of such liabilities, or that NHF’s ability to satisfy its indemnification obligation will not be impaired in the future.

Pursuant to the Separation and Distribution Agreement, NHF will agree to indemnify us for certain liabilities, including certain tax liabilities. However, third parties could seek to hold us responsible for any of the liabilities that NHF will agree to retain, and there can be no assurance that NHF will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from NHF any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from NHF.

A court could deem the distribution to be a fraudulent conveyance and void the transaction or impose substantial liabilities upon us.

A court could deem the distribution of NXRT shares of common stock or certain internal restructuring transactions undertaken by NHF in connection with the Spin-Off to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. In such circumstances, a court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Among other things, the court could require our stockholders to return to NHF some or all of the shares of our common stock issued in the distribution, or require us to fund liabilities of other companies involved in the restructuring transactions for the benefit of creditors. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied.

Risks Related to Our Corporate Structure

We intend to elect to be treated as a REIT. Our failure to qualify as a REIT for federal income tax purposes would reduce the amount of income we have available for distribution and limit our ability to make distributions to our stockholders.

Our qualification as a REIT will depend upon our ability to meet requirements regarding our organization and ownership, distributions of our income, the nature and diversification of our income and assets and other tests imposed by the Code. The REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. For a discussion of the REIT qualification tests and other considerations relating to our election to be taxed as REIT, see “U.S. Federal Income Tax Considerations.” Furthermore, future legislative, judicial or administrative changes to the federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we were to fail to qualify as a REIT for any taxable year after electing REIT status, we would be subject to federal income tax on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of shares of our common stock. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from taxation as a REIT and would not be allowed to re-elect REIT status for the four taxable years following the year in which we failed to qualify as a REIT.

The rule against re-electing REIT status following a loss of such status would also apply to us if Freedom REIT fails to qualify as a REIT, and we are treated as a successor to Freedom REIT for U.S. federal income tax purposes. Although NHF and Freedom REIT have represented to us that they have no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT and Freedom REIT has covenanted to us to use its reasonable best efforts to maintain its REIT status for each of Freedom REIT’s taxable years ending on or before December 31, 2015 (unless Freedom REIT obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the Internal Revenue Service, or the IRS, to the effect that Freedom REIT’s failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above) and we will receive an opinion pursuant to the Separation and Distribution Agreement regarding Freedom REIT’s REIT status, no assurance can be given that such representation and covenant would prevent us from failing to qualify as a REIT. Although, in the event of a breach, we may be able to seek damages from NHF and Freedom REIT, there can be no assurance that such damages, if any, would appropriately compensate us.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to other tax liabilities that reduce our cash flow and our ability to make distributions to you.

Even if we qualify as a REIT for federal income tax purposes, we may be subject to some federal, state and local taxes on our income or property. For example, net income from a “prohibited transaction” will be subject to a 100% tax. We may not be able to make sufficient distributions to avoid excise taxes applicable to REITs. We may also decide to retain income we earn from the sale or other disposition of our real estate assets and pay income tax directly on such income. We may also be subject to state and local taxes on our income or property, either directly or at the level of the companies through which we indirectly own our assets. In addition, our taxable REIT subsidiaries (“TRSs”) or any TRS we form will be subject to federal income tax and applicable state and local taxes on their net income. Any federal or state taxes we pay will reduce our cash available for distribution to you.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. We will be subject to U.S. federal income tax on our undistributed REIT taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (a) 85% of our ordinary income, (b) 95% of our capital gain net income and (c) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. It is possible that we might not always be able to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT.

Complying with REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and mortgage-backed securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total assets can be represented by securities of one or more taxable REIT subsidiaries. See “U.S. Federal Income Tax Considerations—Requirements for Qualification—General.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments from the Portfolio. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

If our operating partnership failed to qualify as a partnership or is not otherwise disregarded for U.S. federal income tax purposes, we would cease to qualify as a REIT.

If the IRS were to successfully challenge the status of our operating partnership as a partnership or disregarded entity for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This also would result in our failing to qualify as a REIT, and becoming subject to a corporate level tax on our income. This would substantially reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which our operating partnership will own or hold interests in its properties, in whole or in part, loses its characterization as a partnership and is otherwise not disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

Currently, the maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates is 20%. Dividends payable by REITs, however, generally are not eligible for this reduced rate. Although this does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock. Tax rates could be changed in future legislation.

The share ownership restrictions of the Code for REITs and the 6.2% share ownership limit in our charter may inhibit market activity in shares of our stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of each taxable year, other than the first year for which a REIT election is made. Attribution rules in the Code determine if any individual or entity actually or constructively owns shares of our common stock under this requirement. Additionally, at least 100 persons must beneficially own shares of our common stock during at least 335 days of a taxable year for each taxable year, other than the first year for which a REIT election is made. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of shares of our common stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors (prospectively or retroactively), for so long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 6.2% in value of the aggregate of the outstanding shares of our capital stock and more than 6.2% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of the 6.2% ownership limit would result in our failing to qualify as a REIT. The NXRT Board intends to grant waivers from the ownership limits for certain existing stockholders, including First Trust Portfolios L.P. and Advisors Asset Management and may grant additional waivers in the future. These waivers will be subject to certain initial and ongoing conditions designed to protect our status as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to so qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities because our taxable REIT subsidiaries would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a taxable REIT subsidiary generally will not provide any tax benefit, except for being carried forward against future taxable income of such taxable REIT subsidiary.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

For so long as we qualify as a REIT, our ability to dispose of property during the first few years following acquisition may be restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, while we qualify as a REIT, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own or hold an interest in, directly or indirectly through any subsidiary entity, including our operating partnership, but generally excluding TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of a trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. During such time as we qualify as a REIT, we intend to avoid the 100% prohibited transaction tax by (a) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur corporate rate income taxes with respect to any income or gain recognized by it), (b) conducting our operations in such a manner so that no sale or other disposition of an asset we own or hold an interest in, directly or through any subsidiary, will be treated as a prohibited transaction, or (c) structuring certain dispositions of our properties to comply with the requirements of the prohibited transaction safe harbor available under the Code for properties that, among other requirements, have been held for at least two years. No assurance can be given that any particular property that we own or hold an interest in, directly or through any subsidiary entity, including our operating partnership, but generally excluding TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

Foreign investors may be subject to U.S. federal withholding tax and may be subject to U.S. federal income tax on distributions received from us and upon disposition of shares of our common stock.

Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends paid to a non-U.S. stockholder ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Pursuant to the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, capital gain distributions attributable to sales or exchanges of “U.S. real property interests,” or USRPIs, generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. However, a capital gain dividend will not be treated as effectively connected income if (a) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (b) the non-U.S. stockholder does not own more than 5% of the class of our stock at any time during the one-year period ending on the date the distribution is received.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a USRPI under FIRPTA. Our common stock will not constitute a USRPI so long as we are a “domestically-controlled” REIT. A REIT is “domestically controlled” if less than 50% of the REIT’s stock, by value, has been owned directly or indirectly by persons who are not qualifying U.S. persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of the REIT’s existence. We cannot assure you that we will qualify as a “domestically controlled” REIT. If we were to fail to so qualify, gain realized by foreign investors on a sale of shares of our stock would be subject to FIRPTA tax, unless the shares of our stock were traded on an established securities market and the foreign investor did not at any time during a specified testing period directly or indirectly own more than 5% of the value of our outstanding common stock. See “U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Holders of Our Common Stock.”

The ability of the NXRT Board to revoke our REIT qualification without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that the NXRT Board may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to stockholders in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates and state and local taxes, which may have adverse consequences on our total return to our stockholders.

Legislative or regulatory tax changes or other actions affecting REITs could have a negative effect on us, including our ability to qualify as a REIT or the federal income tax consequences of such qualification, and could adversely affect you.

At any time, the federal income tax laws governing REITs or the administrative interpretations of those laws or regulations may be amended. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. Changes to the tax laws, including proposals in draft legislation contained in the Tax Reform Act of 2014, with or without retroactive application, could adversely affect our ability to qualify as a REIT or the federal income tax consequences of such qualification. Therefore, changes in tax laws, regulations or administrative interpretations or any amendments thereto could diminish the value of shares of our common stock or the value or the resale potential of our properties. We cannot predict how changes in the tax laws might affect our investors or us. We recommend you consult with your own tax advisor with respect to the impact of any relevant legislation on your investment in our common stock and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our common stock.

Risks Related to the Ownership of our Common Stock

There are no established trading markets for our common stock and broad market fluctuations could negatively impact the market price of our stock.

Currently, there is no established trading market for our common stock. We intend to apply to list shares of our common stock on the NYSE under the symbol “NXRT,” to be effective upon completion of the Spin-Off. We cannot assure you that our listing application will be accepted or that, if accepted, an active trading market for our common stock will develop after the Spin-Off or if one does develop, that it will be sustained.

Until the market has fully analyzed the value of NXRT and of NHF without NXRT, the price of NXRT common stock and NHF common shares may fluctuate significantly. Further, even if an active trading market develops, the market price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could affect our stock price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our operations or earnings estimates or publication of research reports about us or the real estate industry;

•	changes in market valuations of similar companies;

•	increases in market interest rates that lead purchasers of our shares to demand a higher yield;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this information statement;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet income estimates;

•	failure to meet and maintain REIT qualifications; and

•	general market and economic conditions.

In the past, class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our common stock.

The form, timing and/or amount of dividend distributions in future periods may vary and be impacted by economic and other considerations.

The form, timing and/or amount of dividend distributions will be declared at the discretion of the NXRT Board and will depend on actual cash from operations, our financial condition, capital requirements, the annual distribution requirements under the REIT provisions of the Code and other factors as the NXRT Board may consider relevant. The NXRT Board may modify our dividend policy from time to time.

We may be unable to make distributions at expected levels, which could result in a decrease in the market price of our common stock.

If sufficient cash is not available for distribution from our operations, we may have to fund distributions from working capital, borrow to provide funds for such distributions, reduce the amount of such distributions, or issue stock dividends. To the extent we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been. If cash available for distribution generated by our assets is less than we expect, our inability to make the expected distributions could result in a decrease in the market price of our common stock. In addition, if we make stock dividends in lieu of cash distributions it may have a dilutive effect on the holdings of our stockholders.

All distributions will be made at the discretion of the NXRT Board and will be based upon, among other factors, our historical and projected results of operations, financial condition, cash flows and liquidity, maintenance of our REIT qualification and other tax considerations, capital expenditure and other expense obligations, debt covenants, contractual prohibitions or other limitations and applicable law and such other matters as the NXRT Board may deem relevant from time to time. We may not be able to make distributions in the future, and our inability to make distributions, or to make distributions at expected levels, could result in a decrease in the market price of our common stock.

Our charter permits the NXRT Board to issue stock with terms that may subordinate the rights of our common stockholders or discourage a third party from acquiring us in a manner that could otherwise result in a premium price to our stockholders.

The NXRT Board may classify or reclassify any unissued shares of common stock or preferred stock and establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption of any such stock. Thus, the NXRT Board could authorize the issuance of preferred stock with terms and conditions that could have priority as to distributions and amounts payable upon liquidation over the rights of the holders of our common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price to holders of our common stock.

Future issuances of debt securities and equity securities may negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing stockholders and could reduce the overall value of your investment.

In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends and shares that may be issued in exchange for common units and equity plan shares/units. Upon liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities (including common units and convertible preferred units), warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of shares of our common stock. Any convertible preferred units would have, and any series or class of our preferred stock would likely have, a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders.

Existing stockholders do not have preemptive rights to any shares we issue in the future. Upon commencement of the Spin-Off, our charter will authorize us to issue              shares of capital stock, of which              shares will be designated as common stock and              shares will be designated as preferred stock. The NXRT Board may increase the number of authorized shares of capital stock without stockholder approval. After the Spin-Off, the NXRT Board may elect to (1) sell additional shares in this or future public offerings; (2) issue equity interests in private offerings; (3) issue shares of our common stock under a long term incentive plan to our non-employee directors or to employees of our Adviser or its affiliates; (4) issue shares to our Adviser, its successors or assigns, in payment of an outstanding fee obligation or as consideration in a related-party transaction; or (5) issue shares of our common stock to sellers of properties we acquire in connection with an exchange of limited partnership interests of NXRT OP. To the extent we issue additional equity interests after the Spin-Off, your percentage ownership interest in us will be diluted. Further, depending upon the terms of such transactions, most notably the offering price per share, existing stockholders may also experience a dilution in the book value of their investment in us.

Our rights and the rights of our stockholders to recover claims against our independent directors are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

Maryland law provides that a director has no liability in the capacity as a director if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in the company’s best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. As permitted by the Maryland General Corporation Law, or MGCL, our charter limits the liability of our directors and officers to the Company and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter authorizes us to obligate the Company, and our bylaws require us, to indemnify our directors and officers for actions taken by them in those capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding to the maximum extent permitted by Maryland law, and effective upon completion of the Spin-Off, we intend to enter into indemnification agreements with our directors and executive officers. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. Accordingly, in the event that actions taken by any of our directors or officers are immune or exculpated from, or indemnified against, liability but which impede our performance, our stockholders’ ability to recover damages from that director or officer will be limited.

Our charter and bylaws contain provisions that may delay, defer or prevent an acquisition of our common stock or a change in control.

Our charter and bylaws contain a number of provisions, the exercise or existence of which could delay, defer or prevent a transaction or a change in control that might involve a premium price for our stockholders or otherwise be in their best interests, including the following:

•	Our Charter Contains Restrictions on the Ownership and Transfer of Our Stock. In order for us to qualify, and elect to be taxed, as a REIT, no more than 50% of the value of outstanding shares of our stock may be owned, beneficially or constructively, by five or fewer individuals at any time during the last half of each taxable year other than the first year for which we elect to be taxed as a REIT. Subject to certain exceptions, our charter prohibits any stockholder from owning beneficially or constructively more than 6.2% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 6.2% in value of the aggregate of the outstanding shares of all classes or series of our stock. We refer to these restrictions collectively as the “ownership limits.” The constructive ownership rules under the Code are complex and may cause the outstanding stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 6.2% of our outstanding shares of common stock or the outstanding shares of all classes or series of our stock by an individual or entity could cause that individual or entity or another individual or entity to own constructively in excess of the relevant ownership limits. Our charter also prohibits any person from owning shares of our stock that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT. Any attempt to own or transfer shares of our common stock or of any of our other capital stock in violation of these restrictions may result in the shares being automatically transferred to a charitable trust or may be void. These ownership limits may prevent a third party from acquiring control of us if the NXRT Board does not grant an exemption from the ownership limits, even if our stockholders believe the change in control is in their best interests. The NXRT Board intends to grant waivers from the ownership limits applicable to holders of our common stock to certain existing stockholders, including First Trust Portfolios L.P. and Advisors Asset Management and may grant additional waivers in the future. These waivers will be subject to certain initial and ongoing conditions designed to protect our status as a REIT.

•	The NXRT Board Has the Power to Cause Us to Issue Additional Shares of Our Stock without Stockholder Approval. Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, the NXRT Board may, without stockholder approval, amend our charter to increase the aggregate number of shares of our common stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, the NXRT Board may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for our shares of common stock or otherwise be in the best interests of our stockholders. See “Description of Capital Stock—Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock.”

Certain provisions of Maryland law may limit the ability of a third party to acquire control of us.

Certain provisions of the MGCL may have the effect of inhibiting a third party from acquiring us or of impeding a change of control under circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then-prevailing market price of such shares, including:

•	“business combination” provisions that, subject to limitations, prohibit certain business combinations between an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our outstanding shares of voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of any interested stockholder and us for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter imposes two super-majority stockholder voting requirements on these combinations; and

•

“control share” provisions that provide that holders of “control shares” of our Company (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all of the votes entitled to be cast on the matter, excluding all interested shares.

Pursuant to the Maryland Business Combination Act, we expect that the NXRT Board will by resolution exempt from the provisions of the Maryland Business Combination Act all business combinations (i) between our Adviser, our Sponsor or their respective affiliates and us and (ii) between any other person and us, provided that such business combination is first approved by the NXRT Board (including a majority of our directors who are not affiliates or associates of such person). Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of shares of our stock. There can be no assurance that these exemptions or resolutions will not be amended or eliminated at any time in the future.

Additionally, Title 3, Subtitle 8 of the MGCL permits the NXRT Board, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement certain takeover defenses, such as a classified board, some of which we do not have. See “Certain Provisions of Maryland Law and Our Charter and Bylaws—Business Combinations,” “—Control Share Acquisitions” and “—Subtitle 8.”

Cautionary Statement Regarding Forward-Looking Statements

This information statement contains forward-looking statements that are subject to risks and uncertainties. In particular, statements relating to our liquidity and capital resources, Portfolio performance and results of operations contain forward-looking statements. Furthermore, all of the statements regarding future financial performance (including market conditions and demographics) are forward-looking statements. We caution investors that any forward-looking statements presented in this information statement are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements are subject to risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements.

Some of the risks and uncertainties that may cause our actual results, performance, liquidity or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	unfavorable changes in market and economic conditions in the United States and globally and in the specific markets where our properties are located;

•	risks associated with ownership of real estate;

•	limited ability to dispose of assets because of the relative illiquidity of real estate investments;

•	the risk that we may fail to consummate our pending property acquisitions;

•	intense competition in the real estate market that, combined with low residential mortgage rates that could encourage potential renters to purchase residences rather than lease them, may limit our ability to acquire or lease and re-lease property or increase or maintain rent;

•	failure of acquisitions and development projects to yield anticipated results;

•	risks associated with our strategy for acquiring value-enhancement multifamily properties, which involves greater risks than more conservative investment strategies;

•	the lack of experience of our Adviser in operating under the constraints imposed by REIT requirements;

•	loss of key personnel;

•	the risk that we may not replicate the historical results achieved by other entities managed or sponsored by affiliates of our Adviser, members of our Adviser’s management team or by Highland Capital Management or its affiliates;

•	risks associated with our Adviser’s ability to terminate the Advisory Agreement;

•	our ability to change our major policies, operations and targeted investments without stockholder consent;

•	substantial fees and expenses we will pay to our Adviser and its affiliates;

•	risks associated with the potential internalization of our management functions;

•	conflicts of interest and competing demands for time faced by our Adviser, our Sponsor and their officers and employees;

•	our dependence on information systems;

•	lack of or insufficient amounts of insurance;

•	contingent or unknown liabilities related to properties or businesses that we have acquired or may acquire;

•	high costs associated with the investigation or remediation of environmental contamination, including asbestos, lead-based paint, chemical vapor, subsurface contamination and mold growth;

•	the risk that our environmental assessments may not identify all potential environmental liabilities and our remediation actions may be insufficient;

•	high costs associated with the compliance with various accessibility, environmental, building and health and safety laws and regulations, such as the ADA and FHA;

•	risks associated with our high concentrations of investments in the Southeastern United States and Texas;

•	risks associated with limited warranties we may obtain when purchasing properties;

•	exposure to decreases in market rents due to our short-term leases;

•	risks associated with operating through joint ventures and funds;

•	the risk that we may compete with other entities affiliated with our Sponsor or Property Manager for tenants;

•	potential reforms to Fannie Mae and Freddie Mac;

•	risks associated with our reduced public company reporting requirements as an “emerging growth company”;

•	costs associated with being a public company, including compliance with securities laws;

•	risks associated with breaches of our data security;

•	the risk that our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting;

•	risks associated with our substantial current indebtedness and indebtedness we may incur in the future;

•	risks associated with derivatives or hedging activity;

•	the risk that we may be unable to achieve some or all of the benefits that we expect to achieve from the Spin-Off;

•	risks associated with the fact that the Separation and Distribution Agreement will not be the result of negotiations between unrelated third parties and no vote of the NHF common shareholders is required to effect the Spin-Off;

•	the inclusion in this information statement of historical and pro forma financial information, which may not be a reliable indicator of future results;

•	the ability of the NHF board, in its sole discretion, to amend, modify or abandon the Spin-Off and the related transactions;

•	the Spin-Off, the Advisory Agreement and related transactions are subject to the satisfaction or waiver (by NHF’s board at its sole discretion) of a number of conditions and may give rise to disputes or other unfavorable effects;

•	failure to qualify as or to maintain our status as a REIT;

•	compliance with REIT requirements, which may limit our ability to hedge our liabilities effectively and cause us to forgo otherwise attractive opportunities, liquidate certain of our investments or incur tax liabilities;

•	failure of our operating partnership to qualify as a partnership for federal income tax purposes, causing us to fail to qualify for or to maintain REIT status;

•	the ineligibility of dividends payable by REITs for the reduced tax rates available for some dividends;

•	risks associated with the stock ownership restrictions of the Code for REITs and the stock ownership limit imposed by our charter;

•	the ability of the NXRT board to revoke our REIT qualification without stockholder approval;

•	potential legislative or regulatory tax changes or other actions affecting REITs;

•	risks associated with the market for our common stock and the general volatility of the capital and credit markets;

•	failure to generate sufficient cash flows to service our outstanding indebtedness or pay distributions at expected levels;

•	risks associated with our ability to issue additional debt or equity securities in the future;

•	risks associated with limitations of liability for and our indemnification of our directors and officers; or

•	any of the other risks included in this information statement, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business and Properties.”

While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date of this information statement. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes.

The Spin-Off

General

The NHF Board has announced a plan to spin-off NexPoint Residential Trust. NHF will accomplish the Spin-Off by transferring or contributing all but one of the multifamily properties that NHF, through its subsidiary Freedom REIT, holds interests in prior to the Spin-Off to NXRT through a series of internal corporate restructurings. NHF will then distribute all of the outstanding shares of NXRT common stock held by NHF immediately prior to the Spin-Off to holders of NHF common shares. Immediately following the distributions, NHF shareholders will own 100% of the outstanding common shares of NHF and 100% of the outstanding common stock of NXRT.

Prior to the Spin-Off, NXRT and NHF will enter into a separation and distribution agreement setting forth the mechanics of the Spin-Off, certain organizational matters and other ongoing obligations of NHF and NXRT (the “Separation and Distribution Agreement”). NHF and NXRT or their respective subsidiaries, as applicable, may enter into other agreements prior to the Spin-Off to provide a framework for the restructuring and for the relationships between NXRT and NHF that will exist following the completion of the Spin-Off.

The NHF Board has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off and related transactions at any time prior to the distribution date. In addition, the Spin-Off is subject to the satisfaction or waiver of a number of conditions. See “—Conditions to the Spin-Off.”

Reasons for the Spin-Off

NHF has acquired real estate assets through its capital contributions to its subsidiary Freedom REIT. Due to the amount of opportunities NHF believes are currently available in the multifamily property asset class, the NHF Board believes it is in the best interests of the NHF shareholders to spin-off into a separate public REIT all but one of the multifamily properties that NHF, through its subsidiary Freedom REIT, holds interests in prior to the Spin-Off in order to better allow for the opportunity for growth in real estate-related assets in the multifamily asset class.

In addition, the NHF Board believes that the Spin-Off should result in the following benefits to the NHF common shareholders:

1. The NHF common shareholders will receive shares of NXRT that will have a different risk-return and asset profile from NHF, thereby providing common shareholders with the following alternatives: (a) retaining their shares in both NHF and NXRT, (b) selling their NXRT shares and retaining the NHF common shares; or (c) selling their NHF common shares and retaining their NXRT shares. As a consequence, NHF’s common shareholders may more closely align their investment portfolio with their desired exposure to different asset classes. If a shareholder sells his or her shares of either NHF or NXRT, the shareholder can be expected to incur brokerage commissions and such sale may constitute a taxable event for the stockholder.

2. NXRT common stock will be issued at a much lower transaction cost to investors than is typically the case for a newly-organized REIT since there will be no underwriting fees or commission costs for current NHF shareholders, which is not typical for a newly organized REIT. The Spin-Off will not result in an increase in the aggregate net assets of NHF and NXRT.

3. We believe NXRT, as a REIT, is a more efficient vehicle to raise debt and equity capital at lower cost than NHF, as a closed-end investment company.

4. Common shares of NHF, like shares of many registered closed-end funds, have historically traded at a discount to net asset value (“NAV”). Although no assurance can be given as to the trading level of NXRT common stock, based upon historical and current relative trading values in the secondary market for REITs and closed-end funds, we anticipate that NXRT common stock will trade at or near its implied NAV after the Spin-Off. If the common stock of NXRT trades at its implied NAV following the Spin-Off, NHF shareholders would, in effect, have eliminated the discount on a portion of their NHF shares. In addition, the discount at which many closed-end fund shares trade limits a closed-end fund’s ability to raise incremental capital for investment, including investments necessary to fund capital expenditures in multifamily properties. NXRT may be better able to realize the value of the Portfolio than would NHF absent the Spin-Off. The Spin-Off is believed to be the most effective and efficient way to maximize value to NHF shareholders from the multifamily real estate portfolio.

The Number of Shares You Will Receive in the Spin-Off

For every              common shares of NHF that you owned at the close of business on             , 2015, the record date, you will receive              share of common stock of NXRT on the distribution date.

When and How You Will Receive the Distribution

NHF will distribute the shares of NXRT common stock on             , 2015, the distribution date. However, the NHF Board may determine to delay or abandon the Spin-Off. American Stock Transfer & Trust Company will serve as transfer agent and registrar for the NXRT common stock and as distribution agent in connection with the Spin-Off.

If you own NHF common shares as of the close of business on the record date, the shares of NXRT common stock that you are entitled to receive in the Spin-Off will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to shareholders, as is the case in the Spin-Off.

Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your common shares of NHF and you are the registered holder of the NHF common shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of NXRT common stock that have been registered in book-entry form in your name. If you have any questions concerning the mechanics of having shares of NXRT common stock registered in book-entry form, you are encouraged to contact our Corporate Secretary by mail at NexPoint Residential Trust, 300 Crescent Court, Suite 700, Dallas, Texas 75201 or by phone at 972-628-4100.

Most NHF shareholders hold their common shares of NHF through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your NHF common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of common stock of NXRT that you are entitled to receive in the Spin-Off. If you have any questions concerning the mechanics of having shares of NXRT common stock held in “street name,” you are encouraged to contact your bank or brokerage firm.

Treatment of Fractional Shares

The distribution agent will not deliver any fractional shares of our common stock in connection with the delivery of NXRT common stock pursuant to the Spin-Off. Instead, the distribution agent will aggregate all fractional shares and sell them on behalf of those shareholders who otherwise would be entitled to receive fractional shares. These sales will occur as soon as practicable after the distribution date. Those shareholders will then receive a cash payment, in the form of a check, in an amount equal to their pro rata share of the total proceeds of those sales. Any applicable expenses, including brokerage fees, will be paid by us.

We expect that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures, and that brokers or other nominees may request the distribution agent to sell the fractional shares on their behalf. You should contact your broker or other nominee for additional details. None of NHF, us, or our distribution agent will guarantee any minimum sale price for fractional shares or pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient shareholders. See “—Certain U.S. Federal Income Tax Consequences of the Spin-Off.”

Results of the Spin-Off

After the Spin-Off, NXRT will be a separate publicly traded company. Immediately following the Spin-Off, (1) there will not be any outstanding options or warrants to purchase, or securities convertible into, common stock of NXRT and (2) based on the number of registered shareholders of NHF on             , 2015, and without giving effect to “when-issued” trading, we expect to have approximately              stockholders of record.

The actual number of shares to be distributed will be determined based on the number of common shares of NHF outstanding on the record date.

The Spin-Off will not affect the rights of NHF shareholders.

Certain U.S. Federal Income Tax Consequences of the Spin-Off

The following is a summary of certain U.S. federal income tax consequences of the Spin-Off to U.S. holders (as defined below) of NHF common shares that receive shares of NXRT common stock and cash in lieu of fractional shares, if any, in the distribution. This summary is based on the Code, the U.S. Treasury regulations promulgated thereunder, and interpretations of the Code and the U.S. Treasury regulations by the courts and the IRS, in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not discuss all the tax considerations that may be relevant to NHF shareholders in light of their particular circumstances, nor does it address the consequences to NHF shareholders subject to special treatment under the U.S. federal income tax laws (such as holders other than U.S. Holders (as defined below), insurance companies, dealers or brokers in securities or currencies, tax-exempt organizations, financial institutions, mutual funds, pass-through entities and investors in such entities, holders who hold their shares as a hedge or as part of a hedging, straddle, conversion, synthetic security, integrated investment or other risk-reduction transaction or who are subject to alternative minimum tax or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation). In addition, this summary does not address the U.S. federal income tax consequences to those NHF shareholders who do not hold their NHF common shares as a capital asset. This summary also does not address any state, local or foreign tax consequences. Finally, based on advice provided to NXRT by NHF, this summary assumes that NHF qualifies as a RIC for U.S. federal income tax purposes.

NHF SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE SPIN-OFF TO THEM.

For purposes of this discussion, a U.S. holder is a beneficial owner of NHF common shares that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust or (2) in the case of a trust that was treated as a domestic trust under the law in effect before 1997, a valid election is in place under applicable U.S. Treasury regulations.

If a partnership, including any entity treated as a partnership for U.S. federal income tax purposes, holds NHF common shares, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners in a partnership holding NHF common shares should consult their own tax advisors regarding the tax consequences of the Spin-Off.

The distribution of NXRT’s common stock and cash in lieu of fractional shares, if any, will not qualify for tax-free treatment, and an amount equal to the fair market value of the common stock and the amount of any cash received by you on the distribution date will be treated as a taxable dividend up to the amount of your share of any current and accumulated earnings and profits of NHF for the year of the distribution, including any capital gains and dividends income taken into account by NHF with respect to the distribution by Freedom REIT of interests in the multifamily properties to NHF and the distribution by NHF of the NXRT common stock to you. Accordingly, such distribution will be taxable to you as a distribution of ordinary income, long term capital gain or a combination of both, without a distribution of any corresponding amount of cash (other than cash in lieu of fractional shares) to you to pay the tax on such gain, if any. If the fair market value of the NXRT common stock and cash exceeds the amount of earnings and profits allocated to such distribution, the excess will first be treated as a non-taxable return of capital, reducing your tax basis in its NHF common shares. To the extent that the fair market value of the NXRT common stock and cash then remaining exceeds your basis in your NHF common shares, such excess will be taxable as a gain realized from a deemed sale of NHF common shares. You will take a fair market value tax basis in the NXRT common stock received and will have a holding period for the NXRT common stock for U.S. federal tax purposes that begins on the day following the distribution date. In addition to other information necessary to file tax returns, NHF will provide you with information on the amount of the distribution to be treated as a taxable dividend, and whether it is a distribution of ordinary income, long term capital gain or a combination of both.

Information Reporting and Backup Withholding

NHF will report to you and the IRS the amount of dividends paid during each calendar year, including the value of our stock and the amount of cash in lieu of fractional shares, if any, distributed to you, and the amount of any tax withheld. Under the backup withholding rules, you may be subject to backup withholding with respect to dividends paid unless you are a corporation or come within other exempt categories and, when required, demonstrate this fact or provide a taxpayer identification number or social security number, certify as to no loss of exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules. If backup withholding is required, NHF may withhold the required amount out of other distributions it would otherwise make to you, or may reduce the amount of your stock distribution. If you do not provide your correct taxpayer identification number or social security number you may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of a capital gain distribution to you if you fail to certify your non-foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING IS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE SPIN-OFF UNDER CURRENT LAW AND IS FOR GENERAL INFORMATION ONLY. THE FOREGOING DOES NOT PURPORT TO ADDRESS ALL U.S. FEDERAL INCOME TAX CONSEQUENCES OR TAX CONSEQUENCES THAT MAY ARISE UNDER THE TAX LAWS OF OTHER JURISDICTIONS OR THAT MAY APPLY TO PARTICULAR CATEGORIES OF SHAREHOLDERS. EACH NHF SHAREHOLDER SHOULD CONSULT HIS, HER OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF THE SPIN-OFF TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS, AND THE EFFECT OF POSSIBLE CHANGES IN TAX LAWS THAT MAY AFFECT THE TAX CONSEQUENCES DESCRIBED ABOVE.

Market for Common Stock of NXRT

There is currently no public market for the NXRT common stock. We intend to list our common stock on NYSE under the symbol “NXRT.”

Trading Before the Distribution Date

Beginning on or shortly before the record date and continuing up to and through the distribution date, it is expected that there will be two markets in NHF common shares: a “regular-way” market and an “ex-distribution” market. Shares of NHF that trade on the “regular way” market will trade with an entitlement to shares of the common stock of NXRT distributed pursuant to the Spin-Off. Shares that trade on the “ex-distribution” market will trade without an entitlement to shares of the common stock of NXRT distributed pursuant to the Spin-Off. Therefore, if you sell common shares of NHF in the “regular-way” market up to and including through the distribution date, you will be selling your right to receive shares of the common stock of NXRT in the Spin-Off. If you own common shares of NHF at the close of business on the record date and sell those shares on the “ex-distribution” market, up to and including through the distribution date, you will still receive the shares of the common stock of NXRT that you would be entitled to receive pursuant to your ownership of the common shares of NHF.

Furthermore, beginning shortly before the distribution date and continuing up to and including the distribution date, it is expected that there will be a “when-issued” market in the common stock of NXRT. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for shares of NXRT common stock that will be distributed to NHF shareholders on the distribution date. If you owned common shares of NHF at the close of business on the record date, you would be entitled to shares of NXRT’s common stock distributed pursuant to the Spin-Off. You may trade this entitlement to shares of common stock of NXRT, without the common shares of NHF you own, on the “when-issued” market. On the first trading day following the distribution date, “when-issued” trading with respect to NXRT common stock will end and “regular-way” trading will begin.

Conditions to the Spin-Off

The NHF Board has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off and the related transactions at any time prior to the distribution date. This means NHF may cancel or delay the planned distribution of common stock of NXRT if at any time the NHF Board determines that the distribution of such common stock is not in the best interests of NHF. If the NHF Board determines to cancel the Spin-Off, shareholders of NHF will not receive any distribution of NXRT common stock and NHF will be under no obligation whatsoever to its shareholders to distribute such shares.

Your vote is not required to effect the Spin-Off. You do not need to make any payment, surrender or exchange your common shares of NHF or take any other action to receive your shares of NXRT common stock.

Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of an Advisory Agreement to be entered into between NXRT and NexPoint Real Estate Advisors. Upon the completion of the Spin-Off and the approval of the Advisory Agreement, NXRT will be externally managed by NexPoint Real Estate Advisors, which will conduct substantially all of NXRT’s operations and provide asset management for NXRT’s real estate investments.

Absent a determination of the NHF Board to the contrary, NXRT expects that the Spin-Off will be effective on             , 2015, the distribution date. In addition, the Spin-Off and related transactions are subject to the satisfaction or waiver (by the NHF Board in its sole discretion) of the following conditions:

•	the Separation and Distribution Agreement shall have been duly executed and delivered by the parties thereto and the Spin-Off and the related transactions in accordance with the plan of reorganization set forth in the Separation and Distribution Agreement shall have been completed;

•	the Form 10 containing this information statement shall have been declared effective by the SEC, no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and this information statement shall have been mailed to NHF’s shareholders as of the Record Date;

•	all actions and filings necessary or appropriate under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;

•	NHF and NXRT shall have received a reasonably satisfactory tax opinion from Freedom REIT’s counsel and NXRT shall have received a reasonably satisfactory tax opinion from its counsel;

•	NXRT shall not be required to register as an investment company under the Investment Company Act of 1940;

•	the NXRT common stock shall have been accepted for listing on the NYSE, subject to official notice of issuance;

•	the approval by NHF’s shareholders of the Advisory Agreement;

•	NHF, NXRT, Freedom REIT, the Advisor and NHF’s advisor shall have received an exemptive order of the SEC under the Investment Company Act 1940 permitting the Spin-Off and related transactions;

•	no order, injunction or other legal restraint or prohibition preventing the consummation of the Spin-Off or related transactions shall be threatened, pending or in effect;

•	any material consents and governmental authorizations necessary to complete the Spin-Off (including all required regulatory approvals) shall have been obtained and be in full force and effect;

•	prior to the Spin-Off, the current NXRT Board shall have duly elected all individuals specified in this information statement as members of the NXRT Board who have not yet been elected as members of the NXRT Board; and

•	no event or development shall have occurred that, in the judgment of the NHF Board, prevents the consummation of the transactions contemplated by the Separation and Distribution Agreement.

The fulfillment of the foregoing conditions will not create any obligation on the part of NHF to effect the Spin-Off.

Spin-Off Expenses

The total estimated amount of organizational expenses and other costs in connection with the Spin-Off is             , all of which will be borne by NHF. NHF will reimburse Highland for up to $100,000 in expenses incurred in connection with the Spin-Off at cost, with no mark-up. The allocation of costs is subject to change and will be determined when NHF and NXRT enter into the Separation and Distribution Agreement.

Accounting Treatment

After the Spin-Off, the balance sheet of NXRT will include all of the assets and liabilities associated with the multifamily properties held by NHF through its subsidiary Freedom REIT. The assets and liabilities associated with the multifamily properties held by NHF, through its subsidiary Freedom REIT, will be contributed and recorded at their respective historical carrying values at the time of the Spin-Off in accordance with the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 505-60, Spinoffs and Reverse Spinoffs.

Financial Advisor

Ladenburg Thalmann & Co. Inc. provided financial advice in connection with the Spin-Off. Ladenburg was retained in connection with the transaction because of the firm’s familiarity with the businesses and assets of

NHF and the firm’s qualifications and reputation. NHF will pay a fee of $250,000 in connection with its engagement.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to NHF shareholders who will receive shares of NXRT common stock in the Spin-Off. Your vote is not required to effect the Spin-Off. You do not need to make any payment, surrender or exchange your common shares of NHF or take any other action to receive your shares of NXRT common stock. Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of an Advisory Agreement to be entered into between NXRT and NexPoint Real Estate Advisors. See “—Conditions to the Spin-Off.” Upon the completion of the Spin-Off and approval of the Advisory Agreement, NXRT will be externally managed by NexPoint Real Estate Advisors, which will conduct substantially all of NXRT’s operations and provide asset management for NXRT’s real estate investments.

We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and neither we nor NHF undertakes any obligation to update the information except in the normal course of our respective public disclosure obligations and practices.

Distributions

Distribution Policy

NXRT intends to be taxed as a REIT for U.S. federal income tax purposes. Commencing with NXRT’s first taxable year of operations as a separate public company, consistent with industry standards, NXRT expects to pay distributions in cash in an amount equal to approximately 80% of NXRT’s AFFO for each quarterly period but in no event will the annual dividend be less than 90% of NXRT’s REIT taxable income on an annual basis, determined without regard to the dividends paid deduction and excluding any net capital gains. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. For purposes of determining its cash distributions, NXRT’s AFFO will be calculated by starting with The National Association of Real Estate Investment Trusts’ (“NAREIT”) definition of “funds from operations,” which is net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and equity-based compensation expense reduced by maintenance capital expenditures. The NAREIT definition will then be adjusted to exclude the effect of acquisition expenses, equity-based compensation expenses and the amortization of intangibles, resulting in AFFO for NXRT.

Initially, cash available for distribution to NXRT stockholders will be derived solely from rental payments and other revenues and cash reserves which the NXRT Board determines are no longer required. All distributions will be made by NXRT at the discretion of the NXRT Board and will depend on the financial position, results of operations, cash flows, capital requirements, debt covenants (which may include limits on distributions by our subsidiaries to us), applicable law and other factors as the NXRT Board deems relevant. The NXRT Board has not yet determined when any distributions will be declared or paid.

NXRT currently intends to pay quarterly distributions in cash. For purposes of satisfying the minimum distribution requirement to qualify for and maintain REIT status, NXRT’s taxable income will be calculated without reference to its cash flow. Consequently, under certain circumstances, NXRT may not have available cash to pay its required distributions and may distribute a portion of its dividends in the form of its stock or its debt instruments. In either event, a stockholder of NXRT will be required to report dividend income as a result of such distributions even though NXRT distributed no cash or only nominal amounts of cash to such stockholder. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as taxable dividends that would satisfy that REIT annual distribution requirement and qualify for the dividends paid deduction for U.S. federal income tax purposes. Those rulings may be relied upon only by taxpayers to whom they were issued, but NXRT could request a similar ruling from the IRS. Accordingly, it is unclear whether and to what extent NXRT will be able to make taxable dividends payable in-kind. For more information, see “U.S. Federal Income Tax Considerations—Annual Distribution Requirements.” NXRT currently believes that it will have sufficient available cash to pay its required distribution for 2015 in cash, assuming the Spin-Off is consummated in 2015, but there can be no assurance that this will be the case.

NXRT may borrow funds, liquidate or sell a portion of its properties or find another source of funds, such as the issuance of equity securities, in order to pay its required distributions.

NXRT anticipates that its distributions generally will be taxable as ordinary income to its stockholders, although a portion of the distributions may be designated by NXRT as qualified dividend income or capital gain or may constitute a return of capital. NXRT will furnish annually to each NXRT stockholder a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For a more complete discussion of the U.S. federal income tax treatment of distributions to stockholders of NXRT, see “U.S. Federal Income Tax Considerations.”

We cannot assure you that our estimated distributions will be made or sustained or that the NXRT Board will not change our distribution policy in the future. Any distributions we pay in the future will depend upon our actual results of operations, liquidity, cash flows, financial conditions, economic conditions, debt service requirements and other factors that could differ materially from our current expectations. Our actual results of operations, liquidity, cash flows and financial conditions will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, the ability of our residents to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our ability to pay dividends and make other distributions to our stockholders, please see “Risk Factors.”

Distribution Reinvestment Program

In connection with the Spin-Off, we expect to implement a distribution reinvestment program. Our distribution reinvestment program will provide our stockholders with an opportunity to acquire additional shares of common stock by reinvesting distributions. Stockholders who elect to participate in the distribution reinvestment program will authorize us to use distributions payable to them to acquire additional shares of common stock. A participant will not be able to acquire common stock under the program if the purchase would cause the participant to exceed the 6.2% ownership limit or would violate any of the other stock ownership restrictions imposed by our charter or securities laws.

The distribution reinvestment program may purchase fractional shares of common stock, so that 100% of distributions will be used to acquire common stock. Common stock will be purchased under the distribution reinvestment program on the record date for the distribution used to purchase the common stock. Distributions on common stock acquired pursuant to the distribution reinvestment program will be paid at the same time as distributions are paid on common stock purchased outside the program and are calculated with a daily record and distribution declaration date.

Shares for the distribution reinvestment program will be acquired from the exchange or market on which our shares are listed at the prevailing market price. If we use the services of a broker to acquire shares of our common stock in connection with the distribution reinvestment program, we will allocate the costs of such broker among all of the participants in the program. We will not charge these investors for any fees other than the actual third-party out-of-pocket expenses that we incur. Neither we, nor our Adviser, nor our affiliates will receive a fee for managing the distribution reinvestment program. We do not warrant or guarantee that participants will acquire shares at the lowest possible price through the program.

A participant may stop participating in the distribution reinvestment program at any time without penalty, by delivering written notice to us. Within 90 days after the end of our fiscal year, we will provide each participant with an individualized report on his or her investment, including the purchase date, purchase price and number of shares owned, as well as the dates of distribution and amount of distributions received during the prior fiscal year. The individualized statement to participants will include receipts and purchases relating to each participant’s participation in the distribution reinvestment program including the tax consequences relative thereto.

The directors, including a majority of independent directors, by majority vote may amend or terminate the distribution reinvestment program upon 10 days’ notice to participants.

Stockholders who participate in the distribution reinvestment program will recognize dividend income, taxable to the extent of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), in the amount and as though they had received the cash rather than purchased shares through the distribution reinvestment program. These deemed dividends will be treated as actual dividends and will retain the character and tax effects applicable to all dividends. Shares received under the distribution reinvestment program will have a holding period, for tax purposes, beginning with the day after purchase, and a tax basis equal to their cost, which is the gross amount of the deemed distribution. See “U.S. Federal Income Tax Considerations—Taxation of Stockholders” for a full discussion of the tax effects of distributions.

Capitalization

The following table sets forth our capitalization as of September 30, 2014, on a historical basis and a pro forma basis to give effect to the Spin-Off, as if the Spin-Off occurred on September 30, 2014. An explanation of the pro forma net income (loss) adjustments made to NXRT’s financial statements and the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements can be found in the NXRT Unaudited Pro Forma Combined Consolidated Financial Statements included elsewhere in this information statement. The following table should be reviewed in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and NXRT’s historical and pro forma combined consolidated financial statements and accompanying notes included elsewhere in this information statement.

	As of September 30, 2014
	Freedom REIT Contribution Group Historical	NXRT Pro Forma
		(unaudited)
Cash and cash equivalents	$7,608,290	$7,610,290

Mortgages	$372,134,456	$608,191,170

Total debt	372,134,456	608,191,170
Invested equity	134,629,009	229,183,592
Noncontrolling interest	16,446,140	26,951,983

Total capitalization	$523,209,605	$864,326,745

Selected Historical and Pro Forma Financial and Operating Data

The following table sets forth the selected historical financial and operating data for the Freedom REIT Contribution Group (as described below) and the selected pro forma financial and operating data of NXRT. Prior to the Spin-Off, we will not have operated our business separate from NHF. We use the term “Freedom REIT Contribution Group” to mean the carve out business of the entities that own all or a majority interest in the multifamily properties that we will hold interests in following the Spin-Off.

The selected historical and pro forma financial data has been derived from the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements and NXRT’s Unaudited Pro Forma Combined Consolidated Financial Statements included elsewhere in this information statement. Our management believes the assumptions underlying the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements and accompanying notes and NXRT’s Unaudited Pro Forma Combined Consolidated Financial Statements and accompanying notes are reasonable. However, the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements and NXRT’s Unaudited Pro Forma Combined Consolidated Financial Statements may not necessarily reflect the financial condition and results of operations in the future or what they would have been had we been a separate, stand-alone company during the periods presented. The results of operations presented for interim periods are not necessarily representative of operations for the entire year.

The following should be read in conjunction with the Freedom REIT Contribution Group’s Combined Consolidated Financial Statements and accompanying notes, NXRT’s Unaudited Pro Forma Combined Consolidated Financial Statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each of which are included elsewhere in this information statement.

	Freedom REIT Contribution Group		Pro Forma NXRT
	Year ended December 31, 2013	Nine months ended September 30, 2014	Year ended December 31, 2013	Nine months ended September 30, 2014
		(unaudited)	(unaudited)	(unaudited)
Operating Data:
Total revenues	$316,187	$22,731,982	$102,125,227	$79,837,142
Total expenses	486,205	30,015,537	111,854,521	66,764,547
Operating income (loss)	(170,018)	(7,283,555)	(9,729,294)	13,072,595
Total other expense	—	(4,116,164)	(16,346,006)	(12,879,609)
Net income (loss)	(170,018)	(11,399,719)	(26,075,300)	192,986
Net income (loss) attributable to noncontrolling interests	—	(1,370,052)	(1,962,201)	716,087
Net loss attributable to invested equity	(170,018)	(10,029,667)	—	—
Net loss attributable to common stockholders	—	—	(24,113,099)	(523,101)
Loss per share (1)
Basic
Diluted

	Freedom REIT Contribution Group		Pro Forma NXRT
	As of December 31, 2013	As of September 30, 2014	As of September 30, 2014
		(unaudited)	(unaudited)
Balance Sheet Data:
Total net operating real estate	$8,972,855	$478,976,153	$792,260,153
Total assets	11,231,763	532,761,989	874,302,027
Mortgages payable	—	372,134,456	608,191,170
Total liabilities	68,487	381,686,840	618,166,453
Invested equity	11,163,276	134,629,009	229,183,592
Noncontrolling interests	—	16,446,140	26,951,983

	Freedom REIT Contribution Group		Pro Forma NXRT
	Year ended December 31, 2013	Nine months ended September 30, 2014	Year ended December 31, 2013	Nine months ended September 30, 2014
		(unaudited)	(unaudited)	(unaudited)
Other Data:
FFO (2)	$(28,272)	$25,888	$19,679,491	$17,868,730
AFFO (2)	108,277	6,566,966	20,661,494	18,432,357
Weighted average number of shares of common stock outstanding—basic
Weighted average number of shares of common stock outstanding—diluted

	Freedom REIT Contribution Group
	Year ended December 31, 2013	Nine months ended September 30, 2014
		(unaudited)
Cash Flow Data:
Cash flows provided by (used in) operations	$27,207	$(3,064,649)
Cash flows used in investing activities	(11,151,659)	(484,201,462)
Cash flows provided by financing activities	11,314,320	494,684,533

(1)	Per share amounts will be included in future filing.
(2)	FFO and AFFO are Non-GAAP measures. For additional information on these Non-GAAP measures, why we use these measures and for a reconciliation of these Non-GAAP measures to the nearest GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measurements.”

Management’s Discussion and Analysis of Financial Condition

and Results of Operations

The following is a discussion and analysis of (a) our anticipated financial condition immediately following the Spin-Off and (b) the Freedom REIT Contribution Group’s historical results of operations, consisting of the carve out business of the entities that own all or a majority interest in the multifamily properties that we will hold interests in following the Spin-Off. The following should be read in conjunction with our financial statements and accompanying notes, the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements and accompanying notes, as well as our Unaudited Pro Forma Combined Consolidated Financial Statements and accompanying notes, each of which are included elsewhere in this information statement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those projected, forecasted or expected in these forward-looking statements as a result of various factors, including those which are discussed below and elsewhere in this information statement. See also “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.” Prior to the Spin-Off, we will not have operated our business separate from NHF. Our management believes the assumptions underlying the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements and accompanying notes and NXRT’s Unaudited Pro Forma Combined Consolidated Financial Statements and accompanying notes are reasonable. However, the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements and the NXRT Unaudited Pro Forma Combined Consolidated Financial Statements may not necessarily reflect our financial condition and results of operations in the future, or what they would have been had we been a separate, stand-alone company during the periods presented.

Overview

After the Spin-Off, NXRT will directly or indirectly hold all or a majority interest in all but one of the multifamily properties that NHF, through its subsidiary Freedom REIT, holds interests in prior to the Spin-Off. At the time of the Spin-Off, NXRT expects to own all or a majority interest in a portfolio of multifamily properties, or the Portfolio, primarily located in the Southeastern United States and Texas consisting of 38 multifamily properties (including 6 probable acquisitions, which have not yet closed) encompassing 11,816 units of apartment space, which at the time of the Spin-Off, we expect to be approximately 94% leased. At the time of the Spin-Off, NXRT believes the occupancy rate for the Portfolio will be approximately 92% and the weighted average monthly effective rent per occupied apartment unit at those properties will be approximately $760.

Following the Spin-Off and our application to list our shares on the NYSE, we will be a separate, publicly-traded REIT, with our shares listed on the NYSE, primarily focused on directly or indirectly acquiring, owning, operating and selectively developing well-located Class A and B multifamily properties in large cities and suburban submarkets of large cities, primarily in the Southeastern United States and Texas. We expect to generate revenue primarily by leasing our multifamily properties. We also intend to employ a value-add component at a majority of our acquisitions in an attempt to improve rental rates and the net operating income at our properties. Upon completion of the Spin-Off and the approval of the Advisory Agreement, we will be externally managed by NexPoint Real Estate Advisors, or our Adviser, an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser which, together with its affiliates, had approximately $19 billion in assets under management as of September 30, 2014.

We intend to elect to be taxed and intend to qualify as a REIT for U.S. federal income tax purposes commencing with our first taxable year of operations as a separate public company. To maintain REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute to our stockholders at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gains. See “U.S. Federal Income Tax Considerations.”

Components of Our Revenues and Expenses Following the Spin-Off

Revenues

Following the Spin-Off, our earnings will primarily be attributable to the rental revenue from our multifamily properties. We anticipate that the leases we enter into for our multifamily properties will typically be for one year or less. We anticipate annual revenues from the Portfolio of between $105 million to $115 million in the first year after the Spin-Off. These amounts were determined based upon the trailing 12 month financial statements provided by the previous owners of the properties and certain assumptions we made. We assumed a modest increase in rent growth for our properties based upon increased rents and increased occupancy rates due to the value-add program that we plan to implement at our properties. If there was a 1% increase or decrease in our weighted average monthly effective rent per occupied apartment unit, it would result in an approximately $1 million increase or decrease in revenue, assuming all other variables remain constant. If there was a 1% increase or decrease in our occupancy rate, it would result in an approximately $1.1 million increase or decrease in revenue, assuming all other variables remain constant.

Property-Operating Expenses

Property-operating expenses are anticipated to be approximately $50 million to $60 million in the first year after the Spin-Off. Property-operating expenses include real estate taxes, property maintenance costs, marketing, insurance, management fees, provisions for doubtful accounts and other property operating costs. These amounts were determined based upon the trailing 12 month financial statements provided by the previous owners of the properties and certain assumptions we made. We assumed an increase in real estate taxes based upon the advice of real estate professionals and recent comparable transactions in similar markets. Additionally, we have assumed a modest increase in maintenance costs and other property operating costs in order to maintain our properties after we have implemented our value-add program. If there was a 1% increase or decrease in our real estate taxes, it would result in an approximately $120,000 increase or decrease in property-operating expenses, assuming all other variables remain constant. If there was a 1% increase or decrease in our maintenance costs, it would result in an approximately $90,000 increase or decrease in property-operating expenses, assuming all other variables remain constant.

General and Administrative Expenses

General and administrative expenses of NXRT, excluding property-operating expenses, are anticipated to be approximately $12 million to $13 million in the first year after the Spin-Off, consisting of management fees, the reimbursement of expenses to our Adviser, professional service fees and administrative costs. The reimbursement of Adviser Operating Expenses, stock based compensation granted under any NXRT equity compensation plan, administrative fees and the management fees paid to our Adviser will not exceed 1.5% of Average Real Estate Assets per calendar year (or part thereof that the Advisory Agreement is in effect). The cap does not limit the reimbursement of expenses related to securities offerings. The cap also does not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with mergers and acquisitions, extraordinary litigation or other events outside the Company’s ordinary course of business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of real estate assets. These amounts were determined based on the experience of our management team and discussions with outside service providers, consultants and advisors.

Depreciation and Amortization Expense

We will incur depreciation and amortization expense for the properties transferred to us from NHF, which is expected to be between $17 million and $19 million in the first year after the Spin-Off.

Discussion of Historical Results of Operations of the Freedom REIT Contribution Group

Basis of Presentation

The Freedom REIT Contribution Group’s Combined Consolidated Carve Out Financial Statements were prepared on a stand-alone basis and were derived from the combined financial statements and accounting records of NHF. These statements reflect the combined consolidated historical financial condition and results of operations of the carve out business of the entities that own all or a majority interest in the multifamily properties that we will hold interests in following the Spin-Off.

Operating Results

Our primary business consists of directly or indirectly acquiring, owning, operating and selectively developing well-located Class A and B multifamily properties in large cities and suburban submarkets of large cities, primarily in the Southeastern United States and Texas. At the time of the Spin-Off, NXRT expects to own all or a majority interest in a portfolio of multifamily properties, or the Portfolio, primarily located in the Southeastern United States and Texas consisting of 38 multifamily properties (including 6 probable acquisitions, which have not yet closed) encompassing 11,816 units of apartment space, which at the time of the Spin-Off, we expect to be approximately 94% leased. At the time of the Spin-Off, we believe the occupancy rate for the Portfolio will be approximately 92% and the weighted average monthly effective rent per occupied apartment unit at those properties will be approximately $760.

The following table sets forth a summary of the Freedom REIT Contribution Group’s operating results from the date of inception:

	Year ended December 31, 2013	Nine months ended September 30, 2014
		(unaudited)
Total revenue	$316,187	$22,731,982
Total expenses	(486,205)	30,015,537
Operating loss	(170,018)	(7,283,555)
Total other expense	—	(4,116,164)
Net loss	(170,018)	(11,399,719)
Net loss attributable to noncontrolling interest	—	(1,370,052)
Net loss attributable to invested equity	(170,018)	(10,029,667)

Non-GAAP Measurements

We believe that net income, as defined by GAAP, is the most appropriate earnings measure. We also believe that funds from operations, or FFO, as defined by NAREIT, and adjusted funds from operations, or AFFO, are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. However, since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, plus real estate depreciation and amortization and impairment charges. We compute FFO in accordance with NAREIT’s definition. AFFO is calculated by adjusting our FFO by adding back items that do not reflect ongoing property operations, such as acquisition expenses, equity-based compensation expenses and the amortization of deferred loan costs. AFFO will also be adjusted to include any gains (losses) from sales of property to the extent excluded from FFO.

We believe that the use of FFO and AFFO, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. We consider FFO and AFFO to be useful measures for reviewing comparative operating and financial performance because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for AFFO, by excluding non-cash expenses such as acquisition expenses, equity-based compensation expenses and the amortization of deferred loan costs. FFO and AFFO can help investors compare our operating performance between periods and to other REITs. While FFO and AFFO are relevant and widely used measures of operating performance of REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating our liquidity or operating performance. FFO and AFFO do not purport to be indicative of cash available to fund our future cash requirements. Further, our computation of FFO and AFFO may not be comparable to FFO and AFFO reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define AFFO differently than we do.

The following table reconciles our calculations of FFO and AFFO to net income, the most directly comparable GAAP financial measure, for the periods set forth below:

	Freedom REIT Contribution Group		Pro Forma NXRT
	Year ended December 31, 2013	Nine months ended September 30, 2014	Year ended December 31, 2013	Nine months ended September 30, 2014
		(unaudited)	(unaudited)	(unaudited)
Net loss	$(170,018)	$(11,399,719)	$(26,075,300)	$192,986
Depreciation and amortization	141,746	11,425,607	45,754,791	17,675,744

FFO	(28,272)	25,888	19,679,491	17,868,730

Acquisition expenses	136,544	6,352,836	—	—
Amortization of deferred loan costs	—	188,242	982,003	563,627
Equity-based compensation expenses	—	—	—	—

AFFO	108,272	6,566,966	20,661,494	18,432,357

See “—Components of our Revenues and Expenses Following the Spin-Off” for a discussion of our forecasted revenues, general and administrative expenses and interest expense amounts.

Liquidity and Capital Resources

Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses and other expenditures directly associated with our multifamily properties, including:

•	management fees payable to our Adviser;

•	administrative fees payable to our Adviser;

•	reimbursements to our Adviser;

•	property management fees payable to BH;

•	recurring maintenance necessary to maintain our multifamily properties;

•	interest expense and scheduled principal payments on outstanding indebtedness (see “—Obligations and Commitments”);

•	distributions necessary to qualify for taxation as a REIT; and

•	capital expenditures to complete our value-add program and to improve the quality and performance of our multifamily properties.

We expect to meet our short-term liquidity requirements generally through net cash provided by operations and existing cash balances. At the time of the Spin-Off, we will have reserved approximately $75.6 million for our planned capital expenditures to implement our value-add program.

Our long-term liquidity requirements consist primarily of funds necessary to pay for the costs of acquiring additional multifamily properties, renovations and other capital expenditures to improve our multifamily properties and scheduled debt payments. We expect to meet our long-term liquidity requirements through various sources of capital, which may include a revolving credit facility and future debt or equity issuances, existing working capital, net cash provided by operations, long-term mortgage indebtedness and other secured and unsecured borrowings. However, there are a number of factors that may have a material adverse effect on our ability to access these capital sources, including the state of overall equity and credit markets, our degree of leverage, our unencumbered asset base and borrowing restrictions imposed by lenders (including as a result of any failure to comply with financial covenants in our existing and future indebtedness), general market conditions for REITs, our operating performance and liquidity and market perceptions about us. The success of our business strategy will depend, in part, on our ability to access these various capital sources.

In addition to our value-add program, our multifamily properties will require periodic capital expenditures and renovation to remain competitive. In addition, acquisitions, redevelopments or expansions of our multifamily properties will require significant capital outlays. Long-term, we may not be able to fund such capital improvements solely from net cash provided by operations because we must distribute annually at least 90% of our REIT taxable income, determined without regard to the deductions for dividends paid and excluding net capital gains, to qualify and maintain our qualification as a REIT, and we are subject to tax on any retained income and gains. As a result, our ability to fund capital expenditures, acquisitions or redevelopment through retained earnings long-term is very limited. Consequently, we expect to rely heavily upon the availability of debt or equity capital for these purposes. If we are unable to obtain the necessary capital on favorable terms, or at all, our financial condition, liquidity, results of operations and prospects could be materially and adversely affected.

We believe that our available cash at the time of the Spin-Off, expected operating cash flows and potential debt or equity financings will provide sufficient funds for our operations, anticipated scheduled debt service payments and dividend requirements for the twelve-month period following the Spin-Off.

Cash Flows

The following table presents selected data from the Freedom REIT Contribution Group’s Combined Consolidated Carve Out Statements of Cash Flows from the date of inception:

	Year ended December 31, 2013	Nine months ended September 30, 2014
		(unaudited)
Net cash provided by (used in) operating activities	$27,207	$(3,064,649)
Net cash used in investing activities	(11,151,659)	(484,201,462)
Net cash provided by financing activities	11,314,320	494,684,533
Net increase in cash and cash equivalents	189,868	7,418,422
Cash and cash equivalents at beginning of period	—	189,868
Cash and cash equivalents at end of period	189,868	7,608,290

Mortgage Indebtedness

After the Spin-Off, we anticipate that our subsidiaries (assuming probable acquisitions close) will have aggregate mortgage indebtedness to third parties of approximately $610.5 million. This amount reflects existing mortgage indebtedness that totaled approximately $486.6 million as of December 31, 2014. As of December 31, 2014, the weighted average interest rate on the outstanding indebtedness related to the Portfolio was 2.65%.

We entered into and expect to continue to enter into interest rate cap agreements with various third parties to cap the variable interest rates on our outstanding indebtedness. These agreements generally have a term of three years and cover the outstanding principal amount of the underlying indebtedness. Under these agreements, we pay a fixed fee in exchange for the counterparty to pay any interest above a maximum rate. At December 31, 2014, interest rate hedge agreements covered $445.3 million of the $486.6 million of total outstanding indebtedness relating to the Portfolio. These interest rate hedge agreements cap our variable interest rate at a weighted average interest rate of 6.21%.

Each property has a separate non-recourse mortgage which is secured only by that property. These non-recourse mortgages have standard scope non-recourse carve outs required by agency lenders and generally call for protection by the borrower and the guarantor against losses by the lender for so-called “bad acts,” such as misrepresentations, and may include full recourse liability for more significant events such as bankruptcy. Our property manager, BH, and its affiliates provided non-recourse carve out guarantees for the mortgage indebtedness currently outstanding relating to the Portfolio, except for the mortgage on The Miramar Apartments. Following the Spin-Off, we do not expect BH to guarantee any future indebtedness.

We intend to invest in additional multifamily properties as suitable opportunities arise and adequate sources of equity and debt financing are available. We expect that future investments in properties, including any improvements or renovations of current or newly-acquired properties, will depend on and will be financed by, in whole or in part, our existing cash, future borrowings and the proceeds from additional issuances of common stock or other securities. In addition, we may seek financing from U.S. government agencies, including through Freddie Mac and Fannie Mae and the U.S. Department of Housing and Urban Development, in appropriate circumstances in connection with acquisitions and refinancings of existing mortgage loans.

Although we expect to be subject to restrictions on our ability to incur indebtedness, we expect that we will be able to refinance existing indebtedness or incur additional indebtedness for acquisitions or other purposes, if needed. However, there can be no assurance that we will be able to refinance our indebtedness, incur additional indebtedness or access additional sources of capital, such as by issuing common stock or other debt or equity securities, on terms that are acceptable to us or at all.

Over the next 12-36 months, we intend to reduce our leverage ratio by at least 20-30%. We will seek to accomplish this through paying down certain properties’ principal balances. Given the flexibility and attractive cost of our current indebtedness, together with the potential for increases in value from our capital expenditures and management programs, we may also elect to reduce the Portfolio-wide leverage by reducing the leverage level of future acquisitions and/or funding new acquisitions with a larger portion of equity.

Furthermore, following the completion of our value-add and capital expenditures programs, we will seek to refinance our floating rate debt into longer-term fixed rate debt at lower leverage levels.

Obligations and Commitments

The following table summarizes the Freedom REIT Contribution Group’s contractual obligations and commitments at September 30, 2014.

	Payments Due by Period
	Total	Less than 1 Year	1 Year to Less than 3 Years	Less than 3 Years	3 Years to Less than 5 Years	More than 5 Years
	(in thousands)
Principal payments on mortgage notes	371,705	877	11,312	12,189	17,569	341,947

Total	371,705	877	11,312	12,189	17,569	341,947

We will assume the Freedom REIT Contribution Group’s existing mortgage indebtedness ($486.6 million as of December 31, 2014) on the properties that we will hold all or a majority interest in following the Spin-Off.

Capital Expenditures and Value-Add Program

We anticipate incurring average annual capital expenditures of $175,000 to $275,000 per multifamily property in connection with the operations of our business. Although we will continuously monitor the adequacy of this average, we believe these figures to be sufficient to maintain the properties at a high level in the markets in which we operate. A majority of the properties in the Portfolio were underwritten and acquired with the premise that we would invest $4,000-10,000 per unit in the first 24 months of ownership, in an effort to add value to the asset’s exterior and interiors. In most cases, we escrowed equity at closing to fund these planned capital expenditures and value-add improvements. At the time of the Spin-Off, we will have reserved approximately $75.6 million for our planned capital expenditures and other expenses to implement our value-add program.

Emerging Growth Company

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act, for complying with new or revised accounting standards applicable to public companies. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of this extended transition period. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates for such new or revised standards. We may elect to comply with public company effective dates at any time, and such election would be irrevocable pursuant to Section 107(b) of the JOBS Act.

Income Taxes

We anticipate that we will qualify to be taxed as a REIT for U.S. federal income tax purposes commencing with our first taxable year of operations as a separate public company, and we intend to continue to be organized and to operate in a manner that will permit us to qualify as a REIT. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to stockholders. As a REIT, we will generally not be subject to U.S. federal income tax on income that we distribute as dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate income tax rates, and dividends paid to our stockholders would not be deductible by us in computing taxable income. Any resulting corporate liability could be substantial and could materially and adversely affect our net income and net cash available for distribution to stockholders. Unless we were entitled to relief under certain Code provisions, we also would be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year in which we failed to qualify to be taxed as a REIT.

Historically, our operations have been included in Freedom REIT’s U.S. federal and state income tax returns and our operations for the current year until the Spin-Off will be included in Freedom REIT’s U.S. federal and state income tax returns for the taxable year ended December 31, 2015. Freedom REIT elected to be taxed as a REIT beginning with its taxable year ending December 31, 2013 and Freedom REIT has covenanted to us to use its reasonable best efforts to maintain its REIT status for its taxable year ending on December 31, 2015. With respect to its taxable years ending December 31, 2013 and December 31, 2014, it distributed 100% of its REIT taxable income and therefore did not owe any U.S. federal income tax. If Freedom REIT fails to qualify as a REIT, it would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate income tax rates. In addition, unless we were entitled to relief under certain Code provisions, we also would be disqualified from electing to be taxed as a REIT if Freedom REIT fails to qualify as a REIT for its taxable years ending on or before December 31, 2015 and we are treated as a successor to Freedom REIT for U.S. federal income tax purposes. Although Freedom REIT represented in the Separation and Distribution Agreement that it has no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT, and covenanted in the Separation and Distribution Agreement to use its reasonable best efforts to maintain its REIT status for each of Freedom REIT’s taxable years ending on or before December 31, 2015 (unless Freedom REIT obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that Freedom REIT’s failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above), no assurance can be given that such representation and covenant would prevent us from failing to qualify as a REIT.

Dividends

We intend to elect to be taxed and intend to conduct our operations to qualify as a REIT for U.S. federal income tax purposes. We intend to make regular quarterly dividend payments to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to make regular quarterly dividend payments of all or substantially all of our taxable income to holders of our common stock out of assets legally available for this purpose, if and to the extent authorized by our board of directors. Before we make any dividend payments, whether for U.S. federal income tax purposes or otherwise, we must first meet both our operating requirements and debt service on our debt payable. If our cash available for distribution is less than our taxable income, we could be required to sell assets, borrow funds or raise additional capital to make cash dividends or we may make a portion of the required dividend in the form of a taxable distribution of stock or debt securities.

We will make dividend payments based on our estimate of taxable earnings per share of common stock, but not earnings calculated pursuant to GAAP. Our dividends and taxable and GAAP earnings will typically differ due to items such as fair value adjustments, differences in premium amortization and discount accretion, and non-deductible general and administrative expenses. Our quarterly dividends per share may be substantially different than our quarterly taxable earnings and GAAP earnings per share.

Critical Accounting Policies

Management makes certain judgments and uses certain estimates and assumptions when applying accounting principles in the preparation of our financial statements. The nature of the estimates and assumptions are material due to the levels of subjectivity and judgment necessary to account for highly uncertain factors or the susceptibility of such factors to change. Management has identified the accounting for real estate investments, impairments, fair value measurements and financial instruments as critical accounting estimates, as they are the most important to our financial statement presentation and require difficult, subjective and complex judgments.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the combined carve out financial statements, and the reported amounts of revenues and expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

Accounting for Joint Ventures

The Company first analyzes its investments in joint ventures to determine if the joint venture is a variable interest entity (a “VIE”) in accordance with FASB ASC 810, Consolidation, and if so, whether the Company is the primary beneficiary requiring consolidation. A VIE is an entity that has (i) insufficient equity to permit it to finance its activities without additional subordinated financial support or (ii) equity holders that lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary, which is the entity that has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that potentially could be significant to the entity. Variable interests in a VIE are contractual, ownership, or other financial interests in a VIE that change with changes in the fair value of the VIE’s net assets. The Company continuously re-assesses at each level of the joint venture whether the entity is (i) a VIE, and (ii) if the Company is the primary beneficiary of the VIE. If an entity in which the Company holds a joint venture interest qualifies as a VIE and the Company is determined to be the primary beneficiary, the joint venture would be consolidated.

In connection with its indirect equity investments in the properties acquired in 2014, the Company holds an LLC membership interest in the operating partnerships. These entities are deemed to be variable interest entities as we have disproportionately few voting rights (in the form of substantive participating rights over all of the decisions that are made that most significantly affect economic performance) relative to our economic interests in the entities and substantially all of the activities of the entities are performed on our behalf. The Company is considered the primary beneficiary of these VIEs as no single party meets both criteria to be the primary beneficiary, and it is a member of the related party group that has both the power to direct the activities that most significantly impact economic performance of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Within the related party group, the Company is the most closely associated to the VIE based on the purpose and design of the entity, the size of our ownership interests relative to the other investors, and the rights we hold with respect to the other investors’ equity interests, including our ability to preclude any transfers of their interests and ability to drag them along on the sale of our equity interest. All VIE’s are consolidated in the Company’s financial statements. The assets of these VIEs can only be used to settle obligations of the VIEs, and the creditors of these entities have no recourse to other assets of the Company.

Real Estate Investments

Upon acquisition, in accordance with FASB ASC 805, Business Combinations, the purchase price of a property is allocated to land, building, improvements, furniture, fixtures, and equipment, and intangible lease assets. The purchase price allocation is based on management’s estimate of the property’s “as-if” vacant fair value. The “as-if” vacant fair value is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the purchase price to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, legal and other related costs.

If any debt is assumed in an acquisition, the difference between the fair value and the face value of the debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. Costs associated with the acquisition of a property, including acquisition fees paid, are expensed as incurred.

The results of operations for acquired properties are included in the combined consolidated carve out statements of operations from their respective acquisition dates.

Real estate assets, including land, building, improvements, furniture, fixtures and equipment, and intangible lease assets are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of the Company’s real estate assets are capitalized as incurred. Costs incurred in making repairs and maintaining real estate assets are expensed as incurred. Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Building	30 years
Improvements	15 years
Furniture, fixtures, and equipment	3 years
In-place leases	6 months

Impairment

Real estate assets that are determined to be held and used will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and the Company will evaluate the recoverability of such real estate assets based on estimated future cash flows and the estimated liquidation value of such real estate assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value. For the year ended December 31, 2013, and the nine month ended September 30, 2014, the Company did not record any impairment charges related to real estate assets.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy.

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity’s own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The Company utilizes an independent third party to perform the valuation analysis for each property acquisition and has established policies, as described above, processes and procedures intended to ensure that the valuation methodologies for investments are fair and consistent as of the measurement date.

Revenue Recognition

The Company’s operations consist of rental income earned from its tenants under lease agreements with terms of one year or less. Rental income is recognized when earned. This policy effectively results in income recognition on the straight-line method over the related terms of the leases. Resident reimbursements and other income consist of charges billed to tenants for utilities, carport and garage rental, pets, administrative, application and other fees and are recognized when earned.

Off-Balance Sheet Arrangements

At the time of the Spin-Off, we do not expect to have any off-balance sheet arrangements.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. Our primary market risk exposure will be interest rate risk with respect to our expected indebtedness after the Spin-Off. This indebtedness will include existing mortgage indebtedness ($486.6 million as of December 31, 2014) that we will assume in connection with the Spin-Off.

An increase in interest rates could make the financing of any acquisition by us more costly. Rising interest rates could also limit our ability to refinance our debt when it matures or cause us to pay higher interest rates upon refinancing and increase interest expense on refinanced indebtedness. We may manage, or hedge, interest rate risks related to our borrowings by means of interest rate swap agreements. At December 31, 2014, interest rate hedge agreements covered $445.3 million of the $486.6 million of total outstanding indebtedness relating to the Portfolio. These interest rate hedge agreements cap our variable interest rate at a weighted average interest rate of 6.21% for the term of the agreements, which is generally 3 years. We also expect to manage our exposure to interest rate risk by maintaining a mix of fixed and variable rates for our indebtedness.

Until our interest rates reach the caps provided by our interest rate hedge agreements, each quarter point change in interest rates on the variable portion of our indebtedness would result in a change of approximately $1,113,000 to our interest expense on an annual basis. This does not include the indebtedness outstanding on The Miramar Apartments because of its LIBOR Floor.

We may also be exposed to credit risk in derivative contracts we may use. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us. If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk. We seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

Business and Properties

Overview

NXRT was formed on September 19, 2014 as a Maryland corporation, and intends to be taxed as a REIT commencing with its first taxable year operating as a separate public company. Prior to the Spin-Off, NHF will transfer or contribute all but one of the multifamily properties to NXRT and its subsidiaries that NHF, through its subsidiary Freedom REIT, holds interests in prior to the Spin-Off. NHF is a publicly listed closed-end fund that was incorporated on June 29, 2006 and is managed by NexPoint Advisors, L.P., an SEC-registered investment adviser. Upon the completion of the Spin-Off and the approval of the Advisory Agreement, we will be externally managed by NexPoint Real Estate Advisors, or our Adviser, an affiliate of Highland Capital Management, L.P., a leading global alternative asset manager and an SEC-registered investment adviser which, together with its affiliates, had approximately $19 billion in assets under management as of September 30, 2014.

Following the distribution of NXRT shares by NHF to NHF’s shareholders, NXRT will be a separate, publicly traded REIT, with its shares listed on the New York Stock Exchange under the symbol “NXRT,” primarily focused on directly or indirectly acquiring, owning, operating and selectively developing well-located Class A and B multifamily properties with “value-add” potential (our “Target Assets”) in large cities and suburban submarkets of large cities, primarily in the Southeastern United States and Texas. We consider our Target Assets to:

•	have been institutionally developed and owned prior to our acquisition;

•	be garden-style communities in need of modest upgrades to exterior amenities and interior finishes;

•	have stabilized occupancy;

•	be generally more than ten years old; and

•	be acquired at significant discounts to replacement costs.

NXRT intends to employ a value-add component to a majority of its acquisitions in an attempt to improve rental rates and the net operating income at its properties. Our value-add program will be implemented by BH Management at the direction and supervision of our Adviser.

We seek to own and operate multifamily properties in areas that have:

•	major employment centers, parks and schools nearby;

•	a stable work force, combined with positive net population growth;

•	well-paying jobs provided by a diverse mix of employers;

•	a favorable cost of living;

•	reduced competition from larger multifamily REITs and large institutional real estate investors who tend to focus on select coastal and gateway markets; and

•	a limited supply of new affordable housing.

At the time of the Spin-Off, NXRT expects to own all or a majority interest in a portfolio of multifamily properties, or the Portfolio, primarily located in the Southeastern United States and Texas consisting of 38 multifamily properties (including 6 probable acquisitions, which have not yet closed) encompassing 11,816 units of apartment space, which at the time of the Spin-Off, we expect to be approximately 94% leased. At the time of the Spin-Off, we believe the occupancy rate for the Portfolio will be approximately 92% and the weighted average monthly effective rent per occupied apartment unit at those properties will be approximately $760. At the time of the Spin-Off, we expect all of our business will be conducted in the United States.

We may also allocate up to approximately 30% of our portfolio to investments in real estate-related debt, mezzanine and preferred equity and other securities in situations where the risk-return profile is more attractive than investments in common equity. This strategy would be designed to minimize potential losses during market downturns and maximize risk adjusted total returns to our stockholders in all market cycles.

Our Business Objectives and Strategy

Our primary business objectives are to:

•	deliver stable, attractive yields and long-term capital appreciation to our stockholders;

•	acquire multifamily properties in markets with attractive job growth and household formation fundamentals primarily in the Southeastern United States and Texas;

•	acquire assets significantly below replacement costs;

•	implement a value-add program to increase returns to our stockholders; and

•	own assets that provide lifestyle amenities and upgraded living spaces to low and moderate income renters.

We intend to accomplish these objectives by:

•	Continuing to Pursue Our Investment Model during the Current Economic Environment. We believe the current macroeconomic environment, demographic trends, and current market conditions will continue to create attractive opportunities to acquire Class A and B multifamily properties at prices that represent significant discounts to replacement cost, provide potential for significant long-term value appreciation and generate attractive yields for our stockholders. Given the conditions of the current economic environment in the markets where we are focused and the experience of our Adviser and BH, we expect to be well-positioned to capitalize on these opportunities to create an attractive investment portfolio, maximizing stockholder yields and total returns.

•	Focusing On Multifamily Properties with a Value-Add Component. We believe that multifamily properties can provide investors with an attractive blend of current cash flow and opportunity for capital appreciation. Because of more difficult single family mortgage underwriting standards, rising interest rates and the echo boomer population’s propensity to rent, many Americans are either unable to afford or simply choose not to purchase homes, creating a large and growing renter class. Given the rise in construction costs and developers’ propensity to build primarily urban Class A properties, the supply of affordable low and moderate income multifamily properties has been less than demand for several years. In addition, multifamily properties have a fixed-lease structure but, unlike many other property types, the term is short-term, typically 12 months or less. As the United States economy continues to strengthen (particularly in the markets where we operate), we anticipate rent growth, along with the related growth in property operating income and valuations, to culminate in an overall improvement of multifamily industry fundamentals. A vast majority of value-add Class A and B properties can be purchased at prices that we believe will generate attractive cash flow returns. However, due to a lack of reinvestment by prior owners during the past six years, there are opportunities to make relatively modest capital expenditures to the properties that result in a significant increase in rents, thereby generating NOI growth, and thus higher yields to our stockholders. Our value-add strategy is to target such properties and create price appreciation as well as stable cash flow.

•

Using Leverage to Increase Stockholder Value. We will finance the Portfolio conservatively at a target leverage level of not more than 75% loan-to-value. Given that we intend for the majority of our acquisitions to have a value-add component in the first two years of ownership, we will generally seek leverage with optionality for refinance (such as floating rate debt). In the management team’s experience, this leverage strategy allows for the opportunity to maximize returns for our stockholders.

Following the Spin-Off, we will aim to reduce our leverage ratio, by at least 20-30% over the next 12-36 months by paying down certain properties’ principal balances, by reducing the leverage level of future acquisitions and/or funding new acquisitions with a larger portion of equity.

•	Distributing a Substantial Portion of Earnings to Stockholders. We intend to pay distributions quarterly, as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Dividends.”

Our Market Opportunity

We believe that economic conditions will continue to favor apartment housing for the foreseeable future. Since 2008 and the recession, the market for more affordable low and moderate income apartment housing has experienced high demand and low levels of new affordable multifamily construction. Younger adults have experienced stricter mortgage underwriting standards and high levels of student loan debt, which has made home ownership financially more difficult.

We also believe that changing attitudes regarding home ownership and tighter underwriting standards imposed by mortgage lenders will continue to drive Americans to rent apartments rather than purchase homes. Following the housing crisis and resulting economic downturn of 2008 and 2009, home values in the United States declined, resulting in many Americans no longer viewing their homes as stable, appreciating assets tantamount to savings and leading many of them to choose to rent rather than own homes. The decline in home values has been coupled with a substantial tightening of lending standards by mortgage lenders in the United States. According to the 2010 U.S. census, for each one percent decline in home ownership in the U.S., rental households increase by approximately 1.3 million.

Furthermore, demographic factors should continue to positively influence demand for existing apartment units. According to the Census Bureau, there are currently approximately 80 million echo boomers (those born after 1977 and before 1997) in the United States. In 2010, echo boomers surpassed baby boomers (those born after 1946 and before 1965) to become the United States’ largest generation and currently account for one-quarter of the United States’ population. Echo boomers are generally well educated, career-oriented and mobile, and carry significant amounts of student loan debt. These factors contribute to the high propensity of echo boomers to rent apartments, rather than buy homes.

Our Properties

Upon completion of the Spin-Off, we will own all or a majority interest in the following properties, which interests were held by NHF as of December 31, 2014, through its subsidiary Freedom REIT, or the Existing Portfolio:

Property Name	Location	Purchase Date	Year Built (1)	Rentable Square Footage	Units (2)	Average Effective Rent Rate ($)(3)	Occupancy Rate (%) (4)
Abbington Heights	Antioch, TN	8/1/2014	1986	238,974	274	749	96.0
Arbors on Forest Ridge	Bedford, TX	1/31/2014	1986	154,556	210	771	92.9
Beechwood Terrace	Nashville, TN	7/21/2014	1984	271,728	300	745	98.7
Belmont at Duck Creek	Garland, TX	9/30/2014	2001	198,279	240	810	93.8
Colonial Forest	Jacksonville, FL	8/20/2014	1969	160,093	174	610	94.8
Courtney Cove	Tampa, FL	8/20/2014	1981	224,958	324	681	95.1
Cutter’s Point	Richardson, TX	1/31/2014	1978	197,972	196	931	96.4
Eagle Crest	Irving, TX	1/31/2014	1982	395,951	447	752	94.9
Edgewater at Sandy Springs	Atlanta, GA	7/18/2014	1986	726,774	760	760	92.6
Meridian	Austin, TX	1/31/2014	1985	148,200	200	772	96.0
The Miramar Apartments	Richardson, TX	10/31/2013	1983	183,100	314	546	93.0
The Grove at Alban	Frederick, MD	3/10/2014	1986	267,300	290	948	90.0
Park at Blanding	Orange Park, FL	8/20/2014	1968	116,410	117	748	88.9
Park at Regency	Jacksonville, FL	8/20/2014	1985	134,253	159	723	92.5
Radbourne Lake	Charlotte, NC	9/30/2014	1990	246,599	225	922	92.9
Regatta Bay	Seabrook, TX	11/4/2014	2003	200,440	240	936	96.3
Sabal Palm at Lake Buena Vista	Orlando, FL	11/4/2014	1988	370,768	400	1,036	95.0
Sabal Park	Tampa, FL	8/20/2014	1990	204,545	252	792	88.5
Silverbrook	Grand Prairie, TX	1/31/2014	1982	526,138	642	678	91.7
Steeplechase	Fredericksburg, VA	12/18/2014	1986	115,712	156	1,032	92.9
The Arbors	Tucker, GA	10/16/2014	1986	127,536	140	712	92.9
The Crossings	Marietta, GA	10/16/2014	1985	377,840	380	686	94.7
The Crossings at Holcomb Bridge	Roswell, GA	10/16/2014	1985	247,982	268	717	93.7
The Knolls	Marietta, GA	10/16/2014	1985	311,160	312	764	95.2
Timber Creek	Charlotte, NC	9/30/2014	1984	248,391	352	711	93.2
Timberglen	Dallas, TX	1/31/2014	1984	221,376	304	705	93.4
Toscana	Dallas, TX	1/31/2014	1986	115,400	192	620	93.8
Victoria Park	Jacksonville, FL	9/15/2014	1983 & 1986	449,276	520	670	95.8
Willow Grove	Nashville, TN	7/21/2014	1973	229,140	244	684	95.1
Willowdale Crossings	Frederick, MD	5/15/2014	1980 & 1984	411,800	432	1,000	83.1
Wood Forest	Daytona Beach, FL	8/20/2014	1985	118,392	144	697	97.2
Woodbridge	Nashville, TN	7/21/2014	1980	246,840	220	837	90.9

(1)	We are currently renovating each of these properties.
(2)	Units represents the total number of apartment units available for rent as of December 31, 2014.
(3)	Average monthly effective rent represents the average monthly rent for all occupied units as of December 31, 2014, after giving effect to tenant concessions.
(4)	Occupancy for each of these properties is calculated as (i) total units rented as of December 31, 2014 divided by (ii) total units available as of December 31, 2014, expressed as a percentage.

Description of the Existing Portfolio

Abbington Heights: Abbington Heights is located in Antioch, Tennessee, within the metropolitan area of Nashville. The property was built in 1986 and is a 274-unit, garden-style Class B apartment complex situated on 20.3 acres. The property has 22 two- and three-story apartment buildings and a management/leasing office. The property offers 431 open parking spaces and includes a mixture of one- and two-bedroom floor plans. The property was renovated in 2011 and is currently undergoing a targeted exterior and interior renovation campaign. Recently completed capital improvements include siding, welding/step pans, a French drainage system, awnings, exterior paint, chimney repair, gates, a golf cart, parking lots, dumpster enclosures, new signage, ridge vents, retaining walls, all new windows, office, model, pool/furniture, landscaping, fitness center, and sand volleyball courts. Common area amenities include an outdoor pool, sand volleyball courts, two tennis courts, a covered picnic area, controlled access gates, a business center, lounge seating, a clubhouse, a fitness center and a coffee bar. Unit amenities include washer/dryer and heating/air conditioning. Upgraded kitchen and bathroom appliances and plumbing fixtures, 2” faux wood blinds, carpet/vinyl replacement, air register replacement and interior lighting package upgrades were added to select units. We have budgeted and reserved approximately $1.57 million, or $5,715 per unit, for exterior and interior repairs and upgrades.

Arbors on Forest Ridge: Arbors on Forest Ridge is located in Bedford, Texas, which is in the Dallas-Fort Worth metropolitan area. The property was built in 1986 and consists of 210 units with 10 different floor plans ranging from a one bed/one bath with 592 square feet to the 882 square foot one bed/one bath and is situated on 8.91 acres. The property offers amenities such as free reserved covered parking, a swimming pool and spa, wireless internet access in the pool area, 24-hour fitness facility, a basketball court, laundry care center and gated access. The property also includes barbeque and picnic areas. The average unit size is 736 square feet and includes a microwave, a refrigerator with ice maker, white on white cabinetry, ceiling fans in living rooms and bedrooms and intrusion alarms. Select units include washer/dryer connections and a fireplace. Arbors on Forest Ridge also offers upgraded units which include new appliances, white satin beveled cabinetry, nickel finish hardware, two-inch faux wood blinds and Hampton Bay ceiling fans. The property has undergone a series of renovations and capital improvements. The property was repainted in 2009 and again in 2014, roof repairs were made in 2011, and asphalt sealcoat and a new plaster coat were put on the pool in 2012. We have budgeted and reserved approximately $1.02 million for capital improvements, or $4,868 per unit, to upgrade approximately 70% of the units and enhance community amenities.

Beechwood Terrace: The property is located in Nashville, Tennessee and consists of 300 units with 16 different floor plans ranging from a one bed/one bath with 700 square feet to a three bed/two and a half bath with 1,188 square feet. The property was built in 1984 on 37.5 acres. The property also offers amenities such as a family playground, tennis courts, laundry care center, a swimming pool, business center with WiFi, clubhouse and a beautiful riverwalk gazebo. The average unit size is 906 square feet and includes central air conditioning, a refrigerator with ice maker, private balconies/patios, ceiling fans, a dishwasher with disposal, wood burning fireplace, large closets, washer/dryer hookups and is cable ready. Approximately $5,000 per unit has been spent renovating 99 of the 300 units. We plan to invest and have reserved approximately $1.42 million ($775,000 on upgrading the exterior and amenities) in capital improvements at the property.

Belmont at Duck Creek: The property is located in Garland, Texas, part of the Dallas-Fort Worth metropolitan area. The garden-style property was constructed in 2001 and is situated on 13.5 acres. The property contains 240 units (134 one bedroom units, 98 two bedroom units, and 8 three bedroom units) housed in three two-story buildings and seven four-story buildings. Community amenities include a community pool, a playground area, barbecue areas, carports, detached garages, and perimeter fencing with controlled access gates. In addition, amenities at the subject property include a single-story leasing office/clubhouse building that contains a lounge area, a fitness center, laundry room and restrooms. Typical unit interiors include nine foot ceilings with crown molding and 12 foot vaulted ceilings in third floor units, built-in bookshelves, white-on-white kitchen appliances, built-in microwave, steel entry doors with deadbolt lock, patio or balcony, washer/dryer connections, large walk in closets and tile in the kitchen, bathroom and utility room. We intend to budget and reserve approximately $1.09 million, or $4,541 per unit, for exterior and interior repairs and upgrades.

Colonial Forest: The property is located in Jacksonville, Florida, approximately 15 minutes southwest of the central business district and consists of 174 units in 22 residential buildings with five different floor plans ranging from a one bed/one bath with 670 square feet to a three bed/two bath with 1,219 square feet. The property was built in 1969 on 10.3 acres. The property offers amenities such as gated access, a swimming pool, laundry facilities, a playground and covered parking availability. The average unit size at Colonial Forest is 920 square feet. Units feature ceramic tile/carpet, new air conditioning systems, walk-in closets, ceiling fans, private patios/balconies, dishwashers, refrigerators and garbage disposals. We have budgeted and reserved approximately $770,000, or $4,419 per unit, for exterior and interior repairs and upgrades.

Courtney Cove: Courtney Cove is located in the city of Tampa, Florida, within the Tampa-St. Petersburg-Clearwater metropolitan area. The property was built in 1981 and is a 324-unit, garden-style apartment complex situated on 13.5 acres. The property has 21 two-story apartment buildings and a clubhouse. Common area amenities include a clubhouse, a swimming pool, a heated spa, a playground, 24-hour fitness center, three separate laundry facilities and scenic lake views. Unit amenities include large floor plans, generous closet space, a separate dressing area, ceramic tile flooring in kitchens and baths, full kitchen appliances, walk-in closets and private balconies. The property is located less than three miles from the Tampa International Airport (TIA), one of the largest employers in the region. Less than five minutes west of the property is the Tampa Airport Industrial submarket. The Tampa Airport Industrial submarket includes approximately 20 million square feet of warehouse and flex space and is home to numerous national distribution, hi-tech and manufacturing companies. Additionally, the property benefits from immediate access to two of the area’s major hospital systems. We have budgeted and reserved approximately $1.63 million, or $4,992 per unit, in capital improvements and upgrades at the property.

Cutter’s Point: The property is located in Richardson, Texas, which is in the Dallas-Fort Worth metropolitan area, and consists of 196 units with six different floor plans ranging from a one bed/one bath with 700 square feet to the 1,392 square foot three bed/two bath unit. The property was built in 1978 on 10.9 acres. Cutter’s Point is nestled within a neighborhood of single family homes, yet is minutes from Interstate 635 and Highway 75. The property includes a business center, a fitness center, a pool and a playground/picnic area. The average unit size is 1,010 square feet and includes private patios/balconies, wood-burning fireplaces, energy efficient appliances, and washer/dryer connections. Select units include crown molding, a microwave, refinished countertops, woodplank flooring, brushed nickel hardware, upgraded light fixtures, custom closets, custom cabinetry, and two-inch faux wood blinds. We have budgeted and reserved approximately $1.3 million, or $6,634 per unit, for exterior and interior repairs and upgrades.

Eagle Crest: Eagle Crest is located in the Dallas, Texas metropolitan area and consists of 447 units with 14 different floor plans ranging from a one bed/one bath with 701 square feet to the two bed/two bath with 1,137 square feet. The property was built in 1982 on 17.9 acres. The property also offers amenities such as a fitness center, three pools, a tennis court, sand volleyball court, sports court, five laundry facilities and picnic areas. The average unit size is 886 square feet with many units having a view of the pool or courtyard. All units contain bookshelves and select units include a fireplace, ceiling fans, washer/dryer connections and amenity upgrade packages. We have budgeted and reserved approximately $1.3 million, or $2,900 per unit, for exterior and interior repairs and upgrades.

Edgewater at Sandy Springs: The property is located in Atlanta, Georgia and consists of 760 units with seven different floor plans ranging from a bed/one bath with 565 square feet to a two bed/two bath with 1,250 square feet. The property was built in 1986 on 145.8 acres. The property also offers amenities such as a billiards room, business center, car care facilities, a clubhouse with expansive deck and outdoor grilling area, a community center, controlled access, a fitness center with children’s playroom, a movie theater with stadium seating, nature trail, a playground, a sand volleyball court, two swimming pools, four tennis courts, a 25-acre lake, a pavilion and a dock, and walking access to grocery and convenience stores. The average unit size is 957 square feet and 502 of the units have received upgrades to either “classic” units or “contemporary” units (443 and 59, respectively). Classic units include a consistent appliance package (approximately 80% are black), good quality or refinished counters, the replacement of box fluorescent lights in kitchens and baths and re-painted or re-stained cabinets as needed. Contemporary units contain a black appliance package, refinished countertops, the replacement of fluorescent lights, six-panel doors, nickel hardware, re-painted or re-stained cabinets, replaced plumbing hardware, as needed, and all white outlets and light switches. As of mid 2014, there are approximately 258 units remaining to be renovated. Planned upgrades include black or stainless steel appliances, cabinet replacements, countertop replacements, carpet upgrade, plank flooring in kitchens/baths, new lighting, and new hardware and plumbing fixtures throughout and six-panel doors. We have budgeted and reserved approximately $5.19 million, or $6,829 per unit, for exterior and interior repairs and upgrades.

Meridian: The property sits southeast of the JJ Pickle Research Campus at the University of Texas at Austin, just north of the city of Austin. The property was built in 1985 on 6.6 acres and consists of 200 units with five different floor plans ranging from a one bed/one bath with 510 square feet to a two bed/two bath with 1,000 square feet. The property includes a leasing center/clubhouse, a swimming pool, 24-hour fitness center, a sports court, a business center, limited access gates and pet stations. The average unit size is 741 square feet and includes ceiling fans and private patios/balconies with exterior storage. Select units include full-size washer/dryer connections, brick wood-burning fireplaces, built-in bookshelves, and vaulted ceilings. The Meridian also offers upgraded floor plans that include amenities such as faux wood flooring, new appliances, and nickel finish hardware. We have budgeted and reserved approximately $1.26 million, or $6,283 per unit, for exterior and interior repairs and upgrades.

The Miramar Apartments: The Miramar Apartments are located in the city of Dallas. The property was built in 1983 and is a 314-unit, garden-style apartment complex situated on 6.2 acres of land. The property consists of nine three-story apartment buildings, and one clubhouse. Common area amenities include: a courtyard, card key access, a game room, two swimming pools, four laundry facilities, and on-site management. Unit amenities include: balcony/patios, dishwashers, garbage disposals, fireplace, alarms, ceiling fans, refrigerators, high speed internet, units are cable ready, and walk-in closets. The Miramar Apartments’ location provides great access to multiple area amenities. The property is in close proximity to a wide selection of shops, schools, restaurants, freeways, and entertainment destinations. The location offers great access to Highway 75 and Interstate 635, commonly referred to as the “High Five” interchange. The “High Five” accommodates over 500,000 vehicles daily, making it one of the busiest interchanges in the country. The property is located in the highly desirable Richardson Independent School District. Schools within approximately two miles of the property include: Richardson High School, Richardson West Jr. High, Dover Elementary, Spring Valley Elementary, Richardson Heights Elementary and Arapaho Elementary. We have invested approximately $1.4 million (between hard and soft costs) for interior and exterior improvements and have budgeted and reserved approximately $500,000, or $1,600 per unit, for additional improvements.

The Grove at Alban (f/k/a Overlook Manor): The property is located in the city of Frederick, approximately 40 miles northwest of the Washington DC Central Business District and approximately 45 miles west of the Baltimore Central Business District. The property was built in 1986 and is a 290-unit multifamily garden property situated on a 16.7-acre site. The property consists of 23 three-story apartments buildings that contain 290-units, 82 one bedroom/one bathroom units (820 square feet) and 208 two bedroom/one bathroom units (950 square feet). Community amenities include playgrounds and a tennis court. Each building has a laundry room with four washers and dryers. Unit amenities feature a full appliance package including an electric range/oven, vent-hood, frost-free refrigerator, garbage disposal, and dishwasher. Additionally, each unit features wood cabinets with Formica countertops and vinyl tile flooring in the kitchen area. The bathrooms within each unit feature combination tub/showers with ceramic tile paneling. Additionally, each bathroom features wood cabinetry with a built-in porcelain sink, a wall-mounted medicine cabinet with vanity mirror and vinyl tile flooring. Some units have ceiling fans. Each unit features incandescent or fluorescent lighting in appropriate interior and exterior locations with fluorescent lighting in the kitchens and Hollywood-style light fixtures in the bathrooms. All units include a private patio or balcony area. We have budgeted and reserved approximately $1.66 million, or $5,714 per unit, for exterior and interior repairs and upgrades.

Park at Blanding: The property is located in Orange Park, Florida, approximately 25 minutes south-southwest of the Jacksonville, Florida central business district and consists of 117 units with three different floor plans ranging from a one bed/one bath with 930 square feet to a three bed/two bath with 1,070 square feet.

The property was built in 1968 on 13.3 acres. The property contains 22 residential buildings in addition to a clubhouse and fitness center. The property offers amenities such as a swimming pool, fitness center, laundry facilities, picnic area with grill and community access gates. There are 232 total surfaced parking spaces on the property, yielding a 1.98 space per unit parking ratio. The average unit size at Park at Blanding is 995 square feet. Units feature ceramic tile in the kitchens, foyers and bathrooms, refrigerators with icemakers, dishwashers, ceiling fans and private patios/balconies. We have budgeted and reserved approximately $740,000, or $6,327 per unit, for exterior and interior repairs and upgrades.

Park at Regency: The property is located in Jacksonville, Florida, approximately 10 minutes east of the central business district and consists of 159 units in seven residential buildings with four different floor plans ranging from a one bed/one bath with 570 square feet to a two bed/two bath with 1,080 square feet. The property was built in 1985 on 11.8 acres. The property also offers amenities such as a fitness studio, car wash area, a swimming pool, laundry facilities, gated access, 18-acre lake, lakeside gazebo and easy access to the Regency Square Mall (five minute walk). The average unit size at Park at Regency is 844 square feet. Units feature washer/dryer connections, ceramic tile/carpet, ceiling fans, private patios/balconies and outside storage. Select units contain wood burning fireplaces and vaulted ceilings. We have budgeted and reserved approximately $860,000, or $5,400 per unit, in capital improvements at the property.

Radbourne Lake: Radbourne Lake is located in Charlotte, North Carolina and is a garden-style, multifamily apartment community. The property was built in 1990 and 1991, and consists of 225 units that are contained within 14 two- and three-story residential buildings. Units range from 800 square feet for a one bed/one bath to 1,391 square feet for a three bed/two bath. The units offer vaulted ceilings (select units), custom cabinetry, designer appliances, plantation blinds, private balconies/patios, track lighting, bay windows (select units), and built-in bookcases (select units). Common amenities include a four acre lake with dock and gazebo, a business center, a fitness facility, a community laundry room, available private garage parking, a playground, picnic areas, a car care center, a pet park, a pool with Wi-Fi access, and a tennis court. The property has undergone approximately $3,000,000 in capital improvements. In addition to renovating all the interiors (new lighting, countertops, hardware, custom cabinetry, and designer appliances), the exterior has been completely renovated (roofs, exterior paint, windows, landscaping, clubhouse, pool, signage, and fitness center). We intend to budget and reserve an additional $1.4 million, or $6,083 per unit, to further upgrade interior finishes, exterior appeal, and amenities.

Regatta Bay: Regatta Bay is located in Seabrook, Texas, which is 32 miles south of Houston, Texas, and is a 240-unit two-story apartment building comprised of 25 two- and three-story residential buildings and a clubhouse. The property, which was constructed in 2003, is located on 12.7 acres and has 200,440 rentable square feet. Unit interiors include white cabinets with white appliances, laminate counter tops, crown molding, vaulted ceilings, oversized closets, and include washer/dryer connections. Community amenities include a clubhouse with fitness center, laundry facility, business center, covered parking, garages, and a resort style pool. We intend to budget and reserve approximately $1.8 million, or $7,667 per unit, in capital improvements.

Sabal Palm at Lake Buena Vista: Sabal Palm at Lake Buena Vista is located in Orlando, Florida and is a 400 unit garden-style apartment building. The property was built in 1998 and is comprised of one, two, and three bedroom units averaging 927 square feet. Units feature fully-equipped kitchens, ceramic tile flooring in foyers, kitchens and bathrooms, carpeted living areas, patios/balconies, washers/dryers, walk-in closets, ceiling fans, and decorative laminate kitchen counters. The community amenities include Lake Bryan frontage, a clubhouse, fitness center, two resort-style swimming pools, spa, two lighted tennis courts, volleyball court, clothing care center, picnic/barbeque area, on-site lakes with fountain features, WiFi at the clubhouse and front pool, and 24-hour maintenance. The property is within 10 minutes of Disney World, SeaWorld Orlando, and the Orange County Convention Center. We intend to budget and reserve approximately $1.4 million, or $3,458 per unit, for exterior and interior repairs and upgrades.

Sabal Park: Sabal Park is located in the city of Tampa, Florida, within the Tampa-St. Petersburg-Clearwater metropolitan area. The property was built in 1990 and is a 252-unit, garden-style apartment complex situated on 14.7 acres. The property has 15 two- and three-story apartment buildings, one clubhouse and one maintenance building. The property offers 471 open parking spaces. Common area amenities include a clubhouse, a swimming pool, a heated spa, a playground, 24-hour fitness center, laundry facilities, scenic lake views, a lighted tennis court, a sand volleyball court, car care center and on-site lakes. Unit amenities include gourmet kitchens, walk-in closets, painted accent walls, ceramic tile flooring in kitchens and baths, cathedral ceilings in select units, private balconies and wood burning fire places in select units. Sabal Park is located in the center of the I-75 Office Corridor of Tampa, which features a significant concentration of corporate campuses and Class A suburban office and flex parks. This employment cluster includes more than 16 million square feet of suburban office space, offering high-tech, financial and professional services employment. We have budgeted and reserved approximately $1.64 million, or $6,507 per unit, in capital improvements and upgrades at the property.

Silverbrook: The property is located in Grand Prairie, Texas, which is in the Dallas-Fort Worth metropolitan area. The property was built in 1982 on 27.9 acres. The property consists of 642 units with 12 different floor plans ranging from a one bed/one bath with 600 square feet to the three bed/two bath with 1,150 square feet. Many units offer views of either the courtyard or one of the three pools on the property. The property also offers amenities such as covered parking, a tennis court, a sand volleyball court, three pools, a sports court, five laundry facilities and picnic areas. The average unit size is 820 square feet and includes bookshelves with select units containing a fireplace, ceiling fans, washer/dryer connections, and amenity upgrade packages. We have budgeted and reserved approximately $1.66 million, or $2,580 per unit, for exterior and interior repairs and upgrades.

Steeplechase: The property consists of 156 units in eight two-story residential buildings with five different floor plans ranging from the one bed/one bath 450 square foot unit to the three bed/two and a half bath unit measuring 1,075 square feet. Built in 1986 on 14.06 acres, the property is located at 5300 Steeplechase Drive in Fredericksburg, Virginia, approximately 0.5 miles from Interstate 95, the main highway on the eastern seaboard running between Florida and New England, inclusive. The property offers amenities such as a clubhouse with fireside lounge, business lounge, 24-hour fitness center, lighted tennis courts, sand volleyball court, swimming pool, barbeque area with picnic tables, playground and car wash area. The average unit size at Steeplechase is 742 square feet. Units feature balconies/patios, fully equipped gourmet kitchens featuring dishwashers, disposals, breakfast bars and stainless steel appliances, washer/dryers in each unit, wall-to-wall carpeting, mini blinds, walk-in closets and linen closets. Select units include bay windows, private storage, fireplaces and renovations. We have budgeted and reserved approximately $1.74 million, or $11,136 per unit, for exterior and interior repairs and upgrades.

The Arbors: The Arbors is located in Tucker, Georgia, which is part of the Atlanta metropolitan area, and is a 140 unit garden-style apartment building. The property was developed in 1985 and features one, two and three bedroom floorplans averaging 911 square feet. Common amenities include a resort-style swimming pool, fitness center, car care center, laundry facility and resident picnic areas. Unit interiors feature white countertops and wood cabinets, large private balconies with storage, walk-in closets, full-sized washer/dryer connections and wood burning fireplaces in select units. We intend to budget and reserve approximately $1.0 million, or $7,035 per unit, to improve the overall property condition in order to compete with interior finishes and common amenities from newer assets in the area.

The Crossings: The Crossings is located in Marietta, Georgia, which is part of the Atlanta metropolitan area, and is a 380 unit garden-style apartment building. The property was developed in 1984 and features one, two and three bedroom floor plans averaging 994 square feet. Common amenities include a resort-style swimming pool, fitness center, two tennis courts, a racquetball court, laundry facility and resident picnic areas. The property is located immediately south of the intersection of I-75 and Highway 120 along Franklin Road. Just south of the property is the future home of the new Atlanta Braves Stadium and mixed-use development. Unit interiors feature white countertops, wood cabinets, large private balconies with storage, wood burning fireplaces in select units, walk-in closets and full-sized washer/dryer connections. We intend to budget and reserve approximately $2.1 million, or $5,500 per unit, to improve the overall property condition in order to compete with interior finishes and common amenities from newer assets in the area.

The Crossings at Holcomb Bridge: The Crossings at Holcomb Bridge is located in Roswell, Georgia, which is part of the Atlanta metropolitan area, and is a 268 unit garden-style apartment building. The property was developed in 1984 and features one, two and three bedroom floor plans averaging 925 square feet. Common amenities include a resort-style swimming pool, fitness center, tennis court, racquetball court, laundry facility and resident picnic areas. The Crossings at Holcomb Bridge backs up to a tributary to the Chattahoochee River with many units featuring river views. The property is located in the highly acclaimed City of Roswell school district and the exceptionally desirable Centennial High School and Holcomb Bridge Middle School. Unit interiors feature wooden cabinets with white laminate countertops, large private balconies with storage, wood burning fireplaces in select units, vaulted ceilings in select units, walk-in closets and full-sized washer/dryer connections. We intend to budget and reserve approximately $1.9 million, or $7,100 per unit, to improve the overall property condition in order to compete with interior finishes and common amenities from newer assets in the area.

The Knolls: The Knolls is located in Marietta, Georgia, which is part of the Atlanta metropolitan area, and is a 312 unit garden-style apartment building. The property was developed in 1985 and features one, two and three bedroom floor plans averaging 997 square feet. Common amenities include a resort-style swimming pool, fitness center, two tennis courts, laundry facility and resident picnic areas. Unit interiors feature white countertops and wood cabinets, large private balconies with storage, walk-in closets, full-sized washer/dryer connections and wood burning fireplaces and vaulted ceilings in select units. We intend to budget and reserve approximately $2.2 million, or $7,150 per unit, to improve the overall property condition in order to compete with interior finishes and common amenities from newer assets in the area.

Timber Creek: Timber Creek is located in Charlotte, North Carolina and is a garden-style, multifamily property. The property was built in 1984 and has 352 units that are contained within 22 two-story residential buildings. The property offers one bed/one bath and two bed/two bath units ranging in size from 407 square feet to 847 square feet. The average unit size at Timber Creek is 706 square feet. The units offer walk-in closets, washer/dryer connections, wood burning fireplaces, bay windows, and linen closets. Common amenities include a fitness center, a central laundry facility, a swimming pool, tennis courts, and a car care center. We intend to budget and reserve approximately $4.32 million, or $12,269 per unit, for exterior and interior repairs and upgrades.

Timberglen: The property is located in Carrollton, Texas, which is in the Dallas-Fort Worth metropolitan area. The property was built in 1984 on 10.5 acres. The property consists of 304 units with 10 different floor plans ranging from a one bed/one bath with 512 square feet to the two bed/two and a half bath with 1,100 square feet. The property offers amenities such as a business center, two-tiered swimming pool, 24-hour fitness center, a clubhouse, covered parking availability, an on-site laundry facility, controlled access gates, grills and picnic areas. The average unit size is 728 square feet and includes refinished countertops, designer two-tone paint and walk-in closets. Select units include stainless steel or black appliances, rustic maple cabinetry, faux wood plank flooring, brushed nickel hardware, crown molding, upgraded brushed nickel lighting fixtures, two-inch faux wood blinds, washer/dryer connections and exterior storage. We have budgeted and reserved approximately $1.1 million or $3,500 per unit, for capital improvements.

Toscana: The property sits just north of the President George Bush Turnpike/State Highway 161 in Carrollton, Texas, which is in the Dallas-Fort Worth metropolitan area. The property was built in 1986 on 4.0 acres. The property consists of 192 units with 10 different one bed/one bath floor plans ranging from 500 square feet to 700 square feet. The property offers amenities such as a business center, a swimming pool, 24-hour fitness center, a hot tub, free covered parking, limited access gates and free WiFi around the swimming pool. The average unit size is 601 square feet and includes a washer/dryer, built-in microwave, wood-burning fireplace, outside storage and walk-in closets. We have budgeted and reserved approximately $1.07 million, or $5,622 per unit, for exterior and interior repairs and upgrades.

Victoria Park: The property is located in Jacksonville, Florida and consists of 520 units in 25 two- and three-story residential buildings with 10 different floor plans ranging from a one bed/one bath with 550 square feet to a 1,440 square foot three bed/two bath unit. The property was built in 1983 and 1986 on 14.0 acres. The property offers amenities such as a fitness studio, boat and RV parking area, swimming pool, two tennis courts, car wash and vacuum, laundry facilities and a playground. Select units contain wood burning fireplaces. The average unit size at Victoria Park is 864 square feet. Units feature washer/dryer connections, ceramic tile/carpet, ceiling fans, private patios/balconies and outside storage. We have budgeted and reserved approximately $3.1 million, or $5,900 per unit, in capital improvements at the property.

Willow Grove: The property is located in Nashville, Tennessee and consists of 244 units with 18 different floor plans ranging from a zero bed/one bath with 500 square feet to a 1,395 square foot three bed/two and a half bath unit. The property was built in 1973 on 18.1 acres and renovated in 2009. The property offers amenities such as a 24 hour laundry care center, a swimming pool, newly updated fitness center, clubhouse and hilltop landscaping. The average unit size is 939 square feet and includes central air conditioning, a refrigerator, balconies/patios, ceiling fans, dishwasher with disposal, gas fireplace, large closets, electric range, washer/dryer hookups in two and three bedroom units and is cable ready. 95 of the 244 units have been renovated and are achieving $30 to $50 premiums over non-renovated units. We have budgeted and reserved approximately $1.89 million ($1.25 million upgrading exteriors and amenities), or $7,750 per unit, in capital improvements at the property.

Willowdale Crossings: Willowdale Crossings is located in Frederick, Maryland approximately 40 miles northwest of the Washington DC Central Business District and approximately 45 miles west of the Baltimore Central Business District. The property was built in 1980 and 1984 and is situated on a 21.4-acre site. The property is a 432-unit multifamily garden property and consists of 32 three- and four-story apartments buildings. The property amenities include two community pools and playgrounds. A new clubhouse/leasing facility has just been completed. The clubhouse includes a fitness center. Each unit features a full appliance package including an electric range/oven, vent-hood, frost free refrigerator, garbage disposal and dishwasher. Additionally, each unit features wood cabinets with Formica countertops and vinyl tile flooring in the kitchen area. The bathrooms within each unit feature combination tub/showers with ceramic tile wainscot. Additionally, each bathroom features wood cabinetry with a built-in porcelain sink, a wall mounted medicine cabinet with a vanity mirror and vinyl tile flooring. Each unit includes a washer/dryer combination. All units include a private patio or balcony area. The city of Frederick is situated in central Frederick County, approximately 40 miles northwest of the Washington DC Central Business District and approximately 45 miles west of the Baltimore Central Business District. We have budgeted and reserved approximately $2.03 million, or $4,705 per unit, for exterior and interior repairs and upgrades.

Wood Forest: The property is located in Daytona Beach, Florida, adjacent to the Volusia Mall and Daytona International Speedway. The property was built in 1985 on 11.9 acres and consists of 144 units in eight two-story residential buildings with five different floor plans ranging from a one bed/one bath with 595 square feet to a 1,138 square foot two bed/two bath unit. The property offers amenities such as a fitness studio, swimming pool and laundry facilities. The average unit size at Wood Forest is 822 square feet. Units feature ceramic tile/carpet, ceiling fans, private patios/balconies and outside storage. Select units contain washer/dryer connections. We have budgeted and reserved approximately $925,000, or $6,400 per unit, in capital improvements at the property.

Woodbridge: The property is located in Nashville, Tennessee and consists of 220 units with nine different floor plans ranging from a one bed/one bath with 824 square feet to a 1,600 square foot three bed/two and a half bath unit. The property was built in 1980 on 18.6 acres. The property offers community amenities such as a pool, playground, volleyball court, fitness center, laundry facilities and a sports court. The average unit size is 1,122 square feet and includes central air conditioning, complete kitchen appliance packages, large closets, wood burning fireplaces and patios. Of the 220 total units, 45 units have been renovated (approximately 20%). We have budgeted and reserved approximately $1.48 million ($775,000 on exteriors and amenities), or $6,700 per unit, in capital at the property to further increase rents.

We believe that all of our properties are adequately covered by insurance and are suitable for their intended purpose.

Description of Probable Acquisitions

As of December 31, 2014, NHF, through its subsidiary Freedom REIT, expects to acquire prior to the Spin-Off a majority interest in the following additional properties and transfer such interests to NXRT in the Spin-Off, however, there can be no assurances that Freedom REIT will acquire these properties:

Property Name	Location	Year Built (1)	Rentable Square Footage	Units (2)
Barrington Mill	Marietta, GA	1984 & 1985	693,490	752
Cornerstone	Orlando, FL	1986	317,565	430
Dana Point	Dallas, TX	1986	206,276	264
Heatherstone	Dallas, TX	1986	115,615	152
McMillan Place	Dallas, TX	1984	290,051	402
Versailles	Dallas, TX	1986	300,908	388

(1)	Significant capital expenditures are planned for each of these properties after our acquisition as part of our value-add program.
(2)	Units represents the total number of apartment units available for rent as of December 31, 2014.

Barrington Mill: The property consists of 752 units in 42 two- and three-story residential buildings with 13 different floor plans ranging from the 550 square foot studio unit to a two bed/two bath unit measuring 1,300 square feet. Built in two phases in 1984 and 1985 on 46.7 acres, the property is located at 1550 Terrell Mill in Marietta, Georgia, just outside the I-285 perimeter expressway. The property offers amenities such as controlled access gates, resident clubroom with full kitchen, two swimming pools, two lighted tennis courts, two fitness centers, cyber café with spin room and yoga area, four laundry facilities, picnic areas with grills, two car care facilities, 20 detached garages and 30 storage units. The average unit size at Barrington Mill is 922 square feet. Unit kitchens feature oak cabinets, laminate countertops and breakfast bars, frost free refrigerators with icemakers, electric range hoods, stainless steel sinks with disposals, faux wood vinyl flooring with extra pantry space (select units), ceramic tile backsplashes (select units) and separate dining areas (select units). Unit bathrooms feature laminate wood cabinets, laminate countertops with porcelain sinks, porcelain tubs with ceramic tile surrounds, medicine cabinets, vinyl flooring and linen closets. Units also feature eight foot ceilings, washer/dryer connections (except studio, 610 square foot and 680 square foot units), wood-burning fireplaces (113 units) with gas starters (select units), separate laundry rooms (select units), built-in bookshelves (select units), vanity areas, ceiling fans, track lighting (select units), walk-in closets (except 610 square foot units), entry foyers with coat closets (except 680 square foot units), and decks/screened porches or garden rooms with decks. We expect to budget approximately $6.62 million, or $8,809 per unit, for exterior and interior repairs and upgrades.

Cornerstone: Cornerstone is a 430-unit apartment community located in Orlando, Florida. The community is less than six miles from both downtown Orlando and Orlando International Airport. Cornerstone offers studios, one-and two-bedroom floor plans, averaging 739 square feet in size. The property consist of two- and three-story buildings situated on a 22.9 acre site and was originally constructed in 1986. The property has undergone over $1,997,000 in major renovations since March 2013 to improve curb appeal, marketing and resident experience. The clubhouse interior renovations include upgrades to the offices, new Internet cafe, reconfiguration and upgrade of the fitness center, addition of a new bathroom and new business center. The current owner recently upgraded eight apartment interiors to include new appliances, updated flooring, new lighting fixtures and ceiling fans, new plumbing fixtures in kitchens and bathrooms and painting of kitchen and bathroom cabinets. Community amenities include a recreation room, coffee bar, business center, fitness center, tennis courts, two swimming pools, poolside lanai, racquetball court, playground, three laundry facilities, car care center, barbeques, dog park, trash valet and community lakes. We expect to budget approximately $2,468,000, or $5,740 per unit, to be invested in the property to further upgrade interiors and increase the exterior appeal.

Dana Point: The property consists of 264 units with nine different floor plans ranging from the one bed/one bath 575 square foot unit to the two bed/two bath, 1,050 square foot unit. Built in 1986 on 9.395 acres, the property is located at 18800 Lina Street in Dallas, Texas. The property offers amenities such as a freestanding leasing center, freestanding fitness center and clubroom and swimming pool. The average unit size is 781 square feet, and units include nine foot ceilings, vinyl entries, faux wood flooring (select units), wood-burning fireplaces, walk-in closets, patios/balconies, storage closets, stackable or full size washer/dryer connections, ceiling fans (select units) and vaulted ceilings (select units). Unit kitchens include almond appliances, Formica countertops, wood cabinetry, pantries, vinyl flooring and white appliances (select units). Unit bathrooms include ceramic bathtubs, Formica countertops, vinyl flooring, linen closets, wood cabinetry and framed mirrors (select units). We expect to budget approximately $2.17 million, or $8,202 per unit, for exterior and interior repairs and upgrades.

Heatherstone: The property consists of 152 units with ten different floor plans ranging from the one bed/one bath 575 square foot unit to the two bed/two bath, 1,050 square foot unit. Built in 1986 on 5.337 acres, the property is located at 18950 Marsh Lane in Dallas, Texas. The property offers amenities such as a freestanding leasing center, with fitness center & clubroom, and swimming pool. The average unit size is 761 SF and include nine foot ceilings, vinyl entries, faux wood flooring (select units), wood-burning fireplaces, walk-in closets, patio/balcony, storage closets, stackable or full size washer dryer connections, ceiling fans (select units), and vaulted ceilings (select units). Unit kitchens include almond appliances, Formica countertops, wood cabinetry, pantry, vinyl flooring, and white appliances (select units). Unit bathrooms include ceramic bathtub, Formica countertops, vinyl flooring, linen closets, wood cabinetry, and framed mirrors (select units). We expect to budget approximately $1.65 million, or $10,844 per unit, for exterior and interior repairs and upgrades.

McMillan Place: McMillan Place Apartments were constructed in 1984 and consist of 15 two- and three-story walk-up apartment buildings housing 402 units. The buildings are wood framed with brick and wood siding exteriors with pitched asphalt roofs. The property is fully gated and includes the following common area amenities: clubhouse, business center, two swimming pools, hot tub/Jacuzzi, volleyball court, dog park, picnic areas with charcoal grills and two laundry rooms. Unit amenities include standard appliances in base units (frost-free refrigerator, dishwasher, electric oven/range with vent hood, disposal and ceiling fans), black appliances in upgraded units and stainless steel appliances and premium finishes in premium upgraded units. Select units will also have an ice maker, fire place, laundry connections, patio/balcony and/or sunroom. The unit mix consists of 78 one bedroom/one bath units, of which two are upgraded (523 square feet), 147 one bedroom/one bath units, of which 14 are upgraded, 115 have washer/dryer connections and three have premium upgrades (652 square feet), 47 one bedroom/one bath units, of which eight have upgrades and 32 have washer/dryer connections (745 square feet), 48 one bedroom/one bath units, of which 13 have upgrades and one has premium upgrades (748 square feet), 32 two bedroom/two bath units, of which nine are upgraded (892 square feet) and 50 two bedroom/two bath units, of which 20 have upgrades (1,079 square feet). We expect to budget approximately $3.24 million, or $8,071 per unit, for exterior and interior repairs and upgrades.

Versailles: The property consists of 388 units with ten different floor plans ranging from the one bed/one bath 575 square foot unit to the two bed/two bath, 1,050 square foot unit. Built in 1989 on 15.374 acres, the property is located at 4900 Pear Ridge Road in Dallas, Texas. The property offers amenities such as a freestanding leasing center, freestanding fitness center and clubroom and two swimming pools. The average unit size is 776 square feet, and units include nine foot ceilings, vinyl entries, faux wood flooring (select units), wood-burning fireplaces, walk-in closets, patios/balconies, storage closets, stackable or full size washer/dryer connections, ceiling fans (select units) and vaulted ceilings (select units). Unit kitchens include almond appliances, Formica countertops, wood cabinetry, pantries, vinyl flooring and white appliances (select units). Unit bathrooms include ceramic bathtubs, Formica countertops, vinyl flooring, linen closets, wood cabinetry and framed mirrors (select units). We expect to budget approximately $3.92 million, or $10,094 per unit, for exterior and interior repairs and upgrades.

Historical Performance of Our Multifamily Properties

The following table shows a summary of information about each of the properties in the Existing Portfolio as of September 30, 2014 and December 31, 2013:

	As of September 30, 2014		As of December 31, 2013
Property (1)	Average Effective Rent ($) (2)	Occupancy Rate (%) (3)	Average Effective Rent Rate ($) (2)	Occupancy Rate (%) (3)
Abbington Heights	727	91.6	—	—
Arbors on Forest Ridge	765	92.9	—	—
Beechwood Terrace	740	93.7	—	—
Belmont at Duck Creek (4)	806	96.3	—	—
Colonial Forest	602	93.1	—	—
Courtney Cove	696	93.8	—	—
Cutter’s Point	931	95.4	—	—
Eagle Crest	755	93.7	—	—
Edgewater at Sandy Springs	760	92.6	—	—
Meridian	762	97.0	—	—
The Miramar Apartments	533	92.4	470	94.3
Park at Blanding	745	88.9	—	—
Park at Regency	716	95.6	—	—
Radbourne Lake (4)	896	93.8	—	—
The Grove at Alban	947	85.9	—	—
Sabal Park	784	93.3	—	—
Silverbrook	672	90.8	—	—
Timber Creek (4)	714	96.6	—	—
Timberglen	695	93.4	—	—
Toscana	611	93.2	—	—
Victoria Park	664	94.4	—	—
Willow Grove	675	94.7	—	—
Willowdale Crossings	990	86.3	—	—
Wood Forest	691	96.5	—	—
Woodbridge	820	90.5	—	—

(1)	Information is presented only for those properties that were part of the Existing Portfolio as of the end of the applicable periods.
(2)	Average monthly effective rent represents the average monthly rent collected for all occupied units for the applicable month end, after giving effect to tenant concessions.
(3)	Occupancy for each of our properties is calculated as (i) total units rented as of the end of the applicable period divided by (ii) total units available for rent as of the end of the applicable period, expressed as a percentage.
(4)	Acquired on September 30, 2014 and reflects rent rolls provided by the previous owners.

The following table sets forth the components upon which we will take depreciation (on a tax basis), including the claimed useful life and depreciation method for the properties in the Existing Portfolio as of September 30, 2014:

	Depreciation Component
	Land	Buildings	Site Improvements	Furniture, Fixtures and Equipment	Total
Property	N/A	30 years	15 years	3 years
Abbington Heights	1,770,000	14,777,000	893,000	60,000	17,500,000
Arbors on Forest Ridge	2,330,000	9,576,000	482,000	105,000	12,493,000
Beechwood Terrace	1,390,000	18,957,000	599,000	45,000	20,991,000
Belmont at Duck Creek	1,910,000	15,754,500	748,500	105,000	18,518,000
Colonial Forest	2,090,000	2,490,000	594,000	140,000	5,314,000
Courtney Cove	5,880,000	11,636,000	743,000	260,000	18,519,000
Cutter’s Point	3,330,000	11,392,000	641,000	130,000	15,493,000
Eagle Crest	5,450,000	20,226,000	730,000	265,000	26,671,000
Edgewater at Sandy Springs	14,290,000	36,649,500	4,355,500	775,000	56,070,000
The Miramar Apartments	1,580,000	6,455,500	479,500	70,000	8,585,000
Meridian	2,310,000	9,162,500	498,500	30,000	12,001,000
The Grove at Alban	3,640,000	17,667,000	892,000	55,000	22,254,000
Park at Blanding	2,610,000	3,076,500	596,500	40,000	6,323,000
Park at Regency	2,620,000	4,704,000	626,000	130,000	8,080,000
Radbourne Lake	2,440,000	19,579,000	1,244,000	335,000	23,598,000
Sabal Park	5,770,000	11,719,000	1,032,000	125,000	18,646,000
Silverbrook	4,860,000	22,833,000	1,359,000	555,000	29,607,000
Timber Creek	11,260,000	9,188,000	1,453,000	50,000	21,951,000
Timberglen	2,510,000	13,027,500	879,500	125,000	16,542,000
Toscana	1,730,000	6,584,500	270,500	60,000	8,645,000
Victoria Park	5,610,000	17,719,500	1,914,500	255,000	25,499,000
Willow Grove	3,940,000	8,657,000	820,000	35,000	13,452,000
Willowdale Crossings	4,650,000	33,825,000	1,163,000	190,000	39,828,000
Wood Forest	1,490,000	5,408,000	632,000	70,000	7,600,000
Woodbridge	3,650,000	11,099,000	887,000	30,000	15,666,000

The following table sets forth certain real estate tax information for each of the properties in the Existing Portfolio for the year ended December 31, 2013:

Property (1)	2013 Federal Tax Basis ($)	2013 Realty Taxes ($)	2013 Realty Tax Rate (%)
Abbington Heights	5,320,000	240,251	4.52
Arbors on Forest Ridge	9,800,000	210,340	2.15
Beechwood Terrace	5,673,175	256,201	4.52
Belmont at Duck Creek	12,900,000	336,909	2.61
Colonial Forest	4,261,950	87,763	2.06
Courtney Cove	10,880,700	236,336	2.17
Cutter’s Point	7,000,000	184,031	2.63
Eagle Crest	17,042,920	463,124	2.72
Edgewater at Sandy Springs	16,000,000	541,824	3.39
Meridian	8,340,000	205,431	2.46
The Miramar Apartments	5,450,000	152,101	2.79
The Grove at Alban	17,485,400	325,136	1.86
Park at Blanding	3,690,000	57,274	1.55
Park at Regency	5,542,500	110,599	2.00
Radbourne Lake	14,989,500	201,300	1.34
Regatta Bay	14,200,000	381,635	2.69
Sabal Palm at Lake Buena Vista	24,166,996	426,076	1.76
Sabal Park	12,671,200	254,677	2.01
Silverbrook	20,000,000	520,709	2.60
Steeplechase	12,627,900	112,229	0.89
The Arbors	1,865,120	88,111	4.72
The Crossings	4,211,700	130,717	3.10
The Crossings at Holcomb Bridge	5,630,040	164,020	2.91
The Knolls	4,930,120	151,493	3.07
Timber Creek	15,060,000	207,159	1.38
Timberglen	10,944,000	263,249	2.41
Toscana	5,700,000	137,109	2.41
Victoria Park	5,897,486	119,084	2.02
Willow Grove	4,084,120	184,439	4.52
Willowdale Crossings	25,740,667	480,640	1.87
Wood Forest	4,394,621	105,365	2.40
Woodbridge	3,744,000	169,079	4.52

(1)	All of these properties were acquired during 2014, except The Miramar Apartments. The 2013 federal tax basis, realty taxes and realty tax rates for the properties we acquired in 2014 are based on assessments of these properties prior to these properties becoming part of the Existing Portfolio.

For additional financial information regarding our business, including revenue, net income and total assets, see the financial statements included elsewhere in this information statement.

Outstanding Indebtedness

The following table contains summary information concerning the mortgage debt that encumbered the properties in the Existing Portfolio as of December 31, 2014 (dollars in thousands):

Property	Type	Term (months)	Amortization (months)	Interest Only Period (months)	Outstanding Principal ($)	Interest Rate (%) (1)	Max Rate (%) (2)	Maturity Date	Balance At Maturity ($) (3)
Abbington Heights	Fixed	120	360	24	10,592,111	3.79	—	9/1/2022	8,858,766	(4)
Arbors on Forest Ridge	Floating	84	360	24	10,244,000	2.90	5.75	2/1/2021	9,090,788	(5)
Beechwood Terrace	Floating	84	360	24	17,120,000	2.25	6.00	8/1/2021	15,004,650	(6)
Belmont at Duck Creek	Fixed	84	360	24	11,519,157	4.68	—	9/1/2018	10,739,963	(7)
Colonial Forest	Floating	84	360	24	4,125,000	2.33	6.25	9/1/2021	3,621,042	(6)
Courtney Cove	Floating	84	360	36	14,210,000	2.25	5.75	9/1/2021	12,821,326	(6)
Cutter’s Point	Floating	84	360	24	12,676,000	2.90	5.75	2/1/2021	11,249,008	(5)
Eagle Crest	Floating	84	360	24	21,860,000	2.90	5.75	2/1/2021	19,399,125	(5)
Edgewater at Sandy Springs	Floating	84	360	24	43,550,000	2.26	5.75	8/1/2021	38,176,537	(6)
Meridian	Floating	84	360	24	9,840,000	2.90	5.75	2/1/2021	8,732,268	(5)
The Miramar Apartments	Floating	60	360	24	6,000,000	4.75	—	3/25/2019	5,708,544	(8)
The Grove at Alban	Floating	84	360	24	18,720,000	2.71	6.50	4/1/2021	16,553,807	(6)
Park at Blanding	Floating	84	360	24	4,875,000	2.33	7.25	9/1/2021	4,279,414	(6)
Park at Regency	Floating	84	360	24	6,225,000	2.33	7.01	9/1/2021	5,464,482	(6)
Radbourne Lake	Floating	120	360	36	19,213,000	1.98	6.25	10/1/2024	15,691,044	(9)
Regatta Bay	Fixed	480	480	0	13,165,817	4.85	—	8/1/2050	0
Sabal Palm at Lake Buena Vista	Floating	120	360	36	37,680,000	1.98	6.26	12/1/2024	30,772,839	(9)
Sabal Park	Floating	84	360	36	14,287,000	2.25	5.75	9/1/2021	12,890,801	(6)
Silverbrook	Floating	84	360	24	24,320,000	2.90	5.75	2/1/2021	21,576,013	(5)
Steeplechase	Floating	84	360	36	13,600,000	2.28	6.00	1/1/2022	12,276,757	(6)
The Arbors	Floating	120	360	36	5,812,000	1.98	7.11	11/1/2024	4,746,596	(9)
The Crossings	Floating	120	360	36	16,200,000	1.98	7.21	11/1/2024	13,230,361	(9)
The Crossings at Holcomb Bridge	Floating	120	360	36	12,450,000	1.98	7.35	11/1/2024	10,167,777	(9)
The Knolls	Floating	120	360	36	16,038,000	1.98	7.11	11/1/2024	13,098,057	(9)
Timber Creek	Floating	120	360	36	19,482,000	1.99	5.96	10/1/2024	15,915,329	(9)
Timberglen	Floating	84	360	24	13,560,000	2.90	5.75	2/1/2021	12,033,492	(5)
Toscana	Floating	84	360	24	7,100,000	2.90	5.75	2/1/2021	6,300,722	(5)
Victoria Park	Floating	84	360	12	19,650,000	2.27	5.50	10/1/2021	16,667,140	(6)
Willow Grove	Floating	84	360	24	11,000,000	2.28	6.00	8/1/2021	9,646,579	(6)
Willowdale Crossings	Floating	84	360	24	32,800,000	2.44	5.75	6/1/2021	28,854,852	(6)
Wood Forest	Floating	84	360	24	5,850,000	2.32	6.49	9/1/2021	5,134,284	(6)
Woodbridge	Floating	84	360	24	12,800,000	2.26	6.25	8/1/2021	11,220,659	(6)

(1)	Interest rate is based on one-month LIBOR plus an applicable margin, except for Abbington Heights, Belmont at Duck Creek and Regatta Bay (fixed rate) and The Miramar Apartments (based on three-month LIBOR with a 4.75% floor). One-month LIBOR as of December 31, 2014 was 0.1695% and three-month LIBOR as of December 31, 2014 was 0.2552%.
(2)	We enter and expect to continue to enter into interest rate cap agreements with various third parties to cap the variable interest rates on our outstanding indebtedness. These agreements generally have a term of three years and cover the outstanding principal amount of the underlying indebtedness. Under these agreements, we pay a fixed fee in exchange for the counterparty to pay any interest above the max rates listed above. At December 31, 2014, interest rate hedge agreements covered $445.3 million of the $486.6 million of total outstanding indebtedness relating to the Portfolio. These interest rate hedge agreements cap our variable interest rate at a weighted average interest rate of 6.21%.
(3)	Balance at maturity is based upon the current interest rates remaining the same throughout the life of the loan.
(4)	Loan can be pre-paid during the last three months of the term.
(5)	Loans can be pre-paid starting in the 25th month of the term through the 81st month of the term at par plus 1.00% of the unpaid principal balance and at par during the last three months of the term.
(6)	Loans can be pre-paid starting in the 13th month of the term through the 81st month of the term at par plus 1.00% of the unpaid principal balance and at par during the last three months of the term.
(7)	Loan can be pre-paid during the last six months of the term.

(8)	Loan can be pre-paid within first 12 months of the term at par plus 1.00% of the unpaid principal balance, loan can be pre-paid starting in the 13th month of the term through the 24th month of the term at par plus 0.50% of the unpaid principal balance, loan can be pre-paid starting in the 25th month of the term through the 36th month of the term at par plus 0.25% of the unpaid principal balance and at par during the last two years of the term.
(9)	Loans can be pre-paid during the first 12 months of the term at par plus 5.00% of the unpaid principal balance; loan can be pre-paid starting in the 13th month of the term through the 117th month of the term at par plus 1.00% of the unpaid principal balance and at par during the last three months of the term.

The weighted average interest rate of our mortgage indebtedness was 2.65% as of December 31, 2014. The loan agreements contain customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events. For additional information on the outstanding indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Form of Property Ownership

We will typically hold (through a majority interest in a joint venture) fee title in the properties we acquire. However, subject to any required approvals, maintaining our status as a REIT and maintaining our exemption from registration as an investment company pursuant to Section 3(c)(5)(C) of the Investment Company Act, which excludes a real estate program from the definition of an investment company if it is primarily engaged in “purchasing or acquiring…interests in real estate,” we may also invest in or acquire operating companies or other entities that own and operate assets that meet our investment objectives. We will consider doing so if we believe it to be more efficient to acquire an entity that already owns assets meeting our investment objectives than to acquire such assets directly. Also, we may enter into one or more joint ventures, tenant-in-common investments or other co-ownership arrangements for the acquisition or improvement of properties with third parties or affiliates of our Adviser, including other real estate programs that may be sponsored by affiliates of our Adviser.

Joint Venture Investments

Except for The Miramar Apartments, the properties that make up the Portfolio are currently held by joint ventures between us and affiliates of BH or other third parties. We recently acquired the interest of AI Miramar, our former joint venture partner, in The Miramar Apartments; as a result, we now wholly own this property. In the future, we may enter into joint ventures, partnerships, tenant-in-common investments and other co-ownership arrangements with BH, affiliates of BH, real estate developers, owners and other third parties, including affiliates of our Adviser, for the acquisition, improvement and operation of properties. Any joint venture with affiliates of our Adviser must be approved by a majority of our directors, including a majority of our independent directors not otherwise interested in the transaction. In determining whether to invest in a particular joint venture, our Adviser will evaluate the investment that such joint venture owns or is being formed to own under the same criteria described elsewhere in this information statement for our selection of real property investments.

We will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our investment committee considers all of the facts that are relevant, such as the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interests owned by other partners in the venture. With respect to any joint venture investment, we expect to consider the following:

•	Our ability to manage and control the joint venture.

•	Our ability to exit a joint venture.

•	Our ability to control transfers of interests held by other partners to the venture.

The following table contains summary information concerning the joint ventures that currently hold the properties in the Existing Portfolio:

Property Name	Third-Party Ownership of JV (1)		Third-Party Distribution Rights (2)
Abbington Heights	10	%(3)	Yes	(4)
Arbors on Forest Ridge	10	%(3)	Yes	(4)
Beechwood Terrace	10	%(3)	Yes	(4)
Belmont at Duck Creek	10	%(3)	Yes	(4)
Colonial Forest	10	%(3)	Yes	(4)
Courtney Cove	10	%(3)	Yes	(4)
Cutter’s Point	10	%(3)	Yes	(4)
Eagle Crest	10	%(3)	Yes	(4)
Edgewater at Sandy Springs	10	%(3)	Yes	(4)
Meridian	10	%(3)	Yes	(4)
The Grove at Alban	23.7	%(5)	Yes	(4)
Park at Blanding	10	%(3)	Yes	(4)
Park at Regency	10	%(3)	Yes	(4)
Radbourne Lake	10	%(3)	Yes	(4)
Regatta Bay	10	%(3)	Yes	(4)
Sabal Palm at Lake Buena Vista	10	%(3)	Yes	(4)
Sabal Park	10	%(3)	Yes	(4)
Silverbrook	10	%(3)	Yes	(4)
Steeplechase	15	%(5)	Yes	(4)
The Arbors	10	%(3)	Yes	(4)
The Crossings	10	%(3)	Yes	(4)
The Crossings at Holcomb Bridge	10	%(3)	Yes	(4)
The Knolls	10	%(3)	Yes	(4)
Timber Creek	10	%(3)	Yes	(4)
Timberglen	10	%(3)	Yes	(4)
Toscana	10	%(3)	Yes	(4)
Victoria Park	10	%(3)	Yes	(4)
Wood Forest	10	%(3)	Yes	(4)
Willow Grove	10	%(3)	Yes	(4)
Willowdale Crossings	20	%(5)	Yes	(6)
Woodbridge	10	%(3)	Yes	(4)

(1)	Upon completion of the Spin-Off, we will own the remaining portion of the joint venture vehicle not owned by the third parties.
(2)	We will receive a quarterly asset management fee from each joint venture equal to 0.5% per annum of the aggregate effective gross income of the joint venture.
(3)	Percent owned by BH and/or its affiliates.
(4)	Distributions will be made to the members pro rata in proportion to their relative percentage interests until the members have received an internal rate of return equal to 13%. Then, generally 80% of the distributions will be paid to us and 20% of the distributions will be paid to the third party members.
(5)	Percent owned by affiliate(s) of BH and another third party with no control and limited rights.
(6)	Distributions will be made to the members pro rata in proportion to their relative percentage interests until the members have received an internal rate of return equal to 13%. Then, generally 80% of the distributions will be paid to the members pro rata in proportion to their relative percentage interests and 20% of the distributions will be paid to the third party members.

In each of the joint venture entities in which BH and/or its affiliates own an interest, an affiliate of BH is the managing member. The managing member is responsible for preparing an annual budget, which must be approved by us, and has authority to conduct the business and affairs of the entity. However, specified major decisions require our approval. Actions requiring our approval include material modifications to the annual budget or business plan, execution or modification of mortgages, purchase or sale of properties and liquidation or winding up of the affairs of the entity. We have the sole ability to transfer our interest in any of these joint venture entities without the consent of the other members. Furthermore, in the event that we decide to transfer our entire interest in any of these joint venture entities to a non-affiliate, we may require each other member of that entity to transfer its interest on the same terms. We may remove the managing member and require it to forfeit its distributions if it commits certain bad acts, including misappropriation of funds or breaches of the governing agreement of the joint venture entity resulting in a material adverse impact to our investment. It is our assessment that under current accounting guidance the joint ventures will be considered to be “variable interest entities” and will be consolidated into our financial statements.

While BH is entitled to distributions from our current joint ventures, we do not expect BH to receive similar distribution rights in the joint ventures we enter into with BH in the future.

Our Adviser’s Approach to Evaluating Potential Investments

Our Adviser’s investment approach will combine the management team’s and property manager’s experience with a structure that emphasizes thorough market research, local market knowledge, underwriting discipline, and risk management in evaluating potential investments:

•	Market Research. Our Adviser’s investment team and BH will research the acquisition and underwrite each transaction, utilizing both real-time market data and the transactional knowledge and experience of the network of professionals of our Adviser and of BH.

•	Local Market Knowledge. Our Adviser, either directly, through its relationships with real estate professionals in the area or through our property manager, will develop information concerning the locality of the property to assess its competitive position.

•	Underwriting Discipline. Our Adviser will follow a disciplined process to evaluate a potential investment in terms of its income-producing capacity and prospects for capital appreciation, which will include a review of property fundamentals (including tenant/lease base, lease rollover, expense structure, occupancy, and property capital expenditure), capital markets fundamentals (including cap rates, interest rates and holding period) and market fundamentals (including rental rates, concession and occupancy levels at comparable properties), as well as projected delivery and absorption rates. Our Adviser will strive to verify all assumptions by third-party research from credible sources, to the extent practical, in order to ensure consistency in the underwriting approach. In addition, our Adviser will perform stress tests on each acquisition by reducing rent growth assumptions and increasing the interest rate in its assumptions prior to acquiring each asset.

•	Risk Management. Risk management is a fundamental principle in our Adviser’s construction of the Portfolio and in the management of each investment. Diversification of the Portfolio by investment size, geographic location and interest rate risk is critical to controlling portfolio-level risk.

When evaluating potential acquisitions and dispositions, our Adviser will generally consider the following factors as applicable:

•	strategically targeted markets;

•	income levels and employment growth trends in the relevant market;

•	employment and household growth and net migration of the relevant market’s population;

•	supply of undeveloped or developable real estate, local building costs and construction costs;

•	the location, construction quality, condition and design of the property;

•	the current and projected cash flow of the property and the ability to increase cash flow;

•	the potential for capital appreciation of the property;

•	purchase price relative to the replacement cost of the property;

•	the terms of leases, including the potential for rent increases;

•	the potential for economic growth and the tax and regulatory environment of the community in which the property is located;

•	the occupancy and demand by residents for properties of a similar type in the vicinity;

•	the prospects for liquidity through sale, financing or refinancing of the property;

•	the benefits of integration into existing operations;

•	competition from existing multifamily properties and properties under development and the potential for the construction of new multifamily properties in the area; and

•	potential for opportunistic selling based on demand and price of high quality assets.

Terms of Leases and Tenant Characteristics

The leases for the multifamily properties in the Portfolio typically follow standard forms customarily used between landlords and tenants in the geographic area in which the relevant property is located. Under such leases, the tenant typically agrees to pay an initial deposit (generally one month’s rent) and pays rent on a monthly basis. As landlord, we will be directly responsible for all real estate taxes, sales and use taxes, special assessments, property-level utilities, insurance and building repairs, and other building operation and management costs. Individual tenants will be responsible for the utility costs of their unit. The lease terms generally range from six months to two years and average twelve months.

The apartment tenant composition in the Portfolio varies across the regions the properties are located in and includes single and family renters and is generally reflective of the principal employers in the relevant region. The multifamily properties in the Portfolio predominantly consist of one-bedroom and two-bedroom units, although some of the properties also have three-bedroom units.

Tenant Creditworthiness

We will execute new leases and lease renewals, expansions and extensions with terms in accordance with the prevailing market and sub-market conditions. We will use a number of industry credit rating services to determine the creditworthiness of potential tenants. We will establish with BH leasing guidelines to use in evaluating prospective tenants and proposed lease terms and conditions. Historically, there was a low rate of tenant delinquencies at the properties in the Existing Portfolio, which we will measure weekly to determine accounts 30 days past due.

Property-Level Business Strategy

Our Adviser’s investment approach will also include active and aggressive management of each property acquired. Our Adviser believes that active management is critical to creating value.

Prior to the purchase of a property, our property manager and Adviser will tour each property and develop a business strategy for the property. This will include a forecast of the action items to be taken and the capital needed to achieve the anticipated returns. Our Adviser will review such property-level business strategies quarterly to anticipate changes or opportunities in the market.

In an effort to keep properties in compliance with our underwriting standards and management strategies, our Adviser will remain involved through the investment life cycle of each acquired property and will actively consult with our property manager throughout the holding period.

Dispositions

Each quarter, our Adviser will evaluate the Portfolio for potential disposition opportunities based on the performance of the individual asset, market conditions and our overall portfolio objectives.

Economic and market conditions may influence us to hold our investments for different periods of time. We may sell an asset before the end of the expected holding period if we believe that market conditions and asset positioning have maximized its value to us or the sale of the asset would otherwise be in the best interests of our stockholders.

We expect that third parties that acquire our properties will purchase them for cash. However, in some instances we may sell our properties by providing financing to purchases. It may be beneficial for us to provide financing to purchasers if providing such financing would accelerate the time in between signing and closing. Any such financing would be on terms consistent with the prevailing market conditions for similar financings.

Borrowing Policies

We intend to use prudent amounts of leverage in making our investments, which we define as having total indebtedness of no more than approximately 75% of the combined initial purchase price of all of the properties in the Portfolio. However, we are not subject to any limitations on the amount of leverage we may use, and, accordingly, the amount of leverage we use may be significantly less or greater than we currently anticipate. By operating on a leveraged basis, we expect to have more funds available for property acquisitions and other purposes, which we believe will allow us to acquire more properties than would otherwise be possible, resulting in a larger and more diversified portfolio. See the “Risk Factors” section of this information statement for more information about the risks related to operating on a leveraged basis.

We may incur indebtedness in the form of bank borrowings, purchase money obligations to the sellers of properties we purchase, publicly and privately-placed debt instruments or financings from institutional investors or other lenders. This indebtedness may be unsecured or secured by mortgages or other interests in our properties, or may be limited to the particular property to which the indebtedness relates. We expect to incur non-recourse indebtedness; however, we may grant our lenders recourse to assets not securing the repayment of the indebtedness if we determine that it is beneficial for us to enter into such recourse loans. Further, such borrowings may also provide the lender with the ability to make margin calls and may limit the length of time which any given asset may be used as eligible collateral. The form of our indebtedness may be long-term or short-term, fixed or floating rate, or in the form of a revolving credit facility.

There is no limitation on the amount we may borrow for the purchase of any single property or other investment although our directors and the investment committee of our Adviser must determine that the amount of debt we incur is reasonable in relation to our assets. Our directors and the investment committee of our Adviser will generally review the reasonableness of our debt burden on a quarterly basis. In determining whether our borrowings are reasonable in relation to our net assets, we expect that our board of directors will consider many factors, including without limitation, the lending standards of government-sponsored enterprises, such as Fannie Mae and Freddie Mac, for loans in connection with the financing of multifamily properties, the leverage ratios of publicly traded REITs with similar investment strategies, whether we have positive leverage (that is, the capitalization rates of our properties exceed the interest rates on the indebtedness of such properties) and general market conditions.

Other than the mortgage financing for our properties, we have no established financing sources as of the date of this information statement. Although we expect our liability for the repayment of indebtedness to be limited to the value of the property securing the liability and the rents or profits derived therefrom, our use of leverage increases the risk of default on the mortgage payments and a resulting foreclosure of a particular property. To the extent that we do not obtain mortgage loans on our properties, our ability to acquire additional properties will be limited.

When interest rates are high or financing is otherwise unavailable on a timely basis, we may purchase certain properties and other assets for cash with the intention of obtaining a loan for a portion of the purchase price at a later time. Our Adviser will refinance properties during the term of a loan only under limited circumstances, such as when a decline in interest rates makes it beneficial to prepay an existing mortgage, an existing mortgage matures or an attractive investment becomes available and the proceeds from the refinancing can be used to purchase such investment. There are no formal restrictions on our Adviser’s ability to refinance properties. The benefits of the refinancing may include an increased cash flow resulting from reduced debt service requirements, an increase in distributions from proceeds of the refinancing and an increase in property ownership if refinancing proceeds are reinvested in real estate.

Over the next 12-36 months, we intend to reduce our leverage ratio by at least 20-30%. We will seek to accomplish this through paying down certain properties’ principal balances. Given the flexibility and attractive cost of our current indebtedness, together with the potential for increases in value from our capital expenditures and management programs, we may also elect to reduce the Portfolio-wide leverage by reducing the leverage level of future acquisitions and/or funding new acquisitions with a larger portion of equity.

Regulation

Multifamily properties are subject to various laws, ordinances and regulations, including regulations relating to common areas, such as swimming pools, activity centers, and recreational facilities. We believe that each of our properties has the necessary permits and approvals to operate its business.

Americans with Disabilities Act

The properties in the Portfolio must comply with Title III of the ADA, to the extent that such properties are “public accommodations” as defined by the ADA. The ADA may require removal of structural barriers to access by persons with disabilities in certain public areas of our properties where such removal is readily achievable. We believe that our properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, noncompliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily accessible accommodations is an ongoing one, and we will continue to assess our properties and make alterations as appropriate in this respect.

Fair Housing Act

The Fair Housing Act, its state law counterparts and the regulations promulgated by the U.S. Department of Housing and Urban Development and various state agencies, prohibit discrimination in housing on the basis of race or color, national origin, religion, sex, familial status (including children under the age of 18 living with parents or legal custodians, pregnant women and people securing custody of children under 18) or handicap (disability) and, in some states, financial capability. A failure to comply with these laws in our operations could result in litigation, fines, penalties or other adverse claims, or could result in limitations or restrictions on our ability to operate, any of which could materially and adversely affect us. We believe that we operate our properties in substantial compliance with the Fair Housing Act.

Environmental Matters

Under various federal, state and local laws and regulations relating to the environment, as a current or former owner or operator of real property, we may be liable for costs and damages resulting from the presence or discharge of hazardous or toxic substances, waste or petroleum products at, on, in, under, or migrating from such property, including costs to investigate and clean up such contamination and liability for natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such contamination, and the liability may be joint and several. These liabilities could be substantial and the cost of any required remediation, removal, fines, or other costs could exceed the value of the property and/or our aggregate assets. In addition, the presence of contamination or the failure to remediate contamination at our properties may expose us to third-party liability for costs of remediation and/or personal or property damage or materially adversely affect our ability to sell, lease or develop our properties or to borrow using the properties as collateral. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. Moreover, if contamination is discovered on our properties, environmental laws may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures.

Independent environmental consultants have conducted Phase I Environmental Site Assessments at all of the properties in the Portfolio using the American Society for Testing and Materials, or ASTM, Standard E 1527-05, or Standard E 1527-00. A Phase I Environmental Site Assessment is a report that identifies potential or existing environmental contamination liabilities. Site assessments are intended to discover and evaluate information regarding the environmental condition of the assessed property and surrounding properties. These assessments do not generally include soil samplings, subsurface investigations or an asbestos survey. None of the site assessments identified any known past or present contamination that we believe would have a material adverse effect on our business, assets or operations. However, the assessments are limited in scope and may have failed to identify all environmental conditions or concerns. A prior owner or operator of a property or historic operations at our properties, or operations and conditions at nearby properties, may have created a material environmental condition that is not known to us or the independent consultants preparing the site assessments. Material environmental conditions may have arisen after the review was completed or may arise in the future, and future laws, ordinances or regulations may impose material additional environmental liability. Moreover, conditions identified in environmental assessments that did not appear material at that time, may in the future result in material liability.

Environmental laws also govern the presence, maintenance and removal of hazardous materials in building materials (e.g., asbestos and lead), and may impose fines and penalties for failure to comply with these requirements or expose us to third-party liability (e.g., liability for personal injury associated with exposure to asbestos). Such laws require that owners or operators of buildings containing hazardous materials properly manage and maintain certain hazardous materials, adequately notify or train those who may come into contact with certain hazardous materials, and undertake special precautions, including removal or other abatement, if certain hazardous materials would be disturbed during renovation or demolition of a building. In addition, the properties in the Portfolio are subject to various federal, state, and local environmental and health and safety requirements, such as state and local fire requirements.

When excessive moisture accumulates in buildings or on building materials, mold growth may occur, particularly if the moisture problem remains undiscovered or is not addressed over a period of time. Some molds may produce airborne toxins or irritants. Indoor air quality issues can also stem from inadequate ventilation, chemical contamination from indoor or outdoor sources, and other biological contaminants such as pollen, viruses and bacteria. Indoor exposure to airborne toxins or irritants above certain levels can be alleged to cause a variety of adverse health effects and symptoms, including allergic or other reactions. As a result, the presence of significant mold or other airborne contaminants at any of our properties could require us to undertake a costly remediation program to contain or remove the mold or other airborne contaminants from the affected property or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from our tenants or others if property damage or personal injury occurs. We are not presently aware of any material adverse indoor air quality issues at our properties.

The cost of future environmental compliance may materially and adversely affect us. See “Risk Factors—We may face high costs associated with the investigation or remediation of environmental contamination, including asbestos, lead-based paint, chemical vapor, subsurface contamination and mold growth.”

Insurance

We will carry comprehensive general liability coverage on the properties in the Portfolio, with limits of liability customary within the industry to insure against liability claims and related defense costs. Similarly, we will be insured against the risk of direct physical damage in amounts necessary to reimburse us on a replacement-cost basis for costs incurred to repair or rebuild each property, including loss of rental income during the reconstruction period. The majority of our property policies for all U.S. operating and development communities will include coverage for the perils of flood and earthquake shock with limits and deductibles customary in the industry and specific to the project. We will also obtain title insurance policies when acquiring new properties, which insure fee title to the properties in the Portfolio. We will obtain coverage for losses incurred in connection with both domestic and foreign terrorist-related activities. While we will carry commercial general liability insurance, property insurance and terrorism insurance with respect to the properties in the Portfolio, these policies include limits and terms we consider commercially reasonable. There are certain losses (including, but not limited to, losses arising from environmental conditions, acts of war or certain kinds of terrorist attacks) that are not insured, in full or in part, because they are either uninsurable or the cost of insurance makes it, in our belief, economically impractical to maintain such coverage. Should an uninsured loss arise against us, we would be required to use our own funds to resolve the issue, including litigation costs. In addition, for the properties in the Portfolio we could self-insure certain portions of our insurance program and therefore, use our own funds to satisfy those limits. We believe the policy specifications and insured limits will be adequate given the relative risk of loss, the cost of the coverage and industry practice and, in the opinion of our management team, the properties in the Portfolio will be adequately insured.

Competition

In attracting and retaining residents to occupy the properties in the Portfolio, we compete with numerous other housing alternatives. The properties in the Portfolio compete directly with other rental apartments as well as condominiums and single-family homes that are available for rent or purchase in the sub-markets in which our properties are located. Principal factors of competition include rent or price charged, attractiveness of the location and property and quality and breadth of services and amenities. If our competitors offer leases at rental rates below current market rates, or below the rental rates that the tenants of the properties in the Portfolio pay, we may lose potential tenants and we may be pressured to reduce rental rates below those currently charged or to offer more substantial rent abatements, tenant improvements, early termination rights or below-market renewal options in order to retain tenants when the tenants’ leases expire.

The number of competitive properties relative to demand in a particular area has a material effect on our ability to lease apartment units at our properties and on the rents we charge. In addition, we compete with numerous other investors for suitable properties. This competition affects our ability to acquire properties and the price that we pay in such acquisitions.

Employees

Upon completion of the Spin-Off and the approval of the Advisory Agreement, we will be externally managed by our Adviser pursuant to the Advisory Agreement between our Adviser and us. We will not have any employees while the Advisory Agreement is in effect.

Legal Proceedings

We expect to become a party to various lawsuits, claims for negligence and other legal proceedings that arise in the ordinary course of our business from time to time. We are not currently a party, as plaintiff or defendant, to any legal proceedings which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, results of operations, or financial statements, taken as a whole, if determined adversely to us.

Corporate Information

Our Adviser’s offices are located at 300 Crescent Court, Suite 700, Dallas, Texas 75201. Our Adviser’s telephone number is (972) 628-4100. We will maintain a website at www.nexpointliving.com. Information contained on, or accessible through our website is not incorporated by reference into and does not constitute a part of this information statement or any other report or documents we file with or furnish to the SEC.

Our Adviser, the Advisory Agreement and Our Property Manager

General

Upon completion of the Spin-Off and the approval of the Advisory Agreement, we will be externally managed and advised by our Adviser. The offices of our Adviser are located at 300 Crescent Court, Suite 700, Dallas, Texas 75201.

Our Adviser

Our Adviser will be NexPoint Real Estate Advisors. Our Adviser will have contractual and fiduciary responsibilities to us and our stockholders as discussed further below in “—Our Advisory Agreement” including to provide us with a management team, who will act as our executive officers.

Our Adviser will enter into a Shared Services Agreement with Highland, pursuant to which Highland will provide research and operational support to our Adviser, including services in connection with the due diligence of actual or potential investments, the execution of investment transactions approved by our Adviser and certain back office and administrative services.

The following table sets forth information regarding our Adviser’s management team, who will act as our executive officers:

Name	Age	Position
James Dondero	52	President
Brian Mitts	44	Chief Financial Officer, Executive VP-Finance and Treasurer
Matt McGraner	31	Executive VP and Chief Investment Officer
Matthew Goetz	28	Senior VP-Investments and Asset Management
Scott Ellington	44	General Counsel and Secretary

Biographical Information of our Executive Officers

James Dondero: Mr. Dondero will serve as our President. Mr. Dondero is also the co-founder and president of Highland Capital Management, L.P., founder and president of NexPoint Advisors, L.P. and chairman of NexBank, an affiliated bank that is majority owned by Mr. Dondero. Highland, NexPoint Advisors and NexBank are all affiliates of NXRT. Mr. Dondero co-founded Highland in 1993 with Mark Okada. Mr. Dondero has over 30 years of experience investing in credit and equity markets and has helped pioneer credit asset classes. Highland and its affiliates currently manage approximately $19 billion in assets as of September 30, 2014.

Brian Mitts: Mr. Mitts will serve as our Chief Financial Officer, Executive VP-Finance and Treasurer. Mr. Mitts joined Highland in February 2007 and currently also serves as the Chief Operations Officer for Highland Capital Fund Advisors and NexPoint Advisors, L.P. and leads business development for the real estate team, developing new products and exploring new markets. Highland and NexPoint Advisors are both affiliates of NXRT. Mr. Mitts works closely with the real estate team and is integral in marketing real estate products for Highland and its affiliates.

Matt McGraner: Mr. McGraner will serve as our Executive VP and Chief Investment Officer. Mr. McGraner is also a Managing Director at Highland Capital Management, L.P., an affiliate of NXRT. Mr. McGraner joined Highland in May 2013. With over eight years of real estate, private equity and legal experience, his primary responsibilities are to lead the operations of the real estate platform at Highland, as well as source and execute investments, manage risk and develop potential business opportunities, including fundraising, private investments and joint ventures. Mr. McGraner is also a licensed attorney and was formerly an associate at Jones Day from 2011 to 2013, with a practice primarily focused on private equity, real estate and mergers and acquisitions. Prior to Jones Day, Mr. McGraner practiced law at Bryan Cave LLP from 2009 to 2011. Since 2008, Mr. McGraner has led the acquisition of over $950 million of real estate and advised on $16.3 billion of M&A and private equity transactions. Mr. McGraner also co-founded several small businesses and real estate investment companies before starting his legal career, and served as the director of acquisitions and business development for a commercial real estate investment and development company during law school.

Matthew Goetz: Mr. Goetz will serve as our Senior VP-Investments and Asset Management. Mr. Goetz is also a Senior Financial Analyst at Highland Capital Management, L.P., an affiliate of NXRT. With over seven years of real estate, private equity and equity trading experience, his primary responsibilities are to asset manage, source acquisitions, manage risk and develop potential business opportunities for Highland, including fundraising, private investments and joint ventures. Before joining Highland Capital Management, L.P. in June 2014, Mr. Goetz was a Senior Financial Analyst in CBRE’s Debt and Structured Finance group from May 2011 to June 2014 where he underwrote over $7 billion and more than 30 million square feet of multifamily, office, and retail commercial real estate. In his time at CBRE, Mr. Goetz and his team closed over $2.5 billion in debt and equity financing. Prior to joining CBRE’s Debt and Structured Finance group, he held roles as an Analyst and Senior Analyst for CBRE’s Recovery and Restructuring Services group from September 2009 to May 2011 where he assisted in the asset management and disposition of over 3,000 real estate owned assets valued at more than $750 million. He also provided commercial real estate consulting services to banks, special servicers, hedge funds, and private equity groups.

Scott Ellington: Mr. Ellington will serve as our General Counsel and Secretary. Mr. Ellington is also Chief Legal Officer and General Counsel at Highland Capital Management, L.P., an affiliate of NXRT. Prior to joining Highland in May 2007, Mr. Ellington worked as a Real Estate Counsel for Wells Fargo Bank in its Commercial Real Estate Group. Mr. Ellington primarily focused on the due diligence and documentation of commercial real estate credits. Formerly, Mr. Ellington worked from 2002-2004 as Bankruptcy Counsel to Countrywide Financial Corporation.

Investment Committee

Our Adviser will also have an investment committee, which will initially be comprised of James Dondero, the chairman of the committee, Brian Mitts and Matt McGraner. Our Adviser’s investment committee will meet periodically, at least every quarter, to discuss investment opportunities. The investment committee will periodically review our investment portfolio and its compliance with our investment policies, business and growth strategies and financing strategy at least on a quarterly basis or more frequently as necessary.

Our Advisory Agreement

Below is a summary of the current terms of our Advisory Agreement. However, the Advisory Agreement is still being finalized and the terms are subject to change.

Duties of Our Adviser. Our Advisory Agreement will provide that our Adviser will manage our business and affairs in accordance with the policies and guidelines established by our board of directors and described in this information statement, and that our Adviser will be under the supervision of our board of directors. The agreement will require our Adviser to provide us with all services necessary or appropriate to conduct our business, including the following:

•	locating, presenting and recommending to us real estate investment opportunities consistent with our investment policies, acquisition strategy and objectives, including our conflicts of interest policies;

•	structuring the terms and conditions of transactions pursuant to which acquisitions and dispositions of properties will be made;

•	acquiring properties on our behalf in compliance with our investment objectives and strategies;

•	arranging for the financing and refinancing of properties;

•	administering our bookkeeping and accounting functions;

•	serving as our consultant in connection with policy decisions to be made by our board of directors, managing our properties or causing our properties to be managed by another party;

•	monitoring our compliance with regulatory requirements, including the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, NYSE standards and Code standards to maintain our status as a REIT;

•	performing administrative services; and

•	rendering other services as our board of directors deems appropriate.

Our Adviser will be required to obtain the prior approval of our board of directors, in connection with:

•	any investment for which the portion of the consideration paid out of our equity equals or exceeds $50,000,000;

•	any investment that is inconsistent with the publicly disclosed investment guidelines as in effect from time to time, or, if none are then publicly disclosed, as otherwise adopted by the board from time to time; or

•	any engagement of affiliated service providers on behalf of NXRT or NXRT OP, which engagement terms will be negotiated on an arm’s length basis.

For these purposes, “equity” means our cash on hand, exclusive of the proceeds of any debt financing incurred or to be incurred in connection with the relevant investment.

Our Adviser will be prohibited from taking any action that, in its sole judgment, or in the sole judgment of our board of directors, made in good faith:

•	would adversely affect our qualification as a REIT under the Code, unless the board of directors had determined that REIT qualification is not in the best interests of us and our stockholders;

•	would subject us to regulation under the Investment Company Act of 1940, as amended, except to the extent that we and our Adviser will undertake in the Advisory Agreement and our charter to comply with Section 15 of the Investment Company Act of 1940 in connection with the entry into, continuation of, or amendment of the Advisory Agreement or any advisory agreement;

•	is contrary to or inconsistent with our investment guidelines; or

•	would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over us or our shares of common stock, or otherwise not be permitted by our charter or bylaws.

Management Fee. Our Advisory Agreement will require that we pay our Adviser an annual management fee, as described under “Adviser and Property Manager Compensation.” The management fee attributable to Contributed Assets (as defined below) may not exceed $             in any calendar year. See “Adviser and Property Manager Compensation.” The management fee will be payable monthly in arrears in cash, unless our Adviser elects, in its sole discretion, to receive all or a portion of such fee in shares of our common stock, subject to the limitations set forth below under “—Limitations on Receiving Shares.” The number of shares issued to our Adviser as payment for the management fee will be equal to the dollar amount of the portion of such fee that is payable in shares divided by the volume-weighted average closing price of shares of our common stock for the ten trading days prior to the end of the month for which such fee will be paid, which we refer to as the fee VWAP. Our Adviser will compute each installment of the management fee as promptly as possible after the end of the month with respect to which such installment is payable. The accrued fees will be payable monthly as promptly as possible after the end of each month during which the Advisory Agreement is in effect. A copy of the computations made by our Adviser to calculate such installment will thereafter, for informational purposes only, promptly be delivered to our board of directors.

Administrative Fee. Our Advisory Agreement will require that we pay our Adviser an annual administrative fee, as described under “Adviser and Property Manager Compensation.” The administrative fee attributable to Contributed Assets (as defined below) may not exceed $             in any calendar year. See “Adviser and Property Manager Compensation.” The administrative fee is payable monthly in arrears in cash, unless our Adviser elects, in its sole discretion, to receive all or a portion of such fee in shares of our common stock, subject to the limitations set forth below under “—Limitations on Receiving Shares.” The number of shares issued to our Adviser as payment for the administrative fee will be equal to the dollar amount of the portion of such fee that is payable in shares divided by the fee VWAP. Our Adviser will compute each installment of the administrative fee as promptly as possible after the end of each month with respect to which such installment is payable. The accrued fees will be payable monthly as promptly as possible after the end of each month during which the Advisory Agreement is in effect. A copy of the computations made by our Adviser to calculate such installment will thereafter, for informational purposes only, promptly be delivered to our board of directors.

Reimbursement of Expenses. Our Advisory Agreement will require that we pay directly or reimburse our Adviser for documented operating expenses paid or incurred by our Adviser in connection with the services it provides us under the agreement, as described under “Adviser and Property Manager Compensation”; provided, that any expenses payable by us or reimbursable to our Adviser pursuant to the agreement will not be in amounts greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis. Our Adviser will prepare a statement documenting all expenses incurred during each month, and will deliver such statement to us within 15 business days after the end of each month. Such expenses will be reimbursed by us no later than the 15th business day immediately following the date of delivery of such statement of expenses to us. Reimbursement of Adviser Operating Expenses under the Advisory Agreement, stock based compensation granted under any NXRT equity compensation plan, administrative fees and the management fees paid to our Adviser will not exceed 1.5% of Average Real Estate Assets per calendar year (or part thereof that the Advisory Agreement is in effect). The cap does not limit the reimbursement of expenses related to securities offerings. The cap also does not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with mergers and acquisitions, extraordinary litigation or other events outside the Company’s ordinary course of business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of real estate assets.

Term of the Advisory Agreement. The Advisory Agreement will have a term of two years. After the initial two-year period, the Advisory Agreement shall continue in full force and effect so long as the Advisory Agreement is approved at least annually (a) by either the Company’s board of directors or by a “vote of a majority of the outstanding voting securities” (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) of the Company and (b) in either event, by the vote of a majority of the directors who would not be “interested persons” (as defined in the 1940 Act) of the Adviser or the Company, cast in person at a meeting called for the purpose of voting on such approval, in accordance with Section 15(c) of the 1940 Act.

The Advisory Agreement may be terminated at any time, without payment of any penalty, by vote of the board of directors or by a “vote of a majority the outstanding voting securities” (as defined in the 1940 Act), or by the Adviser in each case on not more than 60 days’ nor less than 30 days’ prior written notice to the other party. The Advisory Agreement shall automatically and immediately terminate in the event of its “assignment” (as defined in the 1940 Act).

Amendment. The Advisory Agreement may only be amended, waived, discharge or terminated in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of the Advisory Agreement shall be approved, in accordance with Section 15(c) of the 1940 Act to the extent such amendment, waiver, discharge or termination would have been required under Section 15 of the 1940 Act had we been a registered investment company, regardless of whether the 1940 Act is otherwise applicable to us.

Limitations On Receiving Shares. The ability of our Adviser to receive shares of our common stock as payment for all or a portion of the management fee and administrative fee due under the terms of our Advisory Agreement will be subject to the following limitations: (i) the ownership of shares of common stock by our Adviser may not violate the ownership limitations set forth in our charter, after giving effect to any exception from such ownership limitations that our board of directors may grant to our Adviser or its affiliates; and (ii) compliance with all applicable restrictions under the U.S. federal securities laws and the NYSE rules. To the extent that payment of any fee in shares of our common stock would result in a violation of the ownership limits set forth in our charter (taking into account any applicable waiver or any restrictions imposed under the U.S. federal securities laws or NYSE rules), all or a portion of such fee payable to our Adviser will be payable in cash to the extent necessary to avoid such violation.

Registration Rights. We will enter into a registration rights agreement with our Adviser with respect to any shares of our common stock that our Adviser receives as payment for any fees owed under our Advisory Agreement. These registration rights will require us to file a registration statement with respect to such shares. We will agree to pay all of the expenses relating to registering these securities. The costs associated with registering these securities will not be deducted from the compensation owed to our Adviser.

Liability and Indemnification of Adviser. Under the Advisory Agreement, we will also be required to indemnify our Adviser and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding with respect to certain of our Adviser’s acts or omissions.

Other Activities of Adviser and its Affiliates. Our Adviser and its affiliates expect to engage in other business ventures, and as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the Advisory Agreement, our Adviser will be required to devote sufficient resources to our administration to discharge its obligations.

Potential Acquisition of our Adviser. Many REITs which are listed on a national stock exchange are considered “self-managed,” since the employees of such REIT perform all significant management functions. In contrast, REITs that are not self-managed, like us, typically engage a third party, such as our Adviser, to perform management functions on its behalf. Our independent directors may determine that we should become self-managed through the acquisition of our Adviser, which we refer to as an internalization transaction. See “Risk Factors—If we internalize our management functions, the percentage of our outstanding common stock owned by our other stockholders could be reduced, and we could incur other significant costs associated with being self-managed.”

Our Property Manager

The entities through which we will own the properties in the Portfolio have entered into and we expect we will continue to enter into management agreements with BH. Pursuant to these agreements, BH will operate and lease the underlying properties in the Portfolio. BH has significant experience operating and leasing multifamily properties, having begun business in 1993 and currently operating and leasing approximately 60,000 multifamily units across the country. In addition to property management and leasing services, BH may also provide us with market research, acquisition advice, a pipeline of investment opportunities and construction management services. NXRT will utilize BH for property and construction management services and leasing, paying BH a management fee of approximately 3% of the monthly gross income from each property managed, in addition to certain other fees described under “—Management Agreements” below. BH or its affiliates have an equity interest in or right to receive a share of distributions from substantially all of the properties in the Portfolio. See “Business—Joint Venture Investments” for additional information.

The following is a short description of the background of BH’s Chairman and founder, Harry Bookey:

Harry Bookey: Mr. Bookey, age 65, serves as Chairman and is the founder of BH and of BH Equities, LLC, a real estate acquisition firm, Mr. Bookey oversees the corporate strategic planning and analysis of property positioning for both companies he founded. Mr. Bookey founded the first of the BH companies in 1991 and has been engaged full-time in all aspects of property acquisitions, asset management and property management since that time. Prior to forming BH, Mr. Bookey served as the Senior Vice President and General Counsel of a national real estate development and syndication firm based in Des Moines. He has also practiced law, specializing in real estate and syndication work, in two leading law firms in Des Moines. Mr. Bookey serves on the Multi Family Advisory Council and has served on the board of directors of numerous business and charitable organizations.

Management Agreements

The entities through which we will own the properties in the Portfolio have entered into and we expect we will continue to enter into management agreements with BH. Under these agreements, BH shall operate, coordinate and supervise the ordinary and usual business and affairs pertaining to the operation, maintenance, leasing, licensing, and management of each property. The following summarizes the terms of the management agreements.

Term. The terms of the management agreements will continue until the last day of the calendar month following the two year anniversary of the agreement. Upon the expiration of the original term, the agreements will automatically renew on a month-to-month basis until terminated.

Proposed Management Plans. Each management agreement will require that BH prepare and submit a proposed management plan and operating budget for the promotion, operation, and repair and maintenance of the property for the year the agreement is entered into. BH must submit subsequent proposed management plans 45 days prior to the beginning of the next year.

Amounts Payable under the Management Agreements. The entities that own the properties will pay BH monthly for its services. Pursuant to the management agreements, BH may pay itself out of each property’s operating account. Any sums not paid within 10 days after becoming due will bear interest at the rate of 18% per annum. Compensation under the management agreements consists of the following components:

•	Management Fee. The management fee will be approximately 3% of the monthly gross income from each property. For the purposes of calculating the management fee, “monthly gross income” is defined as all receipts of every kind and nature actually collected from the operation of the property, determined on a cash basis, including, without limitation, rental or lease payments, late charges, service charges, forfeited security deposits, proceeds of vending machine collections, resident utility payment collections, and all other forms of miscellaneous income (but excluding the collection of any insurance or condemnation awards).

•	Set-Up/Inspection Fees. BH will receive a one time set-up/inspection fee per unit upon commencement of management of each property.

•	Construction Supervision Fee. BH will receive a customary market rate construction supervision fee if BH performs these services.

•	Renter’s Insurance Program Fee; Other Fees. In the event that the entities that own the properties direct BH to implement a renter’s insurance program at a property, the entities will pay BH a fee in connection with running such program. In consideration for any additional services other than the services required under the management agreements, the entities will pay BH an hourly rate.

Additionally, the management agreements will require that the entities reimburse BH for certain costs incurred in operating and leasing the properties.

Termination. A management agreement will terminate automatically in the event that the entity that owns the property sells or otherwise disposes of all or substantially all of the property to which the agreement applies. Additionally, a management agreement may be terminated if certain other events occur, including:

•	a default by BH or the entity that owns the property that is not cured prior to the expiration of any applicable cure periods;

•	upon written notice by either party if a petition for bankruptcy, reorganization or arrangement is filed by the other party, or if any such petition shall be filed against the other party and is not dismissed within 60 days of the date of such filing, or in the event the other party shall make an assignment for the benefit of creditors, or take advantage of any insolvency statute or similar law;

•	upon 15 days written notice in the event that all or substantially all of the property is destroyed by a casualty, or taken by means of eminent domain or condemnation; or

•	upon 60 days written notice by either party.

If a management agreement is terminated by the entity that owns the property for any reason other than a default by BH, or if it is terminated by BH due to our default or due to the destruction, condemnation or taking by eminent domain of a property, the entity that owns the property will be required to pay damages to BH. Such damages will be equal to the management fee earned by BH for the calendar month immediately preceding the month in which the notice of termination is given, multiplied by the number of months and/or portions thereof remaining from the termination date until the end of the initial term or term year in which the termination occurred.

Additionally, for the month or the partial month after the date of the termination of BH’s on-site property management responsibilities, BH will be paid a close-out management fee equivalent to 50% of the last month’s full management fee.

Insurance. The entities that own the properties will be required to maintain property and liability insurance for each property, and its liability insurance policy must include BH as an “Additional Insured.” BH will be required to maintain, at the entities’ expense, workers’ compensation insurance covering all employees of BH employed in, on, or about each property so as to provide statutory benefits required by state and federal laws.

Assignment. BH may not assign the management agreements without the prior written consent of the entities that own the properties.

Indemnification. The entities that own the properties will be required to indemnify, defend and hold harmless BH and its agents and employees from and against all claims, liabilities, losses, damages, and/or expenses arising out of (1) BH’s performance under the management agreements, or (2) facts, occurrences, or matters first arising before the date of the management agreements. The entities that own the properties will not be required to indemnify BH against damages or expenses suffered as a result of the gross negligence, willful misconduct, or fraud on the part of BH, its agents, or employees.

BH will be required to indemnify, defend, and hold harmless the entities that own the properties and their agents and employees from and against all claims, liabilities, losses, damages, and/or expenses arising out of the gross negligence, willful misconduct, or fraud on the part of BH, its agents, or employees, and shall at its own cost and expense defend any action or proceeding against us arising therefrom.

Adviser and Property Manager Compensation

We will have no paid employees while the Advisory Agreement is in effect. NexPoint Real Estate Advisors, our Adviser, and its affiliates will manage our day-to-day affairs and BH, our property manager, will operate and lease our properties. The following table summarizes all of the compensation and fees we will pay to NexPoint Real Estate Advisors, BH and their affiliates, including amounts to reimburse their costs in providing services.

Type of Compensation	Determination of Amount	Payment
Management Fee (Adviser)(1)

An annual fee of 1.00% of the Average Real

Estate Assets.

In calculating the Management Fee, we will categorize the Average Real Estate Assets into either “Contributed Assets” or “New Assets.” The Management Fee on Contributed Assets may not exceed $         in any calendar year. This cap is intended to limit the fees paid to our Adviser on the Contributed Assets following the Spin-Off to the fees that would have been paid by NHF to its adviser had the Spin-Off not occurred. The Management Fee on New Assets will not be subject to any maximum amount in any calendar year.

“Average Real Estate Assets” means the average of the aggregate book value of real estate assets before reserves for depreciation or other non-cash reserves, computed by taking the average of the book value of real estate assets at the end of each month (or partial month) (i) for which any fee under the Advisory Agreement is calculated or (ii) during the year for which any expense reimbursement under the Advisory Agreement is calculated. Real estate assets is defined broadly in the Advisory Agreement to include, among other things, investments in real estate-related securities and mortgages and reserves for capital expenditures.

“Contributed Assets” means all of the real estate assets described in this information statement as properties to be owned or subject to probable acquisition by the Company or NXRT OP upon completion of the Spin-Off.

“New Assets” means all of the Average Real Estate Assets other than Contributed Assets.

Monthly in arrears in cash, shares of our common stock(1) (valued at fee VWAP) or any combination thereof at the election of our Adviser. “Fee VWAP” means the volume-weighted average closing price of shares of our common stock for the ten trading days prior to the end of the month for which a fee is due.

Administrative Fee (Adviser)(1)

An annual fee of 0.20% of the Average Real

Estate Assets.

In calculating the Administrative Fee, we will categorize the Average Real Estate Assets into either Contributed Assets or New Assets. The Administrative Fee on Contributed Assets may not exceed $             in any calendar year. This cap is intended to limit the fees paid to our Adviser on

Monthly in arrears in cash, shares of our common stock(1) (valued at fee VWAP) or any combination thereof at the election of our Adviser.

Type of Compensation	Determination of Amount	Payment

the Contributed Assets following the Spin-Off to the fees that would have been paid by NHF to its adviser had the Spin-Off not occurred. The Administrative Fee on New Assets will not be subject to any maximum amount in any calendar year.

Reimbursement of Operating Expenses (Adviser)	We will reimburse our Adviser for all of its out-of-pocket expenses in performing its services, including legal, accounting, financial, due diligence and other services performed by the Adviser that outside professionals or outside consultants would otherwise perform and will also pay our pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Adviser required for our operations (“Adviser Operating Expenses”). Adviser Operating Expenses do not include expenses for the administrative services provided under the Advisory Agreement. We will also reimburse our Adviser for any and all expenses (other than underwriters’ discounts) in connection with an offering, including, without limitation, legal, accounting, printing, mailing and filing fees and other documented offering expenses. Reimbursement of Adviser Operating Expenses under the Advisory Agreement, stock based compensation granted under any NXRT equity compensation plan the administrative fee and the management fee paid to our Adviser will not exceed 1.5% of Average Real Estate Assets per calendar year (or part thereof that the Advisory Agreement is in effect). This limitation will not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with mergers and acquisitions, extraordinary litigation or other events outside the Company’s ordinary course of business or any out-of-pocket acquisition or due diligence expenses incurred in connection with the acquisition or disposition of real estate assets.	Monthly in cash based on documented expenses incurred.

Property Management Fees (Property Manager)	Approximately 3% of the monthly gross income from each property managed. Additionally, the entities through which we will own the properties in the Portfolio may pay BH certain other fees, including a fee for one time set-up and inspection of properties and customary market rate fees for construction management services. In addition to the fees payable to BH under the management agreements, BH will generally receive 10% of the distributions from the current joint ventures that own	Payable monthly in cash.

Type of Compensation	Determination of Amount	Payment

the properties in the Portfolio. Once we have received an internal rate of return equal to 13% per annum, BH will generally be entitled to 20% of the distributions. See “Business and Properties—Joint Venture Investments” for additional information. We do not expect BH to receive similar distribution rights in the joint ventures we enter into with BH in the future.

(1)	The Adviser’s ability to receive shares of our common stock as payment for all or a portion of any fee payable under the Advisory Agreement is subject to certain limitations. See “Our Adviser, the Advisory Agreement and Our Property Manager—Limitations on Receiving Shares.” We will enter into a registration rights agreement with our Adviser with respect to any shares of our common stock that our Adviser receives as payment for any fees owed under our Advisory Agreement. These registration rights will require us to file a registration statement with respect to such shares. We will agree to pay all of the expenses relating to registering these securities. The costs associated with registering these securities will not be deducted from the compensation owed to our Adviser.

Advisory Fees Before and After the Spin-Off

For the 12-month period since NHF first acquired an asset that will be a Contributed Asset, NHF paid approximately $683,054 in management and administrative fees to its adviser (assuming average leverage over the same period of 32%) under NHF’s advisory agreement for the Contributed Assets.

If the Advisory Agreement had been in effect during the same period, the aggregate fees that would have been paid to our Adviser for the Contributed Assets would have been $683,054 as described in the table above.

Additionally, our Adviser has agreed to a cap of 1.5% of Average Real Estate Assets on Adviser Operating Expenses, stock based compensation granted under any NXRT equity compensation plan, administrative fees and management fees paid to the our Adviser (the “Cap”). This Cap is intended to result in our paying the same fees overall, as our Adviser will likely be required to absorb expenses or reimburse us to maintain the Cap.

For 2014, assuming NHF owned the Contributed Assets as of January 1, 2014, NHF would have paid approximately $1.7 million in management fees to NHF’s adviser (assuming average leverage over the same period of 32%) under NHF’s advisory agreement for the Contributed Assets. If the Advisory Agreement as described in this information statement had been in effect during the same period and assuming we owned the Contributed Assets as of January 1, 2014, the aggregate fees that would have been paid to our Adviser for the Contributed Assets would have been $3.8 million.

However, under the terms of the Advisory Agreement, the aggregate fee for the Contributed Assets may not exceed $            . This cap is intended to limit the fees paid to our Adviser on the Contributed Assets following the Spin-Off to the fees that would have been paid by NHF to its adviser had the Spin-Off not occurred.

Management

Our Board of Directors

We operate under the direction of our board of directors. Our board of directors is responsible for directing the management of our business and affairs. Our board of directors has retained our Adviser to manage our day-to-day operations and our portfolio of real estate assets, subject to the supervision of our board of directors. Following the Spin-Off, the NHF Board will have no responsibility for us or our management.

Our directors must perform their duties in good faith and in a manner each director reasonably believes to be in our best interests. Further, our directors must act with such care as an ordinarily prudent person in a like position would use under similar circumstances. However, our directors are not required to devote all of their time to our business.

Each director will serve until the next annual meeting of stockholders and until his successor has been duly elected and qualified. At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter constitutes a quorum. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present is sufficient to elect a director.

Although our board of directors may increase or decrease the number of directors, a decrease may not have the effect of shortening the term of any incumbent director. Any director may resign at any time or may be removed only for cause, and then only by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast generally in the election of directors.

A vacancy created by an increase in the number of directors or the death, resignation, removal, adjudicated incompetence or other incapacity of a director may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred.

In addition to meetings of the various committees of our board of directors, which committees we describe below, we expect our directors to hold at least four regular board meetings each year.

Our Directors

Upon completion of the Spin-Off, the NXRT Board will consist of              members. Pursuant to our charter, each of our directors will be elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. The first annual meeting of our stockholders after the Spin-Off will be held in 2015.

The following table sets forth certain information concerning our directors:

Name	Age	Position
Director
Director
Director

Biographical Information of our Directors

Director Independence

The NXRT Board will review the materiality of any relationship that each of our directors has with us, either directly or indirectly. The NXRT Board has determined that each of              and              are independent as defined by the NYSE rules.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	The NXRT Board is not staggered, meaning that each of our directors is subject to re-election annually;

•	We anticipate that at least one of our directors will qualify as an “audit committee financial expert” as defined by the SEC; and

•	We have opted out of the business combination and control share acquisition provisions of the Maryland General Corporate Law (“MGCL”).

NXRT Board Committees

Upon completion of the Spin-Off, the NXRT Board will establish four standing committees: an audit committee, a compensation committee, a nominating and corporate governance committee, and a conflicts committee. The principal functions of each committee are briefly described below. Additionally, the NXRT Board may from time to time establish certain other committees to facilitate the management of our Company.

Audit Committee

Upon completion of the Spin-Off, our audit committee will consist of              and             , with              serving as chair of the committee. The NXRT Board has determined that              will qualify as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. The NXRT Board has also determined that each of              and              is “financially literate” as that term is defined by the NYSE corporate governance listing standards and is independent as defined by NYSE rules and SEC requirements relating to the independence of audit committee members. Prior to the completion of the Spin-Off, we expect to adopt an audit committee charter, which will detail the principal functions of the audit committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the performance of our internal audit function; and

•	our overall risk assessment and management.

The audit committee will also be responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The audit committee also will prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

Compensation Committee

Upon completion of the Spin-Off, our compensation committee will consist of              and             , with              serving as chair of the committee. The NXRT Board has determined that each of              and              is independent as defined by NYSE rules and SEC requirements relating to the independence of compensation committee members. Prior to the completion of the Spin-Off, we expect to adopt a compensation committee charter, which will detail the principal functions of the compensation committee, including:

•	reviewing our compensation policies and plans;

•	implementing and administering our long term incentive plan;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The Compensation Committee will have the sole authority to retain and terminate compensation consultants to assist in the evaluation of our compensation and the sole authority to approve the fees and other retention terms of such compensation consultants. The committee will also be able to retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Nominating and Corporate Governance Committee

Upon completion of the Spin-Off, our nominating and corporate governance committee will consist of              and             , with              serving as chair of the committee. The NXRT Board has determined that each of              and              is independent as defined by NYSE rules. Prior to the completion of the Spin-Off, we expect to adopt a nominating and corporate governance committee charter, which will detail the principal functions of the nominating and corporate governance committee, including:

•	identifying and recommending to the full NXRT Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the NXRT Board corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the NXRT Board, including board size and composition, and committee composition and structure;

•	recommending to the NXRT Board nominees for each committee of the NXRT Board;

•	annually facilitating the assessment of the NXRT Board’s performance, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	annually reviewing and making recommendations to the NXRT Board regarding revisions to the corporate governance guidelines and the code of business conduct and ethics.

The nominating and corporate governance committee will have the sole authority to retain and terminate any search firm to assist in the identification of director candidates and the sole authority to set the fees and other retention terms of such search firms. The committee will also be able to retain independent counsel and other independent advisors to assist it in carrying out its responsibilities.

Conflicts Committee

Upon completion of the Spin-Off, a committee consisting of independent directors, or all of the independent directors of the NXRT board, will be responsible for:

•	identifying potential conflicts of interest;

•	reviewing specific matters that the board of directors believes may involve conflicts of interest;

•	evaluating whether our Adviser and its affiliates observe appropriate investment allocation and conflict resolution policies; and

•	establishing guidelines for the approval of any transactions involving conflicts of interest.

Other Committees

The NXRT Board may establish other committees as it deems necessary or appropriate from time to time.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Upon completion of the Spin-Off, the NXRT Board will establish a code of business conduct and ethics that applies to our directors and executive officers, who are employees of our Adviser. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Compensation Committee Interlocks and Insider Participation

None of our executive officers have served as a member of the board of directors or compensation committee of any related entity that has one or more executive officers serving on our board of directors or compensation committee.

Board Leadership Structure and Board’s Role in Risk Oversight

             serves as the Chairman of the NXRT Board. We support separating the position of President and Chairman to allow our President to focus on our day-to-day business, while allowing the Chairman to lead the NXRT Board in its fundamental role of providing advice to, and oversight of, management. The NXRT Board also believes that this structure ensures a greater role for the non-management directors in the oversight of our Company and establishing priorities and procedures for the work of our board of directors.

While we do not expect to adopt a policy to require that our Chairman and President positions be separate, the NXRT Board believes that having separate positions is the appropriate leadership structure for us currently and demonstrates our commitment to good corporate governance.

Risk is inherent with every business and we face a number of risks as outlined in the “Risk Factors” section of this information statement. Management is responsible for the day-to-day management of risks we face, while the NXRT Board, as a whole and through our audit committee, is responsible for overseeing our management and operations, including overseeing its risk assessment and risk management functions. The NXRT Board will delegate responsibility for reviewing our policies with respect to risk assessment and risk management to our audit committee through its charter. The NXRT Board has determined that this oversight responsibility can be most efficiently performed by our audit committee as part of its overall responsibility for providing independent, objective oversight with respect to our accounting and financial reporting functions, internal and external audit functions and systems of internal controls over financial reporting and legal, ethical and regulatory compliance. Our audit committee will regularly report to the NXRT Board with respect to its oversight of these areas.

Communications with the NXRT Board

Any stockholder or other interested party who wishes to communicate directly with the NXRT Board or any of its members may do so by writing to: Board of Directors, c/o NexPoint Residential Trust, 300 Crescent Court, Suite 700, Dallas, Texas 75201, Attn: Corporate Secretary. The mailing envelope should clearly indicate whether the communication is intended for the Board as a group, the non-employee directors or a specific director.

Executive and Director Compensation

Executive Compensation

Because our Advisory Agreement provides that our Adviser is responsible for managing our affairs, our officers, who are employees of our Adviser, have not received, nor do we expect they will in the future receive, any cash compensation from us for their services as our officers. Instead, we pay our Adviser the fees described under “Our Adviser, the Advisory Agreement and Our Property Manager.” We may, however, compensate our officers and individuals affiliated with our Adviser with equity and equity-based awards or other types of awards in accordance with a long-term incentive plan. Awards that may be granted under an incentive plan include unrestricted stock, restricted stock, restricted stock units, deferred stock units, options, stock appreciation rights, performance incentive awards, dividend equivalents, other stock based awards and any other right or interest relating to stock or cash (collectively referred to herein as “awards”). Our compensation committee, once formed, will determine if and when any of our officers or individuals affiliated with our Adviser will receive such awards. As of the date of this information statement, we have not granted any shares of our common stock to our officers or individuals affiliated with our Adviser as compensation or otherwise. Additionally, our officers or such individuals affiliated with our Adviser are officers of one or more of our affiliates and are compensated by those entities, in part, for their services rendered to us.

Long-Term Incentive Plan

We expect that our compensation committee, once formed, will adopt a long-term incentive plan. We expect to submit the long-term incentive plan to our stockholders for approval at our first annual meeting of our stockholders. The plan will be designed to:

•	furnish incentives to officers, directors and consultants of our Company, our Adviser, its affiliates and other entities that provide services to use to improve our operations and increase profits;

•	encourage selected persons to accept or continue employment with our Adviser and its affiliates; and

•	link the interests of our officers and directors to our long-term growth.

The long-term incentive plan will provide us with the ability to grant awards to directors and officers of, and certain consultants to, our Company, our Adviser, its affiliates or other entities that provide services to us. We expect there will be              shares of common stock available for issuance under this plan. Some of the types of awards which may be made under an award plan are described more fully below:

Unrestricted Stock. Awards of unrestricted shares fully vest and become non-forfeitable on the grant date.

Restricted Stock, Restricted Stock Units and Deferred Stock Units. Restricted stock, restricted stock unit and deferred stock unit awards entitle the recipient to restricted shares from us under terms that provide for vesting over a specified period of time or upon attainment of pre-established performance objectives. Such awards typically are forfeited with respect to any unvested shares upon the termination of the recipient’s employment or other relationship with us. Restricted stock, restricted stock units and deferred stock units may not, in general, be sold or otherwise transferred until restrictions are removed and the shares have vested. Holders of restricted stock may receive cash distributions prior to the time that the restrictions on the restricted shares have lapsed. A recipient shall have all the rights of a stockholder with respect to restricted stock, and shall have none of the rights of a stockholder with respect to restricted stock units and deferred stock units until shares of stock are paid in settlement of the restricted stock units or deferred stock units. Any distributions payable in shares of our common stock will be subject to the same restrictions as the underlying restricted stock.

Stock Appreciation Rights. Upon exercise of stock appreciation rights, the holder has the right to receive for each underlying share the excess of the fair market value per share of our common stock over the base price of the stock appreciation right. The methods of exercise and settlement, form of consideration and other terms or conditions of any stock appreciation rights will be determined by the compensation committee.

Options. Options give the holder the right to buy a set number of shares of our stock at a stated exercise price. The compensation committee will determine the time and conditions of exercise, payment, vesting, exercise term and any other terms and conditions of options granted under the long-term incentive plan.

Dividend Equivalents. Dividend equivalents entitle the grantee to receive dividend payments with respect to shares subject to an award. Dividend equivalents may be paid when accrued or be deemed to have been reinvested in additional shares. Unless otherwise provided in the grant agreement, dividend equivalents will be paid or distributed no later than the fifteenth day of the third month following the later of (i) the calendar year in which the corresponding dividends were paid to stockholders, or (ii) the first calendar year in which the grantee’s right to such dividend equivalents is no longer subject to a substantial risk of forfeiture.

Performance Awards. Any award granted under the long-term incentive plan may include performance-based vesting criteria, on terms and conditions determined by the compensation committee. The compensation committee has complete discretion to designate the provisions of such performance awards. The compensation committee may establish performance goals based on any criteria, including objectives relating to performance of our Company, any affiliate or a division thereof, or objectives relating to the grantee’s performance. In certain circumstances set forth in the long-term incentive plan, compensation the committee may modify performance goals as it deems appropriate.

Director Compensation

We intend to approve and implement a competitive compensation program for our directors that may consist of one or more of the following: annual retainer fees, equity awards and attendance fees (by phone or in person), as well as other forms of compensation. We will also reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full NXRT Board and committee meetings. We have not made any payments to any of our directors or director nominees to date.

Stock Ownership

The following table presents information regarding the beneficial ownership of shares of our common stock following the completion of the Spin-Off (assuming no “when issued” trading by any holders) with respect to:

•	each of our directors and director nominees;

•	certain of our executive officers;

•	each person who will be the beneficial owner of 5% or more of the outstanding shares of our common stock; and

•	all directors, director nominees and executive officers as a group.

Beneficial ownership of shares is determined under rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Shares of common stock that a person has the right to acquire within 60 days of the date of this information statement are deemed to be outstanding and beneficially owned by the person having the right to acquire such shares for purposes of the table below, but are not deemed outstanding for the purpose of computing the percentage of beneficial ownership for any other person.

Unless otherwise indicated, all shares are owned directly. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our Adviser’s office, 300 Crescent Court, Suite 700, Dallas, Texas 75201.

Common Stock
	Number of Shares Beneficially Owned	Percentage of All Shares
Name of Beneficial Owner
5% Stockholders:
First Trust Portfolios (1)
Advisors Asset Management (2)
Highland Capital (3)
Executive Officers, Directors and Director Nominees:
James Dondero
Brian Mitts
Matt McGraner
Matthew Goetz
Scott Ellington

All Directors, Director Nominees and Officers as a group ( persons)

*	Represents less than 1.0%.
(1)	According to a Schedule 13G/A filed on February 5, 2014 by First Trust Portfolios L.P. (“FT Portfolio”), FT Portfolio will have shared dispositive power with respect to shares of our common stock. First Trust Advisors L.P. (“FT Adviser”), as investment advisor to FT Portfolio, and the Charger Corporation (“Charger”), as general partner of FT Portfolio and FT Adviser, will have shared voting power with respect to shares of our common stock and shared dispositive power with respect to shares of our common stock. The address of FT Portfolio, FT Adviser and Charger is 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187.

(2)	According to a Schedule 13G filed on January 13, 2014, by Advisors Asset Management, Inc. (“AAM”), AAM will have sole voting and dispositive power with respect to shares of our common stock. The address for AAM is 18925 Base Camp Road, Monument, Colorado 80132.
(3)	According to a Schedule 13D/A filed on October 31, 2014 by Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), Strand Advisors, Inc., a Delaware corporation (“Strand I”), Governance Re, Ltd., a Bermuda limited company (“Governance Re”), Governance, Ltd., a Bermuda limited company (“Governance Parent”), Thread 55, LLC, a Delaware limited liability company (“Thread”), Highland Capital Management Services, Inc., a Delaware corporation (“Highland Services”), PCMG Trading Partners XXIII, L.P., a Delaware limited partnership (“PCMG”), Strand Advisors III, Inc., a Delaware corporation (“Strand III”), The Dugaboy Investment Trust, a Delaware trust (“Dugaboy”), and James D. Dondero (collectively, the “Reporting Persons”), the Reporting Persons have sole voting power, shared voting power, sole dispositive power and shared dispositive power as follows:

Name of Reporting Person	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power
Highland Capital Management., L.P.
Strand Advisors, Inc.
Governance Re, Ltd.
Governance, Ltd.
Thread 55, LLC
Highland Capital Management Services, Inc.
PCMG Trading Partners XXIII, L.P.
Strand Advisors III, Inc.
The Dugaboy Investment Trust
James D. Dondero

James D. Dondero is the President of each of Strand I and III. Strand I is the general partner of Highland Capital. Strand III is the general partner of PCMG. Mr. Dondero is the President of Highland Services and also the trustee of Dugaboy. Highland Services is the sole member of Thread, which is the sole shareholder of Governance Parent, which is the sole shareholder of Governance Re. Due to Mr. Dondero’s positions at these entities and the relationships between these entities, Mr. Dondero is deemed to have voting and dispositive power with respect to the shares identified as beneficially owned by Highland Capital in the table above.

Certain Relationships and Related Person Transactions

Relationship between NHF and NXRT

To govern our relationship after the Spin-Off, NHF and NXRT will enter into the Separation and Distribution Agreement. See “Our Relationship with NHF Following the Spin-Off” for additional information regarding these agreements. Transactions pursuant to these agreements will be pre-approved under our policy regarding related party transactions. However, any new transactions between NHF and NXRT, or material changes to these agreements, will be subject to approval under the policy. NHF Board has no responsibility for NXRT or its management.

Review and Approval of Future Transaction with Related Persons

Upon completion of the Spin-Off, we expect the NXRT Board to adopt a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. We expect this policy to provide that all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner, other than our Sponsor or its affiliates, of more than 5% of a class of the Company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on the NXRT Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the NXRT Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.

Our Relationship With NHF Following the Spin-Off

Following the Spin-Off, NXRT will be a publicly-traded company independent from NHF. NXRT and NHF or their respective subsidiaries, as applicable, will enter into the various agreements as described in this section on or prior to completion of the Spin-Off. These summaries are qualified in their entirety by reference to the full text of the applicable agreements, which, upon filing, will be incorporated by reference into this information statement.

The Separation and Distribution Agreement

The following discussion summarizes the material provisions of the Separation and Distribution Agreement. The Separation and Distribution Agreement will set forth, among other things, our agreements with NHF regarding the principal transactions necessary to separate us from NHF. It also will set forth other agreements that govern certain aspects of our relationship with NHF after the distribution date.

Transfer of Assets and Assumption of Liabilities

The Separation and Distribution Agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of us and NHF as part of the separation of NHF into two companies, and it will provide for when and how these transfers, assumptions and assignments will occur. In particular, the Separation and Distribution Agreement will provide, among other things that, subject to the terms and conditions contained therein:

•	the assets related to the businesses and operations of the multifamily properties held indirectly by NHF through its subsidiary Freedom REIT, which we refer to as the “NXRT Assets,” will be transferred to us or one of our subsidiaries;

•	the liabilities (including whether accrued, contingent or otherwise) arising out of or resulting from the NXRT Assets, and other liabilities related to the businesses and operations of the multifamily properties held indirectly by NHF through its subsidiary Freedom REIT, which we refer to as the “NXRT Liabilities,” will be retained by or transferred to us or one of our subsidiaries; and

•	all of the assets and liabilities (including whether accrued, contingent or otherwise) other than the NXRT Assets and NXRT Liabilities will be retained by or transferred to NHF or one of its subsidiaries.

Except as may expressly be set forth in the Separation and Distribution Agreement or any other transaction agreements, all assets will be transferred on an “as is,” “where is” basis and the respective transferees will bear the economic and legal risks that (i) any conveyance will prove to be insufficient to vest in the transferee good title, free and clear of any security interest, and (ii) any necessary consents or governmental approvals are not obtained or that any requirements of laws or judgments are not complied with.

Information in this information statement with respect to the assets and liabilities of the parties following the Spin-Off is presented based on the allocation of such assets and liabilities pursuant to the Separation and Distribution Agreement, unless the context otherwise requires. Certain of the liabilities and obligations to be assumed by one party or for which one party will have an indemnification obligation under the Separation and Distribution Agreement and the other transaction agreements relating to the Spin-Off are, and following the Spin-Off may continue to be, the legal or contractual liabilities or obligations of the other party. Each party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation and Distribution Agreement to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.

Conditions to the Separation and Distribution

The Separation and Distribution Agreement will provide that the separation and the distribution are subject to the satisfaction (or waiver by the NHF’s Board in its sole discretion) of certain conditions. These conditions are described under “The Spin-Off—Conditions to the Spin-Off.” The NHF Board has reserved the right, in its sole discretion, to amend, modify or abandon the Spin-Off and the related transactions at any time prior to the distribution date. This means NHF may cancel or delay the planned distribution of common stock of NXRT if at any time the NHF Board determines that the distribution of such common stock is not in the best interests of NHF. If the NHF Board determines to cancel the Spin-Off, shareholders of NHF will not receive any distribution of NXRT common stock and NHF will be under no obligation whatsoever to its shareholders to distribute such shares and NHF will bear all the expenses relating to the abandoned Spin-Off.

Your vote is not required to effect the Spin-Off. You do not need to make any payment, surrender or exchange your common shares of NHF or take any other action to receive your shares of NXRT common stock. See “The Spin-Off–Conditions to the Spin-Off” for the conditions to the Spin-Off.

Prior to the Spin-Off, NHF will separately seek your vote to approve the terms of an Advisory Agreement to be entered into between NXRT and NexPoint Real Estate Advisors. See “The Spin-Off-Conditions to the Spin-Off.” Upon completion of the Spin-Off and the approval of the Advisory Agreement, NXRT will be externally managed by NexPoint Real Estate Advisors, which will conduct substantially all of NXRT’s operations and provide asset management for NXRT’s real estate investments.

The Distribution

As described elsewhere in this document, the Separation and Distribution Agreement will provide that each holder of NHF common shares will receive a pro rata distribution of              share of NXRT common stock per              common share of NHF.

Tax Matters

The Separation and Distribution Agreement will govern NHF’s and NXRT’s respective rights, responsibilities and obligations with respect to taxes, including with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.

Releases

Except as otherwise provided in the Separation and Distribution Agreement or any other transaction agreements, each party will release and forever discharge the other party and its respective subsidiaries and affiliates from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the separation from NHF. The releases will not extend to or amend obligations or liabilities under any agreements between the parties that remain in effect following the separation.

Indemnification

In addition, the Separation and Distribution Agreement will provide for cross-indemnities principally designed to place financial responsibility for the obligations and liabilities of our business with us and financial responsibility for the obligations and liabilities of NHF’s business with NHF. Specifically, each party will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and its officers, directors, employees and agents for any losses arising out of or otherwise in connection with the liabilities that each such party assumed or retained pursuant to the Separation and Distribution Agreement and the other transaction agreements.

Insurance

The Separation and Distribution Agreement will provide for the allocation between the parties of rights and obligations under existing insurance policies with respect to occurrences prior to the distribution and sets forth procedures for the administration of insured claims. In addition, the Separation and Distribution Agreement will allocate between the parties the right to proceeds and the obligation to incur certain deductibles under certain insurance policies. The Separation and Distribution Agreement will also provide that NHF will obtain, subject to the terms of the agreement, certain directors and officers insurance policies to apply against certain pre-separation claims, if any.

Further Assurances

In addition to the actions specifically provided for in the Separation and Distribution Agreement, except as otherwise set forth therein or in any other transaction document, both NXRT and NHF will agree in the Separation and Distribution Agreement to use commercially reasonable efforts, prior to, on and after the distribution date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations and agreements to consummate and to make effective the transactions contemplated by the Separation and Distribution Agreement and the other transaction documents.

Dispute Resolution

The Separation and Distribution Agreement will contain provisions that govern, except as otherwise provided in any ancillary agreement, the resolution of disputes, controversies or claims that may arise between NXRT and NHF related to the Spin-Off. These provisions will contemplate that efforts will be made to resolve disputes, controversies and claims by escalation of the matter to senior management or other mutually agreed representatives of NXRT and NHF. If such efforts are not successful, either NXRT or NHF may submit the dispute, controversy or claim to binding alternative dispute resolution, subject to the provisions of the Separation and Distribution Agreement.

Termination

The Separation and Distribution Agreement will provide that it may be terminated and the separation and distribution may be modified or abandoned at any time prior to the distribution date in the sole discretion of NHF without the approval of any person. In the event of a termination of the Separation and Distribution Agreement, no party, nor any of its directors, officers, or employees, will have any liability of any kind to the other party or any other person. After the distribution date, the Separation and Distribution Agreement may not be terminated except by an agreement in writing signed by both NHF and NXRT.

Other Matters

Other matters governed by the Separation and Distribution Agreement will include access to financial and other information and confidentiality.

Policies With Respect to Certain Activities

The following is a discussion of certain of our investment, financing and other policies that will be in place following the completion of the Spin-Off. These policies have been determined by our board of directors and, in general, may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders. We intend to disclose any changes in our investment policies in our next required periodic report.

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We may in the future offer equity or debt securities in exchange for property and repurchase or otherwise reacquire our shares. We intend to borrow money in the ordinary course of business to leverage our business model and acquire additional multifamily properties as further described in “Business and Properties.”

We may in the future, subject to gross income and asset tests necessary for REIT qualification, invest in securities of other REITs, other entities engaged in real estate activities or securities of other issuers. We may make such investments for the purpose of exercising control over such entities.

We will engage in the purchase and sale of investments.

We may in the future make loans to third parties in the ordinary course of business for investment purposes in connection with the sale of one or more of our properties.

We do not expect to underwrite the securities of other issuers.

We intend to make available to our stockholders our annual reports including our audited financial statements. We will be subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we will be required to file annual and periodic reports, proxy statements and other information, including audited financial statement with the SEC.

Our board of directors may change any of these policies without prior notice to, or a vote of, our stockholders. We intend to disclose any changes in our investment policies in our next required periodic report.

Investment Policies

We expect to invest in real estate or interests in real estate.

We may in the future invest in real estate mortgages, securities of or interests in persons primarily engaged in real estate activities or investments in other securities.

Investments in Real Estate or Interests in Real Estate

We will conduct all of our investment activities through NXRT OP. Our investment objectives are to maximize the cash flow and value of our properties, acquire properties with cash flow growth potential, provide quarterly cash distributions and achieve long-term capital appreciation for our stockholders through increases in the value of our properties. Consistent with our policy to acquire assets for both income and capital gain, we intend to hold all or a majority interest in the properties in the Portfolio for investment with a view to long-term appreciation, to engage in the business of directly or indirectly acquiring, owning, operating and selectively developing well-located Class A and B multifamily properties in large cities and suburban submarkets of large cities primarily in the Southeastern United States and Texas and to make occasional sales of the properties consistent with our investment objectives. We have not established a specific policy regarding the relative priority of these investment objectives. For a discussion of our properties and our acquisition and other strategic objectives, see “Business and Properties.”

We currently intend to invest primarily in multifamily properties. Future investment or development activities will not be limited to any geographic area, property type or to a specified percentage of our assets. While we may diversify in terms of property locations, size and market, we do not have any limit on the amount or percentage of our assets that may be invested in any one property or any one geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes. Accordingly, certain investments we make may be made through a taxable REIT subsidiary. In addition, we may purchase or lease apartments or other types of properties for long-term investment, expand and improve the properties we presently hold all or a majority interest in or other acquired properties, or sell such properties, in whole or in part, when circumstances warrant.

We may also participate with third parties in property ownership, through joint ventures, funds or other types of co-ownership. We also may acquire real estate or interests in real estate in exchange for the issuance of common stock, units, preferred stock or options to purchase stock. These types of investments may permit us to own interests in larger assets without unduly restricting our diversification and, therefore, provide us with flexibility in structuring our portfolio. We will not, however, enter into a joint venture or other partnership arrangement to make an investment that would not otherwise meet our investment policies.

Equity investments in acquired properties may be subject to existing mortgage financing and other indebtedness or to new indebtedness which may be incurred in connection with acquiring or refinancing these properties. We will not have a limitation on the number or amount of mortgages which may be placed on any one piece of property. Investments are also subject to our policy not to fall within the definition of an “investment company” under the Investment Company Act of 1940, as amended, or the 1940 Act, by relying on the exclusion provided in Section 3(c)(5)(C) of the 1940 Act, which excludes a real estate program from the definition of an investment company if it is primarily engaged in “purchasing or acquiring … interests in real estate.”

Dispositions. We may dispose of some of our properties if, based upon management’s periodic review of the Portfolio, the NXRT Board determines that such action would be in the best interests of us and our stockholders.

Financings and Leverage Policy. In the future, we anticipate using a number of different sources to finance our acquisitions, developments and operations, including, but not limited to, cash flows from operations, asset sales, seller financing, issuance of debt securities, private financings (such as bank credit facilities, which may or may not be secured by our assets), property-level mortgage debt, common or preferred equity issuances or any combination of these sources, to the extent available to us, or other sources that may become available from time to time. Any debt that we incur may be recourse or non-recourse and may be secured or unsecured. We also may take advantage of joint venture or other partnering opportunities as such opportunities arise in order to acquire properties that would otherwise be unavailable to us or if we believe joint ventures or other partnering structures are more favorable to us compared with owning the properties outright. We may use the proceeds of our borrowings to acquire assets, to refinance existing debt or for general corporate purposes.

Although we are not required to maintain any particular leverage ratio, we intend, when appropriate, to employ prudent amounts of leverage and to use debt as a means of providing additional funds to make investments, to refinance existing debt or for general corporate purposes. We expect to use leverage conservatively, assessing the appropriateness of new equity or debt capital based on market conditions, including prudent assumptions regarding future cash flow, the creditworthiness of residents and future rental rates. Our charter and bylaws do not limit the amount of debt that we may incur and there are no limits on the amount of leverage we may use. The NXRT Board has not adopted a policy limiting the total amount of debt that we may incur.

The NXRT Board will consider a number of factors in evaluating the amount of debt that we may incur. Our decision to use leverage in the future to finance our assets will be at our discretion and will not be subject to the approval of our stockholders, and we are not restricted by our governing documents or otherwise in the amount of leverage that we may use.

Lending Policies. We do not have a policy limiting our ability to make loans to other persons. We may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We also may make loans to joint ventures in which we participate. Any loan we make will be consistent with maintaining our status as a REIT.

Equity Capital Policies. To the extent that the NXRT Board determines to obtain additional capital, we may issue debt or equity securities, including additional units or senior securities of our operating partnership, retain earnings (subject to provisions in the Code requiring distributions of income to maintain REIT qualification) or pursue a combination of these methods. As long as our operating partnership is in existence, we will generally contribute the proceeds of all equity capital raised by us to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

Existing stockholders will have no preemptive rights to common or preferred stock or units issued in any securities offering by us, and any such offering might cause a dilution of a stockholder’s investment in us. Although we have no current plans to do so, we may in the future issue shares of common stock or units in connection with acquisitions of property.

We may, under certain circumstances and subject to there being funds legally available, purchase shares of our common stock or other securities in the open market or in private transactions with our stockholders, provided that those purchases are approved by the NXRT Board. Any repurchases of shares of our common stock or other securities would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualification as a REIT.

Real Estate-Related Debt and Securities

We may allocate up to approximately 30% of our portfolio to investments in real estate-related debt and securities with the potential for high current income or total returns. These allocations may include first and second mortgages, subordinated, bridge, mezzanine, construction and other loans, as well as debt securities related to or secured by real estate and common and preferred equity securities, which may include securities of other REITs or real estate companies. Subject to the provisions of our charter, some of these investments may be made in connection with other programs sponsored, managed or advised by our affiliates, including our Adviser.

Material Actual and Potential Conflicts of Interest

The following briefly summarizes certain potential and actual conflicts of interest which may arise from the overall investment activity of our Adviser, its clients and its affiliates, but is not intended to be an exhaustive list of all such conflicts. The scope of the activities of the affiliates of our Adviser and the funds and clients advised by affiliates of our Adviser may give rise to conflicts of interest or other restrictions and/or limitations imposed on NXRT in the future that cannot be foreseen or mitigated at this time.

Advisory Agreement

Under our Advisory Agreement, our Adviser or its affiliates will be entitled to fees that are structured in a manner intended to provide incentives to our Adviser to perform in our best interests and in the best interests of our stockholders. However, because our Adviser is entitled to receive substantial compensation regardless of performance, our Adviser’s interests are not wholly aligned with those of our stockholders. In that regard, our Adviser could be motivated to recommend riskier or more speculative investments that would entitle our Adviser to the highest fees. For example, because management fees payable to our Adviser are based on the total assets of the Company, including any form of leverage, our Adviser may have an incentive to incur a high level of leverage or to acquire properties on less than favorable terms in order to increase the total amount of assets under management. In addition, our Adviser’s ability to receive higher fees and reimbursements depends on our continued investment in real properties. Therefore, the interest of our Adviser and its affiliates in receiving fees may conflict with the interest of our stockholders in earning income on their investment in our common stock.

Externally managed REITs may also have conflicts of interest with their advisers that are not common with self-managed REITs. These conflicts as they relate to us and our Adviser are discussed in the following sections. Our Adviser is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”). Accordingly our Adviser will be required to update and disclose its conflicts of interest in filings with the SEC.

Other Accounts and Relationships

As part of their regular business, our Adviser, its affiliates and their respective officers, directors, trustees, stockholders, members, partners and employees and their respective funds and investment accounts (collectively, the “Related Parties”) hold, purchase, sell, trade or take other related actions both for their respective accounts and for the accounts of their respective clients, on a principal or agency basis, subject to applicable law including Section 206(3) of the Advisers Act, with respect to loans, securities and other investments and financial instruments of all types. The Related Parties also provide investment advisory services, among other services, and engage in private equity, real estate and capital markets-oriented investment activities. The Related Parties will not be restricted in their performance of any such services or in the types of debt, equity, real estate or other investments which they may make. The Related Parties may have economic interests in or other relationships with respect to investments made by NXRT. In particular, the Related Parties may make and/or hold an investment, including investments in securities, that may compete with, be pari passu, senior or junior in ranking to an, investment, including investments in securities, made and/or held by NXRT or in which partners, security holders, members, officers, directors, agents or employees of such Related Parties serve on boards of directors or otherwise have ongoing relationships. Each of such ownership and other relationships may result in restrictions on transactions by NXRT and otherwise create conflicts of interest for NXRT. In such instances, the Related Parties may in their discretion make investment recommendations and decisions that may be the same as or different from those made with respect to NXRT’s investments. In connection with any such activities described above, the Related Parties may hold, purchase, sell, trade or take other related actions in securities or investments of a type that may be suitable for NXRT. The Related Parties will not be required to offer such securities or investments to NXRT or provide notice of such activities to NXRT. In addition, in managing NXRT’s portfolio, our Adviser may take into account its relationship or the relationships of its affiliates with obligors and their respective affiliates, which may create conflicts of interest. Furthermore, in connection with actions taken in the ordinary course of business of our Adviser in accordance with its fiduciary duties to its other clients, our Adviser may take, or be required to take, actions which adversely affect the interests of NXRT.

The Related Parties have invested and may continue to invest in investments that would also be appropriate for NXRT. Such investments may be different from those made on behalf of NXRT. Neither our Adviser nor any Related Party has any duty, in making or maintaining such investments, to act in a way that is favorable to NXRT or to offer any such opportunity to NXRT, subject to our Adviser’s allocation policy set forth below. The investment policies, fee arrangements and other circumstances applicable to such other parties may vary from those applicable to NXRT. Our Adviser and/or any Related Party may also provide advisory or other services for a customary fee with respect to investments made or held by NXRT, and neither NXRT’s stockholders nor NXRT shall have any right to such fees. Our Adviser and/or any Related Party may also have ongoing relationships with, render services to or engage in transactions with other clients, including NexPoint Value Add Realty Trust, Inc., an inactive REIT, and other REITs, who make investments of a similar nature to those of NXRT, and with companies whose securities or properties are acquired by NXRT and may own equity or debt securities issued by NXRT’s joint ventures. In connection with the foregoing activities our Adviser and/or any

Related Party may from time to time come into possession of material nonpublic information that limits the ability of our Adviser to effect a transaction for NXRT, and NXRT’s investments may be constrained as a consequence of our Adviser’s inability to use such information for advisory purposes or otherwise to effect transactions that otherwise may have been initiated on behalf of its clients, including NXRT. In addition, officers or affiliates of our Adviser and/or Related Parties may possess information relating to NXRT’s joint ventures that is not known to the individuals at our Adviser responsible for monitoring NXRT’s joint ventures and performing the other obligations under the Advisory Agreement.

The Related Parties currently provide services to NexPoint Value Add Realty Trust, Inc. and may in the future provide services to other REITs or funds that compete with us for similar investments.

Although the professional staff of our Adviser will devote as much time to NXRT as our Adviser deems appropriate to perform its duties in accordance with the Advisory Agreement and in accordance with reasonable commercial standards, the staff may have conflicts in allocating its time and services among NXRT and our Adviser’s or any Related Parties’ other accounts. The Advisory Agreement places restrictions on our Adviser’s ability to buy and sell investments for NXRT. Accordingly, during certain periods or in certain circumstances, our Adviser may be unable as a result of such restrictions to buy or sell investments or to take other actions that it might consider to be in the best interests of NXRT and its stockholders.

The directors, officers, employees and agents of the Related Parties, and our Adviser may, subject to applicable law, serve as directors (whether supervisory or managing), officers, employees, partners, agents, nominees or signatories, and receive arm’s length fees in connection with such service, for NXRT or any Related Party, or for any of NXRT’s joint ventures or any affiliate thereof, and neither NXRT nor its stockholders shall have the right to any such fees.

The Related Parties serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as NXRT, or of other investment funds managed by our Adviser or its affiliates. In serving in these multiple capacities, they may have obligations to other clients or investors in those entities, the fulfillment of which may not be in the best interests of NXRT or its stockholders. NXRT may compete with other entities managed by our Adviser and its affiliates for capital and investment opportunities.

There is no limitation or restriction on our Adviser or any of its Related Parties with regard to acting as investment manager (or in a similar role) to other parties or persons. This and other future activities of our Adviser and/or its Related Parties may give rise to additional conflicts of interest. Such conflicts may be related to obligations that our Adviser or its affiliates have to other clients.

Subject to prior approval of the NXRT Board, certain Related Parties, including NexBank SSB and Governance Re among others, may provide banking, agency, insurance and other services to NXRT and its operating affiliates for customary fees, and neither NXRT, nor its subsidiaries will have a right to any such fees.

Allocation of Investment Opportunities

In addition, the Related Parties may, from time to time, be presented with investment opportunities that fall within the investment objectives of NXRT and other clients, funds or other investment accounts managed by the Related Parties, and in such circumstances, the Related Parties expect to allocate such opportunities among NXRT and such other clients, funds or other investment accounts on a basis that the Related Parties determine in good faith is appropriate taking into consideration such factors as the fiduciary duties owed to NXRT and such other clients, funds or other investment accounts, the primary mandates of NXRT and such other clients, funds or other investment accounts, the capital available to NXRT and such other clients, funds or other investment accounts, any restrictions on investment, the sourcing of the transaction, the size of the transaction, the amount of potential follow-on investing that may be required for such investment and the other investments of NXRT and such other clients, funds or other investment accounts, the relation of such opportunity to the investment strategy of NXRT and such other clients, funds or other investment accounts, reasons of portfolio balance and any other consideration deemed relevant by the Related Parties in good faith. Our Adviser will allocate investment opportunities across the entities for which such opportunities are appropriate, consistent with (1) its internal conflict of interest and allocation policies and (2) the requirements of the Advisers Act. Our Adviser will seek to allocate investment opportunities among such entities in a manner that is fair and equitable over time and consistent with its allocation policy. However, there is no assurance that such investment opportunities will be allocated to NXRT fairly or equitably in the short-term or over time and there can be no assurance that NXRT will be able to participate in all such investment opportunities that are suitable for it.

Cross Transactions and Principal Transactions

As further described below, our Adviser may effect client cross-transactions where our Adviser causes a transaction to be effected between NXRT and another client advised by our Adviser or any of its affiliates. Our Adviser may engage in a client cross-transaction involving NXRT any time that our Adviser believes such transaction to be fair to NXRT and the other client of our Adviser or its affiliates in accordance with our Adviser’s internal written cross-transaction policies and procedures.

As further described below, our Adviser may effect principal transactions where NXRT may make and/or hold an investment, including an investment in securities, in which our Adviser and/or its affiliates have a debt, equity or participation interest, in each case in accordance with applicable law and with our Adviser’s internal written policies and procedures for principal transactions, which may include our Adviser obtaining the consent and approval of NXRT prior to engaging in any such principal transaction between NXRT and our Adviser or its affiliates.

Our Adviser may direct NXRT to acquire or dispose of investments in cross trades between NXRT and other clients of our Adviser or its affiliates in accordance with applicable legal and regulatory requirements. In addition, NXRT may make and/or hold an investment, including an investment in securities, in which our Adviser and/or its affiliates have a debt, equity or participation interest, and the holding and sale of such investments by NXRT may enhance the profitability of our Adviser’s own investments in such companies. Moreover, NXRT and its operating affiliates may invest in assets originated by, or enter into loans, borrowings and/or financings with our Adviser or its affiliates, including but not limited to NexBank, including in primary and secondary transactions with respect to which the Adviser or a Related Party may receive customary fees from the applicable issuer, and neither NXRT nor its subsidiaries shall have the right to any such fees. In each such case, our Adviser and such affiliates may have a potentially conflicting division of loyalties and responsibilities regarding NXRT and the other parties to such investment. Under certain circumstances, our Adviser and its affiliates may determine that it is appropriate to avoid such conflicts by selling an investment at a fair value that has been calculated pursuant to our Adviser’s valuation procedures to another fund managed or advised by our Adviser or such affiliates. In addition, our Adviser may enter into agency cross-transactions where it or any of its affiliates acts as broker for NXRT and for the other party to the transaction, to the extent permitted under applicable law. Our Adviser may obtain NXRT’s written consent as provided herein if any such transaction requires the consent of the NXRT Board, including a majority of independent directors, under Section 206(3) of the Advisers Act.

Participation in Creditor Committees, Underwriting and Other Activities

Our Adviser and/or its Related Parties may participate in creditors or other committees with respect to the bankruptcy, restructuring or workout of our joint ventures. In such circumstances, our Adviser may take positions on behalf of itself or Related Parties that are adverse to the interests of NXRT.

Our Adviser and/or its Related Parties may act as an underwriter, arranger or placement agent, or otherwise participate in the origination, structuring, negotiation, syndication or offering of investments purchased by

NXRT. Such transactions are on an arm’s-length basis and may be subject to arm’s-length fees. There is no expectation for preferential access to transactions involving investments that are underwritten, originated, arranged or placed by our Adviser and/or its Related Parties and neither NXRT nor its stockholders shall have the right to any such fees.

Material Non-Public Information

There are generally no ethical screens or information barriers among our Adviser and certain of its affiliates of the type that many firms implement to separate persons who make investment decisions from others who might possess material, non-public information that could influence such decisions. If our Adviser, any of its personnel or its affiliates were to receive material non-public information about an investment or issuer, or have an interest in causing NXRT to acquire a particular investment, our Adviser may be prevented from causing NXRT to purchase or sell such asset due to internal restrictions imposed on our Adviser. Notwithstanding the maintenance of certain internal controls relating to the management of material non-public information, it is possible that such controls could fail and result in our Adviser, or one of its investment professionals, buying or selling an asset while, at least constructively, in possession of material non-public information. Inadvertent trading on material non-public information could have adverse effects on our Adviser’s reputation, result in the imposition of regulatory or financial sanctions, and as a consequence, negatively impact our Adviser’s ability to perform its investment management services to NXRT. In addition, while our Adviser and certain of its affiliates currently operate without information barriers on an integrated basis, such entities could be required by certain regulations, or decide that it is advisable, to establish information barriers. In such event, our Adviser’s ability to operate as an integrated platform could also be impaired, which would limit our Adviser’s access to personnel of its affiliates and potentially impair its ability to manage NXRT’s investments.

Other Benefits to Our Adviser

We expect that our compensation committee, once formed, will adopt a long-term incentive plan. We expect to submit the long-term incentive plan to our stockholders for approval at our first annual meeting of our stockholders. The plan will provide us with the ability to grant awards to directors and officers of, and certain consultants to, our Company, our Adviser and its affiliates and other entities that provide services to us. The management team of our Adviser is expected to receive awards under the long-term incentive plan, if adopted, and will benefit from the compensation provided by these awards.

In addition to the compensation provided to our Adviser by the Advisory Agreement and the long-term incentive plan, our Adviser may also receive reputational benefits from the Spin-Off and future growth of NXRT through capital-raising transactions and acquisitions. Our Adviser will also have an incentive to raise capital and cause NXRT to acquire additional real estate assets, which would then contribute to the uncapped portion of the management fee and administrative fee. The reputational benefit to our Adviser from the successful Spin-Off and future growth of NXRT could assist our Adviser and its affiliates in pursuing other real estate investments. These investments could be made through other entities managed by our Adviser or its affiliates, and there can be no assurance that NXRT will be able to participate in all such investment opportunities.

Description of Capital Stock

The following is a summary of the terms of the capital stock of our Company. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire information statement, our charter and bylaws and the relevant provisions of the MGCL for a more complete understanding of our capital stock. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this information statement is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to              shares of common stock, $0.01 par value per share, and              shares of preferred stock, $0.01 par value per share. Our charter authorizes the NXRT Board, without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock that we are authorized to issue or the number of authorized shares of any class or series of stock. Upon completion of the Spin-Off,              shares of our common stock and no shares of our preferred stock will be issued and outstanding. Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of their status as stockholders.

Shares of Common Stock

Subject to the preferential rights, if any, of holders of any other class or series of our stock and to the provisions of our charter relating to the restrictions on ownership and transfer of our stock, holders of our common stock are entitled to receive distributions when authorized by the NXRT Board and declared by us out of assets legally available for distribution to our stockholders and will be entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may be otherwise specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of our stock, the holders of shares of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors will be elected by a plurality of all of the votes cast in the election of directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our Company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of our common stock will have equal distribution, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is advised by the NXRT Board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than certain amendments to the provisions of our charter related to the removal of directors) must be approved by a majority of all of the votes entitled to be cast on the matter.

Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity owned, directly or indirectly, by the corporation. Because our operating partnership will hold all or a majority interest in the joint ventures that own the properties in the Portfolio, these joint ventures may be able to merge or transfer all or substantially all of their assets without the approval of our stockholders.

Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common and Preferred Stock

Our charter authorizes the NXRT Board, with the approval of a majority of the entire NXRT Board and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we are authorized to issue. In addition, our charter authorizes the NXRT Board to authorize the issuance from time to time of shares of our common and preferred stock.

Our charter also authorizes the NXRT Board to classify and reclassify any unissued shares of our common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority over our common stock with respect to voting rights, distributions or upon liquidation, and authorize us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, the NXRT Board is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, although the NXRT Board does not currently intend to do so, it could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

We believe that the power of the NXRT Board to approve amendments to our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to qualify as a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for Qualification–General.”

Our charter contains restrictions on the ownership and transfer of our stock that will become effective upon the completion of the Spin-Off. The relevant sections of our charter provide that, subject to the exceptions described below, from and after the completion of the Spin-Off, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 6.2%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the “common stock ownership limit”) or 6.2% in value of the outstanding shares of all classes or series of our stock (the “aggregate stock ownership limit”). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of our stock as described below, would beneficially own or constructively own shares of our stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 6.2%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or less than 6.2% in value of the outstanding shares of all classes and series of our stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of our stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of our stock in excess of the ownership limits.

The NXRT Board, in its sole discretion, may exempt, prospectively or retroactively, a particular stockholder from the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if the NXRT Board determines that:

•	no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code or otherwise result in our failing to qualify as a REIT; and

•	such stockholder does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the NXRT Board determines that revenue derived from such tenant will not affect our ability to qualify as a REIT).

Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, the NXRT Board may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to the NXRT Board, in its sole discretion, in order to determine or ensure our status as a REIT and such representations and undertakings from the person requesting the exception as the NXRT Board may require in its sole discretion to make the determinations above. The NXRT Board may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit. The NXRT Board intends to grant waivers from the ownership limits applicable to holders of our common stock to certain existing stockholders, including First Trust Portfolios L.P. and Advisors Asset Management and may grant additional waivers in the future. These waivers will be subject to certain initial and ongoing conditions designed to protect our status as a REIT.

In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, the NXRT Board may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both, for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or our stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or our stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of all other classes or series, as applicable, will violate the decreased ownership limit.

Upon the completion of the Spin-Off, our charter will further prohibit:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT;

•	any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); and

•	any person from beneficially owning shares of our stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of our stock described above, or who would have owned shares of our stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if the NXRT Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limits on ownership and transfer of our stock described above is no longer required in order for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by the NXRT Board, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify as a REIT or as a “domestically controlled qualified investment entity,” then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of our stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we accept, or our designee, accepts such offer. We may reduce the amount so payable to the trustee by the amount of any distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for, or in respect of, such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

In addition, if the NXRT Board determines in good faith that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of our stock described above, the NXRT Board may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, provide to us such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Any certificates representing shares of our stock will bear a legend referring to the restrictions on ownership and transfer of our stock described above.

These restrictions on ownership and transfer of our stock will take effect upon consummation of the Spin-Off and will not apply if the NXRT Board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required in order for us to qualify as a REIT.

The restrictions on ownership and transfer of our stock described above could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Listing

We intend to apply to list our common stock on the NYSE under the symbol “NXRT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

Certain Provisions of Maryland Law and Our Charter and Bylaws

The following is a summary of certain provisions of Maryland law and provisions of our charter and bylaws that will be in effect prior to the completion of the Spin-Off. While we believe that the following description covers the material aspects of these provisions, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire information statement, our charter and bylaws and the relevant provisions of the MGCL, for a more complete understanding of these provisions. Copies of our charter and bylaws will be filed as exhibits to the registration statement of which this information statement is a part and the following summary, to the extent it relates to those documents, is qualified in its entirety by reference thereto. See “Where You Can Find More Information.”

The NXRT Board

Our charter will provide that the number of directors on the NXRT Board will be fixed exclusively by the NXRT Board pursuant to our bylaws, but may not be fewer than the minimum required by Maryland law, which is one. Our bylaws will provide that the NXRT Board will consist of not less than one and not more than 15 directors. Upon the completion of the Spin-Off, we expect that the NXRT Board will consist of              directors.

Upon the completion of the Spin-Off, subject to the terms of any class or series of preferred stock, vacancies on the NXRT Board may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors. Directors will be elected by a plurality of all of the votes cast in the election of directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the NXRT Board to fill vacancies on the NXRT Board, precludes stockholders from removing incumbent directors (except for cause and upon a substantial affirmative vote) and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

Pursuant to the statute, we expect that the NXRT Board will by resolution exempt business combinations (i) between us and our Adviser, our Sponsor or their respective affiliates and (ii) between us and any other person, provided that in the latter case the business combination is first approved by the NXRT Board (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and our Adviser, our Sponsor or their affiliates or to a business combination between us and any other person if the NXRT Board has first approved the combination. As a result, any person described in the preceding sentence may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that the NXRT Board will not amend or repeal this resolution in the future.

Control Share Acquisitions

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, an officer of the corporation or an employee of the corporation who is also a director of the corporation are excluded from shares entitled to vote on the matter.

“Control shares” are voting shares of stock that, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders was held at which the voting rights of such shares are considered and not approved, as of the date of such meeting. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. This provision may be amended or eliminated at any time in the future by the NXRT Board.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL that provide, respectively, for:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the board of directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and (if the board is classified) for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

Our charter provides that, at such time as we are able to make a Subtitle 8 election, vacancies on the NXRT Board may be filled only by the remaining directors and that directors elected by the NXRT Board to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (i) vest in the NXRT Board the exclusive power to fix the number of directorships and (ii) require, unless called by our chairman of the NXRT Board, our chief executive officer, our president or the NXRT Board, the written request of stockholders entitled to cast a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.

Meetings of Stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by the NXRT Board, beginning in 2015. The chairman of the NXRT Board, our chief executive officer, our president or the NXRT Board may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary is required to prepare and deliver the notice of the special meeting.

Amendments to Our Charter and Bylaws

Except for those amendments permitted to be made without stockholder approval under Maryland law or our charter, our charter generally may be amended only if the amendment is first declared advisable by the NXRT Board and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, amendments to the provisions in our charter relating to the removal of directors must first be declared advisable by our board of directors and thereafter be approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter.

The NXRT Board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Approval of Investment Advisory Agreements

Our charter provides that we may not enter into an investment advisory agreement unless the agreement complies with, and has been approved in compliance with, Section 15(c) of the 1940 Act, and any applicable rules thereunder or published guidance of the Securities and Exchange Commission or its staff. Any investment advisory agreement will have an initial term of up to two years, and will continue thereafter only if approved in accordance with Section 15(c) of the 1940 Act.

Transactions Outside the Ordinary Course of Business

Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the NXRT Board and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions must be approved by a majority of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

The dissolution of our Company must be declared advisable by a majority of the entire NXRT Board and approved by the affirmative vote of the holders of a majority of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to the NXRT Board and the proposal of other business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the NXRT Board or (iii) by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to the NXRT Board may be made only (i) by or at the direction of the NXRT Board or (ii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our bylaws.

The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting. With respect to our 2015 annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

REIT Qualification

Our charter provides that the NXRT Board may authorize us to revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Forum Selection Clause

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by us or by any of our directors or officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine shall be, in each case, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.

Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and other stockholder proposals. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL were rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our Company or a predecessor of our Company.

Effective upon completion of the Spin-Off, we will enter into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

U.S. Federal Income Tax Considerations

The following is a summary of U.S. federal income tax considerations relating to ownership of shares of our common stock received pursuant to the Spin-Off. The law firm of Jones Day has acted as our tax counsel and reviewed this summary. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the Company,” “we,” “our” and “us” mean only NexPoint Residential Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this Information statement. The summary is also based upon the assumption that we will operate the Company and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	real estate investment trusts;

•	partnerships, trusts and investors therein;

•	persons who hold our stock on behalf of other persons as nominees;

•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security” or other integrated investment;

•	“S” corporations;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. For example, a stockholder that is a partnership or trust that has issued an equity interest to certain types of tax-exempt organizations may be subject to a special entity-level tax if we make distributions attributable to “excess inclusion income.” A similar tax may be payable by persons who hold our stock as nominees on behalf of tax-exempt organizations. You are urged to consult your tax advisor regarding the federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of our common stock.

Taxation of the Company

We intend to elect to be taxed as a real estate investment trust (“REIT”) commencing with our taxable year ending December 31, 2015. We believe that we have been organized and operate in such a manner as to qualify for taxation as a REIT. Note that these rules will not generally apply to our taxable years prior to the effective date of such REIT election.

Qualification and taxation as a REIT depend on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The principal qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, generally we will be entitled to a deduction for distributions that we pay and therefore will not be subject to federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from owning stock in a regular corporation. In general, the income that we generate is taxed only at the stockholder level upon distribution to our stockholders.

Currently, most domestic stockholders of regular corporations that are individuals, trusts or estates are taxed on corporate distributions at a maximum tax rate of 20% (the same tax rate that applies to long-term capital gains). With limited exceptions, however, distributions from us or from other entities that are taxed as REITs are generally not eligible for this preferential rate and will continue to be taxed at rates applicable to ordinary income, which can be as high as 39.6%. See “—Taxation of Stockholders.” For certain individuals, an additional 3.8% Medicare tax also applies to net investment income (such as dividends and capital gains).

Our tax attributes, such as net operating losses (if any), generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•	If we should violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification—General.”

•	A 100% tax may be imposed on transactions between us and a TRS (as described below) that do not reflect arms’-length terms.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries, including any subsidiary we may elect to treat as a TRS, are subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state and local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities);

(7)	that elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification; and

(8)	that meets other tests described below, including with respect to the nature of its income and assets.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT. (In our case, we intend to elect to be taxed as a REIT commencing with our taxable year ending December 31, 2015.)

We believe that, following the distribution of shares of our common stock pursuant to the Spin-Off, shares of our common stock will be owned with sufficient diversity of ownership to satisfy conditions (5) and (6). In addition, our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in continuing to satisfy these requirements; however, they may not ensure that we will, in all cases, be able to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our distributions in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We intend to adopt December 31 as our year-end, and thereby satisfy this requirement.

The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “—Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “—Asset Tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, even if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Effect of Subsidiary Entities

Ownership of Partnership Interests. An unincorporated domestic entity, such as a partnership, limited liability company, or trust, that has a single owner, generally is not treated as an entity separate from its owner for U.S. federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. For any period of time that we own 100% of NXRT OP, all of the NXRT OP’s assets and income will be deemed to be ours for U.S. federal income tax purposes.

Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated for U.S. federal income tax purposes as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly owned by a REIT. Other domestic entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary of ours ceases to be wholly owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”

Taxable Corporate Subsidiaries. In the future we may jointly elect with any of our subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as taxable REIT subsidiaries, or “TRSs.” A REIT is permitted to own up to 100% of the stock of one or more TRSs. A domestic TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally will be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.

We are not treated for U.S. federal income tax purposes as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a TRS with a debt-equity ratio in excess of 1.5 to 1 may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Income Tests

In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” distributions received from other REITs, and gains from the sale of real estate assets, as well as specified income from temporary investments.

Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., income that qualifies under the 75% income test described above), as well as other distributions, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the properties. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any distributions that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% income tests.

We and our subsidiaries may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we entered into (1) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered to, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter, we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, equity interests in other entities that qualify as REITs, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries and the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities that meet specified statutory requirements. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code. Fourth, the aggregate value of all securities of taxable REIT subsidiaries that we hold may not exceed 25% of the value of our total assets.

A real property mortgage loan is generally a qualifying asset for purposes of the 75% asset test to the extent that the fair market value of the real property securing the loan exceeds the principal amount of the loan. If a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of (i) the date REIT agreed to acquire or originate the loan; or (ii) in the event of a significant modification, the date the REIT modified the loan, then a portion of the mortgage loan will not be a qualifying asset for purposes of the 75% asset test. Generally, the non-qualifying portion of such loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is securing that loan. Mortgage loans that are qualifying real estate assets for purposes of the 75% asset test are also not considered securities for purposes of the 10% and 5% asset tests mentioned above.

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership. If we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as “securities” for purposes of the 10% asset test, as explained below).

Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (1) the REIT provides the IRS with a description of each asset causing the failure, (2) the failure is due to reasonable cause and not willful neglect, (3) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (4) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis.

No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (1) satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to make distributions, other than capital gain distributions, to our stockholders in an amount at least equal to:

(a)	the sum of

(1)	90% of our “REIT taxable income,” computed without regard to our net capital gains and the dividends paid deduction, and

(2)	90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

(b)	the sum of specified items of non-cash income.

We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if either (i) the distributions are declared before we timely file our tax return for the year and paid with or before the first regular distribution payment after such declaration; or (ii) the distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and actually paid before the end of January of the following year. The distributions under clause (i) are taxable to the holders of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion of such income. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted tax basis of their stock by the difference between (a) the amounts of capital gain distributions that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.

To the extent that we have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders” below.

If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, plus (y) the amounts of income we retained and on which we have paid corporate income tax.

It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (b) our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our stockholders, which in turn could have an adverse impact on the value of, and trading prices for, our stock.

Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief. The rule against re-electing REIT status following a loss of such status would also apply to us if Freedom REIT fails to qualify as a REIT, and we are treated as a successor to Freedom REIT for U.S. federal income tax purposes. Although, Freedom REIT represented in the Separation and Distribution Agreement that it has no knowledge of any fact or circumstance that would cause us to fail to qualify as a REIT, and covenanted in the Separation and Distribution Agreement to use its reasonable best efforts to maintain its REIT status for each of Freedom REIT’s taxable years ending on or before December 31, 2015 (unless Freedom REIT obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that Freedom REIT’s failure to maintain its REIT status will not cause us to fail to qualify as a REIT under the successor REIT rule referred to above), no assurance can be given that such representation and covenant would prevent us from failing to qualify as a REIT. Although, in the event of a breach, we may be able to seek damages from Freedom REIT, there can be no assurance that such damages, if any, would appropriately compensate us.

Prohibited Transactions

Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates, nor does the tax apply to sales that qualify for a safe harbor as described in Section 857(b)(6) of the Internal Revenue Code.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Taxable Mortgage Pools and REMICs

An entity, or a portion of an entity, that does not elect to be treated as a REMIC, may be classified as a taxable mortgage pool under the Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consists of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool. It is possible that certain of our financing activities, including securitizations, will result in the treatment of us or a portion of our assets as a taxable mortgage pool.

An entity or portion of an entity will be treated as a REMIC for purposes of the Code if:

•	it satisfies requirements relating to the types of interests in the entity;

•	substantially all of its assets are comprised or qualified mortgages and certain other permitted instruments at all times, except during (i) the three month period beginning after the startup date and (ii) the period beginning on the date of liquidation and ending on the close of the 90th day after such date;

•	it adopts arrangements to ensure that disqualified organizations will not hold residual interests and that information needed to calculate the tax on transfers of residual interests to such organizations will be made available by the entity;

•	It has a taxable year that is the calendar year; and

•	The election to be treated as a REMIC applies for the taxable year and all prior taxable years.

Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, a portion of a REIT, or a REIT subsidiary that is disregarded as a separate entity from the REIT that is a taxable mortgage pool, however, special rules apply. The portion of a REIT’s assets, held directly or through a REIT subsidiary that is disregarded as a separate entity from the REIT, that qualifies as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not directly affect the tax status of the REIT. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a REMIC residual interest or taxable mortgage pool arrangement could be treated as “excess inclusion income.” Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest during such calendar quarter over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long-term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter).

Our excess inclusion income would be allocated among our stockholders in proportion to dividends paid. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income (“UBTI”) in the hands of most types of stockholders that are otherwise generally exempt from U.S. income tax and (iii) would result in the application of the U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of non-U.S. stockholders. See “—Taxation of Stockholders.” Although the law on this matter is not clear with regard to taxable mortgage pool interests, to the extent excess inclusion income is allocated to a tax-exempt stockholder of ours that is not subject to unrelated business income tax (such as a government entity), we would be taxable on this income at the highest applicable corporate tax rate. The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law. Tax-exempt investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in us.

If a subsidiary partnership of ours, not wholly owned by us directly or through one or more disregarded entities, were a taxable mortgage pool, the foregoing rules would not apply. Rather, the partnership that is a taxable mortgage pool would be treated as a corporation for U.S. federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements.

Tax Aspects of Investments in Partnerships

General. We currently hold and anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts that would either be disregarded as entities for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in other entities taxable as partnerships for such purposes.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, we reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners’ aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners. Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Code Section 704(b) and the Treasury Regulations promulgated thereunder. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ economic interests in the partnership. We believe that the allocations of taxable income and loss in the partnership agreement comply with the requirements of Code Section 704(b) and the Treasury Regulations promulgated thereunder. For a description of allocations by the operating partnership to the partners, see the section entitled “The Operating Partnership Agreement” in this information statement.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Code Section 704(c), income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted tax basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. The application of the principles of Code Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Code Section 704(c) would apply to such differences as well.

For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s tax basis and depreciation method. Because depreciation deductions are based on the transferor’s tax basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners, including NXRT.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of Stockholders

Taxation of Taxable U.S. Holders of Our Common Stock

The following summary describes certain U.S. federal income tax considerations for taxable U.S. Holders (as defined below) relating to ownership of shares of our common stock received pursuant to the Spin-Off. Certain U.S. federal income tax consequences applicable to tax-exempt stockholders are described under the subheading “—Taxation of Tax-Exempt U.S. Holders of Our Common Stock,” below and certain U.S. federal income tax consequences applicable to Non-U.S. Holders are described under the subheading “—Taxation of Non-U.S. Holders of Our Common Stock,” below.

As used herein, the term “U.S. Holder” means a beneficial owner of our common stock who, for U.S. federal income tax purposes:

•	is an individual who is a citizen or resident of the United States;

•	is a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	is an estate the income of which is subject to U.S. federal income taxation regardless of its source.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you are urged to consult with your own tax advisors about the consequences of the purchase, ownership and disposition of shares of our common stock by the partnership.

Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to our taxable U.S. Holders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations.

Because, as discussed above, we generally are not subject to U.S. federal income tax on the portion of our REIT taxable income distributed to our stockholders, our ordinary dividends generally are not eligible for the preferential rates currently available to most non-corporate taxpayers and will continue to be taxed at the higher tax rates applicable to ordinary income. However, the preferential rate does apply to our distributions:

•	to the extent attributable to dividends received by us from non-REIT corporations, such as a TRS; and

•	to the extent attributable to income upon which we have paid corporate income tax (for example, if we distribute taxable income that we retained and paid tax on in the prior year).

To the extent that we make distributions in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Holder. This treatment will reduce the adjusted tax basis that each U.S. Holder has in its shares of our common stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Holder’s adjusted tax basis in its shares of our common stock will be taxable as capital gains (provided that the shares of our common stock have been held as a capital asset) and will be taxable as long-term capital gain if the shares of our common stock have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the stockholders on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

Capital Gain Distributions. Distributions that we properly designate as capital gain dividends (and undistributed amounts for which we properly make a capital gains designation) will be taxable to U.S. Holders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. Holders at preferential rates, depending on the nature of the asset giving rise to the gain. Corporate U.S. Holders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Holder of shares of our common stock will be treated as portfolio income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of shares of our common stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholders will be taxed at ordinary income rates on such amount. Other distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares of our common stock, however, will not be treated as investment income under certain circumstances.

Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election (a “Capital Gains Designation”) we would pay tax on our retained net long-term capital gains. In addition, to the extent we make a Capital Gains Designation, a U.S. Holder generally would:

•	include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its income tax return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

•	be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its shares of our common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

Dispositions of Shares of our Common Stock. Generally, if you are a U.S. Holder and you sell or dispose of your shares of our common stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted tax basis in the shares of our common stock for tax purposes. This gain or loss will be capital if you have held the shares of our common stock as a capital asset and, except as provided below, will be long-term capital gain or loss if you have held the shares of our common stock for more than one year. However, if you are a U.S. Holder and you recognize loss upon the sale or other disposition of shares of our common stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us that were required to be treated as long-term capital gains. Certain non-corporate U.S. Holders (including individuals) may be eligible for reduced rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding. We report to our U.S. Holders of shares of our common stock and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Holders of Our Common Stock.”

Medicare Tax. For taxable years beginning after December 31, 2012, certain U.S. Holders of shares of our common stock that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, unless such dividends or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in our common stock.

Taxation of Tax-Exempt U.S. Holders of Our Common Stock

The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income (“UBTI”) when received by a tax-exempt entity. Based on that ruling, and provided that (i) a tax-exempt U.S. Holder has not held shares of our common stock as “debt financed property” within the meaning of the Code (e.g., where the acquisition or ownership of shares of our common stock is financed through a borrowing by the tax-exempt stockholder) and (ii) shares of our common stock are not otherwise used in an unrelated trade or business, dividend income from us and income from the sale of shares of our common stock generally will not be UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, that generally will require them to characterize distributions from us as UBTI.

Notwithstanding the above, a pension trust (i) that is described in Section 401(a) of the Code and is tax-exempt under Section 501(a) of the Code and (ii) that owns more than 10% of the value of shares of our common stock could be required to treat a percentage of the dividends from us as UBTI if we are a pension-held REIT. We will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of shares of our common stock or (b) a group of pension trusts, each individually holding more than 10% of the value of shares of our common stock, collectively owns more than 50% of our outstanding shares of our common stock and (ii) we would not have qualified as a REIT without relying upon the “look through” exemption for certain trusts under Section 856(h)(3) of the Code to satisfy the requirement that not more than 50% in value of our outstanding shares of our common stock is owned by five or fewer individuals. We do not expect to be classified as a pension held REIT, but because shares of our common stock are publicly traded, we cannot guarantee this will always be the case.

Tax-exempt stockholders are encouraged to consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of an investment in shares of our common stock.

Taxation of Non-U.S. Holders of Our Common Stock

The following summary describes certain U.S. federal income tax considerations for Non-U.S. Holders (as defined below) relating to ownership of shares of our common stock received pursuant to the Spin-Off. As used herein, a “Non-U.S. Holder” means a beneficial owner of shares of our common stock that, for U.S. federal income tax purposes, is an individual, corporation or estate that is not a U.S. Holder. The rules governing U.S. federal income taxation of Non-U.S. Holders of shares of our common stock are complex and no attempt is made herein to provide more than a brief summary of such rules. Non-U.S. Holders are urged to consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences to them of an acquisition of shares of our common stock, including tax return filing requirements and the U.S. federal, state, local and foreign tax treatment of dispositions of interests in, and the receipt of distributions from, us.

Distributions Generally. Distributions that are neither attributable to gain from our sale or exchange of U.S. real property interests nor designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by you of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are treated as effectively connected with the conduct of a U.S. trade or business will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates, in the same manner as dividends paid to U.S. Holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

We expect to withhold U.S. income tax at the rate of 30% on any distributions made to you unless:

•	a lower treaty rate applies and you file with us an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, evidencing eligibility for that reduced treaty rate; or

•	you file an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with your U.S. trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed your adjusted tax basis in shares of our common stock. Instead, the distribution will reduce the adjusted tax basis of such shares of common stock. To the extent that such distributions exceed your adjusted tax basis in shares of our common stock, they will give rise to gain from the sale or exchange of such shares of common stock. The tax treatment of this gain is described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we expect to treat all distributions as made out of our current or accumulated earnings and profits and we therefore expect to withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests. Distributions to you that we properly designate as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless (1) the investment in shares of our common stock is treated as effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. Holders with respect to such gain, except that a Non-U.S. Holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or (2) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case you will be subject to a 30% tax on your capital gains.

Distributions that are attributable to gain from sales or exchanges of “U.S. real property interests” by us are taxable to a Non-U.S. Holder under special provisions of the Code known as the Foreign Investment in Real Property Tax Act (“FIRPTA”). The term “U.S. real property interests” includes interests in U.S. real property. Under FIRPTA, a distribution attributable to gain from sales of U.S. real property interests is considered effectively connected with a U.S. business of the Non-U.S. Holder and will be subject to U.S. federal income tax at the rates applicable to U.S. Holders (subject to a special alternative minimum tax adjustment in the case of nonresident alien individuals), without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of distribution attributable to gain from the sale or exchange of the U.S. real property interest.

However, any distribution with respect to any class of equity securities which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 35% U.S. withholding tax described above, if you did not own more than 5% of such class of equity securities at any time during the one-year period ending on the date of the distribution (the “5% Exception”). Instead, such distributions will be treated as ordinary dividend distributions and, as a result, Non-U.S. Holders generally would be subject to withholding tax on such distributions in the same manner as they are subject to ordinary dividends.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by us as retained capital gains in respect of the shares of common stock held by Non-U.S. Holders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, you would be able to offset as a credit against your U.S. federal income tax liability resulting from your proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent your proportionate share of such tax paid by us exceeds your actual U.S. federal income tax liability.

Sale of Shares of Common Stock. Gain recognized by a Non-U.S. Holder upon the sale or exchange of shares of our common stock generally will not be subject to United States federal income taxation unless such shares of common stock constitute a U.S. real property interest. Shares of our common stock will not constitute a U.S. real property interest if we are a domestically-controlled qualified investment entity, which includes a REIT. A REIT is domestically-controlled if, at all times during a specified testing period, less than 50% in value of its shares of common stock are held directly or indirectly by Non-U.S. Holders. We believe that we are, and expect to continue to be, a domestically- controlled REIT. However, because we have applied to list shares of our common stock on the NYSE and shares of our common stock will be publicly traded, no assurance can be given that we are or will be a domestically-controlled REIT.

Even if we do not qualify as a domestically-controlled REIT at the time you sell or exchange shares of our common stock, gain arising from such a sale or exchange would not be subject to tax under FIRPTA as a sale of a U.S. real property interest provided that (i) such shares of common stock are of a class of shares of our common stock that is regularly traded, as defined by applicable Treasury Regulations, on an established securities market such as the New York Stock Exchange, or the NYSE; and (ii) you owned, actually and constructively, 5% or less in value of such class of shares of our common stock throughout the shorter of the period during which you held such shares of common stock or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of shares of our common stock were subject to taxation under FIRPTA, you would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Holder (subject to any applicable alternative minimum tax and a special alternative minimum tax adjustment in the case of nonresident alien individuals) and the purchaser of the shares of our common stock would be required to withhold and remit to the IRS 10% of the purchase price.

Notwithstanding the foregoing, gain from the sale or exchange of shares of our common stock not otherwise subject to FIRPTA will be taxable to you if either (i) the investment in shares of our common stock is effectively connected with your U.S. trade or business or (ii) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Backup Withholding Tax and Information Reporting. We will, where required, report to the IRS and to Non-U.S. Holders, the amount of dividends paid, the name and address of the recipients, and the amount, if any, of tax withheld. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence. Payments of dividends made to a Non-U.S. Holder may be subject to backup withholding (currently at a rate of 28%, but scheduled to increase to 31% in 2013) unless the Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-United States status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a United States person.

The gross proceeds from the disposition of our common stock may be subject to information reporting and backup withholding. If a Non-U.S. Holder sells shares of our common stock outside the United States through a non-United States office of a non-United States broker and the sales proceeds are paid to such Non-U.S. Holder outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. Holder sells shares of our common stock through a non-United States office of a broker that has specified types of connections with the United States, unless the broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and specified conditions are met, or the holder otherwise establishes an exemption. If a Non-U.S. Holder receives payments of the proceeds of a sale of our common stock to or through a United States office of a broker, the payment will be subject to both United States backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN or IRS Form W-8BEN-E (or another appropriate version of IRS Form W-8) certifying that such holder is not a United States person or otherwise establishes an exemption, and the broker does not know or have reason to know that such Non-U.S. Holder is a United States person.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You are urged to consult your own tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Additional FATCA Withholding

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations thereunder, commonly referred to as “FATCA,” when applicable will impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Under recently issued final Treasury Regulations, as modified by IRS Notice 2013-43, the withholding obligations described above generally apply to payments of U.S.-source dividends made on or after July 1, 2014, and will apply to payments of gross proceeds from a sale or other disposition of securities that could produce such U.S.-source dividends on or after January 1, 2017. The rules under FATCA are new and complex. Holders that hold the notes through a non-U.S. intermediary or that are Non-U.S. Holders should consult their own tax advisors regarding the implications of FATCA on an investment in the notes.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State and Local Taxes

We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We may own real property assets located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions . Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state and local income and other tax laws on an investment in our stock.

The Operating Partnership Agreement

The following summary of the terms of the agreement of limited partnership of our operating partnership does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement of Limited Partnership of NXRT Operating Partnership LP, a copy of which will be an exhibit to the registration statement of which this information statement is a part. See “Where You Can Find More Information.”

Management

We will be the sole member of NexPoint Residential Trust Operating Partnership GP, LLC (“NXRT OP GP”). NXRT OP GP will be the sole general partner of our operating partnership, which is organized as a Delaware limited partnership. We will be the initial sole limited partner of NXRT OP. We will conduct all of our operations and make all of our investments through our operating partnership. Pursuant to the partnership agreement the management and control of our operating partnership will be vested entirely in NXRT OP GP, as the general partner.

Transfer or Issuance of Interests

We cannot, through NXRT OP GP or as the limited partner, transfer any portion of our interest in the operating partnership without the consent of all partners. In the event NXRT OP GP does transfer its interest, the transferee will become the substituted general partner, and the powers of the general partner shall also transfer to such transferee. Additional partnership interests in our operating partnership may be issued with the unanimous consent of the partners.

Capital Contribution

Upon completion of the Spin-Off, all of our assets will be held by, and all of our operations will be conducted through, our operating partnership, either directly or through its subsidiaries, and we will be the sole member of NXRT OP GP and NXRT OP GP will be the sole general partner of our operating partnership. We will be the initial sole limited partner of NXRT OP. The partnership agreement provides that the partners may make such other capital contribution as agreed to by the partners.

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, we, as the sole member of NXRT OP GP and NXRT OP GP as the general partner of our operating partnership, will have fiduciary duties under applicable Delaware law to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, as general partner to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders.

Distributions

The partnership agreement will provide that our operating partnership will make non-liquidating distributions as and when determined by NXRT OP GP, as the general partner, to us and any other limited partners in accordance with their respective percentage interests in our operating partnership.

Upon liquidation of our operating partnership, after payment of, or adequate provision for, debts and obligations of the partnership, any remaining assets of the partnership will be distributed to us and any other limited partners in accordance with their respective percentage interests in our operating partnership.

Term

Our operating partnership will continue indefinitely, or until sooner dissolved upon:

•	unanimous consent of all partners;

•	entry of a decree of judicial dissolution; or

•	any act or event requiring dissolution under the Delaware Limited Partnership Act.

Where You Can Find More Information

We have filed a registration statement on Form 10 with the SEC relating to the shares of our common stock. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits, at the SEC’s public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this information statement is not incorporated by reference in this information statement.

As a result of the Spin-Off, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available on the Internet website maintained by the SEC at www.sec.gov.

We intend to furnish holders of our common stock with annual reports containing combined financial statements prepared in accordance with U.S. generally accepted accounting principles and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

NHF is subject to the reporting requirements of the SEC and is required to file reports and other information with the SEC. NHF’s publicly available filings can be found on the SEC’s website at www.sec.gov.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for information statements with respect to two or more shareholders sharing the same address by delivering a single information statement addressed to those shareholders or by sending separate information statements for each household account in a single envelope. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. NHF and some brokers household the information statement, delivering a single information statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once a shareholder has received notice from a broker or NHF that they will be householding materials to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes consent. If a shareholder does not want NHF mailings consolidated and would prefer to receive separate mailings at any time in the future, the shareholder should call NHF at 1-866-351-4440 or write NHF c/o NexPoint Advisors, L.P., 300 Crescent Court, Suite 700, Dallas, Texas 75201 and NHF will furnish separate mailings, in accordance with instructions.

Index to Financial Statements

NexPoint Residential Trust, Inc.:
Unaudited Pro Forma Combined Consolidated Financial Statements Information:	F-3
Unaudited Pro Forma Combined Consolidated Balance Sheet as of September 30, 2014	F-4
Notes to Unaudited Pro Forma Combined Consolidated Balance Sheet	F-5
Unaudited Pro Forma Combined Consolidated Statements of Operations for the year ended December 31, 2013 and for the nine months ended September 30, 2014:	F-6
Notes to Unaudited Pro Forma Combined Consolidated Statement of Operations:	F-12

NexPoint Residential Trust, Inc.:
Historical Financial Statements:	F-20
Report of Independent Registered Public Accounting Firm	F-20
Consolidated Balance Sheet as of December 31, 2014	F-21
Notes to Historical Financial Statements	F-22

Freedom REIT Contribution Group:
Historical Financial Statements:	F-26
Report of Independent Registered Public Accounting Firm	F-26
Combined Consolidated Carve Out Balance Sheets as of December 31, 2013 and September 30, 2014 (unaudited)	F-27
Combined Consolidated Carve Out Statements of Operations for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited)	F-28
Combined Consolidated Carve Out Statements of Equity for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited)	F-29
Combined Consolidated Carve Out Statements of Cash Flows for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited)	F-30
Notes to Combined Consolidated Carve Out Financial Statements	F-31

The Miramar Apartments
Report of Independent Registered Public Accounting Firm	F-53
Historical Statement of Revenues and Certain Direct Operating Expenses and for the year ended December 31, 2012 and for the nine months ended September 30, 2013 (unaudited)	F-54
Notes to Historical Statements of Revenues and Certain Direct Operating Expenses	F-55

C1 Portfolio (“C1 Portfolio”, or “Texas Portfolio”)
Report of Independent Registered Public Accounting Firm	F-57
Combined Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2013	F-58
Notes to Statement of Revenues and Certain Direct Operating Expenses	F-59

Willowdale Crossing Apartments
Report of Independent Registered Public Accounting Firm	F-61
Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2013 and for the three months ended March 31, 2014 (unaudited)	F-62
Notes to Statement of Revenues and Certain Direct Operating Expenses	F-63

Edgewater at Sandy Springs
Report of Independent Registered Public Accounting Firm	F-65
Historical Statement of Revenues and Certain Direct Operating Expenses and for the year ended December 31, 2013 and for the six months ended June 30, 2014 (unaudited)	F-66
Notes to Statement of Revenues and Certain Direct Operating Expenses	F-67

Nashville Portfolio
Report of Independent Registered Public Accounting Firm	F-69
Combined Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2013 and for the six months ended June 30, 2014 (unaudited)	F-70
Notes to Statement of Revenues and Certain Direct Operating Expenses	F-71

Jacksonville/Tampa Portfolio
Report of Independent Registered Public Accounting Firm	F-73
Combined Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2013 and for the six months ended June 30, 2014 (unaudited)	F-74
Notes to Statement of Revenues and Certain Direct Operating Expenses	F-75

Atlanta Portfolio
Report of Independent Registered Public Accounting Firm	F-77
Combined Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited)	F-78
Notes to Statement of Revenues and Certain Direct Operating Expenses	F-79

Sabal Palm at Lake Buena Vista
Report of Independent Registered Public Accounting Firm	F-81
Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited)	F-82
Notes to Statement of Revenues and Certain Direct Operating Expenses	F-83

Barrington Mill
Report of Independent Registered Public Accounting Firm	F-85
Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited)	F-86
Notes to Statement of Revenues and Certain Direct Operating Expenses	F-87

North Dallas 3 Portfolio
Report of Independent Registered Public Accounting Firm	F-89
Historical Statement of Revenues and Certain Direct Operating Expenses for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited)	F-90
Notes to Statement of Revenues and Certain Direct Operating Expenses	F-91

NEXPOINT RESIDENTIAL TRUST, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENT INFORMATION

The following unaudited pro forma combined consolidated financial statements of NexPoint Residential Trust, Inc. (together with its combined subsidiaries, “we”, “us”, “our”, and the “Company”) should be read in conjunction with our (1) Historical Financial Statements of NexPoint Residential Trust, Inc. and (2) Combined Consolidated Carve Out Financial Statements of Freedom REIT Contribution Group (“Freedom”), included elsewhere in this Form 10 filing.

The Form 10 filing is in connection with the Spin-Off of the Company from NexPoint Credit Strategies Fund (the “Fund”) so that the Company will become publicly owned. Immediately following the Spin-Off, the balance sheet of the Company will include the assets and liabilities associated with the multifamily properties held by Freedom REIT, LLC (“Freedom REIT”). These pro forma combined consolidated financial statements provide for the effect of completed and under contract multifamily property acquisitions. Through a series of transactions, interests in these multifamily properties will be distributed to the Fund and then transferred or contributed to the Company as a part of the Spin-Off.

All completed acquisitions by Freedom were accounted for using the acquisition method of accounting. The total consideration is allocated to the assets acquired or ultimately acquired and the liabilities assumed or ultimately assumed at their respective fair values on the date of acquisition. The fair value of these assets and liabilities is allocated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations.

The allocations of the purchase price for each of the under contract acquisitions reflected in these unaudited pro forma condensed consolidated financial statements have not been finalized and are based upon preliminary estimates of fair values, which is the best available information as of the date of this filing. The final determination of the fair values of these assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of the date the transactions are completed. There is no assurance that the probable acquisitions will occur at the prices presented; consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities for each of the probable acquisitions could change significantly from those used in the accompanying unaudited pro forma condensed consolidated financial statements and could result in a material change in depreciation and amortization of tangible and intangible assets and liabilities.

The Company will record the assets and liabilities associated with the multifamily properties involved in the Spin-Off at their respective historical carrying values at the time of the Spin-Off in accordance with the provisions of FASB ASC 505-60, Spinoffs and Reverse Spinoffs. Certain properties included in this Spin-Off have interests owned by parties other than the Company that will be reflected at historical carrying values in the combined consolidated financial statements of the Company as “noncontrolling interests”, as required under accounting principles generally accepted in the United States of America (“GAAP”).

These unaudited pro forma combined consolidated financial statements are prepared for informational purposes only. In management’s opinion, all material adjustments necessary to reflect the effects of the transactions referred to above have been made. You should read the information below along with all the other financial information and analysis presented in this filing. Our pro forma combined consolidated financial statements are based on assumptions and estimates considered appropriate by the Company’s management. However, they are not necessarily indicative of what our combined consolidated financial condition or results of operations actually would have been assuming the transactions referred to above had occurred as of the dates indicated, nor do they purport to represent our consolidated financial position or results of operations for future periods.

NEXPOINT RESIDENTIAL TRUST, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

	NexPoint Residential Trust, Inc. (Historical) (a)	Freedom REIT Contribution Group (Historical) (b)	Pro Forma Adjustments for Closed Acquisitions				Pro Forma Adjustments for Under Contract Acquisitions
			Sabal Palm at Lake Buena Vista (c)	Regatta Bay (d)	Atlanta Portfolio (e)	Steeplechase Apartments (f)	Cornerstone Apartments (g)	McMillan Place (h)	North Dallas 3 Portfolio (i)	Barrington Mill (j)	Pro Forma Total
ASSETS
Operating Real Estate Investments
Land	$—	$99,110,000	$7,580,000	$1,660,000	$14,850,000	$6,120,000	$1,500,000	$3,610,000	$13,130,000	$10,170,000	$157,730,000
Building and improvements	—	367,276,782	40,118,000	15,731,000	48,657,000	10,373,000	29,091,000	16,742,000	36,854,000	45,906,000	610,748,782
Intangible lease assets	—	12,883,000	1,387,000	714,000	2,408,000	492,000	894,000	572,000	1,151,000	1,814,000	22,315,000
Construction in progress	—	7,233,724	—	—	—	—	—	—	—	—	7,233,724
Furniture, fixtures, and equipment	—	4,040,000	415,000	95,000	285,000	15,000	65,000	60,000	715,000	110,000	5,800,000

Total Gross Operating Real Estate Investments	—	490,543,506	49,500,000	18,200,000	66,200,000	17,000,000	31,550,000	20,984,000	51,850,000	58,000,000	803,827,506
Accumulated depreciation and amortization	—	(11,567,353)	—	—	—	—	—	—	—	—	(11,567,353)

Total Net Operating Real Estate Investments	—	478,976,153	49,500,000	18,200,000	66,200,000	17,000,000	31,550,000	20,984,000	51,850,000	58,000,000	792,260,153
Cash and cash equivalents	2,000	7,608,290	—	—	—	—	—	—	—	—	7,610,290
Restricted cash	—	36,782,014	816,333	606,289	895,935	1,480,412	2,809,091	2,986,620	8,294,317	7,006,820	61,677,831
Prepaid and other assets	—	2,891,409	162,234	—	160,278	37,950	—	—	—	—	3,251,871
Accounts receivable	—	2,416,550	—	—	—	—	—	—	—	—	2,416,550
Deferred financing costs, net	—	4,087,573	737,678	52,004	850,125	164,936	229,000	159,166	344,850	460,000	7,085,332

Total Assets	$2,000	$532,761,989	$51,216,245	$18,858,293	$68,106,338	$18,683,298	$34,588,091	$24,129,786	$60,489,167	$65,466,820	$874,302,027

LIABILITIES AND INVESTED EQUITY
Mortgages payable	$—	$372,134,456	$37,680,000	$13,188,714	$50,500,000	$13,600,000	$23,300,000	$15,738,000	$38,550,000	$43,500,000	$608,191,170
Accounts payable and other accrued liabilities	—	7,581,100	—	—	—	—	—	—	—	—	7,581,100
Security deposit liability	—	1,149,082	92,138	53,349	153,832	48,773	—	—	—	—	1,497,174
Prepaid rents	—	721,644	5,439	3,358	15,828	50,182	—	—	—	—	796,451
Due to affiliates	—	100,558	—	—	—	—	—	—	—	—	100,558

Total Liabilities	—	381,686,840	37,777,577	13,245,421	50,669,660	13,698,955	23,300,000	15,738,000	38,550,000	43,500,000	618,166,453

Invested equity (k)	2,000	134,629,009	12,094,801	5,051,585	15,693,010	3,855,534	10,789,657	7,552,607	19,745,250	19,770,138	229,183,592
Noncontrolling interests	—	16,446,140	1,343,867	561,287	1,743,668	1,128,809	498,434	839,179	2,193,917	2,196,682	26,951,983

Total Equity	2,000	151,075,149	13,438,668	5,612,872	17,436,678	4,984,343	11,288,091	8,391,786	21,939,167	21,966,820	256,135,574

TOTAL LIABILITIES AND EQUITY	$2,000	$532,761,989	$51,216,245	$18,858,293	$68,106,338	$18,683,298	$34,588,091	$24,129,786	$60,489,167	$65,466,820	$874,302,027

See Notes to Unaudited Pro Forma Combined Consolidated Balance Sheet

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2014

(a)	The Company was formed on September 19, 2014 and has had no operations since formation.

(b)	Historical financial information derived from Freedom’s Combined Consolidated Carve Out Financial Statements as of September 30, 2014 representing the assumption that the Spin-Off had occurred as of September 30, 2014 and the Company recorded the Spin-Off at historical carrying amounts of the assets and liabilities.

(c)	Represents the contribution or transfer from the Fund of an aggregate 90% indirect interest in Sabal Palm at Lake Buena Vista originally purchased by Freedom, which the Company expects to consolidate on its balance sheet. Freedom purchased the property from an unrelated third party on November 5, 2014 for a purchase price of $49,500,000. Acquired assets and liabilities are presented at estimated fair value.

(d)	Represents the contribution or transfer from the Fund of an aggregate 90% indirect interest in Regatta Bay originally purchased by Freedom, which the Company expects to consolidate on its balance sheet. Freedom purchased the property from an unrelated third party on November 4, 2014 for a purchase price of $18,200,000. Acquired assets and liabilities, including the assumed mortgage payable, are presented at estimated fair value.

(e)	Represents the contribution or transfer from the Fund of an aggregate 90% indirect interest in the following four properties originally purchased by Freedom as a portfolio (Atlanta Portfolio), which the Company expects to consolidate on its balance sheet:

•	The Crossings at Holcomb Bridge
•	The Knolls
•	The Crossings
•	The Arbors

Freedom purchased the properties from an unrelated third party on October 16, 2014 for a combined purchase price of $66,200,000. Acquired assets and liabilities are presented at estimated fair value.

(f)	Represents the contribution or transfer from the Fund of an aggregate 85% indirect interest in Steeplechase Apartments originally purchased by Freedom, which the Company expects to consolidate on its balance sheet. Freedom purchased the property from an unrelated third party on December 18, 2014 for a purchase price of $17,000,000. Acquired assets and liabilities are presented at estimated fair value.

(g)	Represents the contribution or transfer from the Fund of an aggregate 90% indirect interest in Cornerstone Apartments expected to be purchased by Freedom, which the Company then expects to consolidate on its balance sheet. Freedom expects to purchase the property from an unrelated third party in January 2015 for a purchase price of $31,550,000. Assets and liabilities to be acquired, including the assumed mortgage payable, are presented at estimated fair value.

(h)	Represents the contribution or transfer from the Fund of an aggregate 90% indirect interest in McMillan Place expected to be purchased by Freedom, which the Company then expects to consolidate on its balance sheet. Freedom expects to purchase the property from an unrelated third party in January 2015 for a purchase price of $20,984,000. Assets and liabilities to be acquired are presented at estimated fair value.

(i)	Represents the contribution or transfer from the Fund of an aggregate 90% indirect interest in the North Dallas 3 Portfolio expected to be purchased by Freedom, which the Company then expects to consolidate on its balance sheet. Freedom expects to purchase the property from an unrelated third party in January 2015 for a purchase price of $51,850,000. Assets and liabilities to be acquired are presented at estimated fair value.

(j)	Represents the contribution or transfer from the Fund of an aggregate 90% indirect interest in Barrington Mill expected to be purchased by Freedom, which the Company then expects to consolidate on its balance sheet. Freedom expects to purchase the property from an unrelated third party in February 2015 for a purchase price of $58,000,000. Assets and liabilities to be acquired are presented at estimated fair value.

NEXPOINT RESIDENTIAL TRUST, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

	NexPoint Residential Trust, Inc. (Historical) (a)	Freedom REIT Contribution Group (Historical) (b)	Pro Forma Adjustments for Closed Acquisitions
			The Miramar Apartment (d)		Texas Portfolio (e)		The Grove at Alban (f.k.a. Overlook Manor) (f)		Willowdale Crossing (g)		Edgewater at Sandy Springs (h)		Nashville Portfolio (i)		Jacksonville/ Tampa Portfolio (j)
Revenues
Rental income	$—	$283,864	$1,358,420		$17,151,439		$2,968,789		$4,505,167		$5,480,871		$7,769,461		$12,527,257
Other	—	32,323	176,428		2,208,364		388,186		388,598		757,832		881,901		1,294,293

Total Revenues	—	316,187	1,534,848		19,359,803		3,356,975		4,893,765		6,238,703		8,651,362		13,821,550

Operating Expenses
Depreciation and amortization	—	141,746	418,736	(v)	6,888,750	(v)	1,462,700	(v)	2,440,367	(v)	3,700,350	(v)	3,489,100	(v)	4,959,967	(v)
Property operating expenses	—	121,559	726,176		6,976,800		1,352,399		1,676,389		3,018,768		2,953,193		5,875,904
Acquisition costs	—	136,544	—		1,427,824		473,768		844,508		548,201		708,666		1,344,781
Real estate taxes and insurance	—	35,770	155,024		2,652,921		397,384		626,096		650,286		1,127,605		1,750,026
Property management, advisory, and asset management (related party)	—	34,635	76,651		583,816		100,098		147,034		314,556		293,990		552,845
General and administrative expenses	—	15,951	193,754		659,581		140,895		162,067		396,255		467,047		692,007
Advisory management fee	—	—	—		—		—		—		—		—		—
Advisory reimbursement of operating expenses	—	—	—		—		—		—		—		—		—
Advisory administrative fee	—	—	—		—		—		—		—		—		—

Total operating expenses	—	486,205	1,570,341		19,189,692		3,927,244		5,896,461		8,628,416		9,039,601		15,175,530

Operating (loss) income	—	(170,018)	(35,493)		170,111		(570,269)		(1,002,696)		(2,389,713)		(388,239)		(1,353,980)
Other income (expense)
Interest expense	—	—	—		(3,068,174	)(x)	(545,186	)(y)	(865,999	)(z)	(1,060,317	)(aa)	(1,439,853	)(bb)	(1,720,698	)(cc)

Net loss	—	(170,018)	(35,493)		(2,898,063)		(1,115,455)		(1,868,695)		(3,450,030)		(1,828,092)		(3,074,678)

Net loss attributable to noncontrolling interest	—	—	—	(oo)	(289,806	)(oo)	(264,140	)(oo)	(373,739	)(oo)	(345,003	)(oo)	(182,809	)(oo)	(307,468	)(oo)

Net loss attributable to common shareholders	$—	$(170,018)	$(35,493	)(pp)	$(2,608,257	)(pp)	$(851,315	)(pp)	$(1,494,956	)(pp)	$(3,105,027	)(pp)	$(1,645,283	)(pp)	$(2,767,210	)(pp)

Pro Forma EPS Shares will not be known until the filing date

See Notes to Unaudited Pro Forma Combined Consolidated Statement of Operations

NEXPOINT RESIDENTIAL TRUST, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

	Pro Forma Adjustments for Closed Acquisitions														Closed Acquisitions Other Adjustments		Closed Acquisitions Pro Forma Total
	Belmont at Duck Creek (k)		Timber Creek (l)		Radbourne Lake (m)		Sabal Palm at Lake Buena Vista (n)		Regatta Bay (o)		Atlanta Portfolio (p)		Steeplechase Apartments (q)
Revenues
Rental income	$2,130,577		$2,578,327		$2,167,153		$4,494,973		$2,221,320		$7,921,182		$1,640,419		$—		$75,199,219
Other	229,285		220,258		173,492		385,920		307,227		921,335		165,968		—		8,531,410

Total Revenues	2,359,862		2,798,585		2,340,645		4,880,893		2,528,547		8,842,517		1,806,387		—		83,730,629

Operating Expenses
Depreciation and amortization	1,052,425	(v)	1,218,800	(v)	1,499,233	(v)	2,909,317	(v)	1,290,783	(v)	4,201,933	(v)	866,967	(v)	—		36,541,174
Property operating expenses	785,050		922,379		619,237		944,474		633,810		3,637,738		452,920		—		30,696,796
Acquisition costs	158,601		206,282		250,318		603,039		150,871		748,412		263,833		(7,865,648	)(w)	—
Real estate taxes and insurance	369,609		278,904		247,988		488,274		549,868		694,167		146,610		—		10,170,532
Property management, advisory, and asset management (related party)	70,758		111,767		73,065		196,031		75,150		310,179		68,931		(18,974	)(tt)	2,990,532
General and administrative expenses	66,623		149,450		103,946		61,413		89,713		517,167		77,691		—		3,793,560
Advisory management fee	—		—		—		—		—		—		—		2,569,889	(qq)	2,569,889
Advisory reimbursement of operating expenses	—		—		—		—		—		—		—		4,180,000	(ss)	4,180,000
Advisory administrative fee	—		—		—		—		—		—		—		513,978	(rr)	513,978

Total operating expenses	2,503,066		2,887,582		2,793,787		5,202,548		2,790,195		10,109,596		1,876,952		(620,755)		91,456,461

Operating (loss) income	(143,204)		(88,997)		(453,142)		(321,655)		(261,648)		(1,267,079)		(70,565)		620,755		(7,725,832)
Other income (expense)
Interest expense	(557,190	)(dd)	(430,403	)(ee)	(421,337	)(ff)	(864,673	)(gg)	(655,378	)(hh)	(1,105,522	)(ii)	(338,416	)(jj)	—		(13,073,146)

Net (loss) income	(700,394)		(519,400)		(874,479)		(1,186,328)		(917,026)		(2,372,601)		(408,981)		620,755		(20,798,978)

Net (loss) income attributable to noncontrolling interest	(70,039	)(oo)	(51,940	)(oo)	(87,448	)(oo)	(118,633	)(oo)	(91,703	)(oo)	(237,260	)(oo)	(40,898	)(oo)	922,172		(1,538,714)

Net (loss) income attributable to common shareholders	$(630,355	)(pp)	$(467,460	)(pp)	$(787,031	)(pp)	$(1,067,695	)(pp)	$(825,323	)(pp)	$(2,135,341	)(pp)	$(368,083	)(pp)	$(301,417)		(19,260,264)

Pro Forma EPS Shares will not be known until the filing date

See Notes to Unaudited Pro Forma Combined Consolidated Statement of Operations

NEXPOINT RESIDENTIAL TRUST, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013

	Pro Forma Adjustments for Under Contract Acquisitions
	Cornerstone Apartments (r)		McMillan Place (s)		North Dallas 3 Portfolio (t)		Barrington Mill (u)		Under Contract Acquisitions Other Adjustments		Under Contract Acquisitions Pro Forma Total	Pro Forma Total
Revenues
Rental income	$2,730,501		$2,749,724		$5,702,102		$5,226,310		$—		$16,408,637	$91,607,856
Other	230,231		270,570		619,675		865,485		—		1,985,961	10,517,371

Total Revenues	2,960,732		3,020,294		6,321,777		6,091,795		—		18,394,598	102,125,227

Operating Expenses
Depreciation and amortization	1,927,283	(v)	1,174,767	(v)	2,658,417	(v)	3,453,150	(v)	—		9,213,617	45,754,791
Property operating expenses	878,980		967,861		2,499,567		2,205,963		—		6,552,371	37,249,167
Acquisition costs	482,826		588,576		762,775		740,000		(2,574,177	)(w)	—	—
Real estate taxes and insurance	348,943		451,551		888,230		577,951		—		2,266,675	12,437,207
Property management, advisory, and asset management (related party)	113,687		113,145		218,726		188,828		—		634,386	3,624,918
General and administrative expenses	138,441		58,380		292,903		199,849		—		689,573	4,483,133
Advisory management fee	—		—		—		—		867,865	(qq)	867,865	3,437,754
Advisory reimbursement of operating expenses	—		—		—		—		—		—	4,180,000
Advisory administrative fee	—		—		—		—		173,573	(rr)	173,573	687,551

Total operating expenses	3,890,160		3,354,280		7,320,618		7,365,741		(1,532,739)		20,398,060	111,854,521

Operating (loss) income	(929,428)		(333,986)		(998,841)		(1,273,946)		1,532,739		(2,003,462)	(9,729,294)
Other income (expense)
Interest expense	(1,044,395	)(kk)	(356,660	)(ll)	(881,716	)(mm)	(990,089	)(nn)	—		(3,272,860)	(16,346,006)

Net (loss) income	(1,973,823)		(690,646)		(1,880,557)		(2,264,035)		1,532,739		(5,276,322)	(26,075,300)

Net (loss) income attributable to noncontrolling interest	(197,382	)(oo)	(69,065	)(oo)	(188,056	)(oo)	(226,404	)(oo)	257,419		(423,487)	(1,962,201)

Net (loss) income attributable to common shareholders	$(1,776,441	)(pp)	$(621,581	)(pp)	$(1,692,501	)(pp)	$(2,037,632	)(pp)	$1,275,320		$(4,852,835)	$(24,113,099)

Pro Forma EPS Shares will not be known until the filing date

See Notes to Unaudited Pro Forma Combined Consolidated Statement of Operations

NEXPOINT RESIDENTIAL TRUST, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

			Pro Forma Adjustments for Closed Acquisitions
	NexPoint Residential Trust, Inc. (Historical) (a)	Freedom REIT Contribution (Group Historical) (c)	Texas Portfolio (e)		The Grove at Alban (f.k.a. Overlook Manor) (f)		Willowdale Crossing (g)		Edgewater at Sandy Springs (h)		Nashville Portfolio (i)		Jacksonville/ Tampa Portfolio (j)
Revenues
Rental income	$—	$20,344,820	$1,417,677		$745,066		$1,885,657		$3,461,474		$4,853,368		$8,609,200
Other	—	2,387,162	159,031		85,506		191,512		546,737		543,236		956,420

Total Revenues	—	22,731,982	1,576,708		830,572		2,077,169		4,008,211		5,396,604		9,565,620

Operating Expenses
Depreciation and amortization	—	11,425,607	320,063	(v)	111,117	(v)	475,638	(v)	958,940	(v)	1,160,524	(v)	1,717,545	(v)
Property operating expenses	—	6,471,191	797,867		236,703		498,638		1,808,894		2,187,239		4,248,908
Acquisitions costs	—	6,352,836	—		—		—		—		—		—
Real estate taxes and insurance	—	3,073,585	195,009		102,522		404,842		231,328		691,884		1,120,967
Property management, advisory, and asset management (related party)	—	1,445,446	49,226		23,220		60,278		212,417		167,573		382,622
General and administrative expenses	—	1,246,872	34,146		29,631		124,619		230,291		226,174		494,283
Advisory management fee	—	—	—		—		—		—		—		—
Advisory reimbursement of operating expenses	—	—	—		—		—		—		—		—
Advisory administrative fee	—	—	—		—		—		—		—		—

Total operating expenses	—	30,015,537	1,396,311		503,193		1,564,015		3,441,870		4,433,394		7,964,325

Operating (loss) income	—	(7,283,555)	180,397		327,379		513,154		566,341		963,210		1,601,295
Other income (expense)
Interest expense	—	(4,116,164)	(251,946	)(x)	(89,460	)(y)	(319,214	)(z)	(563,723	)(aa)	(768,577	)(bb)	(1,095,223	)(cc)

Net (loss) income	—	(11,399,719)	(71,549)		237,919		193,940		2,618		194,633		506,072

Net (loss) income attributable to noncontrolling interest	—	(1,370,052)	(7,155	)(oo)	56,339	(oo)	38,788	(oo)	262	(oo)	19,463	(oo)	50,607	(oo)

Net (loss) income attributable to common shareholders	$—	$(10,029,667)	$(64,394	)(pp)	$181,580	(pp)	$155,152	(pp)	$2,356	(pp)	$175,170	(pp)	$455,465	(pp)

Pro Forma EPS Shares will not be known until the filing date

See Notes to Unaudited Pro Forma Combined Consolidated Statement of Operations

NEXPOINT RESIDENTIAL TRUST, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

	Pro Forma Adjustments for Closed Acquisitions
	Belmont at Duck Creek (k)		Timber Creek (l)		Radbourne Lake (m)		Sabal Palm at Lake Buena Vista (n)		Regatta Bay (o)		Atlanta Portfolio (p)		Steeplechase Apartments (q)		Closed Acquisitions Other Adjustments		Closed Acquisitions Pro Forma Total
Revenues
Rental income	$1,638,022		$221,509		$1,725,987		$3,433,702		$1,809,609		$6,406,831		$1,218,106		$—		$57,771,028
Other	203,425		26,433		152,150		303,884		255,284		807,788		125,151		—		6,743,719

Total Revenues	1,841,447		247,942		1,878,137		3,737,586		2,064,893		7,214,619		1,343,257		—		64,514,747

Operating Expenses
Depreciation and amortization	462,319	(v)	314,850	(v)	635,425	(v)	1,141,738	(v)	432,588	(v)	1,401,701	(v)	281,225	(v)	(6,750,500	)(uu)	14,088,780
Property operating expenses	524,709		74,497		462,994		692,163		648,347		2,814,224		359,400		—		21,825,774
Acquisitions costs	—		—		—		—		—		—		—		(6,352,836	)(w)	—
Real estate taxes and insurance	323,434		27,196		186,542		382,991		386,259		696,655		95,145		—		7,918,359
Property management, advisory, and asset management (related party)	55,433		9,529		58,348		148,510		65,904		252,539		51,537		(745,500	)(tt)	2,237,082
General and administrative expenses	54,151		11,250		67,435		42,839		92,832		334,366		61,341		—		3,050,230
Advisory management fee	—		—		—		—		—		—		—		1,927,417	(qq)	1,927,417
Advisory reimbursement of operating expenses	—		—		—		—		—		—		—		3,135,000	(ss)	3,135,000
Advisory administrative fee	—		—		—		—		—		—		—		385,484	(rr)	385,484

Total operating expenses	1,420,046		437,322		1,410,744		2,408,241		1,625,930		5,499,485		848,648		(8,400,935)		54,568,126

Operating (loss) income	421,401		(189,380)		467,393		1,329,345		438,963		1,715,134		494,609		8,400,935		9,946,621
Other income (expense)
Interest expense	(412,832	)(dd)	(316,227	)(ee)	(309,518	)(ff)	(635,787	)(gg)	(487,359	)(hh)	(812,097	)(ii)	(249,222	)(jj)	—		(10,427,349)

Net (loss) income	8,569		(505,607)		157,875		693,558		(48,396)		903,037		245,387		8,400,935		(480,728)

Net (loss) income attributable to noncontrolling interest	857	(oo)	(50,561	)(oo)	15,788	(oo)	69,356	(oo)	(4,840	)(oo)	90,304	(oo)	24,539	(oo)	1,636,913		570,608

Net (loss) income attributable to common shareholders	$7,712	(pp)	$(455,046	)(pp)	$142,088	(pp)	$624,202	(pp)	$(43,556	)(pp)	$812,733	(pp)	$220,848	(pp)	$6,764,022		$(1,051,336)

Pro Forma EPS Shares will not be known until the filing date

See Notes to Unaudited Pro Forma Combined Consolidated Statement of Operations

NEXPOINT RESIDENTIAL TRUST, INC.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014

	Pro Forma Adjustments for Under Contract Acquisitions
	Cornerstone Apartments (r)		McMillan Place (s)		North Dallas 3 Portfolio (t)		Barrington Mill (u)		Under Contract Acquisitions Other Adjustments	Under Contract Acquisitions Pro Forma Total	Pro Forma Total
Revenues
Rental income	$2,678,754		$2,129,334		$4,537,569		$4,268,411		$—	$13,614,068	$71,385,096
Other	323,894		237,707		537,729		608,997		—	1,708,327	8,452,046

Total Revenues	3,002,648		2,367,041		5,075,298		4,877,408		—	15,322,395	79,837,142

Operating Expenses
Depreciation and amortization	774,963	(v)	452,075	(v)	1,130,563	(v)	1,229,363	(v)	—	3,586,964	17,675,744
Property operating expenses	800,257		754,468		1,769,393		1,719,369		—	5,043,487	26,869,261
Acquisitions costs	—		—		—		—		—	—	—
Real estate taxes and insurance	315,453		326,201		696,198		481,617		—	1,819,469	9,737,828
Property management, advisory, and asset management (related party)	114,012		87,452		166,792		152,468		—	520,724	2,757,806
General and administrative expenses	109,627		37,989		153,033		144,050		—	444,699	3,494,929
Advisory management fee	—		—		—		—		650,899 (qq)	650,899	2,578,316
Advisory reimbursement of operating expenses	—		—		—		—		—	—	3,135,000
Advisory administrative fee	—		—		—		—		130,179 (rr)	130,179	515,663

Total operating expenses	2,114,312		1,658,185		3,915,979		3,726,867		781,078	12,196,421	66,764,547

Operating (loss) income	888,336		708,856		1,159,319		1,150,541		(781,078)	3,125,974	13,072,595
Other income (expense)
Interest expense	(783,296	)(kk)	(262,183	)(ll)	(664,214	)(mm)	(742,567	)(nn)	—	(2,452,260)	(12,879,609)

Net (loss) income	105,040		446,673		495,105		407,974		(781,078)	673,714	192,986

Net (loss) income attributable to noncontrolling interest	10,504	(oo)	44,667	(oo)	49,511	(oo)	40,797	(oo)	—	145,479	716,087

Net (loss) income attributable to common shareholders	$94,536	(pp)	$402,006	(pp)	$445,595	(pp)	$367,177	(pp)	$(781,078)	$528,235	$(523,101)

Pro Forma EPS Shares will not be known until the filing date

See Notes to Unaudited Pro Forma Combined Consolidated Statement of Operations

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(a)	The Company was formed on September 19, 2014 and has had no operations since formation.

(b)	Historical financial information derived from Freedom’s combined consolidated carve out financial statements for the year ended December 31, 2013 which includes the activity of The Miramar Apartments from the acquisition date of October 31, 2013.

(c)	Historical financial information derived from Freedom’s combined consolidated carve out financial statements for the nine months ended September 30, 2014 which includes the activity of the following properties from their respective acquisition dates:

• Texas Portfolio (1/31/14)	• The Grove at Alban [f.k.a. Overlook Manor] (3/10/14)
• Willowdale Crossing (5/15/14)	• Edgewater at Sandy Springs (7/18/14)
• Nashville Portfolio (7/21/14)	• Jacksonville/Tampa Portfolio (8/20/14)
• Belmont at Duck Creek (9/30/14)	• Timber Creek (9/30/14)
• Radbourne Lake (9/30/14)

(d)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of The Miramar Apartments as if this asset had been acquired by and contributed or transferred from the Fund on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations prior to the acquisition by the Company. Pro forma adjustments to historical results were an increase to depreciation and amortization by $418,736.

(e)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of the following seven properties purchased as a portfolio (Texas Portfolio), as if the assets had been acquired by and contributed or transferred from the Fund on January 1, 2013:

• Arbors on Forest Ridge	• Silverbrook
• Cutters Point	• Timberglen
• Eagle Crest	• Toscana
• Meridian

Adjustments were derived directly from the properties actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $6,888,750 and $320,063, respectively, and increasing interest expense $3,068,174 and $251,946, respectively.

(f)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of The Grove at Alban (f.k.a. Overlook Manor) as if this asset had been acquired by and contributed or transferred from the Fund on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $1,462,700 and $111,117, respectively, and increasing interest expense $545,186 and $89,460, respectively.

(g)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of Willowdale Crossing as if this asset had been acquired by and contributed or transferred from the Fund on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $2,440,367 and $475,638, respectively, and increasing interest expense $865,999 and $319,214, respectively.

(h)

Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of Edgewater at Sandy Springs as if this asset had been acquired by and contributed or transferred from the

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2014

Fund on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $3,700,350 and $958,940, respectively, and increasing interest expense $1,060,317 and $563,723, respectively.

(i)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of the following four properties purchased as a portfolio (Nashville Portfolio), as if the assets had been acquired by and contributed or transferred from the Fund on January 1, 2013:

•	Beechwood Terrace
•	Willow Grove
•	Woodbridge
•	Abbington Heights

Adjustments were derived directly from the properties actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $3,489,100 and $1,160,524, respectively, and increasing interest expense $1,439,853 and $768,577, respectively.

(j)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of the following seven properties purchased as a portfolio (Jacksonville/Tampa Portfolio), as if the assets had been acquired by and contributed or transferred from the Fund on January 1, 2013:

•	Sabal Park
•	Courtney Cove
•	Colonial Forest
•	Park at Blanding
•	Park at Regency
•	Victoria Park
•	Wood Forest

Adjustments were derived directly from the properties actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $4,959,967 and $1,717,545, respectively, and increasing interest expense $1,720,698 and $1,095,223, respectively.

(k)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of Belmont at Duck Creek as if this asset had been acquired by and contributed or transferred from the Fund on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $1,052,425 and $462,319, respectively, and increasing interest expense $557,190 and $412,832, respectively.

(l)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of Timber Creek as if this asset had been acquired by and contributed or transferred from the Fund on January 1, 2013. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $1,218,800 and $314,850, respectively, and increasing interest expense $430,403 and $316,227, respectively.

(m)

Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of Radbourne Lake as if this asset had been acquired by and contributed or transferred from the Fund on

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2014

January 1, 2013. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $1,499,233 and $635,425, respectively, and increasing interest expense $421,337 and $309,518, respectively.

(n)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of Sabal Palm at Lake Buena Vista as if this asset had been acquired by and contributed or transferred from the Fund on January 1, 2013. The Company acquired this asset on November 5, 2014. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $2,909,317 and $1,141,738, respectively, and increasing interest expense $864,673 and $635,787, respectively.

(o)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of Regatta Bay as if this asset had been acquired by and contributed or transferred from the Fund on January 1, 2013. The Company acquired this asset on November 4, 2014. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $1,290,783 and $432,588, respectively, and increasing interest expense $655,378 and $487,359, respectively.

(p)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of the following four properties purchased as a portfolio (Atlanta Portfolio), as if the assets had been acquired by and contributed or transferred from the Fund on January 1, 2013. The Company acquired these assets on October 16, 2014:

•	The Crossings at Holcomb Bridge
•	The Knolls
•	The Crossings
•	The Arbors

Adjustments were derived directly from the properties actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $4,201,933 and $1,401,701, respectively, and increasing interest expense $1,105,522 and $812,097, respectively.

(q)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of Steeplechase Apartments as if this asset had been acquired by and contributed or transferred from the Fund on January 1, 2013. The Company acquired this asset on December 18, 2014. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $866,967 and $281,225, respectively, and increasing interest expense $338,416 and $249,222, respectively.

(r)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of Cornerstone Apartments as if this asset had been acquired by and contributed or transferred from the Fund on January 1, 2013. The Company is expecting to acquire this asset in January 2015. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $1,927,283 and $774,963, respectively, and increasing interest expense $1,044,395 and $783,296, respectively.

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(s)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of McMillan Place as if this asset had been acquired by and contributed or transferred from the Fund on January 1, 2013. The Company is expecting to acquire this asset in January 2015. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $1,174,767 and $452,075, respectively, and increasing interest expense $356,660 and $262,183, respectively.

(t)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of the following three properties purchased as a portfolio (North Dallas 3 Portfolio), as if the assets had been acquired by and contributed or transferred from the Fund on January 1, 2013. The Company is expecting to acquire these assets in January 2015:

•	Dana Point
•	Heatherstone
•	Versailles

Adjustments were derived directly from the properties actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $2,658,417 and $1,130,563 respectively, and increasing interest expense $881,716 and $664,214, respectively.

(u)	Represents adjustments to historical operations of the Company to give effect to the purchase by Freedom of Barrington Mill as if this asset had been acquired by and contributed or transferred from the Fund on January 1, 2013. The Company is expecting to acquire this asset in February 2015. Adjustments were derived directly from the property’s actual results of operations for the year ended December 31, 2013 and nine months ended September 30, 2014. Pro forma adjustments to historical results were: increasing depreciation and amortization $3,453,150 and $1,229,363, respectively, and increasing interest expense $990,089 and $742,567, respectively.

(v)	Represents additional depreciation and amortization expense for the year ended December 31, 2013 and nine months ended September 30, 2014 based on the allocation of the purchase price. Depreciation expense is calculated using the straight-line method over the estimated useful life of 30 years for the building, 15 years for improvements and 3 years for furniture, fixtures and equipment. Amortization expense on intangible lease assets is recognized using the straight-line method over six months.

(w)	Acquisition expenses and fees for the year ended December 31, 2013 and nine months ended September 30, 2014 of $10,439,825 and $6,352,836, respectively, related to the acquisitions of interests noted above have been excluded due to their nature of being nonrecurring charges.

(x)	Represents interest expense incurred on $99,600,000 in mortgage loans combined on the properties within the Texas Portfolio which bear similar interest at variable interest rate of the Margin plus the one month LIBOR (2.9351 percent at January 1, 2013) and matures on February 1, 2021 calculated as if the loans were originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $366,000 on a portfolio basis. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgages.

(y)

Represents interest expense incurred on an $18,720,000 mortgage loan on The Grove at Alban (f.k.a. Overlook Manor) which bears interest at a variable interest rate of the Margin plus the one month LIBOR (2.7451 percent at January 1, 2013) and matures on April 1, 2021 calculated as if the loan was originated

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2014

on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $64,000. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgage.

(z)	Represents interest expense incurred on a $32,800,000 mortgage loan on Willowdale Crossing which bears interest at a variable interest rate of the Margin plus the one month LIBOR (2.4751 percent at January 1, 2013) and matures on June 1, 2021 calculated as if the loan was originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $101,000. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgage.

(aa)	Represents interest expense incurred on a $43,550,000 mortgage loan on Edgewater at Sandy Springs which bears interest at a variable interest rate of the Margin plus the one month LIBOR (2.2951 percent at January 1, 2013) and matures on August 1, 2021 calculated as if the loan was originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $125,000. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgage.

(bb)	Represents interest expense incurred on $51,560,000 in mortgage loans combined on the properties within the Nashville Portfolio. Three of the properties bear similar interest at a variable interest rate of the Margin plus the one month LIBOR (2.2984 percent at January 1, 2013) and matures on August 1, 2021. Interest expense is calculated as if the loans were originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $118,000 for these three properties in the portfolio. The final property, Abbington Heights, bears interest at a fixed interest rate of 3.790% and matures on September 1, 2022. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgages.

(cc)	Represents interest expense incurred on $69,222,000 in mortgage loans combined on the properties within the Jacksonville/Tampa Portfolio. Six of the properties bear similar interest at a variable interest rate of the Margin plus the one month LIBOR (2.3368 percent at January 1, 2013) and mature on September 1, 2021. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $143,000 for these six properties in the portfolio. The final property, Victoria Park, bears interest at a variable interest rate of the Margin plus the one month LIBOR and matures on October 1, 2021. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $57,000. Interest expense is calculated as if the loans were originated on January 1, 2013. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgages.

(dd)	Represents interest expense incurred on an $11,558,456 mortgage loan on Belmont at Duck Creek which bears interest at a fixed interest rate of 4.68% and matures on September 1, 2018 calculated as if the loan was originated on January 1, 2013. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgage.

(ee)	Represents interest expense incurred on a $19,482,000 mortgage loan on Timber Creek which bears interest at a variable interest rate of the Margin plus the one month LIBOR (2.0251 percent at January 1, 2013) and matures on October 1, 2024 calculated as if the loan was originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $49,000. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgage

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2014

(ff)	Represents interest expense incurred on a $19,213,000 mortgage loan on Radbourne Lake which bears interest at a variable interest rate of the Margin plus the one month LIBOR (2.0151 percent at January 1, 2013) and matures on October 1, 2024 calculated as if the loan was originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $48,000. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgage.

(gg)	Represents interest expense incurred on a $37,680,000 mortgage loan on Sabal Palm at Lake Buena Vista which bears interest at a variable interest rate of the Margin plus the one month LIBOR (2.0151 percent at January 1, 2013) and matures on December 1, 2024 calculated as if the loan was originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $95,000. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgage.

(hh)	Represents interest expense incurred on a $13,188,714 mortgage loan on Regatta Bay which bears interest at a fixed interest rate of 4.85% and matures on August 1, 2050 calculated as if the loan was originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $80,000. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgage.

(ii)	Represents interest expense incurred on $50,500,000 in mortgage loans combined on the properties within the Atlanta Portfolio which bear similar interest at variable interest rate of the Margin plus the one month LIBOR (1.8726 percent at January 1, 2013) and mature on November 1, 2024 calculated as if the loans were originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $122,000 for these four properties in the portfolio. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgages.

(jj)	Represents interest expense incurred on a $13,600,000 mortgage loan on Steeplechase Apartments which bears interest at a variable interest rate of the Margin plus the one month LIBOR (2.3151 percent at January 1, 2013) and matures on December 1, 2024 calculated as if the loan was originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $39,000. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgage.

(kk)	Represents interest expense incurred on expected assumed debt of $18,000,000 mortgage loan and supplemental financing of $5,300,000 on Cornerstone Apartments which is expected bear interest at a fixed rate of 4.09% & 5.39% respectively and are expected to mature on March 1, 2023 & January 1, 2023 respectively calculated as if the loans were originated on January 1, 2013. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgages.

(ll)	Represents interest expense incurred on an expected $15,738,000 mortgage loan on McMillan Place which is expected to bear interest at a variable interest rate of the Margin plus the one month LIBOR and is expected to mature in January 2025. Interest was calculated as if the loan was originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $42,000. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgage.

(mm)

Represents interest expense incurred on an expected $38,550,000 in mortgage loans combined on the North Dallas 3 Portfolio which is expected bear similar interest at variable interest rate of the Margin plus

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2014

the one month LIBOR and is expected to mature in January 2022. Interest was calculated as if the loan was originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $104,000. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgages.

(nn)	Represents interest expense incurred on an expected $43,500,000 mortgage loan on Barrington Mill which is expected to bear interest at a variable interest rate of the Margin plus the one month LIBOR and is expected to mature in February 2022. Interest was calculated as if the loan was originated on January 1, 2013. The effect of a 1/8 change in the assumed interest rate could change the interest expense incurred by approximately $116,000. Interest expense on the lender fees has been recognized using the straight-line method over the life of the remaining term of the mortgages.

(oo)	Represents the noncontrolling interest in the consolidated property’s pro forma net (loss) income.

(pp)	Represents the Company’s interest in the consolidated property’s pro forma net (loss) income.

(qq)	In accordance with the Advisory Agreement that is expected to be in effect following the Spin-Off, the Company will pay NexPoint Real Estate Advisors (the “Adviser”) a management fee of 1.00% on Average Real Estate Assets to manage the Company’s portfolio and make all investment management decisions, which will include a cap on the fee, as defined. “Average Real Estate Assets” means the average of the aggregate book value of real estate assets before reserves for depreciation or other non-cash reserves, computed by taking the average of the book value of real estate assets at the end of each month (or partial month) (i) for which any fee under the Advisory Agreement is calculated or (ii) during the year for which any expense reimbursement under the Advisory Agreement is calculated. Real estate assets is defined broadly in the Advisory Agreement to include, among other things, investments in real estate-related securities and mortgages and reserves for capital expenditures. Other adjustments represent an estimate of the management fee. Pro forma adjustments included for the year ended December 31, 2013 and nine months ended September 30, 2014 were $3,437,754 and $2,578,316, respectively.

(rr)	In accordance with the Advisory Agreement that is expected to be in effect following the Spin-Off, the Company will pay the Adviser an administrative fee of 0.20% on Average Real Estate Assets to provide certain administrative services to the Company, which will include a cap on the fee, as defined. Other adjustments represents an estimate of the administrative fee. Pro forma adjustments included for the year ended December 31, 2013 and nine months ended September 30, 2014 were $687,551 and $515,663, respectively.

(ss)	Advisory general and administrative expenses are anticipated to be $4,180,000 in the first year after the Spin-Off, consisting of out-of-pocket and reimbursement of expenses. The reimbursement of expenses, stock based compensation granted under any Company equity compensation plan, administrative fees and management fees will not exceed 1.5% of Average Real Estate Assets per calendar year. This limitation will not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with extraordinary litigation and mergers and acquisitions and other events outside the Company’s ordinary course of business. These amounts were determined based on the experience of our management team and discussions with outside service providers, consultants and advisors. These fees are expected to be part of a new advisory agreement following the Spin-Off. Other adjustments represents an estimate of the expenses. Pro forma adjustments included for the year ended December 31, 2013 and the nine months ended September 30, 2014 were $4,180,000 and $3,135,000.

(tt)

The properties incurred an advisory and administrative services fee that has been pushed down from the Fund. These fees represent amounts that are expected to be charged through the fees mentioned above in notes (qq), (rr), and (ss), and therefore have been excluded from the pro forma. The amounts excluded for

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2014

the year ended December 31, 2013 and for the nine months ended September 30, 2014 are $18,974 and $745,500, respectively.

(uu)	Represents adjustments for the amortization of intangible lease assets related to historical operations of Freedom and reflected as if the assets had been contributed or transferred from the Fund on January 1, 2013.

(vv)	The following schedule summarizes the pro forma adjustments to the historical results of the acquired properties that are reflected in the unaudited pro forma combined consolidated statements of operations:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Increases to depreciation and amortization—footnote (v)	$36,399,428	$9,413,673
Increases to interest expense—footnotes (x—jj)	13,073,146	6,311,185

Net effect of closed acquisitions pro forma property column adjustments	49,472,574	15,724,858

Decreases to intangile lease assets—footnote (uu)	—	(6,750,500)
Acquisition costs excluded—footnote (w)	(7,865,648)	(6,352,836)
Advisory and administrative fees excluded—footnote (tt)	(18,974)	(745,500)
Advisory management fee—footnote (qq)	2,569,889	1,927,417
Advisory reimbursement of operating expenses—footnote (ss)	4,180,000	3,135,000
Advisory administrative fee—footnote (rr)	513,978	385,484

Net effect of closed acquisitions pro forma other adjustments column	(620,755)	(8,400,935)

Net effect of total closed acquisitions pro forma adjustments	$48,851,819	$7,323,923

The following schedule summarizes the pro forma adjustments to the historical results of the under contract properties that are reflected in the unaudited pro forma combined consolidated statements of operations:

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Increases to depreciation and amortization—footnote (v)	$9,213,617	$3,586,964
Increases to interest expense—footnotes (kk—nn)	3,272,860	2,452,260

Net effect of under contract acquisitions pro forma property column adjustments	12,486,477	6,039,224

Acquisition costs excluded—footnote (w)	(2,574,177)	—
Advisory management fee—footnote (qq)	867,865	650,899
Advisory administrative fee—footnote (rr)	173,573	130,179

Net effect of under contract acquisitions pro forma other adjustments column	(1,532,739)	781,078

Net effect of under contract acquisitions total pro forma adjustments	$10,953,738	$6,820,302

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Management and Stockholder

NexPoint Residential Trust, Inc.:

We have audited the accompanying consolidated balance sheet of NexPoint Residential Trust, Inc., and subsidiaries (collectively, the “Company”) as of December 31, 2014. This consolidated financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit of the financial statement includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of NexPoint Residential Trust, Inc. and subsidiaries as of December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas

January 9, 2015

NEXPOINT RESIDENTIAL TRUST, INC.

CONSOLIDATED BALANCE SHEET

December 31, 2014

ASSETS
Cash	$22,000

TOTAL ASSETS	$22,000

LIABILITIES
Due to affiliates	20,000

TOTAL LIABILITIES	20,000

STOCKHOLDER’S EQUITY
Common stock, $.01 par value; 200,000 shares authorized, 100 shares issued and outstanding	$1
Additional paid-in capital	1,999

TOTAL STOCKHOLDER’S EQUITY	$2,000

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$22,000

See Notes to Consolidated Balance Sheet

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2014

1. Organization and Description of Business

NexPoint Residential Trust, Inc. (the “Company”) was incorporated on September 19, 2014, and is wholly-owned by NexPoint Credit Strategies Fund (the “Fund”). As of December 31, 2014, the Company has no operations. Substantially all of the Company’s business will be conducted through NexPoint Residential Trust Operating Partnership, L.P. (the “OP”). The Company’s subsidiary, NexPoint Residential Trust Operating Partnership GP, LLC is the sole general partner of the OP. The limited partner of the OP is the Company. The Company intends to file a registration statement on Form 10 with the Securities and Exchange Commission to effect the spin-off (“Spin-Off”) from the Fund so that the Company will become a publicly owned corporation. Immediately following the Spin-Off, the financial statements of the Company will include all of the assets and liabilities associated with the multifamily housing properties (“properties”) held indirectly by Freedom REIT, LLC (“Freedom”). Through a series of transactions, those properties will be distributed to the Fund and merged into a subsidiary of the Company as a part of the Spin-Off. The Fund will pay for the organization expenses and other costs related to the Spin-Off.

The Company will record the assets and liabilities associated with the multifamily properties involved in this spin-off at their respective historical carrying values at the time of spin-off in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 505-60, Spinoffs and Reverse Spinoffs. Certain properties included in this spin-off have interests owned by parties other than the Company that will be reflected at historical carrying values in the financial statements of the Company as “noncontrolling interests”, as required under accounting principles generally accepted in the United States of America (“GAAP”).

The Company’s investment objective is to maximize the cash flow and value of properties owned, acquire properties with cash flow growth potential, provide quarterly cash distributions and achieve long-term capital appreciation for its stockholders through increases in the value of our properties. Consistent with the Company’s policy to acquire assets for both income and capital gain, the Company intends to hold a majority interest in the properties for long-term appreciation, to engage in the business of directly or indirectly acquiring, owning, operating and selectively developing well-located Class A and B multifamily properties in large cities and suburban submarkets of large cities primarily in the Southeastern United States and Texas consistent with our investment objectives.

The Company may also participate with third parties in property ownership, through limited liability companies, funds or other types of co-ownership or acquire real estate or interests in real estate in exchange for the issuance of common stock, units, preferred stock or options to purchase stock. These types of investments may permit the Company to own interests in larger assets without unduly restricting diversification which provides flexibility in structuring the Company’s portfolio.

The Company may allocate up to approximately thirty percent of our portfolio to investments in real estate-related debt and securities with the potential for high current income or total returns. These allocations may include first and second mortgages, subordinated, bridge, mezzanine, construction and other loans, as well as debt securities related to or secured by real estate and common and preferred equity securities, which may include securities of other real estate investment trusts (“REIT”) or real estate companies.

2. Summary of Significant Accounting Policies

Basis of Accounting

The accompanying financial statement of the Company is prepared on the accrual basis of accounting in accordance with GAAP. The consolidated balance sheet includes the accounts of the Company and the OP. All

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2014

2. Summary of Significant Accounting Policies

Basis of Accounting (Continued)

inter-company balances and transactions are eliminated in consolidation. The financial statements of the Company’s subsidiaries are prepared using accounting polices consistent with those of the Company. In addition, the Company evaluates relationships with other entities to identify whether there are variable interest entities as required by FASB ASC 810, Consolidation, and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the financial statements in accordance with FASB ASC 810. A full set of financial statements have not been prepared as the company had no income or expenses or other financial activity except as noted in Note 3.

Use of Estimates

The preparation of the consolidated balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the balance sheet and accompanying notes. Actual results could differ from those estimates.

Income Taxes

The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, commencing with its first taxable year of operations as a separate public company. If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income tax on its taxable income that is distributed to its stockholders as long as it distributes at least 90% of its taxable income to its stockholders and meets certain tests regarding the nature of the Company’s income and assets. As a REIT, the Company will not be subject to federal income tax with respect to the portion of the Company’s income that meets certain criteria and is distributed annually to stockholders. The Company intends to operate in a manner that allows the Company to meet the requirements for taxation as a REIT, including creating taxable REIT subsidiaries to hold assets that generate income that would not be consistent with the rules applicable to qualification as a REIT if held directly by the REIT. If the Company were to fail to meet these requirements, it could be subject to federal income tax on the Company’s taxable income at regular corporate rates. The Company would not be able to deduct distributions paid to stockholders in any year in which it fails to qualify as a REIT. The Company will also be disqualified for the four taxable years following the year during which qualification was lost unless the Company is entitled to relief under specific statutory provisions.

Cash

Cash includes cash in bank accounts. The Company deposits cash with high quality financial institutions. These deposits are guaranteed by the Federal Deposit Insurance Company up to an insurance limit. At December 31, 2014, $20,000 of cash is held by the Company on behalf of an affiliate. The amount was transferred to the affiliate subsequent to year end.

Reportable Segment

The Company has determined it will have one reportable segment, with activities related to investing in and operating multifamily real estate. The Company’s investments in real estate will generate rental revenue and other income through the operation of the properties, which will comprise most of the total revenue. Management will evaluate the operating performance of the Company’s investments in real estate on an individual property level.

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2014

3. Stockholder’s Equity

Under the Company’s articles of incorporation, the total number of shares initially authorized for issuance was 200,000 shares of common stock at $0.01 par value per share. On September 19, 2014, the Company authorized and sold 100 shares of common stock to the Fund. The Company recorded a capital contribution of $1 and additional paid-in-capital of $1,999 on September 19, 2014.

The Company intends to submit a long-term incentive plan (“plan”) to our stockholders for approval at the first annual meeting of its stockholders. The plan will be designed to furnish incentives to officers, directors, consultants, affiliates and others who provide services to improve our operations and increase profits. Some of the types of awards that may be made under an award plan include unrestricted stock, restricted stock, restricted stock units, deferred stock units, stock appreciation rights, options, dividend equivalents or some other type of performance award. As of December 31, 2014, no awards have been made under any of these contemplated plans.

There will be restrictions on ownership of shares of the Company’s common stock, including prohibitions on any person owning more than 6.2% in value or in number, whichever is more restrictive, of the outstanding shares of the Company’s common stock.

4. Related Party Transactions

Property Management Fees

The Company expects the entities that own its properties to enter into management agreements with BH Management Services, LLC (“BH”), an affiliate of the noncontrolling interest holder in the properties held by Freedom, who will manage the Company’s multifamily properties. In addition to management fees, which are approximately three percent of the monthly gross income from each property managed, the Company may pay BH certain other fees, including (1) a fee of $15.00 per unit for the one time setup and inspection of properties, (2) a fee of 5%-6% of total project costs which shall be capitalized, and other owner approved fees at $55 per hour.

Advisory Fees and Reimbursements

In accordance with the Advisory Agreement that is expected to be in effect following the Spin-Off, the Company will pay NexPoint Real Estate Advisors, L.P. (the “Adviser”), an affiliate of the Fund, an annual management fee equal to 1.00% of the Average Real Estate Assets. “Average Real Estate Assets” means the average of the aggregate book value of real estate assets before reserves for depreciation or other non-cash reserves, computed by taking the average of the book value of real estate assets at the end of each month (or partial month) (1) for which any fee under the Advisory Agreement is calculated or (2) during the year for which any expense reimbursement under the Advisory Agreement is calculated. Real estate assets is defined broadly in the Advisory Agreement to include, among other things, investments in real estate-related securities and mortgages and reserves for capital expenditures. The management fee will be payable monthly in arrears in cash, unless the Adviser elects, in its sole discretion, to receive all or a portion of the management fee in shares of common stock, subject to certain limitations.

In accordance with the Advisory Agreement, the Company will also pay the Adviser an administrative fee equal to 0.20% of the Average Real Estate Assets. The administrative fee will be payable monthly in arrears in cash, unless the Adviser elects, in its sole discretion, to receive all or a portion of the advisory fee in shares of common stock, subject to certain limitations. The management and administrative fees to be paid to the Adviser on the real estate assets that are owned or under contract upon completion of the Spin-Off are subject to a stipulated cap.

NEXPOINT RESIDENTIAL TRUST, INC.

NOTES TO CONSOLIDATED BALANCE SHEET

December 31, 2014

4. Related Party Transactions

Advisory Fees and Reimbursements (Continued)

Pursuant to the terms of the Advisory Agreement, the Company will reimburse the Adviser for all of its out-of-pocket expenses in performing its services in that capacity, including legal, accounting, financial, due diligence and other services that outside professionals or outside consultants would otherwise perform. The Company will also reimburse the Adviser for its pro rata share of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses incurred by the Adviser that relate to the operations of the Company. The Company will also reimburse the Adviser for any and all expenses (other than underwriters’ discounts) in connection with an offering, including, without limitation, legal, accounting, printing, mailing and filing fees and other documented offering expenses. It is anticipated that reimbursement of these expenses, stock-based compensation granted under any Company equity compensation plan, administrative fees and the management fees payable to the Adviser will not exceed 1.5% of Average Real Estate Assets per calendar year (or part thereof that the Advisory Agreement is in effect). The cap does not limit the reimbursement of expenses related to securities offerings. The cap also does not apply to legal, accounting, financial, due diligence and other service fees incurred in connection with mergers and acquisitions, extraordinary litigation or other events outside the Company’s ordinary course of business or any out-of-pocket acquisitions or due diligence expenses incurred in connection with the acquisition or disposition of real estate assets.

Our Adviser will enter into a Shared Services Agreement with Highland Capital Management, L.P. (“Highland”), an affiliate of the Fund, pursuant to which Highland will provide research and operational support to our Adviser, including services in connection with the due diligence of actual or potential investments, the execution of investment transactions approved by our Adviser and certain back office and administrative services.

5. Subsequent Events

The Company has evaluated subsequent events through January 9, 2015, the date which this consolidated financial statement was available to be issued, and has determined that there have not been any events that have occurred that would require adjustments to, or disclosures in, the consolidated financial statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

NexPoint Credit Strategies Fund:

We have audited the accompanying combined consolidated carve out balance sheet of Freedom REIT Contribution Group (the “Company”) as of December 31, 2013, the related combined consolidated carve out statements of operations, equity and cash flows for the year ended December 31, 2013. In connection with our audit of the combined consolidated carve out financial statements, we have also audited the related financial statement schedule III. The combined consolidated carve out financial statements and financial statement schedule III are the responsibility of the Company’s management. Our responsibility is to express an opinion on the combined consolidated carve out financial statements and financial statement schedule III based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined consolidated carve out financial statements referred to above present fairly, in all material respects, the financial position of Freedom REIT Contribution Group as of December 31, 2013, the results of their operations and their cash flows for the year ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule III, when considered in relation to the basic combined consolidated carve out financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ KPMG LLP

Dallas, Texas

September 28, 2014

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

COMBINED CONSOLIDATED CARVE OUT BALANCE SHEETS

	December 31, 2013	September 30, 2014 (Unaudited)
ASSETS
Operating Real Estate Investments
Land (including from VIEs of $0 and $97,530,000, respectively)	$1,580,000	$99,110,000
Buildings and improvements (including from VIEs of $0 and $360,341,782, respectively)	6,935,000	367,276,782
Intangible lease assets (including from VIEs of $0 and $12,593,000, respectively)	290,000	12,883,000
Construction in progress (including from VIEs of $0 and $5,508,757, respectively)	239,601	7,233,724
Furniture, fixtures, and equipment (including from VIEs of $0 and $3,970,000, respectively)	70,000	4,040,000

Total Gross Operating Real Estate Investments	9,114,601	490,543,506
Accumulated depreciation and amortization (including from VIEs of $0 and $11,029,408, respectively)	(141,746)	(11,567,353)

Total Net Operating Real Estate Investments	8,972,855	478,976,153
Cash and cash equivalents (including from VIEs of $0 and $7,062,338, respectively)	189,868	7,608,290
Restricted cash (including from VIEs of $0 and $36,136,747, respectively)	2,035,000	36,782,014
Accounts receivable (including from VIEs of $0 and $2,408,980, respectively)	7,385	2,416,550
Prepaid and other assets (including from VIEs of $0 and $2,858,171, respectively)	26,655	2,891,409
Deferred financing costs, net (including from VIEs of $0 and $3,984,816, respectively)	—	4,087,573

TOTAL ASSETS	$11,231,763	$532,761,989

LIABILITIES AND EQUITY
Mortgages payable (including from VIEs of $0 and $366,134,456, respectively)	$—	$372,134,456
Accounts payable and other accrued liabilities (including from VIEs of $0 and $7,411,467, respectively)	15,196	7,581,100
Security deposit liability (including from VIEs of $0 and $1,121,782, respectively)	26,000	1,149,082
Prepaid rents (including from VIEs of $0 and $710,583, respectively)	24,302	721,644
Due to affiliates	2,989	100,558

Total Liabilities	68,487	381,686,840

Invested equity	11,163,276	134,629,009
Noncontrolling interests	—	16,446,140

Total Equity	11,163,276	151,075,149

TOTAL LIABILITIES AND EQUITY	$11,231,763	$532,761,989

See Notes to Combined Consolidated Carve Out Financial Statements

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

COMBINED CONSOLIDATED CARVE OUT STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014 (Unaudited)
Revenues
Rental income	$283,864	$20,344,820
Other	32,323	2,387,162

Total revenues	316,187	22,731,982

Expenses
Property operating expenses	121,559	6,471,191
Acquisition costs	136,544	6,352,836
Real estate taxes and insurance	35,770	3,073,585
Property management, advisory and asset management (related parties)	34,635	1,445,446
General and administrative expenses	15,951	1,246,872
Depreciation and amortization	141,746	11,425,607

Total expenses	486,205	30,015,537

Operating loss	(170,018)	(7,283,555)
Interest expense	—	(4,116,164)

Net loss	(170,018)	(11,399,719)

Net loss attributable to noncontrolling interest	—	(1,370,052)

Net loss attributable to invested equity	$(170,018)	$(10,029,667)

Other comprehensive loss
Net changes related to interest rate cap valuations	—	(62,188)

Other comprehensive loss	—	(11,461,907)
Comprehensive loss attributable to noncontrolling interest	—	(1,376,271)

Comprehensive loss attributable to invested equity	$(170,018)	$(10,085,636)

See Notes to Combined Consolidated Carve Out Financial Statements

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

COMBINED CONSOLIDATED CARVE OUT STATEMENTS OF EQUITY

	Invested Equity	Noncontrolling Interest	Total
Balances, January 1, 2013	$—	$—	$—
Contributions	11,333,294	—	11,333,294
Net loss	(170,018)	—	(170,018)

Balances, December 31, 2013	11,163,276	—	11,163,276
Contributions	141,036,133	18,029,104	159,065,237
Distributions	(7,484,764)	(206,693)	(7,691,457)
Accumulated other comprehensive loss	(55,969)	(6,219)	(62,188)
Net loss	(10,029,667)	(1,370,052)	(11,399,719)

Balances, September 30, 2014	$134,629,009	$16,446,140	$151,075,149

See Notes to Combined Consolidated Carve Out Financial Statements

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

COMBINED CONSOLIDATED CARVE OUT STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014 (Unaudited)
Cash flow from operating activities
Net loss	$(170,018)	$(11,399,719)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	141,746	11,425,607
Amortization of deferred financing fees	—	188,242
Change in fair value on derivative instruments	—	629,428
Noncash contributions	18,974	745,500
Changes in operating assets and liabilities:
Accounts receivable	(7,385)	(2,409,167)
Prepaid and other assets	9,114	(493,335)
Restricted cash	—	(5,733,012)
Accounts payable and other accrued liabilities	31,787	3,968,993
Due to affiliates	2,989	12,814

Net cash provided by (used in) operating activities	27,207	(3,064,649)

Cash flow from investing activities
Restricted cash	(2,035,000)	(29,014,002)
Investment in real estate property	(239,601)	(5,745,873)
Acquisitions of operating real estate investments	(8,877,058)	(449,441,587)

Net cash used in investing activities	(11,151,659)	(484,201,462)

Cash flow from financing activities
Mortgage proceeds received	—	349,507,000
Mortgage payments	—	(15,660)
Deferred financing fees paid	—	(4,275,815)
Interest rate cap fees paid	—	(1,159,272)
Distributions to noncontrolling interest	—	(206,693)
Distributions	—	(7,484,764)
Contributions from noncontrolling interest	—	18,029,104
Contributions	11,314,320	140,290,633

Net cash provided by financing activities	11,314,320	494,684,533

Net increase in cash and cash equivalents	189,868	7,418,422
Cash and cash equivalents, beginning of period	—	189,868

Cash and cash equivalents, end of period	$189,868	$7,608,290

Supplemental Cash Flow Information
Capitalized construction costs included in accounts payable and other accrued liabilities	$—	$1,163,495
Capitalized construction costs included in due to affiliates	—	84,755
Change in fair value on hedging derivative instruments	—	62,188
Net liabilities assumed from acquisitions	—	2,350,080
Assumed debt on acquisitions of operating real estate investments	—	22,643,116

See Notes to Combined Consolidated Carve Out Financial Statements

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

1. Organization and Description of Business

Freedom REIT Contribution Group (“Freedom Group”, the “Company”, “we”, or “our”) is engaged in the business of acquiring, owning, rehabilitating, operating and managing stabilized and income-producing multifamily housing property in select regions of the United States. We seek opportunistic real estate investments that have the opportunity for increased rental income and capital appreciation by employing a targeted value-add component to each property acquisition.

Freedom Group is not a legal entity, but rather the entire multifamily line of business of Freedom REIT, LLC (“Freedom”), which is a wholly-owned entity of NexPoint Credit Strategies Fund (the “Fund”). Freedom Group reflects the historical combination and consolidation of all completed multifamily acquisitions and related entities from January 1, 2013, with substantial operations commencing with Freedom’s initial acquisition on October 31, 2013, through September 30, 2014. At December 31, 2013 and September 30, 2014 (unaudited), Freedom Group has controlling interests in limited liability companies that have ownership of 1 and 25 multifamily properties, respectively.

The accompanying combined consolidated carve out financial statements and related notes thereto represent the combined consolidated carve out balance sheets, statements of operations, statements of equity, and statements of cash flows of the Freedom Group. The combined consolidated carve out financial statements have been prepared in accordance with Regulation S-X, Article 3 and Staff Accounting Bulletin (“SAB”) Topic 1-B. Certain assumptions and estimates were made in order to allocate a reasonable share of such expenses to the Freedom Group, so that the accompanying combined consolidated carve out financial statements reflect substantially all the costs of doing business. The allocations and related estimates and assumptions are described more fully in Note 8, “Related Party Transactions.” The Fund will pay for the organization expenses and other costs related to the spin-off as described below.

NexPoint Residential Trust, Inc. (“NXRT”) was incorporated on September 19, 2014, under the laws of the state of Maryland and is wholly-owned by the Fund. NXRT intends to file a registration statement on Form 10 with the Securities and Exchange Commission to effect a spin-off from the Fund so that NXRT will become a publicly owned corporation (the “Spin Off”). Immediately following the Spin-Off, the balance sheet of NXRT will include all of the assets and liabilities associated with the multifamily properties held by Freedom Group. Through a series of transactions, those properties will be distributed to the Fund and transferred or contributed into a subsidiary of NXRT as a part of the Spin-Off. NXRT will record the assets and liabilities associated with the multifamily properties involved in this Spin-Off at their respective historical carrying values at the time of Spin-Off in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 505-60, Spinoffs and Reverse Spinoffs. Certain properties included in this Spin-Off have interests owned by parties other than Freedom Group that will be reflected at historical carrying values in the consolidated financial statements of NXRT as “noncontrolling interests”, as required under accounting principles generally accepted in the United States (“GAAP”). NXRT intends to operate in a manner that will allow it to qualify, and to elect to be taxed, as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with its first taxable year of operations as a separate public company.

2. Summary of Significant Accounting Policies

Basis of Presentation

Freedom Group reflects the entire multifamily line of business of Freedom. The accompanying combined consolidated carve out financial statements have been prepared in conformity with GAAP and include the accounts of the Freedom Group and its subsidiaries, including ventures in which the company has a controlling

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

interest. All intercompany balances and transactions have been eliminated. The accompanying combined consolidated carve out financial statements include the combination of the Freedom Group and the consolidated multifamily properties.

Unaudited Interim Financial Information

The combined consolidated carve out financial statements as of and for the nine months ended September 30, 2014, are unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the combined consolidated carve out financial statements for this interim period have been included. The results of operations and cash flows for any interim period are not necessarily indicative of results for other interim periods or the full year.

Use of Estimates

The preparation of the combined consolidated carve out financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the combined consolidated carve out financial statements, and the reported amounts of revenues and expenses during the reporting period. It is at least reasonably possible that these estimates could change in the near term.

Real Estate Investments

Upon acquisition, in accordance with FASB ASC 805, Business Combinations, the purchase price of a property is allocated to land, building, improvements, furniture, fixtures, and equipment, and intangible lease assets. The purchase price allocation is based on management’s estimate of the property’s “as-if” vacant fair value, which is calculated by using all available information such as the replacement cost of such asset, appraisals, property condition reports, market data and other related information. The allocation of the purchase price to intangible lease assets represents the value associated with the in-place leases, which may include lost rent, leasing commissions, legal and other related costs, which the Company, as buyer of the property, did not have to incur to obtain the residents.

If any debt is assumed in an acquisition, the difference between the fair value and the face value of debt is recorded as a premium or discount and amortized to interest expense over the life of the debt assumed. Costs associated with the acquisition of a property, including acquisition fees paid, are expensed as incurred.

The results of operations for acquired properties are included in the combined consolidated carve out statements of operations from their respective acquisition dates.

Real estate assets, including land, building, improvements, furniture, fixtures and equipment, and intangible lease assets are stated at historical cost less accumulated depreciation and amortization. Costs associated with the development and improvement of the Company’s real estate assets are capitalized as incurred. Costs incurred in

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

making repairs and maintaining real estate assets are expensed as incurred. Real estate-related depreciation and amortization are computed on a straight-line basis over the estimated useful lives as described in the following table:

Land	Not depreciated
Building	30 years
Improvements	15 years
Furniture, fixtures, and equipment	3 years
Intangible lease assets	6 months

Impairment

Real estate assets that are determined to be held and used will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and the Company will evaluate the recoverability of such real estate assets based on estimated future cash flows and the estimated liquidation value of such real estate assets, and provide for impairment if such undiscounted cash flows are insufficient to recover the carrying amount of the real estate asset. If impaired, the real estate asset will be written down to its estimated fair value. For the year ended December 31, 2013, and the nine months ended September 30, 2014, the Company did not record any impairment charges related to real estate assets.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents may include cash and short-term investments. Short-term investments are stated at cost, which approximates fair value.

Restricted Cash

Restricted cash is comprised of amounts set aside for capital improvements and lender impound reserve accounts on the Company’s borrowings for escrow deposits and amounts set aside for real estate taxes and insurance.

Deferred Financing Costs

The Company defers costs incurred in obtaining financing and amortizes the costs over the terms of the related loans using the straight-line method, which approximates the effective interest method. Upon repayment of or in conjunction with a material change in the terms of the underlying debt agreement, any unamortized costs are charged to earnings. Deferred financing costs, net of amortization, of $0 and $4,087,573 are recorded on the accompanying combined consolidated carve out balance sheets at December 31, 2013 and September 30, 2014 (unaudited), respectively. Amortization of deferred financing costs of $0 and $188,242 are included in interest expense in the combined consolidated carve out statements of operations for the year ended December 31, 2013 and nine months ended September 30, 2014 (unaudited), respectively.

Noncontrolling Interest

Noncontrolling interests are comprised of the Company’s joint venture partners’ interests in the joint ventures in multifamily properties that the Company consolidates. The Company reports its joint venture partners’ interests in its consolidated real estate joint ventures and other subsidiary interests held by third parties as noncontrolling interests. The Company records these noncontrolling interests at their initial fair value, adjusting the basis prospectively for their share of the respective consolidated investments’ net income or loss and equity contributions and distributions. These

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

noncontrolling interests are not redeemable by the equity holders and are presented as part of permanent equity. Income and losses are allocated to the noncontrolling interest holder based on its economic ownership percentage.

Accounting for Joint Ventures

The Company first analyzes its investments in joint ventures to determine if the joint venture is a variable interest entity (a “VIE”) in accordance with FASB ASC 810, Consolidation, and if so, whether the Company is the primary beneficiary requiring consolidation. A VIE is an entity that has (i) insufficient equity to permit it to finance its activities without additional subordinated financial support or (ii) equity holders that lack the characteristics of a controlling financial interest. VIEs are consolidated by the primary beneficiary, which is the entity that has both the power to direct the activities that most significantly impact the entity’s economic performance and the obligation to absorb losses or the right to receive benefits from the entity that potentially could be significant to the entity. Variable interests in a VIE are contractual, ownership, or other financial interests in a VIE that change with changes in the fair value of the VIE’s net assets. The Company continuously reassesses at each level of the joint venture whether the entity is (i) a VIE, and (ii) if the Company is the primary beneficiary of the VIE. If an entity in which the Company holds a joint venture interest qualifies as a VIE and the Company is determined to be the primary beneficiary, the joint venture would be consolidated.

The following table represents the Company’s investments in joint ventures:

Properties	Location	Year Acquired	Effective Ownership Percentage at December 31, 2013	Effective Ownership Percentage at September 30, 2014 (unaudited)
The Miramar Apartments	Dallas, Texas	2013	100% (1)	100% (1)
Arbors on Forest Ridge	Bedford, Texas	2014	—	90%
Cutter’s Point	Richardson, Texas	2014	—	90%
Eagle Crest	Irving, Texas	2014	—	90%
Meridian	Austin, Texas	2014	—	90%
Silverbrook	Grand Prairie, Texas	2014	—	90%
Timberglen	Dallas, Texas	2014	—	90%
Toscana	Dallas, Texas	2014	—	90%
The Grove at Alban (f.k.a. Overlook Manor)	Frederick, Maryland	2014	—	76%
Willowdale Crossings	Frederick, Maryland	2014	—	80%
Edgewater at Sandy Springs	Atlanta, Georgia	2014	—	90%
Beechwood Terrace	Nashville, Tennessee	2014	—	90%
Willow Grove	Nashville, Tennessee	2014	—	90%
Woodbridge	Nashville, Tennessee	2014	—	90%
Abbington Heights	Antioch, Tennessee	2014	—	90%
Sabal Park	Tampa, Florida	2014	—	90%
Courtney Cove	Tampa, Florida	2014	—	90%
Colonial Forest	Jacksonville, Florida	2014	—	90%
Park at Blanding	Orange Park, Florida	2014	—	90%
Park at Regency	Jacksonville, Florida	2014	—	90%
Wood Forest	Daytona Beach, Florida	2014	—	90%
Victoria Park	Jacksonville, Florida	2014	—	90%
Radbourne Lake	Charlotte, North Carolina	2014	—	90%
Timber Creek	Charlotte, North Carolina	2014	—	90%
Belmont at Duck Creek	Garland, Texas	2014	—	90%

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

(1)	An unaffiliated party was entitled to a 15% residual interest in the economic returns of The Miramar Apartments after the Company received distributions equal to a stated annual preferred return and 100% of its invested capital. The unaffiliated party sold its 15% residual interest in the economic returns of The Miramar Apartments to the Company on November 10, 2014 for $300,000.

In connection with its indirect equity investments in the properties acquired in 2014, the Company holds an LLC membership interest in the operating partnerships. These entities are deemed to be variable interest entities as we have disproportionately few voting rights (in the form of substantive participating rights over all of the decisions that are made that most significantly affect economic performance) relative to our economic interests in the entities and substantially all of the activities of the entities are performed on our behalf. The Company is considered the primary beneficiary of these VIEs as no single party meets both criteria to be the primary beneficiary, and it is a member of the related party group that has both the power to direct the activities that most significantly impact economic performance of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. Within the related party group, the Company is the most closely associated to the VIE based on the purpose and design of the entity, the size of our ownership interests relative to the other investors, and the rights we hold with respect to the other investors’ equity interests, including our ability to preclude any transfers of their interests and ability to drag them along on the sale of our equity interest. All VIEs are consolidated in the Company’s financial statements. The assets of these VIEs can only be used to settle obligations of the VIEs, and the creditors of these entities have no recourse to other assets of the Company.

In connection with its indirect equity investment in The Miramar Apartments, the Company determined that it should be consolidated under the voting interests model. The other member of the operating partnership has no kick-out rights or substantive participating rights, as described in FASB ASC 810. The investment in The Miramar Apartments property is consolidated within the Company’s combined consolidated carve out financial statements.

Revenue Recognition

The Company’s operations consist of rental income earned from its residents under lease agreements with terms of one year or less. Rental income is recognized when earned. This policy effectively results in income recognition on the straight-line method over the related terms of the leases. Resident reimbursements and other income consist of charges billed to residents for utilities, carport and garage rental, pets, administrative, application and other fees and are recognized when earned.

Asset Management & Management Services

Management fee expenses are recognized when incurred in accordance with each management agreement, see additional disclosures at Note 8.

Allowance for Doubtful Accounts

Allowances for rental income receivables are established when management determines that collections of such receivables are doubtful. Balances are considered past due when payment is not received on the contractual due date. When management has determined that receivables are uncollectible, they are written off against the allowance for doubtful accounts.

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

Income Taxes

The Company is not a separate taxable entity. For purposes of these combined consolidated carve out financial statements, no provision for income taxes is presented for the Company’s financial statements as all the income generating properties are contained within limited liability companies that have elected pass through status for U.S. federal income tax purposes and the Company does not anticipate it will be required to record significant amounts of income tax expenses.

Subsequent to the Spin Off, NXRT plans to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). To qualify as a REIT, NXRT must distribute annually at least 90% of its adjusted taxable income, as defined in the Code, to its shareholders and satisfy certain other organizational and operating requirements. It is management’s current intention to adhere to these requirements and maintain the NXRT REIT status. As a REIT, NXRT generally will not be subject to federal income tax at the corporate level on the taxable income it distributes to its shareholders. Should NXRT fail to qualify as a REIT in any tax year, it may be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. The Company may be subject to certain state and local taxes on its income and property, and to federal income taxes and excise taxes on its undistributed taxable income.

Reportable Segment

Substantially all of the Company’s combined consolidated carve out net loss is from investments in real estate properties that the Company owns through LLCs. The Company evaluates operating performance on an individual property level and views its real estate assets as one industry segment and, accordingly, its properties are aggregated into one reportable segment.

Concentration of Credit Risk

The Company maintains cash balances with high quality financial institutions and periodically evaluates the creditworthiness of such institutions and believes that the Company is not exposed to significant credit risk. Cash balances may be in excess of the amounts insured by the Federal Deposit Insurance Corporation.

Fair Value Measurements

Fair value measurements are determined based on the assumptions that market participants would use in pricing an asset or liability. As a basis for considering market participant assumptions in fair value measurements, FASB ASC 820, Fair Value Measurement and Disclosures, establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy)

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

•	Level 2 inputs are inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates and yield curves that are observable at commonly quoted intervals.

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

•	Level 3 inputs are the unobservable inputs for the asset or liability, which are typically based on an entity’s own assumption, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on input from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. The Company utilizes an independent third party to perform the valuation analysis for each property acquisition and has established policies, as described above, processes and procedures intended to ensure that the valuation methodologies for investments are fair and consistent as of the measurement date.

3. Acquisitions

As of December 31, 2013, the Company had invested in one multifamily property – The Miramar Apartments. As of September 30, 2014 (unaudited), the Company has invested in a total of twenty-five multifamily properties as listed below (property descriptions including number of units and acreage are unaudited):

The Miramar Apartments

The property is located in Dallas, Texas, which is in the Dallas-Fort Worth metropolitan area. The property was built in 1983 and is a 314-unit, garden-style property situated on 6.2 acres. The property was purchased from an unrelated third party on October 31, 2013 for a purchase price of $8,875,000. The property was purchased with all cash on the date of acquisition, however on March 25, 2014 the Company obtained a mortgage note in the amount of $8,000,000 of which $6,000,000 has been funded as of September 30, 2014 (unaudited).

Arbors on Forest Ridge

The property is located in Bedford, Texas, which is in the Dallas-Fort Worth metropolitan area. The property was built in 1986 and consists of 210 units with 10 different floor plans ranging from a one bed/one bath with 592 square feet to a 882 square foot one bed/one bath and is situated on 8.91 acres. The property was purchased from an unrelated third party on January 31, 2014, for a purchase price of $12,805,000. The purchase of the property included executing a new loan in the amount of $10,244,000.

Cutter’s Point

The property is located in Richardson, Texas, which is in the Dallas-Fort Worth metropolitan area, and consists of 196 units with six different floor plans ranging from a one bed/one bath with 700 square feet to a 1,392 square foot three bed/two bath unit. The property was built in 1978 on 10.9 acres. The property was purchased from an unrelated third party on January 31, 2014, for a purchase price of $15,845,000. The purchase of the property included executing a new loan in the amount of $12,676,000.

Eagle Crest

The property is located in Irving, Texas, which is in the Dallas-Fort Worth metropolitan area, and consists of 447 units with 14 different floor plans ranging from a one bed/one bath with 701 square feet to a two bed/two

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

bath with 1,137 square feet. The property was built in 1982 on 17.9 acres. The property was purchased from an unrelated third party on January 31, 2014, for a purchase price of $27,325,000. The purchase of the property included executing a new loan in the amount of $21,860,000.

Meridian

The property sits southeast of the JJ Pickle Research Campus at the University of Texas at Austin, just north of the city of Austin. The property was built in 1985 on 6.6 acres and consists of 200 units with five different floor plans ranging from a one bed/one bath with 510 square feet to a two bed/two bath with 1,000 square feet. The property was purchased from an unrelated third party on January 31, 2014, for a purchase price of $12,300,000. The purchase of the property included executing a new loan in the amount of $9,840,000.

Silverbrook

The property is located in Grand Prairie, Texas, which is in the Dallas-Fort Worth metropolitan area. The property was built in 1982 on 27.9 acres. The property consists of 642 units with 12 different floor plans ranging from a one bed/one bath with 600 square feet to a three bed/two bath with 1,150 square feet. The property was purchased from an unrelated third party on January 31, 2014, for a purchase price of $30,400,000. The purchase of the property included executing a new loan in the amount of $24,320,000.

Timberglen

The property is located in Carrollton, Texas, which is in the Dallas-Fort Worth metropolitan area. The property was built in 1984 on 10.5 acres. The property consists of 304 units with 10 different floor plans ranging from a one bed/one bath with 512 square feet to a two bed/two and a half bath with 1,100 square feet. The property was purchased from an unrelated third party on January 31, 2014, for a purchase price of $16,950,000. The purchase of the property included executing a new loan in the amount of $13,560,000.

Toscana

The property is located in Carrollton, Texas, which is in the Dallas-Fort Worth metropolitan area. The property was built in 1986 on 4.0 acres. The property consists of 192 units with 10 different one bed/one bath floor plans ranging from 500 square feet to 700 square feet. The property was purchased from an unrelated third party on January 31, 2014, for a purchase price of $8,875,000. The purchase of the property included executing a new loan in the amount of $7,100,000.

The Grove at Alban (f.k.a. Overlook Manor)

The property is located in Frederick, Maryland, approximately 40 miles northwest of the Washington DC Central Business District and approximately 45 miles west of the Baltimore Central Business District. The property was built in 1986 and is situated on 16.7-acres. The property consists of 23 three-story apartment buildings that contain 290-units, 82 one bedroom/one bathroom units (820 square feet) and 208 two bedroom/one bathroom units (950 square feet). The property was purchased from an unrelated third party on March 10, 2014, for a purchase price of $23,050,000. The purchase of the property included executing a new loan in the amount of $18,720,000.

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

Willowdale Crossings

The property is located in Frederick, Maryland approximately 40 miles northwest of the Washington DC Central Business District and approximately 45 miles west of the Baltimore Central Business District. The property was built in 1984 and is situated on 21.4-acres. The property is a 432-unit multifamily garden-style property and consists of 32 three- and four-story apartment buildings. The property was purchased from an unrelated third party on May 15, 2014 for a purchase price of $41,000,000. The purchase of the property included executing a new loan in the amount of $32,800,000.

Edgewater at Sandy Springs

The property is located in Atlanta, Georgia and consists of 760 units with seven different floor plans ranging from a one bed/one bath with 565 square feet to a two bed/two bath with 1,250 square feet. The property was built in 1986 on 145.8 acres. The property was purchased from an unrelated third party on July 18, 2014 for a purchase price of $58,000,000. The purchase of the property included executing a new loan in the amount of $43,550,000.

Beechwood Terrace

The property is located in Nashville, Tennessee and consists of 300 units with 16 different floor plans ranging from a one bed/one bath with 700 square feet to a three bed/two and a half bath with 1,188 square feet. The property was built in 1984 on 37.5 acres. The property was purchased from an unrelated third party on July 21, 2014 for a purchase price of $21,400,000. The purchase of the property included executing a new loan in the amount of $17,120,000.

Willow Grove

The property is located in Nashville, Tennessee and consists of 244 units with 18 different floor plans ranging from a zero bed/one bath with 500 square feet to a three bed/two and a half bath with 1,395 square feet. The property was built in 1973 on 18.1 acres and renovated in 2009. The property was purchased from an unrelated third party on July 21, 2014 for a purchase price of $13,750,000. The purchase of the property included executing a new loan in the amount of $11,000,000.

Woodbridge

The property is located in Nashville, Tennessee and consists of 220 units with nine different floor plans ranging from a one bed/one bath with 824 square feet to a three bed/two and a half bath with 1,600 square feet. The property was built in 1980 on 18.6 acres. The property was purchased from an unrelated third party on July 21, 2014 for a purchase price of $16,000,000. The purchase of the property included executing a new loan in the amount of $12,800,000.

Abbington Heights

The property is located in Antioch, Tennessee, within the metropolitan area of Nashville. The property was built in 1986 and is a 274-unit, garden-style apartment complex situated on 20.3 acres. The property has 22 two- and three-story apartment buildings and a management/leasing office. The property was purchased from an unrelated third party on August 1, 2014 for a purchase price of $17,900,000. The purchase of the property included the assumption of existing debt in the amount of $10,640,000.

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

Sabal Park

The property is located in the city of Tampa, Florida, within the Tampa-St. Petersburg-Clearwater metropolitan area. The property was built in 1990 and is a 252-unit, garden-style apartment complex situated on 14.7 acres. The property has 15 two- and three-story apartment buildings, one clubhouse and one maintenance building. The property was purchased from an unrelated third party on August 20, 2014 for a purchase price of $19,050,000. The purchase of the property included executing a new loan in the amount of $14,287,000.

Courtney Cove

The property is located in the city of Tampa, Florida, within the Tampa-St. Petersburg-Clearwater metropolitan area. The property was built in 1981 and is a 324-unit, garden-style apartment complex situated on 13.5 acres. The property has 21 two-story apartment buildings and a clubhouse. The property was purchased from an unrelated third party on August 20, 2014 for a purchase price of $18,950,000. The purchase of the property included executing a new loan in the amount of $14,210,000.

Colonial Forest

The property is located in Jacksonville, Florida, approximately 15 minutes southwest of the central business district and consists of 174 units in 22 residential buildings with five different floor plans ranging from a one bed/one bath with 670 square feet to a three bed/two bath with 1,219 square feet. The property was built in 1969 on 10.3 acres. The property was purchased from an unrelated third party on August 20, 2014 for a purchase price of $5,500,000. The purchase of the property included executing a new loan in the amount of $4,125,000.

Park at Blanding

The property is located in Orange Park, Florida, approximately 25 minutes south-southwest of the Jacksonville, Florida central business district and consists of 117 units with three different floor plans ranging from a one bed/one bath with 930 square feet to a three bed/two bath with 1,070 square feet. The property was built in 1968 on 13.3 acres. The property contains 22 residential buildings in addition to a clubhouse and fitness center. The property was purchased from an unrelated third party on August 20, 2014 for a purchase price of $6,500,000. The purchase of the property included executing a new loan in the amount of $4,875,000.

Park at Regency

The property is located in Jacksonville, Florida, approximately 10 minutes east of the central business district and consists of 159 units in seven residential buildings with four different floor plans ranging from a one bed/one bath with 570 square feet to a two bed/two bath with 1,080 square feet. The property was built in 1985 on 11.8 acres. The property was purchased from an unrelated third party on August 20, 2014 for a purchase price of $8,300,000. The purchase of the property included executing a new loan in the amount of $6,225,000.

Wood Forest

The property is located in Daytona Beach, Florida, adjacent to the Volusia Mall and Daytona International Speedway. The property was built in 1985 on 11.9 acres and consists of 144 units in eight two-story residential buildings with five different floor plans ranging from a one bed/one bath with 595 square feet to a two bed/two bath unit with 1,138 square feet. The property was purchased from an unrelated third party on August 20, 2014

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

for a purchase price of $7,800,000. The purchase of the property included executing a new loan in the amount of $5,850,000.

Victoria Park

The property is located in Jacksonville, Florida and consists of 520 units in 25 two-and three-story residential buildings with 10 different floor plans ranging from a one bed/one bath with 550 square feet to a three bed/two bath unit with 1,440 square feet. The property was built over two phases in 1983 and 1986 on 14.0 acres. The property was purchased from an unrelated third party on September 15, 2014 for a purchase price of $26,200,000. The purchase of the property included executing a new loan in the amount of $19,650,000.

Radbourne Lake

The property is located in Charlotte, North Carolina and is a garden-style, multifamily apartment community. The property was built over two phases in 1990 and 1991, and consists of 225 units that are contained within 14 two- and three-story residential buildings. Units range from a one bed/one bath with 800 square feet to a three bed/two bath with 1,391 square feet. The property was purchased from an unrelated third party on September 30, 2014 for a purchase price of $24,250,000. The purchase of the property included executing a new loan in the amount of $19,213,000.

Timber Creek

The property is located in Charlotte, North Carolina and is a garden-style, multifamily property. The property was built in 1984 and has 352 units that are contained within 22 two-story residential buildings. Units range from a one bed/one bath with 407 square feet to a two bed/two bath with 847 square feet. The average unit size at Timber Creek is 706 square feet. The property was purchased from an unrelated third party on September 30, 2014 for a purchase price of $22,750,000. The purchase of the property included executing a new loan in the amount of $19,482,000.

Belmont at Duck Creek

The property is located in Garland, Texas, which is in the Dallas-Fort Worth metropolitan area. The garden-style property was constructed in 2000 and is situated on 13.5 acres. The property contains 240 units housed in three two-story buildings and seven four-story buildings. The property offers 134 one bedroom units, 98 two bedroom units, and 8 three bedroom units. The property was purchased from an unrelated third party on September 30, 2014 for a purchase price of $18,525,000. The purchase of the property included the assumption of existing debt with a carrying value of $11,558,456, which was adjusted to fair value of $11,987,456 through the purchase price allocation.

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

The following table provides summary information regarding the Company’s multifamily properties (unaudited):

Multifamily Property Name	Rentable Square Footage	Number of Units	Date Acquired	Average Effective Monthly Rent Per Unit (1)	% Occupied as of December 31, 2013 (2)		% Occupied as of September 30, 2014 (2)
The Miramar Apartments	183,100	314	10/31/2013	$533	94.3%		92.4%
Arbors on Forest Ridge	154,556	210	1/31/2014	$759		(3)	92.9%
Cutter’s Point	197,972	196	1/31/2014	$924		(3)	94.4%
Eagle Crest	395,951	447	1/31/2014	$741		(3)	93.7%
Meridian	148,200	200	1/31/2014	$791		(3)	97.0%
Silverbrook	526,138	642	1/31/2014	$728		(3)	90.8%
Timberglen	221,376	304	1/31/2014	$692		(3)	93.1%
Toscana	115,400	192	1/31/2014	$613		(3)	92.7%
The Grove at Alban (f.k.a Overlook Manor)	267,300	290	3/10/2014	$958		(3)	85.5%
Willowdale Crossings	411,800	432	5/15/2014	$1,007		(3)	86.6%
Edgewater at Sandy Springs	726,774	760	7/18/2014	$841		(3)	93.6%
Beechwood Terrace	271,728	300	7/21/2014	$759		(3)	91.7%
Willow Grove	229,140	244	7/21/2014	$681		(3)	95.9%
Woodbridge	246,840	220	7/21/2014	$837		(3)	92.7%
Abbington Heights	238,974	274	8/1/2014	$756		(3)	92.7%
Sabal Park	204,545	252	8/20/2014	$805		(3)	92.9%
Courtney Cove	224,958	324	8/20/2014	$669		(3)	93.8%
Colonial Forest	160,093	174	8/20/2014	$596		(3)	93.1%
Park at Blanding	116,410	117	8/20/2014	$743		(3)	88.9%
Park at Regency	134,253	159	8/20/2014	$713		(3)	96.2%
Wood Forest	118,392	144	8/20/2014	$686		(3)	97.9%
Victoria Park	449,276	520	9/15/2014	$663		(3)	94.4%
Radbourne Lake	246,599	225	9/30/2014	$946		(3)	91.6%
Timber Creek	248,391	352	9/30/2014	$682		(3)	98.8%
Belmont at Duck Creek	198,279	240	9/30/2014	$800		(3)	98.7%

	6,436,445	7,532

(1)	Average effective monthly rent per unit is equal to the average of (i) the contractual rent for commenced leases as of September 30, 2014 minus any tenant concession over the term of the lease, divided by (ii) the number of units under commenced leases as of September 30, 2014.
(2)	Percent occupied is calculated as (i) the number of units occupied at December 31, 2013 and September 30, 2014, divided by total number of units, expressed as a percentage.
(3)	Properties acquired in 2014

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

4. Real Estate Investments

As of December 31, 2013, the major components of the Company’s investments in multifamily properties consisted of only The Miramar Apartments. As of September 30, 2014, the major components of the Company’s investments in multifamily properties, were as follows (unaudited):

Property	Land	Building and Improvements	Intangible Lease Assets	Construction in Progress	Furniture, Fixtures and Equipment	Totals
The Miramar Apartments	$1,580,000	$6,935,000	$290,000	$1,724,967	$70,000	$10,599,967
Arbors on Forest Ridge	2,330,000	10,093,122	312,000	667,452	105,000	13,507,574
Cutter’s Point	3,330,000	12,080,644	352,000	703,361	130,000	16,596,005
Eagle Crest	5,450,000	21,060,662	654,000	486,039	265,000	27,915,701
Meridian	2,310,000	9,698,265	299,000	634,519	30,000	12,971,784
Silverbrook	4,860,000	24,284,691	793,000	411,600	555,000	30,904,291
Timberglen	2,510,000	13,948,840	408,000	189,196	125,000	17,181,036
Toscana	1,730,000	6,880,179	230,000	175,525	60,000	9,075,704
The Grove at Alban (f.k.a.
Overlook Manor)	3,640,000	18,578,719	796,000	386,139	55,000	23,455,858
Willowdale Crossings	4,650,000	35,041,051	1,172,000	365,041	190,000	41,418,092
Edgewater at Sandy Springs	14,290,000	41,068,225	1,930,000	427,922	775,000	58,491,147
Beechwood Terrace	1,390,000	19,571,251	409,000	118,970	45,000	21,534,221
Willow Grove	3,940,000	9,490,254	298,000	361,193	35,000	14,124,447
Woodbridge	3,650,000	11,998,852	334,000	98,726	30,000	16,111,578
Abbington Heights	1,770,000	15,677,734	400,000	45,915	60,000	17,953,649
Sabal Park	5,770,000	12,751,654	404,000	66,879	125,000	19,117,533
Courtney Cove	5,880,000	12,383,380	431,000	24,313	260,000	18,978,693
Colonial Forest	2,090,000	3,086,656	186,000	70,866	140,000	5,573,522
Park at Blanding	2,610,000	3,674,476	177,000	42,177	40,000	6,543,653
Park at Regency	2,620,000	5,330,899	220,000	31,146	130,000	8,332,045
Wood Forest	1,490,000	6,041,228	200,000	46,325	70,000	7,847,553
Victoria Park	5,610,000	19,634,000	701,000	155,453	255,000	26,355,453
Radbourne Lake	2,440,000	20,823,000	652,000	—	335,000	24,250,000
Timber Creek	11,260,000	10,641,000	799,000	—	50,000	22,750,000
Belmont at Duck Creek	1,910,000	16,503,000	436,000	—	105,000	18,954,000

	99,110,000	367,276,782	12,883,000	7,233,724	4,040,000	490,543,506
Accumulated depreciation and amortization	—	(4,304,075)	(6,847,167)	—	(416,111)	(11,567,353)

	$99,110,000	$362,972,707	$6,035,833	$7,233,724	$3,623,889	$478,976,153

Depreciation expense was $45,079 and $4,675,107 for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited), respectively.

Amortization expense related to the Company’s intangible lease assets was $96,667 and $6,750,500 for the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited), respectively.

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

Amortization expense related to the Company’s intangible lease assets for the period from October 1, 2014 through December 31, 2014 is expected to be $4,081,500 with the remainder of amortization expected to be $1,954,333 in 2015.

5. Pro Forma Financial Information (Unaudited)

The table below includes the following: (i) actual revenues and net income (loss) of Arbors on Forest Ridge, Cutter’s Point, Eagle Crest, Meridian, Silverbrook, Timberglen, Toscana, The Grove at Alban (f.k.a. Overlook Manor), Willowdale Crossings, Edgewater at Sandy Springs, Beechwood Terrace, Willow Grove, Woodbridge, Abbington Heights, Sabal Park, Courtney Cove, Colonial Forest, Park at Blanding, Park at Regency, Victoria Park, Wood Forest, Radbourne Lake, Timber Creek, and Belmont at Duck Creek (referred to as the “2014 acquisitions”) included in the Company’s combined consolidated carve out statements of operations for the nine months ended September 30, 2014; (ii) actual revenues and net income (loss) of The Miramar Apartments (referred to as the “2013 acquisition”) included in the Company’s combined consolidated carve out statements of operations for the year ended December 31, 2013 and nine months ended September 30, 2014; (iii) pro forma revenues and net income (loss) of the 2014 acquisitions, as if the date of each acquisition had been January 1, 2013; (iv) pro forma revenues and net income (loss) of the 2013 acquisition, as if the date of the acquisition had been January 1, 2013 and (v) pro forma revenues and net income (loss) of acquisitions made subsequent to September 30, 2014 (Note 10), The Crossings at Holcomb Bridge, The Knolls, The Crossings, The Arbors, Sabal Palm at Lake Buena Vista, Regatta Bay, and Steeplechase Apartments as if the date of the acquisitions had been January 1, 2013. The pro forma financial information is not intended to represent or be indicative of the Company’s combined consolidated carve out financial results that would have been reported had the acquisitions been completed at the beginning of the period presented and should not be taken as indicative of its future combined consolidated carve out financial results.

	Year Ended December 31, 2013	Nine Months Ended September 30, 2014
Actual
Total revenues	$316,187	$22,731,982
Net loss	(170,018)	(11,399,719)
Pro forma:
Total revenues (1)	83,730,629	64,514,747
Net loss (2)	(20,798,978)	(480,728)

(1)	The pro forma total revenues were adjusted to include incremental revenue of $83,414,442 and $41,782,765 for the year ended December 31, 2013 and the nine month period ended September 30, 2014, respectively. The incremental rental revenue was determined based on the acquired or under contract properties historical rental revenue and includes: (i) the incremental base rent adjustments calculated based on the terms of the acquired leases and presented on a straight-line basis and (ii) the incremental reimbursement and other revenue adjustments, which consist primarily of rental expense recoveries, and are determined based on the acquired customer’s historical reimbursement and other revenue
(2)	The pro forma net income (loss) was adjusted to

•	Exclude acquisition-related expenses of $7,865,648 and $6,352,836 for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

•	Includes depreciation, in-place lease amortization, and interest expenses of $49,472,574 and $8,974,358 for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.

•	Include affiliated fees of $7,244,893 and $4,702,401 for the year ended December 31, 2013 and the nine months ended September 30, 2014, respectively.

6. Debt

Mortgages Payable

No mortgage debt was held as of December 31, 2013. The following table contains summary information concerning the mortgage debt that is nonrecourse to the Company and encumbers the multifamily properties as of September 30, 2014 (unaudited):

Property		Type	Term (months)	Amortization (months)	Outstanding Principal	Interest Rate (1)	Maturity Date
The Miramar Apartments	(2)	Floating	60	360	$6,000,000	4.75%	3/25/2019
Arbors on Forest Ridge	(3)	Floating	84	360	10,244,000	2.88%	2/1/2021
Cutter’s Point	(3)	Floating	84	360	12,676,000	2.88%	2/1/2021
Eagle Crest	(3)	Floating	84	360	21,860,000	2.88%	2/1/2021
Meridian	(3)	Floating	84	360	9,840,000	2.88%	2/1/2021
Silverbrook	(3)	Floating	84	360	24,320,000	2.88%	2/1/2021
Timberglen	(3)	Floating	84	360	13,560,000	2.88%	2/1/2021
Toscana	(3)	Floating	84	360	7,100,000	2.88%	2/1/2021
Beechwood Terrace	(4)	Floating	84	360	17,120,000	2.23%	8/1/2021
Colonial Forest	(4)	Floating	84	360	4,125,000	2.31%	9/1/2021
Courtney Cove	(4)	Floating	84	360	14,210,000	2.23%	9/1/2021
Edgewater at Sandy Springs	(4)	Floating	84	360	43,550,000	2.24%	8/1/2021
The Grove at Alban (f.k.a. Overlook Manor)	(4)	Floating	84	360	18,720,000	2.69%	4/1/2021
Park at Blanding	(4)	Floating	84	360	4,875,000	2.31%	9/1/2021
Park at Regency	(4)	Floating	84	360	6,225,000	2.31%	9/1/2021
Sabal Park	(4)	Floating	84	360	14,287,000	2.23%	9/1/2021
Victoria Park	(4)	Floating	84	360	19,650,000	2.25%	10/1/2021
Willow Grove	(4)	Floating	84	360	11,000,000	2.26%	8/1/2021
Willowdale Crossings	(4)	Floating	84	360	32,800,000	2.42%	6/1/2021
Wood Forest	(4)	Floating	84	360	5,850,000	2.31%	9/1/2021
Woodbridge	(4)	Floating	84	360	12,800,000	2.24%	8/1/2021
Timber Creek	(5)	Floating	120	360	19,482,000	1.97%	10/1/2024
Radbourne Lake	(5)	Floating	120	360	19,213,000	1.96%	10/1/2024
Abbington Heights	(6)	Fixed	120	360	10,640,000	3.79%	9/1/2022
Belmont at Duck Creek	(7)	Fixed	84	360	11,558,456	4.68%	9/1/2018

					$371,705,456
Valuation adjustments					429,000

					$372,134,456

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

(1)	Interest rate is based on one-month LIBOR plus an applicable margin, except for The Miramar Apartments (based on three-month LIBOR plus an applicable margin), Abbington Heights (based on fixed rate of 3.79%), and Belmont at Duck Creek (based on fixed rate of 4.68%). One month LIBOR as of September 30, 2014 was 0.15% and three-month LIBOR as of September 30, 2014 was 0.23%.
(2)	Loan can be pre-paid within the first 12 months of the term at par plus 1.00% of the unpaid principal balance, loan can be pre-paid starting in the 13th month of the term through the 24th month of the term at par plus 0.50% of the unpaid principal balance, loan can be pre-paid starting in the 25th month of the term through the 36th month of the term at par plus 0.25% of the unpaid principal balance and at par during the last two years of the term.
(3)	Loan can be pre-paid starting in the 25th month of the term through the 81st month of the term at par plus 1.00% of the unpaid principal balance and at par during the last three months of the term.
(4)	Loans can be pre-paid starting in the 13th month of the term through the 81st month of the term at par plus 1.00% of the unpaid principal balance and at par during the last three months of the term.
(5)	Loans can be pre-paid starting in the 13th month of the term through the 116th month of the term at par plus 1.00% of the unpaid principal balance and at par during the last four months of the term.
(6)	Debt was assumed upon acquisition of this property and approximated fair value. The loan is open to pre-payment in the last three months of the term.
(7)	Debt was assumed upon acquisition of this property. An adjustment was made to approximate the debt to fair value. The loan is open to pre-payment in the last six months of the term.

The weighted average interest rate of our mortgage indebtedness was 2.89% (unaudited) as of September 30, 2014. Each of our mortgages is a non-recourse obligation subject to customary exceptions. The loan agreements contain customary events of default, including defaults in the payment of principal or interest, defaults in compliance with the covenants contained in the documents evidencing the loan, defaults in payments under any other security instrument covering any part of the property, whether junior or senior to the loan, and bankruptcy or other insolvency events.

Schedule of Debt Maturities

Scheduled debt maturities for the remaining period of 2014 subsequent to September 30, 2014 and each of the next five years and thereafter, are as follows (unaudited):

2014	$78,980
2015	798,161
2016	4,132,480
2017	7,179,971
2018	8,676,707
2019	8,892,238
Thereafter	341,946,919

Total	$371,705,456

7. Fair Value Measures and Financial Instruments

From time to time, the Company records certain assets and liabilities at fair value. Real estate assets may be stated at fair value if they become impaired in a given period and may be stated at fair value if they are held for sale and the fair value of such assets is below historical cost. Additionally, the Company records derivative

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

financial instruments at fair value. The Company also uses fair value metrics to evaluate the carrying values of its real estate assets and for the disclosure of certain financial instruments.

Real estate acquisitions

As of and for the year ended December 31, 2013 and as discussed in Notes 2 and 3, the Company acquired one property for approximately $8,875,000. The purchase price of this property was allocated to land $1,580,000, building, building improvements, furniture, fixtures, and equipment $7,005,000 and intangible lease assets $290,000 based on their estimated fair values using Level 3 inputs.

As of and for the nine month period ended September 30, 2014 (unaudited) and as further discussed in Notes 2 and 3, the Company acquired twenty four properties for approximately $473,854,000. The purchase prices of these properties were allocated to land $97,530,000, building, building improvements, furniture, fixtures, and equipment $363,731,000 and intangible lease assets $12,593,000 based on their estimated fair values using Level 3 inputs. Of the twenty four properties acquired there were two properties which assumed debt based on their estimated fair value using Level 2 inputs.

As discussed in Note 2, fair value measurements were determined by management using available market information and appropriate valuation methodologies available to management at December 31, 2013 and September 30, 2014. Considerable judgment is necessary to interpret market data and estimate fair value. Accordingly, there can be no assurance that the estimates discussed herein, using Level 3 inputs, are indicative of the amounts the Company could realize on disposition of the real estate assets or other financial instruments. The use of different market assumptions and/or estimation methodologies could have a material effect on the estimated fair value amounts.

Derivative financial instruments and hedging activities

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company manages economic risks, including interest rate, liquidity, and credit risk primarily by managing the amount, sources, and duration of its debt funding and the use of derivative financial instruments. Specifically, the Company may enter into derivative financial instruments to manage exposures that arise from business activities that result in the receipt or payment of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing, and duration of the Company’s known or expected cash receipts and its known or expected cash payments principally related to the Company’s investments and borrowings.

The Company’s objectives in using interest rate derivatives are to add stability to interest expense related to mortgage debt and to manage its exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate caps related to mortgage debt as part of its interest rate risk management strategy. Interest rate caps involve the receipt of variable-rate amounts from a counterparty if interest rates rise above the strike rate on the contract in exchange for an up-front premium. During the year ended December 31, 2013, no such derivatives were used since the Company had no debt. During the nine months ended September 30, 2014, such derivatives were used to hedge the variable cash flows associated with existing variable-rate debt. The rate caps cap our variable interest rate at a weighted average interest rate of 6.21%.

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in Accumulated Other Comprehensive Income/(Loss) and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. Amounts reported in Accumulated Other Comprehensive Income/(Loss) related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate debt. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. During the nine months ended September 30, 2014, the Company recorded no ineffectiveness in earnings attributable to derivatives designated as cash flow hedges.

As of December 31, 2013 and for the year then ended, the Company had no derivative financial instruments outstanding. As of September 30, 2014, the Company had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk:

Product	Number of Instruments	Notional
Interest rate caps	2	$38,695,000

Derivatives not designated as hedges are not speculative and are used to manage the Company’s exposure to interest rate movements but do not meet the strict hedge accounting requirements of FASB ASC 815, Derivatives and Hedging. Changes in the fair value of derivatives not designated in hedging relationships are recorded directly in earnings. As of September 30, 2014, the Company had the following outstanding derivatives that were not designated as hedges in qualifying hedging relationships:

Product	Number of Instruments	Notional
Interest rate caps	20	$304,812,000

The tables below present the fair value of the Company’s derivative financial instruments as well as their classification on the combined consolidated carve out balance sheets as of December 31, 2013 and September 30, 2014:

	Asset Derivative			Liability Derivative
	Balance Sheet Location	September 30, 2014	December 31, 2013	Balance Sheet Location	September 30, 2014	December 31, 2013
Derivatives designated as hedging instruments:
Interest rate caps	Other Assets	143,012	—	Other Liabilities	—	—

Derivatives not designated as hedging instruments:
Interest rate caps	Other Assets	324,644	—	Other Liabilities	—	—

Total		467,656	—		—	—

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

The tables below present the effect of the Company’s derivative financial instruments on the combined consolidated carve out statements of operations and comprehensive income as of December 31, 2013 and September 30, 2014:

	Amount of gain or (loss) recognized in OCI on derivative (effective portion)		Location of gain or (loss) reclassified from accumulated OCI into income (effective portion)	Amount of gain or (loss) reclassified from accumulated OCI into income (effective portion)		Location of gain or (loss) recognized in income on derivative (ineffective portion)	Amount of gain or (loss) recognized in income on derivative (ineffective portion)
Derivatives designated as hedging instruments	2014	2013		2014	2013		2014	2013
For the nine months ended September 30,
Interest rate caps	(62,188)	—	Interest Expense	—	—	Interest Expense	—	—

Total	(62,188)	—		—	—		—	—

			Location of gain or (loss) recognized in income	Amount of gain or (loss) recognized in income
				2014	2013
Derivatives not designated as hedging instruments
For the nine months ended September 30,
Interest rate caps			Interest Expense	(629,428)	—

Total				(629,428)	—

Other financial instruments

Cash equivalents, rents and accounts receivables, accounts payable, accrued expenses and other liabilities are carried at amounts that reasonably approximate their fair values because of the short-term nature of these instruments.

Long-term indebtedness is carried at amounts that reasonably approximate their fair value because of the limited period in which the amounts were outstanding and owed and the variable interest rate terms.

8. Related Party Transactions

Freedom Group and Freedom are a part of a group of wholly-owned entities of the Fund. Freedom Group and Freedom each have no employees. NexPoint Advisors, L.P. (the “Advisor”) is the investment advisor and administrator to the Fund. Neither the Company nor NXRT have a formal advisory agreement in place between Advisor and any other advisor. No fees have been paid to Advisor for any services rendered. Subsequent to the Spin-Off, NXRT expects to have an advisory agreement with the Advisor.

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

Property management and construction fees

The Company has entered into and expects to continue to enter into management agreements with BH Management Services, LLC (“BH”), the Company’s property manager, who will manage the Company’s multifamily properties and supervise the implementation of the Company’s value-add program. BH is an affiliate of the noncontrolling interest member of the Company. The property management fee is approximately 3% of the monthly gross income from each property managed. Additionally, the Company may pay BH certain other fees, including (1) a fee of $15.00 per unit for the one time setup and inspection of properties, (2) a construction supervision fee of 5%-6% of total project costs, which will be capitalized, and other owner approved fees at $55 per hour. For the year ended December 31, 2013 and for the nine months ended September 30, 2014 (unaudited), the properties comprising the Company incurred fees to BH of $12,673 and $941,270, respectively.

Advisory and administrative fee

The Fund pays the Advisor an annual fee, paid monthly, in an amount equal to 1.00% of the average daily value of the Fund’s “Managed Assets”. The Fund’s Managed Assets is an amount equal to the total assets of the Fund, including any form of leverage, minus all accrued expenses incurred in the normal course of operations, but not excluding any liabilities or obligations attributable to investment leverage obtained through (i) indebtedness of any type (including, without limitation, borrowing through a credit facility or the issuance of debt securities), (ii) the issuance of preferred stock or other preference securities, (iii) the reinvestment of collateral received for securities loaned in accordance with the Fund’s investment objectives and policies, and/or (iv) any other means.

Additionally, the Fund pays the Advisor an administrative fee for services to the Fund. The administrative fee is payable monthly, in an amount equal to 0.20% of the average weekly value of the Fund’s Managed Assets. The advisory and administration fees were paid by the Fund on behalf of the Company.

The amount of advisory and administration fees paid by the Fund on behalf of the Company were $18,974 and $745,500 for the year ended December 31, 2013 and the nine months ended September 30, 2014 (unaudited), respectively, and are reflected on the statements of operations. The allocation is based both on the terms of the advisory agreement between the Fund and the Advisors. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation of operating costs borne by the Fund on behalf of the Company; however, these allocations may not be indicative of the cost of future operations or the amount of future allocations.

Shared Service Agreement

Subsequent to the Spin-Off, the Advisor will execute a shared services agreement with Highland Capital Management, L.P. (“Highland”), an affiliate of the Advisor, pursuant to which Highland will provide research and operational support to our Advisor, including services in connection with the due diligence of actual or potential investments, the execution of investment transactions approved by our Advisor and certain back office and administrative services.

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

9. Commitments and Contingencies

Commitments

In the normal course of business, the Company enters into various rehabilitation construction related purchase commitments with parties that provide these goods and services. In the event the Company were to terminate rehabilitation construction services prior to the completion of projects, the Company could potentially be committed to satisfy outstanding or uncompleted purchase orders with such parties. At September 30, 2014 (unaudited), management does not anticipate any material deviations from schedule or budget related to rehabilitation projects currently in process.

Contingencies

In the normal course of business, the Company is subject to claims, lawsuits and legal proceedings. While it is not possible to ascertain the ultimate outcome of all such matters, management believes that the aggregate amount of such liabilities, if any, in excess of amounts provided or covered by insurance, will not have a material adverse effect on the combined consolidated carve out balance sheets or combined consolidated carve out statements of operations of Freedom Group. The Company is not involved in any material litigation nor, to management’s knowledge, is any material litigation currently threatened against us or our properties or subsidiaries, other than routine litigation arising in the ordinary course of business.

The Company is not aware of any environmental liability with respect to the properties that could have a material adverse effect on our business, assets or results of operations. However, there can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on our results of operations and cash flows.

10. Subsequent Events

The Company acquired the following properties subsequent to September 30, 2014 (unaudited):

Property	Location	Closing Date	Purchase Price (3)	Debt		# Units	Effective Ownership
The Crossings at Holcomb Bridge	Roswell, Georgia	October 16, 2014	$16,000,000	$12,450,000	(2)	268	90%
The Knolls	Marietta, Georgia	October 16, 2014	$21,200,000	$16,038,000	(2)	312	90%
The Crossings	Marietta, Georgia	October 16, 2014	$21,200,000	$16,200,000	(2)	380	90%
The Arbors	Tucker, Georgia	October 16, 2014	$7,800,000	$5,812,000	(2)	140	90%
Regatta Bay	Seabrook, Texas	November 04, 2014	$18,200,000	$13,188,714	(1)	240	90%
Sabal Palm at Lake Buena Vista	Orlando, Florida	November 05, 2014	$49,500,000	$37,680,000	(2)	400	90%
Steeplechase Apartments	Fredericksburg, Virginia	December 18, 2014	$17,000,000	$13,600,000	(2)	156	85%

(1)	- Fair value of debt assumed
(2)	- New loan
(3)	- Includes cash paid at closing and assumed debt

FREEDOM REIT CONTRIBUTION GROUP AND SUBSIDIARIES

NOTES TO COMBINED CONSOLIDATED CARVE OUT FINANCIAL STATEMENTS FOR THE

YEAR ENDED DECEMBER 31, 2013 AND NINE MONTHS ENDED SEPTEMBER 30, 2014 (UNAUDITED)

The major components of the Company’s investments in multifamily properties subsequent to September 30, 2014 were as follows (unaudited):

Property	Land	Building and Improvements	Intangible Lease Assets	Furniture, Fixtures, and Equipment	Totals
The Crossings at Holcomb Bridge	5,560,000	9,784,000	616,000	40,000	16,000,000
The Knolls	3,410,000	16,926,000	759,000	105,000	21,200,000
The Crossings	4,150,000	16,111,000	834,000	105,000	21,200,000
The Arbors	1,730,000	5,836,000	199,000	35,000	7,800,000
Regatta Bay	1,660,000	15,731,000	714,000	95,000	18,200,000
Sabal Palm at Lake Buena Vista	7,580,000	40,118,000	1,387,000	415,000	49,500,000
Steeplechase Apartments	6,120,000	10,373,000	492,000	15,000	17,000,000

Total	30,210,000	114,879,000	5,001,000	810,000	150,900,000

The pro forma effects of these subsequent acquisitions have been reflected in Note 5.

The Company has six additional properties under contract with a total expected investment of $162,384,000. The acquisition of these properties is expected to be funded with debt in the amount of $121,088,000 and cash.

The Company has evaluated subsequent events through September 28, 2014 for purposes of the December 31, 2013 financial statements and has determined that there have not been any events that have occurred that would require adjustments to, or disclosures in, the financial statements for the audited year ended December 31, 2013. The Company has evaluated subsequent events through January 9, 2015 for purposes of the nine months ended September 30, 2014 and has determined that there have not been any events that have occurred that would require adjustments to, or disclosures in, the financial statements, except for the events noted above regarding subsequent acquisitions or properties under contract.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

NexPoint Residential Trust, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of Miramar Apartments (the “Property”) for the year ended December 31, 2012.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this combined financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this combined financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Combined Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note B of the combined financial statement for the year ended December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying combined financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note B and is not intended to be a complete presentation of the Portfolio’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

September 9, 2014

MIRAMAR APARTMENTS

COMBINED HISTORICAL STATEMENT OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

	For the Year Ended December 31, 2012	Nine Months Ended September 30, 2013 (Unaudited)
Revenues
Rental income	$1,611,137	$1,236,988
Other rental income	67,504	58,120

Total revenues	1,678,641	1,295,108

Certain direct operating expenses
Property operating expenses	838,374	712,384
Property taxes and insurance	139,935	104,222
Management fees	89,080	68,901

Total certain direct operating expenses	1,067,389	885,507

Revenues in excess of certain direct operating expenses	$611,252	$409,601

See accompanying notes to historical financial statements

MIRAMAR APARTMENTS

NOTES TO HISTORICAL STATEMENTS OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

Note A

Business

Miramar Apartments (the “Property”) is a 314 unit apartment complex located in Dallas, Texas. Freedom REIT, LLC through a consolidated subsidiary, Freedon Miramar Apartments, LLC, acquired the property on October 31, 2013, for a purchase price of $8,875,000.

Note B

Basis of Presentation

The accompanying Historical Statements of Revenues and Certain Direct Operating Expenses (“Historical Summary”) have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Property’s revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and requires management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

A Historical Summary is being presented for the most recent year available instead of the three most recent years based on the following facts: (1) the Property was acquired from an unaffiliated party; and (2) based on the due diligence of the Property conducted by the Company, except as disclosed in these Notes to Historical Summary, management is not aware of any material factors related to the Property that would cause this financial information not to be indicative of future operations.

In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through September 9, 2014, which is the date the Historical Summary was issued.

Note C

Unaudited Interim Information

The unaudited Historical Summary for the nine months ended September 31, 2013, has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note B) have been made to the accompanying unaudited amounts for the six months ended September 30, 2013.

MIRAMAR APARTMENTS

NOTES TO HISTORICAL STATEMENTS OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

Note D

Revenues

The Property contains apartment units occupied under various lease agreements with residents, typically 12 months or less. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to residents pursuant to the lease agreements. Other rental income consists of charges billed to residents for utilities reimbursements, administrative, application and other fees and is recognized when earned.

Note E

Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the Historical Summary.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

NexPoint Residential Trust, Inc.

We have audited the accompanying Combined Historical Statement of Revenues and Certain Direct Operating Expenses of the C1 PORTFOLIO (the “Portfolio”) for the year ended December 31, 2013.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this combined financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this combined financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Combined Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note B of the combined financial statement for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying combined financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note B and is not intended to be a complete presentation of the Portfolio’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

August 29, 2014

Five Concourse Parkway ■ Suite 1000 ■ Atlanta, Georgia 30328

404.892.9651 ■ www.hawcpa.com

An Independent Member of Baker Tilly International

C1 PORTFOLIO

COMBINED HISTORICAL STATEMENT OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013

Revenues
Rental income	$17,151,439
Other rental income	2,208,364

Total revenues	19,359,803

Certain direct operating expenses
Property operating expenses	7,636,381
Property taxes and insurance	2,652,921
Management fees	583,816

Total certain direct operating expenses	10,873,118

Revenues in excess of certain direct operating expenses	$8,486,685

See accompanying notes to historical financial statements

C1 PORTFOLIO

NOTES TO COMBINED HISTORICAL STATEMENT OF REVENUES AND

CERTAIN DIRECT OPERATING EXPENSES

Note A

Business

The accompanying combined historical statements of revenues and certain direct operating expenses (“Historical Summary”) includes the revenues and certain expenses of the C1 Portfolio located in Texas (the “Portfolio”). The Portfolio comprises 2,216 units across seven properties all located in Texas.

The Portfolio included the following properties:

Arbors on Forest Ridge Apartments

Cutter’s Point Apartments

Eagle Crest Apartments

Meridian Apartments

Silverbrook I and II Apartments

Timberglen Apartments

Toscana Apartments

Freedom REIT, LLC, through a consolidated subsidiary, FRBH C1 Residential, LLC (collectively, the “Company”), acquired all seven properties in the Portfolio on January 31, 2014, for a total combined purchase price of $124,500,000 for the seven properties.

Note B

Basis of Presentation

The accompanying Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Portfolio’s revenues and expenses. The Portfolio is considered a group of related properties as the individual properties were under common control and management by the Seller, and the acquisition of a single property in the Portfolio was conditional on the acquisition of the other properties. Therefore, a single combined Historical Summary is being presented. The Historical Summary has been prepared on the accrual basis of accounting and requires management of the Portfolio to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

A Historical Summary is being presented for the most recent year available instead of the three most recent years based on the following facts: (1) the Portfolio was acquired from an unaffiliated party; and (2) based on the due diligence of the Portfolio conducted by the Company, except as disclosed in these Notes to Historical Summary, management is not aware of any material factors related to the Portfolio that would cause this financial information not to be indicative of future operations.

In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through August 29, 2014, which is the date the Historical Summary was issued.

Note C

Revenues

The Portfolio contains apartment units occupied under various lease agreements with residents, typically 12 months or less. All leases are accounted for as operating leases. Rental income is recognized as earned over the

C1 PORTFOLIO

NOTES TO COMBINED HISTORICAL STATEMENT OF REVENUES AND

CERTAIN DIRECT OPERATING EXPENSES

Note C

Revenues (Continued)

life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Portfolio is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to residents pursuant to the lease agreements. Other rental income consists of charges billed to residents for utilities reimbursements, administrative, application and other fees and is recognized when earned.

Note D

Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Portfolio. Portfolio operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the Historical Summary.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

NexPoint Residential Trust, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of Willowdale Crossing Apartments (the “Property”) for the year ended December 31, 2013.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this combined financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this combined financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note B of the combined financial statement for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying combined financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note B and is not intended to be a complete presentation of the Portfolio’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

September 3, 2014

Five Concourse Parkway ■ Suite 1000 ■ Atlanta, Georgia 30328

404.892.9651 ■ www.hawcpa.com

An Independent Member of Baker Tilly International

WILLOWDALE CROSSING APARTMENTS

HISTORICAL STATEMENT OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

	For the Year Ended December 31, 2013	Three Months Ended March 31, 2014 (unaudited)
Revenues
Rental income	$4,505,167	$1,138,070
Other rental income	388,598	88,076

Total revenues	4,893,765	1,226,146

Certain direct operating expenses
Property operating expenses	1,838,456	434,945
Property taxes and insurance	626,096	162,171
Management fees	147,034	37,948

Total certain direct operating expenses	2,611,586	635,064

Revenues in excess of certain direct operating expenses	$2,282,179	$591,082

See accompanying notes to historical financial statements

WILLOWDALE CROSSING APARTMENTS

NOTES TO COMBINED HISTORICAL STATEMENT OF REVENUES AND

CERTAIN DIRECT OPERATING EXPENSES

Note A

Business

Willowdale Crossing Apartments (the “Property”) is a 432 unit apartment complex located in Frederick, Maryland. Freedom REIT, LLC through a consolidated subsidiary, FRBH Willowdale, LLC (collectively, the Company), acquired the property on May 15, 2014, for a purchase price of $41,000,000.

Note B

Basis of Presentation

The accompanying Historical Statements of Revenues and Certain Direct Operating Expenses (“Historical Summary”) have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Property’s revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

A Historical Summary is being presented for the most recent year available instead of the three most recent years based on the following facts: (1) the Property was acquired from an unaffiliated party; and (2) based on the due diligence of the Property conducted by the Company, except as disclosed in these Notes to Historical Summary, management is not aware of any material factors related to the Property that would cause this financial information not to be indicative of future operations.

In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through September 3, 2014, which is the date the Historical Summary was issued.

Note C

Unaudited Interim Information

The unaudited Historical Summary for the three months ended March 31, 2014, has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note B) have been made to the accompanying unaudited amounts for the three months ended March 31, 2014.

Note D

Revenues

The Property contains apartment units occupied under various lease agreements with residents, typically 12 months or less. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to residents pursuant to the lease agreements. Other rental income consists of charges billed to residents for utilities reimbursements, administrative, application and other fees and is recognized when earned.

WILLOWDALE CROSSING APARTMENTS

NOTES TO COMBINED HISTORICAL STATEMENT OF REVENUES AND

CERTAIN DIRECT OPERATING EXPENSES

Note E

Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the Historical Summary.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

NexPoint Residential Trust, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating expenses of EDGEWATER AT SANDY SPRINGS (the “Property”) for the year ended December 31, 2013.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this combined financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this combined financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note B of the financial statement for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying combined financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note B and is not intended to be a complete presentation of the Portfolio’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

September 9, 2014

Five Concourse Parkway ■ Suite 1000 ■ Atlanta, Georgia 30328

404.892.9651 ■ www.hawcpa.com

An Independent Member of Baker Tilly International

EDGEWATER AT SANDY SPRINGS

HISTORICAL STATEMENT OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

	For the Year Ended December 31, 2013	Six Months Ended June 30, 2014 (unaudited)
Revenues
Rental income	$5,480,871	$3,149,020
Other rental income	757,832	476,072

Total revenues	6,238,703	3,625,092

Certain direct operating expenses
Property operating expenses	3,415,023	1,685,367
Property taxes and insurance	650,286	306,272
Management fees	314,556	184,025

Total certain direct operating expenses	4,379,865	2,175,664

Revenues in excess of certain direct operating expenses	$1,858,838	$1,449,428

See accompanying notes to historical financial statements

EDGEWATER AT SANDY SPRINGS

NOTES TO HISTORICAL STATEMENT OF REVENUES AND

CERTAIN DIRECT OPERATING EXPENSES

Note A

Business

Edgewater at Sandy Springs (the “Property”) is a 760 unit apartment complex located in Sandy Springs, Georgia. Freedom REIT, LLC, through a consolidated subsidiary, FRBH Edgewater JV, LLC (collectively, the Company), acquired the property on July 18, 2014, for a purchase price of $58,000,000.

Note B

Basis of Presentation

The accompanying Historical Statements of Revenues and Certain Direct Operating Expenses (“Historical Summary”) have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Property’s revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and require management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

A Historical Summary is being presented for the most recent year available instead of the three most recent years based on the following facts: (1) the Property was acquired from an unaffiliated party; and (2) based on the due diligence of the Property conducted by the Company, except as disclosed in these Notes to Historical Summary, management is not aware of any material factors related to the Property that would cause this financial information not to be indicative of future operations.

In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through September 9, 2014, which is the date the Historical Summary was issued.

Note C

Unaudited Interim Information

The unaudited Historical Summary for the six months ended June 30, 2014, has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note B) have been made to the accompanying unaudited amounts for the six months ended June 30, 2014.

Note D

Revenues

The Property contains apartment units occupied under various lease agreements with residents, typically 12 months or less. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to residents pursuant to the lease agreements. Other rental income consists of charges billed to residents for utilities reimbursements, administrative, application and other fees and is recognized when earned.

EDGEWATER AT SANDY SPRINGS

NOTES TO HISTORICAL STATEMENT OF REVENUES AND

CERTAIN DIRECT OPERATING EXPENSES

Note E

Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the Historical Summary.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

NexPoint Residential Trust, Inc.

We have audited the accompanying Combined Historical Statement of Revenues and Certain Direct Operating Expenses of the Nashville Portfolio (the “Portfolio”) for the year ended December 31, 2013.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this combined financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this combined financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Combined Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note B of the combined financial statement for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying combined financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note B and is not intended to be a complete presentation of the Portfolio’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

September 9, 2014

Five Concourse Parkway ■ Suite 1000 ■ Atlanta, Georgia 30328

404.892.9651 ■ www.hawcpa.com

An Independent Member of Baker Tilly International

NASHVILLE PORTFOLIO

COMBINED HISTORICAL STATEMENT OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

	For the Year Ended December 31, 2013	Six Months Ended June 30, 2014 (Unaudited)
Revenues
Rental income	$7,769,461	$4,146,941
Other rental income	881,901	467,972

Total revenues	8,651,362	4,614,913

Certain direct operating expenses
Property operating expenses	3,420,240	2,206,789
Property taxes and insurance	1,127,605	564,654
Management fees	293,990	160,026
Interest expense	408,858	202,748

Total certain direct operating expenses	5,250,693	3,134,217

Revenues in excess of certain direct operating expenses	$3,400,669	$1,480,696

See accompanying notes to historical financial statements

NASHVILLE PORTFOLIO

NOTES TO COMBINED HISTORICAL STATEMENT OF REVENUES AND

CERTAIN DIRECT OPERATING EXPENSES

Note A

Business

The accompanying combined historical statements of revenues and certain direct operating expenses (“Historical Summary”) includes the revenues and certain expenses of the Nashville Portfolio located in Nashville, Tennessee (the “Portfolio”). The Portfolio comprises 1,038 units.

The Portfolio included the following properties:

Abbington Heights Apartments

Beechwood Terrace Apartments

Willow Grove Apartments

Woodbridge Apartments

Freedom REIT, LLC, through a consolidated subsidiary, FRBH Nashville Residential, LLC (collectively, the “Company”), acquired three properties in the Portfolio on July 21, 2014 and the fourth property on August 1, 2014 for a total combined purchase price of $69,050,000 for the four properties. The Company assumed the existing debt for Abbington Heights Apartments.

Note B

Basis of Presentation

The accompanying Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Portfolio’s revenues and expenses. The Portfolio is considered a group of related properties as the individual properties were under common control and management by the Seller, and the acquisition of a single property in the Portfolio was conditional on the acquisition of the other properties. Therefore, a single combined Historical Summary is being presented. The Historical Summary has been prepared on the accrual basis of accounting and requires management of the Portfolio to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

A Historical Summary is being presented for the most recent year available instead of the three most recent years based on the following facts: (1) the Portfolio was acquired from an unaffiliated party; and (2) based on the due diligence of the Portfolio conducted by the Company, except as disclosed in these Notes to Historical Summary, management is not aware of any material factors related to the Portfolio that would cause this financial information not to be indicative of future operations.

In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through September 9, 2014, which is the date the Historical Summary was issued.

Note C

Unaudited Interim Information

The unaudited Historical Summary for the six months ended June 30, 2014, has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of the Portfolio’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note B) have been made to the accompanying unaudited amounts for the six months ended June 30, 2014.

NASHVILLE PORTFOLIO

NOTES TO COMBINED HISTORICAL STATEMENT OF REVENUES AND

CERTAIN DIRECT OPERATING EXPENSES

Note D

Revenues

The Portfolio contains apartment units occupied under various lease agreements with residents, typically 12 months or less. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to residents pursuant to the lease agreements. Other rental income consists of charges billed to residents for utilities reimbursements, administrative, application and other fees and is recognized when earned.

Note E

Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Portfolio. Portfolio operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the Historical Summary which may not be comparable to the proposed future operations of the Portfolio.

Note F

Related Party Transaction

The Portfolio incurred management fees of $293,990 during the year ended December 31, 2013, and fees of $160,026 for the unaudited six months ended June 30, 2014, to a management company affiliated with the Portfolio.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

NexPoint Residential Trust, Inc.

We have audited the accompanying Combined Historical Statement of Revenues and Certain Direct Operating Expenses of the Jacksonville/Tampa Portfolio (the “Portfolio”) for the year ended December 31, 2013.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this combined financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this combined financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Combined Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note B of the combined financial statement for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying combined financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note B and is not intended to be a complete presentation of the Portfolio’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

September 9, 2014

Five Concourse Parkway ■ Suite 1000 ■ Atlanta, Georgia 30328

404.892.9651 ■ www.hawcpa.com

An Independent Member of Baker Tilly International

JACKSONVILLE/TAMPA PORTFOLIO

COMBINED HISTORICAL STATEMENT OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

FOR THE YEAR ENDED DECEMBER 31, 2013

	For the Year Ended December 31, 2013	Six Months Ended June 30, 2014 (Unaudited)
Revenues
Rental income	$12,527,257	$6,554,213
Other rental income	1,294,293	629,926

Total revenues	13,821,550	7,184,139

Certain direct operating expenses
Property operating expenses	6,564,740	3,243,410
Property taxes and insurance	1,750,026	867,331
Management fees	552,845	287,365

Total certain direct operating expenses	8,867,611	4,398,106

Revenues in excess of certain direct operating expenses	$4,953,939	$2,786,033

See accompanying notes to historical financial statements

JACKSONVILLE/TAMPA PORTFOLIO

NOTES TO COMBINED HISTORICAL STATEMENT OF REVENUES AND

CERTAIN DIRECT OPERATING EXPENSES

Note A

Business

The accompanying combined historical statements of revenues and certain direct operating expenses (“Historical Summary”) includes the revenues and certain expenses of the Jacksonville/Tampa Portfolio, a seven-property portfolio located in Florida (the “Portfolio”). The Portfolio comprises 1,640 units located in Florida.

The Portfolio included the following properties:

Colonial Forest Apartments

The Park at Regency Apartments

Victoria Park Apartments

The Park at Blanding Apartments

Wood Forest Apartments

Courtney Cove Apartments

Sabal Park Apartments

Freedom REIT, LLC, through a consolidated subsidiary, FRBH JAX-TPA, LLC (collectively, the “Company”), acquired all six properties in the Portfolio on June 19, 2014, and is expected to close one final property on September 15, 2014, for a total combined purchase price of $92,300,000.

Note B

Basis of Presentation

The accompanying Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Portfolio’s revenues and expenses. The Portfolio is considered a group of related properties as the individual properties were under common control and management by the Seller, and the acquisition of a single property in the Portfolio was conditional on the acquisition of the other properties. Therefore, a single combined Historical Summary is being presented. The Historical Summary has been prepared on the accrual basis of accounting and requires management of the Portfolio to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

A Historical Summary is being presented for the most recent year available instead of the three most recent years based on the following facts: (1) the Portfolio was acquired from an unaffiliated party; and (2) based on the due diligence of the Portfolio conducted by the Company, except as disclosed in these Notes to Historical Summary, management is not aware of any material factors related to the Portfolio that would cause this financial information not to be indicative of future operations.

In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through September 9, 2014, which is the date the Historical Summary was issued.

Note C

Unaudited Interim Information

The unaudited Historical Summary for the six months ended June 30, 2014, has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information.

JACKSONVILLE/TAMPA PORTFOLIO

NOTES TO COMBINED HISTORICAL STATEMENT OF REVENUES AND

CERTAIN DIRECT OPERATING EXPENSES

Note C

Unaudited Interim Information (Continued)

In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note B) have been made to the accompanying unaudited amounts for the six months ended June 30, 2014.

Note D

Revenues

The Property contains apartment units occupied under various lease agreements with residents, typically 12 months or less. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to residents pursuant to the lease agreements. Other rental income consists of charges billed to residents for utilities reimbursements, administrative, application and other fees and is recognized when earned.

Note E

Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Portfolio. Portfolio operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the Historical Summary.

Note F

Related Party Transaction

The Property incurred management fees of $552,845 during the year ended December 31, 2013, and fees of $287,365 for the unaudited six months ended June 30, 2014, to a management company affiliated with the Property.

To the Board of Directors and Stockholders

NexPoint Residential Trust, Inc.

We have audited the accompanying Combined Historical Statement of Revenues and Certain Direct Operating Expenses of the ATLANTA PORTFOLIO (the “Portfolio”) for the year ended December 31, 2013.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this combined financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this combined financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion

Opinion

In our opinion, the Combined Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note B of the combined fin generally accepted in the United States of America.

Emphasis of Matter

The accompanying combined financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note B and is not intended to be a complete presentation of the Portfolio’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

October 22, 2014

Five Concourse Parkway ■ Suite 1000 ■ Atlanta, Georgia 30328

404.892.9651 ■ www.hawcpa.com

An Independent Member of Baker Tilly International

ATLANTA PORTFOLIO

COMBINED HISTORICAL STATEMENTS OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

	For the Year Ended December 31, 2014	Nine Months Ended September 30, 2014
		(Unaudited)
Revenues
Rental income	$7,921,184	$6,406,832
Other rental income	923,108	808,576

Total revenues	8,844,292	7,215,408

Certain direct operating expenses
Property operating expenses	4,156,680	3,149,379
Property taxes and insurance	787,344	696,655
Management fees	310,179	252,539

Total certain direct operating expenses	5,254,203	4,098,573

Revenues in excess of certain direct operating expenses	$3,590,089	$3,116,835

See accompanying notes to combined historical financial statement

ATLANTA PORTFOLIO

NOTES TO COMBINED HISTORICAL STATEMENTS OF REVENUES

AND CERTAIN DIRECT OPERATING EXPENSES

Note A

Business

The accompanying combined historical statements of revenues and certain direct operating expenses (“Historical Summary”) includes the revenues and certain expenses of the Atlanta Portfolio located in Georgia (the “Portfolio”). The Portfolio comprises 1,100 units across four properties all located in Georgia.

The Portfolio included the following properties:

Wood Arbor Apartments

Wood Crossing Apartments

Wood Glen Apartments

Wood Knoll Apartments

Freedom REIT, LLC, through a consolidated subsidiary, HRTBH North Atlanta, LLC (collectively, the “Company”), acquired all four properties in the Portfolio on October 16, 2014, for a total combined purchase price of $66,200,000 for the four properties.

Note B

Basis of Presentation

The accompanying Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Portfolio’s revenues and expenses. The Portfolio is considered a group of related properties as the individual properties were under common control and management by the Seller, and the acquisition of a single property in the Portfolio was conditional on the acquisition of the other properties. Therefore, a single combined Historical Summary is being presented. The Historical Summary has been prepared on the accrual basis of accounting and requires management of the Portfolio to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

A Historical Summary is being presented for the most recent year available instead of the three most recent years based on the following facts: (1) the Portfolio was acquired from an unaffiliated party; and (2) based on the due diligence of the Portfolio conducted by the Company, except as disclosed in these Notes to Historical Summary, management is not aware of any material factors related to the Portfolio that would cause this financial information not to be indicative of future operations. In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through October 22, 2014, which is the date the Historical Summary was issued.

In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through October 22, 2014, which is the date the Historical Summary was issued.

Note C

Unaudited Interim Information

The unaudited Historical Summary for the nine months ended September 30, 2014 has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial

ATLANTA PORTFOLIO

NOTES TO COMBINED HISTORICAL STATEMENTS OF REVENUES

AND CERTAIN DIRECT OPERATING EXPENSES

information. In the opinion of the Portfolio’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note B) have been made to the accompanying unaudited amounts for the nine months ended September 30, 2014.

Note D

Revenues

The Portfolio contains apartment units occupied under various lease agreements with residents, typically 12 months or less. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Portfolio is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to residents pursuant to the lease agreements. Other rental income consists of charges billed to residents for utilities reimbursements, administrative, application and other fees and is recognized when earned.

Note E

Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Portfolio. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest and professional fees are excluded from the Historical Summary.

Note F

Related Party Transaction

The Portfolio incurred management fees of $310,179 and $252,539 during the year ended December 31, 2013, and the nine months ended September 30, 2014, to a management company affiliated with the Portfolio.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

NexPoint Residential Trust, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of Sabal Palm at Lake Buena Vista (the “Property”) for the year ended December 31, 2013.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this combined financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this combined financial statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the combined financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note B of the combined financial statement for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying combined financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note B and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia.

November 21, 2014

Five Concourse Parkway ■ Suite 1000 ■ Atlanta, Georgia 30328

404.892.9651 ■ www.hawcpa.com

An Independent Member of Baker Tilly International

SABAL PALM AT LAKE BUENA VISTA

HISTORICAL STATEMENT OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

	For the Year Ended December 31, 2013	Nine Months Ended September 30, 2014
		(Unaudited)
Revenues
Rental income	$4,494,973	$3,433,702
Other rental income	379,726	296,489

Total revenues	4,874,699	3,370,191

Certain direct operating expenses
Property operating expenses	998,247	727,808
Property taxes and insurance	488,074	382,790
Management fees	196,031	148,510

Total certain direct operating expenses	1,682,352	1,259,108

Revenues in excess of certain direct operating expenses	$3,192,347	$2,471,083

See accompanying notes to historical financial statements

SABAL PALM AT LAKE BUENA VISTA

NOTES TO HISTORICAL STATEMENTS OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

Note A

Business

Sabal Palm at Lake Buena Vista (the “Property”) is a 400 unit apartment complex located in Orlando, Florida. Freedom REIT, LLC, through a consolidated subsidiary, HRTBH Sabal Palms, LLC (collectively, the Company), acquired the property on November 5, 2014, for a purchase price of $49,500,000.

Note B

Basis of Presentation

The accompanying Historical Statements of Revenues and Certain Direct Operating Expenses (“Historical Summary”) have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Property’s revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and requires management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

A Historical Summary is being presented for the most recent year available instead of the three most recent years based on the following facts: (1) the Property was acquired from an unaffiliated party; and (2) based on the due diligence of the Property conducted by the Company, except as disclosed in these Notes to Historical Summary, management is not aware of any material factors related to the Property that would cause this financial information not to be indicative of future operations.

In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through November 21, 2014, which is the date the Historical Summary as issued.

Note C

Unaudited Interim Information

The unaudited Historical Summary for the nine months ended September 30, 2014, has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note B) have been made to the accompanying unaudited amounts for the nine months ended September 30, 2014.

Note D

Revenues

The Property contains apartment units occupied under various lease agreements with residents, typically 12 months or less. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to residents pursuant to the lease agreements. Other rental income consists of charges billed to residents for utilities reimbursements, administrative, application and other fees and is recognized when earned.

SABAL PALM AT LAKE BUENA VISTA

NOTES TO HISTORICAL STATEMENTS OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

Note E

Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the Historical Summary.

Note F

Related Party Transaction

The Property incurred management fees of $196,031 and $148,510 during the year ended December 31, 2013, and the nine months ended September 30, 2014 (unaudited) to a management company affiliated with the Property.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

NexPoint Residential Trust, Inc.

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of BARRINGTON MILL (the “Property”) for the year ended December 31, 2013.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note B of the financial statement for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission as described in Note B and is not intended to be a complete presentation of the Property’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

January 5, 2015

BARRINGTON MILL

HISTORICAL STATEMENTS OF REVENUES AND CERTAIN DIRECT

OPERATING EXPENSES

	For the Year Ended December 31, 2013	Nine Months Ended September 30, 2014
		(Unaudited)
Revenues
Rental income	$5,226,310	$4,155,310
Other rental income	865,485	722,098

Total revenues	6,091,795	4,877,408

Certain direct operating expenses
Property operating expenses	2,389,268	1,863,419
Property taxes and insurance	577,951	481,617
Management fees	188,828	152,468

Total certain direct operating expenses	3,156,047	2,497,504

Revenues in excess of certain direct operating expenses	$2,935,748	$2,379,904

See accompanying notes to historical financial statements

BARRINGTON MILL

NOTES TO HISTORICAL STATEMENTS OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

Note A

Business

Barrington Mill (the “Property”) is a 760 unit apartment complex located in Marietta, Georgia. Freedom REIT, LLC, through a consolidated subsidiary, NXRTBH Barrington Mill, LLC (collectively, the Company), is expected to acquire the property in February 2015.

Note B

Basis of Presentation

The accompanying Historical Statements of Revenues and Certain Direct Operating Expenses (“Historical Summary”) have been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Property’s revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and requires management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

A Historical Summary is being presented for the most recent year available instead of the three most recent years based on the following facts: (1) the Property was acquired from an unaffiliated party; and (2) based on the due diligence of the Property conducted by the Company, except as disclosed in these Notes to Historical Summary, management is not aware of any material factors related to the Property that would cause this financial information not to be indicative of future operations.

In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through January 5, 2015, which is the date the Historical Summary was issued.

Note C

Unaudited Interim Information

The unaudited Historical Summary for the nine months ended September 30, 2014 has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of the Property’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note B) have been made to the accompanying unaudited amounts for the nine months ended September 30, 2014.

Note D

Revenues

The Property contains apartment units occupied under various lease agreements with residents, typically 12 months or less. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Property is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to residents pursuant to the lease agreements. Other rental income consists of charges billed to residents for utilities reimbursements, administrative, application and other fees and is recognized when earned.

BARRINGTON MILL

NOTES TO HISTORICAL STATEMENTS OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

Note E

Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Property. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest, and professional fees are excluded from the Historical Summary.

Note F

Related Party Transaction

The Property incurred management fees of $188,828 and $152,468 during the year ended December 31, 2013 and the nine months ended September 30, 2014 to a management company affiliated with the Property.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders

NexPoint Residential Trust, Inc.

We have audited the accompanying Combined Historical Statement of Revenues and Certain Direct Operating Expenses of the NORTH DALLAS 3 PORTFOLIO (the “Portfolio”) for the year ended December 31, 2013.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of this combined financial statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of this combined financial statement that is free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require we plan and perform the audit to obtain reasonable assurance about whether the combined financial statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statement. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Combined Historical Statement of Revenues and Certain Direct Operating Expenses referred to above present fairly, in all material respects, the revenue and certain direct operating expenses described in Note B of the combined financial statement for the year ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying combined financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission as described in Note B and is not intended to be a complete presentation of the Portfolio’s revenues and expenses. Our opinion is not modified with respect to that matter.

/s/ Habif, Arogeti & Wynne, LLP

Atlanta, Georgia

January 5, 2015

NORTH DALLAS 3 PORTFOLIO

COMBINED HISTORICAL STATEMENTS OF REVENUES AND CERTAIN

DIRECT OPERATING EXPENSES

	For the Year Ended December 31, 2013	Nine Months Ended September 30, 2014
		(Unaudited)
Revenues
Rental income	$5,702,103	$4,537,568
Other rental income	619,675	537,724

Total revenues	6,321,778	5,075,292

Certain direct operating expenses
Property operating expenses	2,792,469	1,922,421
Property taxes and insurance	888,230	696,198
Management fees	218,726	166,791

Total certain direct operating expenses	3,899,425	2,785,410

Revenues in excess of certain direct operating expenses	$2,422,353	$2,289,882

See accompanying notes to combined historical financial statement

NORTH DALLAS 3 PORTFOLIO

NOTES TO COMBINED HISTORICAL STATEMENTS OF REVENUES

AND CERTAIN DIRECT OPERATING EXPENSES

Note A

Business

The accompanying combined historical statements of revenues and certain direct operating expenses (“Historical Summary”) includes the revenues and certain expenses of the North Dallas 3 Portfolio located in Dallas (the “Portfolio”). The Portfolio comprises 804 units across three properties all located in Dallas, Texas.

The Portfolio included the following properties:

Dana Point

Heatherstone

Versailles

Freedom REIT, LLC, through a consolidated subsidiary, NXRTBH North Dallas 3, LLC (collectively, the “Company”), is expected to acquire all three properties in the Portfolio in January 2015.

Note B

Basis of Presentation

The accompanying Historical Summary has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the Portfolio’s revenues and expenses. The Portfolio is considered a group of related properties as the individual properties were under common control and management by the Seller, and the acquisition of a single property in the Portfolio was conditional on the acquisition of the other properties. Therefore, a single combined Historical Summary is being presented. The Historical Summary has been prepared on the accrual basis of accounting and requires management of the Portfolio to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

A Historical Summary is being presented for the most recent year available instead of the three most recent years based on the following facts: (1) the Portfolio was acquired from an unaffiliated party; and (2) based on the due diligence of the Portfolio conducted by the Company, except as disclosed in these Notes to Historical Summary, management is not aware of any material factors related to the Portfolio that would cause this financial information not to be indicative of future operations.

In preparation of the accompanying Historical Summary, subsequent events were evaluated for recognition or disclosure through January 5, 2015, which is the date the Historical Summary was issued.

Note C

Unaudited Interim Information

The unaudited Historical Summary for the nine months ended September 30, 2014 has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. In the opinion of the Portfolio’s management, all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation (in accordance with Basis of Presentation as described in Note B) have been made to the accompanying unaudited amounts for the nine months ended September 30, 2014.

NORTH DALLAS 3 PORTFOLIO

NOTES TO COMBINED HISTORICAL STATEMENTS OF REVENUES

AND CERTAIN DIRECT OPERATING EXPENSES

Note D

Revenues

The Portfolio contains apartment units occupied under various lease agreements with residents, typically 12 months or less. All leases are accounted for as operating leases. Rental income is recognized as earned over the life of the lease agreements on a straight-line basis. Some of the leases include provisions under which the Portfolio is reimbursed for certain operating costs. Revenue related to these reimbursed costs is recognized in the period the applicable costs are incurred and billed to residents pursuant to the lease agreements. Other rental income consists of charges billed to residents for utilities reimbursements, administrative, application and other fees and is recognized when earned.

Note E

Certain Direct Operating Expenses

Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Portfolio. Property operating costs includes property staff salaries, marketing, utilities, landscaping, repairs and maintenance, and other general costs associated with operating the property. Costs such as depreciation, amortization, interest and professional fees are excluded from the Historical Summary.